Form 10-K, Exhibit 13
period 1997-06-30
DIME COMMUNITY BANCORP INC
filed 1997-09-26
CIK 1005409

FINANCIAL HIGHLIGHTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto. Earnings per share information for the Company for the fiscal years ended prior to June 30, 1996 are not meaningful since the sale of the Company's common stock and the merger of Conestoga Bancorp, Inc. into the Bank occurred on June 26, 1996.

    At or for the years ended June 30,                 1997             1996 <F1>    1995       1994           1993
----------------------------------------------  -------------   -------------   ----------  ----------   -----------
FINANCIAL CONDITION DATA:
Total assets <F2>                                $1,315,026       $1,371,821      $662,739   $646,458       $645,899
Loans, net <F3>                                     739,858          575,874       424,680    427,960        458,422
Mortgage-backed securities <F4>                     308,525          209,941        91,548     94,356         82,077
Investment securities <F2> <F4>                     168,596          392,450       101,695     86,686         56,724
Federal funds sold <F2>                              18,902          115,130        17,809      7,029         21,037
Goodwill                                             26,433           28,438            -          -              -
Deposits                                            963,395          950,114       554,841    546,761        564,110
Borrowings                                          139,543           27,708        17,820     17,871         11,981
Stockholders' equity <F5>                           190,889          213,071        77,067     67,919         58,920
Tangible Stockholders' equity <F5>                  162,361          184,188        76,321     67,646         58,577
----------------------------------------------   -------------    -------------  ---------  ----------   -----------
SELECTED OPERATING DATA:
Interest income                                     $89,030          $52,619       $49,223    $49,821        $51,393
Interest expense on deposits and borrowings          41,564           23,516        18,946     17,594         21,251
----------------------------------------------   -------------    -------------   --------- ----------   -----------
Net interest income                                  47,466           29,103        30,277     32,227         30,142
Provision for losses                                  4,200            2,979         2,950      4,105          3,395
----------------------------------------------   -------------    -------------   --------- ----------   -----------
Net interest income after provision for loan
       losses                                        43,266           26,124        27,327     28,122         26,747
Non-interest income                                   4,133            1,375         1,773      2,267          3,195
Non-interest expense <F6>                            27,492           14,021        14,053     12,714         12,214
----------------------------------------------   -------------     -------------  --------- ---------    -----------
Income before income tax expense and
  cumulative effect of changes in
  accounting principle                               19,907           13,478        15,047     17,675         17,728
Income tax expense <F7>                               7,591            6,181         6,621      8,211          8,530
----------------------------------------------     -------------   ------------- ---------- ----------    -----------
Income before cumulative effect of changes
       in accounting principle                       12,316            7,297         8,426      9,464          9,198
Cumulative effect on prior years of changing
       to a different method of accounting
       for:
      Income taxes <F8>                                  -                -             -        (383)            -
      Postretirement benefits other than
        pensions <F9>                                    -            (1,032)           -           -             -
----------------------------------------------     -------------   -------------  ----------- -----------  ------------
Net income <F10>                                    $12,316           $6,265         $8,426    $9,081         $9,198
==============================================    ==============   =============  =========== ===========   ===========


<F1>Since the acquisition of Conestoga was completed at June 26, 1996, its contribution to the Company's earnings and the effect upon average balance computations for fiscal year ended June 30, 1996 were not material.
<F2>At June 30, 1996, investment securities and federal funds sold include
    125.0 million and $6.1 million, respectively, of excess proceeds resulting from the oversubscription to the Company's initial public offering. The excess proceeds were refunded on July 1, 1996.
<F3>Loans, net, represents gross loans less net deferred loan fees and allowance for loan losses.
<F4>The Company has classified its securities as ''held-to-maturity'' or
    ''available-for-sale'' since July 1, 1994, when it adopted SFAS No. 115 ''Accounting for Investments in Debt and Equity Securities'' (''SFAS 115''). Amount includes investment in Federal Home Loan Bank of New York ("FHLBNY") capital stock.
<F5>Stockholders' Equity and tangible stockholders' equity increased from June
    30, 1995 to June 30, 1996 primarily due to the initial public offering.
<F6>Excluding a non-recurring charge of $2.0 million related to the recapitalization of the Savings Association Insurance Fund, non-interest expense was $25.5 million during the year ended June 30, 1997. See
    "Impact of Recent Legislation."
<F7>Excluding non-recurring New York State and New York City income tax recoveries of $1.9 million and $1.0 million, respectively, income tax expense was $10.5 million during the fiscal year ended June 30, 1997.
<F8>Pursuant to Statement of Financial Accounting Standards No. 109,
    "Accounting for Income Taxes," ('SFAS 109"), on July 1, 1993, the Bank changed prospectively to the deferred method of accounting for income taxes. The effect of the adoption of this standard is reflected in the selected operating data as the cumulative effect of adopting a change in accounting principles.
<F9>The Bank adopted Statement of Financial Accounting Standards No. 106,
    ''Employers' Accounting for Postretirement Benefits Other Than Pensions'' ("SFAS 106") effective July 1, 1995. The Bank elected to record the full accumulated post retirement benefit obligation upon adoption. This resulted in a cumulative effect adjustment of $1,032,000 (after reduction for income taxes of $879,000) to apply retroactively to previous years the new method of accounting, which is shown in the consolidated statement of income for the year ended June 30, 1996.

    At or for the fiscal years ended June 30,              1997         1996        1995       1994        1993
--------------------------------------------           ---------     --------   ---------  ---------    ---------
SELECTED FINANCIAL RATIOS AND OTHER DATA (11):
FINANCIAL AND PERFORMANCE RATIOS:
   Return on average assets <F10> <F12>                    1.00%        1.07%       1.33%      1.46%         1.47%
   Return on average stockholders' equity <F10>            5.94         9.07       11.50      14.66         16.83
        <F12>
   Return on average tangible
     stockholders' equity <F10> <F12>                      6.84        11.84       11.53      14.66         16.83
   Stockholders' equity to total assets
     at end of period                                     14.52        15.53       11.63      10.51          9.12
   Tangible equity to tangible assets at end of
     period                                               12.62        13.72       11.53      10.47          9.07
   Loans to deposits at end of period                     77.91        61.43       77.47      78.94         81.80
   Average interest rate spread <F13>                      3.38         3.85        4.51       4.80          4.61
   Net interest margin <F14>                               4.07         4.41        4.91       5.12          4.95
   Average interest earning assets to average
     interest bearing liabilities                        119.33       115.68      113.15     111.50        109.66
   Non-interest expense to average assets <F10>            2.24         2.06        2.21       1.97          1.95
   Core non-interest expense to average assets             1.87         2.06        2.21       1.97          1.95
<F16>
   Efficiency ratio <F10><F15>                            54.32        45.98       44.11      37.63         38.18
   Core efficiency ratio <F15> <F16>                      45.55        45.98       44.11      37.63         38.18
PER SHARE DATA:
   Earnings per share <F10>                               $0.95          N/A         N/A        N/A           N/A
   Cash dividends per share                               0.045          $-          N/A        N/A           N/A
   Book value per share                                   14.58        14.65         N/A        N/A           N/A
   Tangible book value per share                          12.40        12.66         N/A        N/A           N/A
CASH EARNINGS INFORMATION:
   Cash return on average assets <F12> <F17>               1.36%        1.07%       1.33%      1.46%         1.47%
   Cash return on average
     stockholders' equity <F12> <F17>                      8.06         9.07       11.50      14.66         16.83
   Cash return on average tangible stockholders'
     equity <F12> <F17>                                    9.27         9.07       11.50      14.66         16.83
   Cash earnings per share <F17>                          $1.29          N/A         N/A        N/A           N/A
ASSET QUALITY RATIOS AND OTHER DATA:
   Total non-performing loans <F18>                      $3,190       $6,551      $5,073     $6,248        11,632
   Other real estate owned, net                           1,697        1,946       4,466      8,200         7,981
      Ratios:
        Non-performing loans to total loans                0.43%        1.12%       1.18%      1.45%         2.52%
        Non-performing loans and real estate
              owned to total assets                        0.37         0.62        1.44       2.23          3.04
ALLOWANCE FOR LOAN LOSSES TO:
        Non-performing loans                             336.24%      119.25%     101.99%     58.15%        25.76%
        Total loans <F19>                                  1.43         1.34        1.20       0.84          0.65
REGULATORY CAPITAL RATIOS: (Bank only)
   Tangible capital                                        9.86%        9.49%      11.53%     10.47%         9.07%
   Core capital                                            9.87         9.50       11.56      10.51          9.12
   Risk-based capital                                     19.99        21.24       22.18      19.83         14.13
FULL SERVICE BRANCHES                                        15           15           7          7             7

<F10>Excluding the effects of the Savings Association Insurance Fund ("SAIF')
     Special Assessment and the recovery of New York State and City deferred income taxes previously provided, net income would have been $10.5million, and the return on average assets, return on average stockholders' equity, return on average tangible stockholders' equity, non-interest expense to average assets, the efficiency ratio, and earnings per share would have been 0.86%, 5.08%, 5.85%, 2.07%, 50.30% and $0.81, respectively, for the year ended June 30, 1997.
<F11>With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods. Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios.
<F12>Income before cumulative effect of changes in accounting principles is used to calculate return on average assets and return on average equity ratios.
<F13>Avedrage interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
<F14>The net interest margin represents net interest income as a percentage of average interest-earning assets.
<F15>The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income and non-interest income excluding any gains or losses on sales of assets.
<F16>In calculating these ratios, amortization expense related to goodwill and the SAIF recapitalization charge are excluded from non-interest expense.
<F17>In calculating these ratios, non-interest expense excludes expenses such as goodwill amortization and the after-tax effect of compensation expense related to the Company's stock benefit plans which are accretive to book value.Excluding the effects of the SAIF Special Assessment and the recovery of New York State and City deferred income taxes previously provided, cash return on average assets, cash return on average stockholders' equity, cash return on average tangible stockholders' equity, and cash earnings per share would have been 1.21%, 7.19%, 8.28%, and $1.15 for the year ended June 30, 1997.
<F18> Non-performing loans consists of non-accrual loans; the Bank did not have any loans that were 90 days or more past due and still accruing at any of the dates presented. Non-performing loans do not include troubled-debt restructurings (''TDRs''). See "Asset Quality.''
<F19> Total loans represents loans, net, plus the allowance for loan losses.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    Dime Community Bancorp, Inc. (the "Company") is a Delaware corporation organized in December, 1995 at the direction of the Board of Directors of the Dime Savings Bank of Williamsburgh (the "Bank") for the purpose of acquiring all of the capital stock of the Bank issued in the conversion of the Bank, on June 26, 1996, from a federal mutual savings bank to a federal stock savings bank (the "Conversion"). The Company had no operations prior to June 26, 1996.

    The primary business of the Company is the operation of its wholly-owned subsidiary, the Bank. In addition to directing, planning and coordinating the business activities of the Bank, the Company retained proceeds in connection with the Conversion, which are invested primarily in federal funds and short-term, investment grade marketable securities.

    The Bank's principal business has been, and continues to be, gathering deposits from customers within its market area, and investing those deposits, primarily in multi-family and one- to four-family residential mortgage loans, mortgage-backed securities, and obligations of the U.S. Government and Government Sponsored Entities ("GSEs"). The Bank's revenues are derived principally from interest on its loan and securities portfolios. The Bank's primary sources of funds are: deposits; loan amortization, prepayments and maturities; amortization, prepayments and maturities of mortgage-backed and investment securities, borrowed funds; and, to a lesser extent, the sale of fixed-rate mortgage loans to the secondary market.

    The Company's consolidated results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on its interest-earning assets, such as loans and securities, and the interest expense paid on its interest-bearing liabilities, such as deposits. The Bank also generates non-interest income such as service charges and other fees. The Bank's non-interest expenses primarily consist of employee compensation and benefits, occupancy expenses, federal deposit insurance premiums, net costs of other real estate owned, data processing fees and other operating expenses. The Bank's results of operations are also significantly affected by general economic and competitive conditions (particularly changes in market interest rates), government policies, changes in accounting standards and actions of regulatory agencies.

ACQUISITION OF CONESTOGA BANCORP, INC.

    On June 26, 1996 the Bank completed the acquisition (the "Acquisition") of Conestoga Bancorp, Inc. ("Conestoga"), resulting in the merger of Conestoga's wholly-owned subsidiary, Pioneer Savings Bank, F.S.B. ("Pioneer") with and into the Bank, with the Bank as the resulting financial institution.

    The Acquisition was accounted for in the financial statements using the purchase method of accounting. Under the purchase method of accounting, the acquired assets and liabilities of Conestoga are recognized at their fair value as of the date of the Acquisition. Shareholders of Conestoga were paid approximately $101.3 million in cash, resulting in goodwill of $28.4 million, which is being amortized on a straight line basis over a twelve year period.

    Since the Acquisition occurred on June 26, 1996, its impact upon the Company's consolidated results of operations for the fiscal year ended June 30, 1996 was minimal. The full effect of the Acquisition is reflected in the Company's consolidated results of operations for the fiscal year ended June 30, 1997, as well the consolidated statements of financial condition as of June 30, 1997 and 1996.

SAIF SPECIAL ASSESSMENT

    On September 30, 1996, the Deposit Insurance Funds Act of 1996 (the "Funds Act") was enacted into law, and it amended the Federal Deposit Insurance Act in several ways to recapitalize the SAIF and reduce the disparity in the assessment rates for the BIF and the SAIF. The Funds Act authorized the FDIC to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. As implemented by the FDIC, the special assessment was $0.657 per $100 of an institution's SAIF-assessable deposits as of March 31, 1995. However, under the Funds Act, the Bank was entitled to reduce the amount of such deposits by 20% in computing the special assessment. Accordingly, the SAIF special assessment, which totaled $2.0 million, was paid by the Bank in November, 1996. The SAIF special assessment, although paid in November, 1996, was recorded as non-interest expense during the three months ended September 30, 1996.

MANAGEMENT STRATEGY

    The Bank's primary management strategy is to increase its household and deposit market shares in the communities it serves, either through acquisitions or purchases of deposits, or by direct marketing, and to increase its origination of, and investment in, mortgage loans, with an emphasis on multi-family loans. Multi-family lending is a significant business of the Bank and reflects the fact that much of the housing in the Bank's primary lending area is multi-family housing. The Bank also strives to provide a stable source of liquidity and earnings through the purchase of investment grade securities; seek to maintain the Bank's asset quality for loans and other investments; and use appropriate portfolio and asset/liability management techniques in an effort to manage the effects of interest rate volatility on the Bank's profitability and capital.

    FRANCHISE EXPANSION.   The Bank completed its merger of Conestoga into the
Bank on June 26, 1996, providing eight additional full service branches with deposits totaling $394.3 million at June 26, 1996. The Bank will continue to evaluate acquisition and other growth opportunities as they become available. Additionally, management plans to supplement this strategy with direct marketing efforts designed to increase household balances and the number of the Bank's services used per household among its existing customers.

    LOAN ORIGINATIONS WITH AN EMPHASIS ON MULTI-FAMILY LENDING.   Management
believes that multi-family loans provide advantages as portfolio investments. First, they provide a higher yield than single family loans or investment securities of comparable maturities or terms to repricing. Second, the Bank's market area generally has provided a stable flow of new and refinanced multi-family loan originations. In addition to its emphasis on multi-family lending, the Bank will continue to market and originate residential first mortgage loans secured primarily by owner-occupied, one- to four-family residences, including condominiums and cooperative apartments. Third, origination and processing costs for the Bank's multi-family loans are lower per thousand dollars of originations than comparable single family costs. In addition, to address the higher credit risk associated with multi-family lending, management has developed what it believes are reliable underwriting standards for loan applications in order to maintain a consistent credit quality for new loans.

    CAPITAL LEVERAGE STRATEGY. As a result of the initial public offering in June, 1996, the Bank's capital level significantly exceeded all regulatory requirements. A portion of the "excess" capital generated by the initial public offering has been temporarily deployed through the use of a capital leverage strategy whereby the Bank invests in high quality mortgage-backed securities ("leverage assets") funded by short term borrowings from various third party lenders. The capital leverage strategy generates additional earnings for the Company by virtue of a positive interest rate spread between the yield on the leverage assets and the cost of the borrowings. Since the average term to maturity of the leverage assets exceeds that of the borrowings used to fund their purchase, the net interest income earned on the leverage strategy would be expected to decline in a rising interest rate environment. See "Market Risk." To date, the capital leverage strategy has been undertaken in accordance with limits established by the Board of Directors, aimed at enhancing profitability under moderate levels of interest rate exposure. Assets added under the capital leverage strategy were $96.3 million, on a net basis, at June 30, 1997.

In addition to the capital leverage strategy, the Bank undertook an additional $30.0 million in medium term borrowings from the FHLBNY during the year ended June 30, 1997 in order to fund multi-family and underlying ccoperative loan originations. The Bank earns a net interest rate spread between the yield on the multi-family and underlying cooperative loans and the cost of the borrowings. Since the repricing terms on the multi-family and underlying cooperative loans and the maturities on the underlying borrowings are closely matched, the Bank has been able to reduce its exposure to interest rate risk.

LIQUIDITY AND CAPITAL RESOURCES


    The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans, mortgage-backed securities and investments, borrowings, and, to a lesser extent, proceeds from the sale of fixed-rate mortgage loans to the secondary mortgage market. While maturities and scheduled amortization of loans and investments are a predictable source of funds, deposit flows, mortgage prepayments and mortgage loan sales are influenced by interest rates, economic conditions and competition.

    The primary investing activities of the Bank are the origination of multi-family and single-family mortgage loans, and the purchase of mortgage-backed and other securities. During the year ended June 30, 1997, the Bank's loan originations totaled $264.8 million compared to $114.9 million for the year ended June 30, 1996. Purchases of mortgage-backed and other securities totaled $362.9 million for the year ended June 30, 1997 compared to $574.5 million for the year ended June 30, 1996. These activities were funded primarily by principal repayments on loans and mortgage-backed securities, maturities of investment securities, and borrowings by means of repurchase agreements and FHLB advances. Principal repayments on loans and mortgage-backed securities totaled $132.4 million during the year ended June 30, 1997, compared to $93.2 million for the year ended June 30, 1996. Maturities of investment securities totaled $378.8 million and $412.2 million, respectively, during the fiscal years ended June 30, 1997 and 1996. Loan and security sales, which totaled $47.2 million and $8.8 million, respectively, during the fiscal years ended June 30, 1997 and 1996, provided some additional cash flows.

    Deposits increased $13.3 million during the fiscal year ended June 30, 1997. The Bank experienced a net increase in total deposits of $395.3 million during the fiscal year ended June 30, 1996, attributable primarily to the acquisition of $394.3 million in deposits from Conestoga. Deposit flows are affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. Certificates of deposit which are scheduled to mature in one year or less from June 30, 1997 totaled $313.5 million. Based upon the Company's current pricing strategy and deposit retention experience, management believes that a significant portion of such deposits will remain with the Company. Net borrowings increased $111.8 million during the fiscal year ended June 30, 1997, with the majority of this growth experienced in securities sold under agreement to repurchase ("Repo") transactions.

    Stockholders' equity declined $22.2 million during the year ended June 30, 1997. During the fiscal year ended June 30, 1997, the Company repurchased (the "Repurchase") 1,454,750 shares of its common stock into treasury. The aggregate cost of the Repurchase was $27.7 million, at an average price of $19.04 per share. Offsetting the Repurchase, was net income of $12.3 million and amortization of the Company's Stock Plans of $3.1 million during the fiscal year ended June 30, 1997.

    On May 15, 1997, the Company declared its first quarterly cash dividend. This dividend, which totaled $589,000, or $.045 per share, was paid in June, 1997.

    The Bank is required to maintain a minimum average daily balance of liquid assets and short-term liquid assets as a percentage of net withdrawable deposit accounts plus short-term borrowings as defined by Office of Thrift Supervision regulations. The minimum required liquidity and short-term liquidity ratios are currently 5.0% and 1.0%, respectively. At June 30, 1997, the Bank's liquidity ratio and short-term liquid asset ratio were 14.98% and 4.15%, respectively. The levels of the Bank's short-term liquid assets are dependent on the Bank's operating, financing and investing activities during any given period.

     The Bank monitors its liquidity position on a daily basis. Excess short-term liquidity is invested in overnight federal funds sales and various money market investments. In the event that the Bank should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of the Bank's $166.4 million borrowing limit at the Federal Home Loan Bank of New York ("FHLBNY") . At June 30, 1997, the Bank had $132.6 million in short and medium term borrowings outstanding at the FHLBNY, comprised of outstanding advances of $63.2 million and securities sold under agreement to repurchase of $69.4 million, and a remaining unused borrowing capacity from the FHLBNY of $33.8 million.

    At June 30, 1997, the Bank was in compliance with all applicable regulatory capital requirements. Tangible capital totaled $124.1 million, or 9.86% of total tangible assets, compared to a 1.50% regulatory requirement; core capital, at 9.87%, exceeded the required 3.0% regulatory minimum, and total risk-based capital, at 19.99% of risk weighted assets, exceeded the 8.0% regulatory requirement.

DISCUSSION OF MARKET RISK


    As a financial institution, the Company's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Bank's assets and liabilities, and the market value of all interest earning assets, other than those which possess a short term to maturity. Since all of the Company's interest bearing liabilities and virtually all of the Company's interest earning assets are located at the Bank, virtually all of the Company's interest rate risk exposure lies at the Bank level. As a result, all significant interest rate risk management procedures are performed at the Bank level. Based upon the bank's nature of operations, the Bank is not subject to foreign currency exchange or commodity price risk. The Bank's real estate loan portfolio, concentrated primarily within New York City, is subject to risks associated with the local economy. The Company does not own any trading assets. See "Asset Quality." At June 30, 1997, the Company does not have any hedging transactions in place such as interest rate swaps and caps.

    The Bank's interest rate management strategy is designed to stabilize net interest income and preserve capital over a broad range of interest rate movements and has three primary components:

    ASSETS.   The Bank's largest single asset type is the multi-family real estate loan. In order to manage interest rate risk, management emphasizes origination of adjustable rate multi-family loans. During the year ended June 30, 1997, approximately 75% of multi-family loans originated were adjustable rate, with repricing typically occurring after five years. In addition, management has sought to include various types of adjustable-rate single family (including cooperative apartment) whole loans and adjustable and floating-rate investment securities in its portfolio, which generally have repricing terms of 3 years or less. Adjustable-rate whole totaled $571.0 million, or 43.4% of total assets, as of June 30, 1997, and adjustable-rate investment securities (CMO's, REMIC's and mortgage-backed securities issued by GSEs) totaled $148.3 million, or 11.3% of total assets, at the same date.

    DEPOSIT LIABILITIES.   The Bank, a traditional community-based savings
bank, is largely dependent upon its base of competitively priced core deposits (consisting of all deposits excepting certificates of deposit) to provide stability on the liability side of the balance sheet. The Bank has retained many loyal customers over the years through a combination of quality service, convenience, and a stable and experienced staff. Core deposits, at June 30, 1997 were $421.6 million, or 43.76% of total deposits. The balance of certificates of deposit as of June 30, 1997 was $541.8 million, or 56.24% of total deposits, of which $228.3 million, or 23.7% of total deposits, mature after one year. Depending on market conditions, management prices its certificates of deposit in an effort to encourage the extension of the average maturities of deposit liabilities beyond one year. Over the twelve-month period ending June 30, 1997, the Bank experienced a strong retention rate on maturing certificates of deposit.

    WHOLESALE FUNDS.   The Bank does not accept brokered deposits as a source
of funds and has no plans to do so in the future. However, the Bank is a member of the FHLBNY which provides it with a borrowing line equal to $166.4 million. From time to time, the Bank will borrow ("Advances") from the FHLBNY for various purposes. At June 30, 1997, the Bank had outstanding borrowings of $132.6 million with the FHLBNY.

    The Bank actively manages interest rate risk through the use of a simulation model which measures the sensitivity of future net interest income and the net portfolio value to changes in interest rates. In addition, the Bank regularly monitors interest rate sensitivity through GAP Analysis, which measures the terms to maturity or next repricing date of interest earning assets and interest bearing liabilities.

GAP ANALYSIS

    The following table sets forth the amounts of the Company's consolidated interest-earning assets and interest-bearing liabilities, outstanding at June 30, 1997, which are anticipated, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined based on the earlier of term to repricing or the term to repayment of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at June 30, 1997 on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. For purposes of presentation in the following table, the Bank utilized the national deposit decay rate assumptions published by the OTS as of December 31, 1992 (the latest available), which for savings accounts, NOW and Super NOW accounts and money market accounts in the one year or less category, were 17%, 37% and 79%, respectively. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated early payoffs of adjustable-and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. The amounts attributable to mortgage-backed securities reflect principal balances expected to be redeployed and/or repriced as a result of anticipated principal repayments, and as a result of contractual rate adjustments on adjustable-rate mortgage-backed securities.

<CAPTION                                 More         More
                                         than       than 6            More       More
                               3      3 Months      Months          than 1      than 3           More          Non-
 At June 30,1997          Months          to 6        to 1         Year to    Years to           than      interest
                         or Less        Months        Year         3 Years     5 Years        5 Years       bearing        Total

---------------         --------      ---------   ---------       ---------   ---------      ---------     ---------     ---------

INTEREST-EARNING                                                              (Dollars In Thousands)
Mortgages and
  other loans            $60,462      $56,471        $77,618      $213,181      $192,577      $150,275           $-       $750,584
Investment                 5,709        1,995          8,026        57,263        63,466        23,815            -        160,274
securities
Mortgage-backed
  securities <F2>         89,927       23,282         39,399        59,376        49,219        47,322            -        308,525
Federal funds sold        18,902           -              -             -             -             -             -         18,902
FHLB capital stock         8,322           -              -             -             -             -             -          8,322
                        --------      ----------    ---------     ---------     ---------     ---------     ---------     ---------
Total interest
earning assets           183,322       81,748        125,043      329,820        305,262       221,412            -      1,246,607
LESS:
Allowance for loan
  losses                      -            -              -            -             -              -        (10,726)      (10,726)
                         --------     ---------     ---------     ---------     ---------     ---------     ---------    ----------
Net interest-earning
  assets                 183,322       81,748        125,043       329,820       305,262       221,412       (10,726)    1,235,881
Non-interest-earning
  assets                      -            -              -             -             -             -         79,145        79,145
                         --------     ---------      --------      --------      --------      --------      --------    ----------
Total assets            $183,322      $81,748       $125,043      $329,820      $305,262      $221,412       $68,419    $1,315,026
                        =========    ==========     =========     =========     =========     =========     =========    ==========

INTEREST-BEARING LIABILITIES:

Savings Accounts         $14,636      $14,636        $29,272       $88,923       $57,970      $138,940           $-       $344,377
NOW and Super
  NOW accounts             1,510        1,510          3,020         5,529         1,479         3,276            -         16,324
Money market
  accounts                 6,622        6,622         13,245         3,689         1,756         1,596            -         33,530
Certificates of
  Deposit                116,828       88,912        107,714       213,599        14,720            -             -        541,773
Borrowed funds            77,105        4,500          2,500        16,005        20,000        19,433            -        139,543
Interest-bearing
  escrow                      -            -              -             -             -          3,464            -          3,464
                          --------    ----------    ---------     ---------     ---------     ---------     ---------     ---------
Total interest bearing
liabilities              216,701       116,180       155,751       327,745        95,925       166,709            -      1,079,011
Checking accounts             -             -             -             -             -             -          27,391       27,391
Other non-interest
  bearing liabilities         -             -             -             -             -             -          17,735       17,735
Stockholders' equity          -             -             -             -             -             -         190,889      190,889
                          --------     ----------   ---------      ---------     ----------     ---------     ---------    ---------
Total liabilities and
  stockholders' equity  $216,701      $116,180      $155,751      $327,745       $95,925      $166,709       $236,015   $1,315,026
                         =========     ==========   =========     ==========     ==========   ===========  ============  ==========
Interest sensitivity
  gap per period        $(33,379)     $(34,432)     $(30,708)       $2,075      $209,337       $54,703         -
                         =========     =========    =========     ==========     ===========   ===========
Cumulative interest
  sensitivity gap       $(33,379)     $(67,811)     $(98,519)     $(96,444)     $112,893      $167,596         -
                         =========    =========     =========      =========     ===========   ===========
Cumulative interest
  sensitivity gap
  as a percent of
  total assets             (2.54)%       (5.16)%       (7.49)%       (7.33)%        8.58%        12.74%        -

Cumulative total
  interest-earning
  assets as a
  percent of
  cumulative total
  interest bearing
  liabilities              84.60%         79.63%       79.84%         88.19%        112.37%      115.53%        -


<F1> Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as result of anticipated pre-payments, scheduled rate adjustments, and contractual maturities.
<F2> Based upon historical repayment experience.


    The Bank's balance sheet is primarily comprised of assets which mature or reprice within five years, with a significant portion maturing or repricing within one year. In addition, the Bank's deposit base is comprised primarily of savings accounts, and certificates of deposit with maturities of three years or less, representing 15.3% and 54.7%, respectively, of total deposits at June 30, 1997. As a result, at June 30, 1997, the Bank's interest-bearing liabilities maturing or repricing within one year totaled $488.6 million, while interest earning assets maturing or repricing within one year totaled $390.1 million, resulting in a negative one-year interest sensitivity gap of $98.5 million, or 7.5% of total assets. The Bank's estimate of repricing liabilities for selected deposit types which do not carry contractual maturities, such as savings accounts, is based upon the decay rate tables published by the OTS.

    Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may not react correspondingly to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate with changes in market interest rates, while interest rates on other types of assets may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features, like annual and lifetime rate caps, which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Finally, the ability of certain borrowers to make scheduled payments on their adjustable-rate loans may decrease in the event of an interest rate increase.

    Under interest rate scenarios other than that which existed on June 30, 1997, the gap ratio for the Bank's assets and liabilities could differ substantially based upon different assumptions about how core deposit decay rates and loan prepayments would change. For example, the Bank's interest rate risk management model assumes that in a rising rate scenario, by paying competitive rates on non-core deposits, a large share of core deposits will transfer to certificates of deposit and be retained, although at higher cost to the Bank. Also, loan and mortgage-backed security prepayment rates would be expected to slow, as borrowers postpone property sales or loan refinancings until rates again decline.

INTEREST RATE RISK EXPOSURE COMPLIANCE

    Increases in the level of interest rates also may adversely affect the fair value of the Bank's securities and other earning assets. Generally, the fair value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of the Bank's interest-earning assets, which could adversely affect the Bank's results of operations if sold, or, in the case of interest earning assets classified as available for sale, the Bank's stockholders' equity, if retained. Under SFAS 115, which was adopted by the Bank on July 1, 1994, changes in the unrealized gains and losses, net of taxes, on securities classified as available for sale will be reflected in the Bank's stockholders' equity. As of June 30, 1997, the Bank's securities portfolio included $288.8 million in securities classified as available for sale. Accordingly, as a result of adoption of SFAS 115 and the magnitude of the Bank's holdings of securities available for sale, changes in interest rates could produce significant changes in the value of such securities and could produce significant fluctuations in the stockholders' equity of the Bank. The Bank does not own any trading assets.

    On a quarterly basis, an interest rate risk exposure compliance report is prepared and presented to the Bank's Board of Directors. This report, prepared in accordance with Thrift Bulletin #13 issued by the OTS, presents an analysis of the change in net interest income and net portfolio value resulting from an increase or decrease in the level of interest rates. All changes are measured as percentage changes from the values of projected net interest income and net projected portfolio value in the flat rate scenario. The calculated estimates of change in net interest income and net portfolio value are compared to current limits established by management and approved by the Board of Directors. The following is a summary of the interest rate exposure report as of June 30, 1997:

                                                                PERCENTAGE CHANGE IN
                                         NET INTEREST INCOME                              NET PORTFOLIO VALUE
CHANGE IN INTEREST RATE               LIMIT       PROJECTED CHANGE                       LIMIT     PROJECTED CHANGE
-400 Basis Points                     -50.00%               -10.48%                      -50.00%              15.09%
-300 Basis Points                     -37.50                 -3.95                       -37.50                8.34
-200 Basis Points                     -25.00                  0.77                       -25.00                3.69
-100 Basis Points                     -12.50                  3.14                       -12.50                2.95
Flat Rate (1)                            -                      -                           -                    -
+100 Basis Points                     -12.50                 -9.50                       -12.50               -8.24
+200 Basis Points                     -25.00                -17.38                       -25.00              -17.97
+300 Basis Points                     -37.50                -25.92                       -37.50              -28.52
+400 Basis Points                     -50.00%               -35.31%                      -50.00%             -38.83%

    The model utilized to create the report presented above makes various estimates at each level of interest rate change regarding cash flows from principal repayments on loans and mortgage-backed securities and/or call activity on investment securities. Actual results could differ significantly from these estimates which would result in significant differences in the calculated projected change. In addition, the limits stated above do not necessarily represent the level of change under which management would undertake specific measures to realign its portfolio in order to reduce the projected level of change.

ASSET QUALITY

    The Bank's real estate loan servicing policies and procedures require that the Bank initiate contact with a delinquent borrower as soon as possible after the payment is late ten days. Generally, the policy calls for a late notice to be sent 10 days after the due date of the payment. If payment has not been received within 30 days of the due date, a letter is sent to the borrower. Thereafter, periodic letters and phone calls are placed to the borrower until payment is received. In addition, Bank policy calls for the cessation of interest accruals on loans delinquent 90 days or more. When contact is made with the borrower at any time prior to foreclosure, the Bank will attempt to obtain the full payment due, or work out a repayment schedule with the borrower to avoid foreclosure. Generally, foreclosure proceedings are initiated by the Bank when a loan is 90 days past due. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan is generally either sold at foreclosure or sold subsequently by the Bank as soon thereafter as practicable.

    Management reviews delinquent loans on a periodic basis and reports monthly to the Board of Directors regarding the status of all delinquent and non-accrual loans in the Bank's portfolio. The Bank retains outside counsel experienced in foreclosure and bankruptcy procedures to institute foreclosure and other actions on the Bank's delinquent loans. It is the policy of the Bank to initiate foreclosure proceedings after a loan becomes 90 days past due. As soon as practicable after initiating foreclosure proceedings on a loan, the Bank prepares an estimate of the fair value of the underlying collateral. It is the Bank's general policy to dispose of properties acquired through foreclosure or deeds in lieu thereof as quickly and as prudently as possible in consideration of market conditions, the physical condition of the property, and any other mitigating conditions.

    The continued adherence to these procedures, as well as a strong local real estate market, resulted in a significant drop in problem loans in the Bank's portfolio, particularly multi-family and underlying cooperative loans, during the fiscal year ended June 30, 1997. Evidence of this is reflected in declines in both non-performing loans and loans delinquent 60-89 days. Non-performing loans totaled $3.2 million at June 30, 1997, as compared to $6.6 million at June 30, 1996. The Bank had 33 loans totaling $603,000 delinquent 60-89 days at June 30, 1997, as compared to 33 such delinquent loans totaling $2.3 million at June 30, 1996. Early intervention procedures implemented during the fiscal year ended June 30, 1997, have been preventing new mortgage delinquencies.

    Under Generally Accepted Accounting Principles ("GAAP"), the Bank is required to account for certain loan modifications or restructurings as ''troubled-debt restructurings.'' In general, the modification or restructuring of a debt constitutes a troubled-debt restructuring if the Bank, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that the Bank would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled-debt restructurings, however, and troubled-debt restructurings do not necessarily result in non-accrual loans. The Bank had four loans classified as troubled-debt restructurings at June 30, 1997, totaling $4.7 million, and all are currently performing according to their restructured terms. The largest restructured debt, a $2.7 million loan secured by a mortgage on an underlying cooperative apartment building located in Forest Hills, New York, was originated in 1987. The loan was first restructured in 1988, and again in 1994. The Office of Thrift Supervision's current regulations require that troubled-debt restructurings remain classified as such until the loan is either paid off or returned to its original terms. The Bank has had no new loan restructurings during the fiscal year ended June 30, 1997. All four troubled-debt restructurings as of June 30, 1997 are on accrual status as they have been performing in accordance with their restructured terms for over one year.

    In the event the carrying balance of a loan, including all accrued interest, exceeds the estimate of fair value, the loan is considered to be impaired and a reserve is established pursuant to Statement of Financial Accounting Standards No. 114 "Accounting by a Creditor for Impairment of a Loan" ("SFAS 114"). The Bank adopted SFAS 114 effective July 1, 1995. SFAS 114 established guidelines for determining and measuring impairment in loans. Generally, the Bank considers non-performing loans to be impaired loans. The recorded investment in loans deemed impaired under the guidance of SFAS 114 was approximately $4.3 million as of June 30, 1997, compared to $7.4 million at June 30, 1996, and the average balance of impaired loans was $4.7 million for the year ended June 30, 1997 compared to $6.7 million for the year ended June 30, 1996. The impaired portion of these loans is represented by specific reserves totaling $122,000 allocated within the allowance for loan losses at June 30, 1997. At June 30, 1997, one loan totaling $2.7 million, was deemed impaired for which no reserves have been provided. This loan, which is included in troubled-debt restructurings at June 30, 1997, has performed in accordance with the provisions of the restructuring agreement signed in October, 1995. The loan has been retained on accrual status at June 30, 1997. At June 30, 1997, approximately $1.6 million of one-to-four family, cooperative apartment and consumer loans on nonaccrual status are not deemed impaired under SFAS 114. All of these loans have outstanding balances less than $203,000, and are considered a homogeneous loan pool not covered by SFAS 114. See "Notes to Consolidated Financial Statements" for a further discussion of impaired loans.

    The balance of Other real estate owned ("OREO")was $1.7 million at June 30, 1997 compared to $1.9 million at June 30, 1996. During the year ended June 30, 1997, $1.4 million in loans were transferred into OREO. Offsetting this addition, were OREO sales and charge-offs of $1.2 million and $305,000, respectively, during the year ended June 30, 1997. All charge-offs were recorded against the allowance for losses on real estate owned, which was $187,000 as of June 30, 1997.

    The following table sets forth information regarding the Bank's non-performing loans, non-performing assets, impaired loans and troubled-debt restructurings at the dates indicated.

 At Year Ended June 30,                                  1997         1996      1995         1994          1993
------------------------------------------             --------    --------  --------     --------       --------
                                                                       (Dollars In Thousands)
NON-PERFORMING LOANS
   One-to four-family                                   $1,123       $1,149     $572       $1,276          $3,449
   Multi-family and underlying cooperative               1,613        4,734    3,978        4,363           7,265
   Non-residential                                          -            -        -            -               -
   Cooperative apartment                                   415          668      523          609             918
   Other                                                    39           -        -            -               -
------------------------------------------             --------    --------   --------   --------        --------
Total non-performing loans                               3,190        6,551    5,073        6,248          11,632
Other Real Estate Owned                                  1,697        1,946    4,466        8,200           7,981
------------------------------------------             --------     -------- --------    --------        --------
Total non-performing assets                             $4,887       $8,497   $9,539      $14,448         $19,613
==========================================             ========     ======== ========    ========        ========
Troubled-debt restructurings                            $4,671       $4,671   $7,651       $7,421          $5,219
Total non-performing assets and
       troubled-debt restructurings                     $9,558      $13,168  $17,190      $21,869         $24,832
Impaired loans <F1>                                     $4,294       $7,419      N/A          N/A             N/A
RATIOS:
   Total non-performing loans to total loans              0.43%        1.12%    1.18%        1.45%           2.52%
   Total non-performing assets to total assets            0.37         0.62     1.44         2.23            3.04
   Total non-performing assets and troubled-debt
         restructurings to total assets                   0.73         0.96     2.59         3.38            3.84

<F1> The Bank adopted SFAS 114 effective July 1, 1995.  Impaired loans were not measured prior to adoption.

ANALYSIS OF NET INTEREST INCOME

    The Company's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and securities, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

    The following table sets forth certain information relating to the Company's consolidated statements of operations for the years ended June 30, 1997, 1996 and 1995, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

For the years ended
   June 30,                             1997                             1996                            1995
                          ------------------------------     --------------------------     ----------------------------

                                                 AVERAGE                         Average                         Average
                            AVERAGE               YIELD/      Average             Yield/     Average              Yield/
                            BALANCE   INTEREST    COST        Balance  Interest    Cost      Balance   Interest    Cost
                           ---------  --------   --------    --------  --------   ------     -------   --------   ------
                                                                   (Dollars in Thousands)
ASSETS:
Interest-earning
assets
Real estate loans          $642,913     $54,965      8.55%    $435,948   $39,314    9.02%    $427,042    $38,375    8.99%
<F1>
Other loans                   5,444         460      8.45        3,497       340    9.72        3,803        307    8.07
Investment
  securities                215,809      13,654      6.33      107,206     5,738    5.35       84,188      4,402    5.23
<F2><F3>
Mortgage-backed
  securities                261,275      17,704      6.78       89,001     5,927    6.66       89,232      5,464    6.12
<F2>
Federal funds sold           40,349       2,247      5.57       23,904     1,300    5.44       12,179        675    5.54
                           ---------  ---------    --------   --------  --------   ------     -------   --------   ------
Total interest-
  earning assets          1,165,790     $89,030      7.64      659,556   $52,619    7.98%     616,444    $49,223    7.99%
Non-interest earning
  assets                     64,148                             20,424                         19,258
                         -----------                          ---------                      --------
Total assets             $1,229,938                           $679,980                       $635,702
LIABILITIES AND          ===========                          =========                      =========
STOCKHOLDERS' EQUITY
Interest bearing
liabilities:
NOW, Super NOW
  and Money
  market accounts           $55,327      $1,404      2.54%     $30,759      $634     2.06%    $33,583       $716    2.13%
Savings accounts            349,821       8,192      2.34      232,631     5,789     2.49     264,247      6,575    2.49
Certificates of
  deposit                   515,542      28,869      5.60      285,524    16,013     5.61     225,785     10,571    4.68
Mortgagors' escrow            3,792          79      2.08        3,371        72     2.14       3,253         71    2.18
Borrowed funds               52,495       3,020      5.75       17,854     1,008     5.65      17,922      1,013    5.65

                           ---------    --------   --------    --------  --------   ------     -------   --------   ------
Total interest-
bearing liabilities         976,977     $41,564      4.26%     570,139   $23,516     4.13%    544,790    $18,946    3.48%
                           ---------    --------   --------    --------  --------   ------     -------   --------   ------
Checking accounts            27,653                             11,646                         10,950
Other non-interest-
  bearing liabilites         18,131                             17,718                          6,678
                           ---------                           --------                        -------
Total liabilities         1,022,761                            599,503                        562,418
Stockholders' equity        207,177                             80,477                         73,284
                           ---------                           --------                        -------
Total liabilities and
  stockholders' equity   $1,229,938                           $679,980                       $635,702
                          ==========                           ========                       ========
Net interest income/
  interest rate spread <F4>             $47,466      3.38%               $29,103     3.85%               $30,277    4.51%
                                        =======                          =======                          =======
Net interest-earning
  assets/netinterest       $188,813                  4.07%     $89,417               4.41%     $71,654              4.91%
  margin<F5>              =========                            ========                        ========
Ratio of interest-
  earning assets to
  interest-bearing
  liabilities                                      119.33%                         115.68%                        113.15%


<F1> In computing the average balance of loans, non-accrual loans have been included.
<F2> Includes securities classified ''available for sale.''
<F3> Includes interest bearing deposits in other banks and FHLB stock.
<F4> Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
<F5> Net interest margin represents net interest income as a percentage of average interest-earning assets.

RATE/VOLUME ANALYSIS

    Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest-bearing liabilities and changing the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (change in volume multiplied by prior rate),
(ii) changes attributable to rate (changes in rate multiplied by prior volume), and (iii) the net change. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to the volume and the changes due to rate.

                                     YEAR ENDED                    Year Ended                    Year Ended
                                    JUNE 30, 1997                 June 30, 1996                 June 30, 1995
                                     COMPARED TO                   Compared to                   Compared to
                                      YEAR ENDED                    Year Ended                    Year Ended
                                    JUNE 30, 1996                  June 30, 1995                 June 30, 1994
                                 INCREASE/(DECREASE)            Increase/(Decrease)           Increase/(Decrease)
                                       DUE TO                        Due to                         Due to
                             VOLUME      RATE      NET         Volume    Rate     Net       Volume       Rate        Net
                           ---------    ------   -------      -------   ------   -----      -------      -----      ------
INTEREST-EARNING                                                             (Dollars in Thousands)
ASSETS
Real estate loans           $18,182   $(2,531)  $15,651         $802     $137     $939      $(2,216)       $(5)    $(2,221)
Other loans                     177       (57)      120          (28)      61       33          (17)       (13)        (30)
Investment
  securities                  6,339     1,577     7,916        1,431      (95)   1,336          722        226         948
Mortgage-backed
  securities                 11,571       206    11,777          (24)     487      463          188        418         606
Federal funds sold              905        42       947        1,036     (411)     625         (254)       353          99
                           ---------    ------   -------      -------   ------   -----      -------      -----      ------
Total                       $37,174     $(763)  $36,411       $3,217     $179   $3,396      $(1,577)      $979       $(598)
                           =========    ======= ========     ========   ======= ======     ========     ======     =======
INTEREST-BEARING
LIABILITIES:
NOW, Super NOW
  and Money market
  accounts                     $565      $205      $770         $(76)     $(6)    $(82)        $(82)      $(42)      $(124)
Savings accounts              2,834      (431)    2,403         (976)     190     (786)        (759)      (177)       (936)
Certificates of
  deposit                    12,893       (37)   12,856        3,846    1,596    5,442          542      1,810       2,352
Mortgagors' escrow                9        (2)        7            8       (7)       1            2          2           4
Borrowed funds                1,975        37     2,012           (6)       1       (5)          63         (7)         56
                           ---------    ------   -------      -------   ------   -----      -------      -----      ------
Total                        18,276      (228)   18,048        2,796    1,774    4,570         (234)     1,586       1,352
                           ---------    ------   -------      -------   ------   -----      -------      -----      ------
Net change in
 interest income            $18,898     $(535)  $18,363         $421  $(1,595) $(1,174)     $(1,343)     $(607)    $(1,950)
                           =========   =======  ========     ========  =======   ======     ========     ======     ======


COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1997 AND JUNE 30, 1996

    The Company's assets totaled $1.32 billion at June 30, 1997, a decrease of $56.8 million from total assets of $1.37 billion at June 30, 1996. This decline resulted primarily from the refund, on July 1, 1996, of $131.1 million in excess proceeds related to the oversubscription to the Company's initial public offering (the "oversubscription refund"), which were included in Escrow and other deposits at June 30, 1996. The oversubscription refund was paid from the proceeds of matured investment securities of $125.0 million, and from a reduction of $6.1 million in federal funds sold. Removing the effects of the oversubscription refund, total assets increased $74.3 million, reflecting the Company's capital leverage strategy.

    Real estate loans and loans held for sale increased $166.4 million, resulting primarily from originations of $262.2 million during the year ended June 30, 1997, of which $256.2 million were multi-family and underlying cooperative and non-residential loans. Mortgage backed securities increased
98.6 million and investment securities held to maturity increased $58.0 million, respectively during the fiscal year ended June 30, 1997. Much of the growth in these assets was realized from the movement of earning assets from lower yielding investment securities available for sale and federal funds sold into these higher-yielding assets. In addition, in order to fund the growth in these assets, borrowings increased $111.8 million and deposits increased $13.3 million. At June 30, 1996, the Company had an unsettled security purchase totaling $34.0 million, which was funded in July, 1996. No such unsettled trades existed as of June 30, 1997.

    Stockholders' equity totaled $190.9 million at June 30, 1997, a decrease of $22.2 million from June 30, 1996. The decrease resulted primarily from the $27.7 million repurchase of the Company's common stock into treasury, and the $10.8 million open market purchase of the Company's common stock by the Recognition and Retention Plan ("RRP") during the year ended June 30, 1997. Offsetting these items was net income of $12.3 million, an increase of $1.7 million in the equity component of the unrealized gain on available for sale securities and a direct contribution to stockholders' equity of $3.1 million related to the benefit expense associated with the Company's ESOP and RRP Plans.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1996 AND JUNE 30, 1995

    The Company's assets grew $709.1 million during the fiscal year ended June 30, 1996, increasing to $1.37 billion at June 30, 1996 from $662.7 million at June 30, 1995. The growth resulted primarily from increases of $406.3 million and $151.2 million in investment and mortgage-backed securities and loans, respectively. Both investment and loan growth were enhanced by the acquisition of Conestoga, which provided $295.2 million and $113.1 million of investments and mortgage-backed securities and loans, respectively.

    In addition, the Company's investment in federal funds sold increased by $97.3 million, due primarily to net proceeds of $141.4 million raised in the Company's initial public offering, as well as excess proceeds of $131.1 million resulting from the oversubscription to the Company's initial public offering, which were refunded to subscribers on July 1, 1996.

    The Company continued its strategy of emphasizing multi-family lending with multi-family loan originations of $94.4 million during the fiscal year ended June 30, 1996. As a result, multi-family loans grew to $296.6 million or 21.6% of at June 30, 1996 from $252.4 million at June 30, 1995. In addition, the Company increased its non-residential loans by $10.7 million. Growth in both of these segments were attributable to more competitive loan pricing during the period. Offsetting this growth were declines of $2.4 million and $14.2 million in one-to-four family residential loans (excluding loans acquired from Conestoga) and cooperative apartment loans, as the Company originated only $6.6 million of one-to-four family and cooperative apartment loans, the majority of which were fixed rate loans sold in the secondary market.

    The acquisition of Conestoga provided $124.4 million of mortgage-backed securities, of which $70.0 million were GNMAs, and $170.8 of investment securities, comprised of $119.1 million and $51.7 million, respectively. The growth in the securities portfolio also reflected the proceeds from the initial public offering and the excess subscription proceeds.

    The growth in assets was funded primarily through increased stockholders' equity of $136.0 million and the excess subscription proceeds of $131.1 million included in escrow and other deposits at June 30, 1996. The growth in stockholders' equity was due primarily to $141.4 million in net proceeds received from the Company's initial public offering and $6.3 million in net income for the year. Offsetting these increases to equity was the purchase of the Company's Common Stock by the ESOP totaling $11.6 million. Total stockholders' equity was $213.1 million, or 15.53% of total assets at June 30, 1996.

    The Company acquired deposits totaling $394.3 million from Conestoga. Removing this effect, deposits increased by $1.0 million during the year ended June 30, 1996, as net outflows of $21.6 million offset interest credits of $22.7 million. Liabilities at June 30, 1996 reflect a purchase by the Company of $34.0 million of investment securities available for sale dated June 28, 1996, for which the proceeds were not disbursed until after July 1, 1996.

    The Company utilized the proceeds raised in the initial public offering to fund the Merger Consideration of $101.3 million for the Bank's acquisition of Conestoga. The Acquisition resulted in goodwill of $28.4 million, which is currently being amortized over a twelve year period.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED JUNE 30, 1997 AND
1996

    GENERAL. Net income for the fiscal year ended June 30, 1997 totaled $12.3 million compared to $6.3 million during the fiscal year ended June 30, 1996. Net income for the fiscal year ended June 30, 1997 was affected by the New York State and New York City income tax recoveries of $1.9 million and $1.0 million, respectively, and the one-time special assessment of $1.1 million, after taxes, for the recapitalization of the SAIF of the Federal Deposit Insurance Corporation ("FDIC") recorded during the quarter ended September 30, 1996. Net income for the fiscal year ended June 30, 1997, excluding these non-recurring items, was $10.5 million.

    Also affecting the comparison of the fiscal years ended June 30, 1997 and 1996 was the Bank's adoption, on July 1, 1995 of Statement of Financial Accounting Standards No. 106, "Accounting for Post-Retirement Benefits Other than Pensions," whereby the Bank elected to record the full accumulated post-retirement medical benefit obligation upon adoption. Adoption of this standard resulted in a cumulative effect reduction of net income of approximately $1.0 million for the fiscal year ended June 30, 1996. Income before cumulative effect of change in accounting principles for the fiscal year ended June 30, 1996 was $7.3 million.

    NET INTEREST INCOME. Net interest income totaled $47.5 million during the year ended June 30, 1997 compared to $29.1 million. This increase was attributable primarily to an increase of $506.2 million in average balance of interest earning assets, offset by a decline in the net interest rate spread of 47 basis points. The net interest margin declined 34 basis points from 4.41% for the year ended June 30, 1996 to 4.07% for the year ended June 30, 1997.

    INTEREST INCOME. Interest income for the year ended June 30, 1997 was $89.0 million, an increase of $36.4 million from $52.6 million during the year ended June 30, 1996. The largest components contributing to this increase were interest income on real estate loans, investment securities, and mortgage-backed securities, which increased by $15.7 million, $7.9 million, and $11.8 million, respectively. The increase in interest income on real-estate loans was attributable primarily to an increase of $207.0 million in the average balance of real estate loans, resulting from both the acquisition of $113.1 million of loans from Conestoga on June 26, 1996, and new loan originations of $262.2 million during the fiscal year ended June 30, 1997, offset by a 47 basis point decrease in the average yield as compared to the prior year. The increases in interest income on investment securities and mortgage-backed securities were also attributable primarily to increases in average balances of $108.6 million and $172.3 million, respectively, during the fiscal year ended June 30, 1997 compared to the fiscal year ended June 30, 1996. The acquisition of $170.8 million and $124.4 million of investment securities and mortgage-backed securities, respectively, from Conestoga, contributed significantly to these average balance increases. In addition, the average yield on investment securities and mortgage-backed securities increased by 98 basis points and 12 basis points, respectively, during the fiscal year ended June 30, 1997, compared to the fiscal year ended June 30, 1996, contributing significantly to the increase in interest income. This increase in yields resulted primarily from both higher yields on securities acquired or repricing during the fiscal year ended June 30, 1997, as well as the acquisition of higher yielding investment and mortgage-backed securities from Conestoga.

    INTEREST EXPENSE. Interest expense increased $18.1 million, to $41.6 million during the fiscal year ended June 30, 1997, from $23.5 million during the fiscal year ended June 30, 1996. This increase resulted primarily from increases of $12.9 million, $2.4 million and $2.0 million in interest expense on Certificate of Deposit accounts, Savings accounts and borrowed funds, respectively, which resulted from increased average balances of $230.0 million, $117.2 million and $34.6 million, respectively, during the fiscal year ended June 30, 1997, compared to the fiscal year ended June 30, 1996. The acquisition of $216.3 million and $129.2 million of Certificate of Deposit accounts and Savings accounts, respectively, from Conestoga contributed significantly to these average balance increases. The increase in borrowing resulted from the capital leverage strategy instituted during the current fiscal year. See "Management Strategy." Overall, the average cost of interest bearing liabilities increased 13 basis points from 4.12% during the fiscal year ended June 30, 1996, to 4.25% during the fiscal year ended June 30, 1997, due primarily to an increase of 48 basis points in the average cost on NOW, Super Now and money market accounts, which resulted from increased rates offered on these deposits under management's deposit pricing strategy, as well an increase of 10 basis points on the cost of borrowed funds resulting from the current year borrowing activity.

    PROVISION FOR LOAN LOSSES. The Provision for Loan Losses increased $1.2 million to $4.2 million for the fiscal year ended June 30, 1997 from $3.0 million for the fiscal year ended June 30, 1996. The Allowance for Loan Losses increased by $2.9 million during the fiscal year ended June 30, 1997, as the loan loss provision of $4.2 million was partially offset by net charge-offs of $1.3 million. While the allowance for loan losses increased, non-performing loans declined from $6.6 million at June 30, 1996, to $3.2 million at June 30, 1997. The Allowance for Loan Losses as a percentage of non-performing loans and total loans was 336.24% and 1.43%, respectively, at June 30, 1997, compared to 119.25% and 1.34%, respectively, at June 30, 1996. In management's judgment, it was prudent to continue the loan loss provision in order to supplement the loan loss allowance, based upon the Bank's growing volume of multi-family loan originations, the composition of its loan portfolio and the Bank's historical charge-off experience. See "Asset Quality."

    NON-INTEREST INCOME. Non-interest income increased $2.7 million to $4.1 million during the fiscal year ended June 30, 1997 compared to $1.4 million during the fiscal year ended June 30, 1996. This increase was attributable primarily to increases of $1.0 million and $733,000 in service charges and other fees, and other income, respectively. Contributing to the increase in service charges and other fees were increased income of $465,000 related to deposit accounts attributable to the growth in deposits from the acquisition of Conestoga, and increases of $272,000 and $162,000, respectively, related to safe deposit boxes and the Bank's funding of official checks. The increase in other income was attributable primarily to increased rental income of $241,000 received from retail and other commercial premises acquired from Conestoga. Also contributing to the increase in other income were increases of $170,000 and $120,000 on Federal Home Loan Bank of New York capital stock dividend income and loan prepayment penalty income, respectively. In addition, net gains on sale of assets totaled $984,000 during the year ended June 30, 1997 compared to a net loss of $18,000 during the year ended June 30, 1996. Sales of assets occur periodically in response to management's review of portfolio assets in light of current market conditions.

    NON-INTEREST EXPENSE. Non-interest expense increased $13.5 million to $27.5 million during the fiscal year ended June 30, 1997 from $14.0 million during the fiscal year ended June 30, 1996. Several factors contributed to this increase, including an increase of $2.3 million in federal deposit insurance premium expense. As a result of the Acquisition of Pioneer the Bank acquired $394.3 million in deposits which were insured by the SAIF. The Bank paid higher assessment rates on these deposits during the three months ended September 30, 1996. In addition, the Bank was required to pay $2.0 million, before taxes, related to the SAIF Special Assessment paid during the three months ended September 30, 1996 on all of its SAIF deposits, which were primarily comprised of the deposits obtained from Pioneer. As a result of the recapitalization of SAIF, the Bank, which currently has a Bank Insurance Fund ("BIF")/SAIF deposit ratio of 54/46, has experienced a reduction in FDIC insurance expense during all fiscal quarters subsequent to September 30, 1996. See "Impact of Recent Legislation." Should the Bank maintain its status as a well-capitalized institution, given the current FDIC assessment rates, this reduction in quarterly FDIC insurance expense is expected to continue. During the fiscal year ended June 30, 1996, the Bank received a refund from the FDIC of $319,000 related to the Bank's insurance expense, which reduced its federal deposit insurance premium expense for the period to $109,000. During the fiscal year ended June 30, 1996, virtually all of the Bank's deposits were insured by the BIF. See "Impact of Recent Legislation."

    Salary and employee benefits, occupancy and equipment, data processing, and other operating expenses increased $2.4 million, $1.3 million, $443,000, and $1.8 million, respectively, resulting from both the acquisition of Conestoga and increased costs associated with activities as a public company. In addition, during the fiscal year ended June 30, 1997, the Bank incurred increased expenses of $2.9 million related to Employee Stock Ownership Plan ("ESOP") and RRP benefits, and $2.4 million related to goodwill amortization resulting from its acquisition of Conestoga. Only minor expenses were recorded during the fiscal year ended June 30, 1996 related to these items, as the Bank completed its initial public offering (from which the ESOP and RRP were generated) and its acquisition of Conestoga (from which goodwill was generated) on June 26, 1996. Partially offsetting these increased expenses was a decrease of $136,000 related to losses on other real estate owned, resulting from management's periodic review of reserves established for losses on other real estate owned. Overall, non-interest expense was 2.24% of average assets for the fiscal year ended June 30, 1997. Excluding the effects of the non-recurring SAIF charge, non-interest expense was 2.07% of average assets during the fiscal year ended June 30, 1997 compared to 2.06% for the fiscal year ended June 30, 1996.

    INCOME TAX EXPENSE. Income tax expense totaled $7.6 million. Income tax expense was reduced by $2.9 million during the fiscal year ended June 30, 1997, due to New York State and New York City recoveries of $1.9 million and $1.0 million, respectively, related to the Bank's deferred tax liability. Both of these recoveries resulted from recent tax legislation passed by both New York State and New York City. See "Impact of Recent Legislation." Income tax expense, exclusive of these recoveries, totaled $10.5 million during the fiscal year ended June 30, 1997, compared to $6.2 million during the fiscal year ended June 30, 1996, an increase of $4.3 million. This increase was attributable to both an increase of $6.4 million in pre-tax income and an increase in the effective tax rate from 45.9% for the fiscal year ended June 30, 1996, to 52.6% for the fiscal year ended June 30, 1997. The increased effective tax rate during the fiscal year ended June 30, 1997, (before recoveries) resulted primarily from the acquisition of Conestoga being accounted for as a tax-free transaction, resulting in the Company receiving no tax benefit for goodwill expense. In addition, the Company received no tax deduction for $666,000 of ESOP compensation expense related to the excess of the average fair market value of the Company's stock during the fiscal year ended June 30, 1997, over the original purchase price of the stock by the ESOP. Excluding the effects of these items, the effective tax rate for the fiscal year ended June 30, 1997 was 45.6%.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED JUNE 30, 1996 AND
1995

    GENERAL.   Net income for the fiscal year ended June 30, 1996 was $6.3 million as compared to $8.4 million for the fiscal year ended June 30, 1995. Income before cumulative effect of change in accounting principles for the year ended June 30, 1996 was $7.3 million, a decrease of $1.1 million from $8.4 million for the prior year. Decreases of $1.2 million and $398,000 in net interest income and non-interest income, respectively, were offset by a $440,000 decrease in income tax expense.

    INTEREST INCOME.   Interest income amounted to $52.6 million for the year
ended June 30, 1996, representing an increase of $3.4 million from the prior year. The increase was the result of the effect of a $43.1 million increase in average interest-earning assets, as the average yield on interest-earning assets decreased by 1 basis point. The largest components of the increase in interest income were interest income on real estate loans, investment securities and federal funds sold, of $939,000, $1.3 million and $625,000, respectively. All of these increases were driven primarily by the increases in average interest-earning assets of $8.9 million, $23.0 million and $11.7 million, in real estate loans, investment securities and federal funds sold, respectively. Average yields on real estate loans, and investment securities increased by 3 basis points and 12 basis points respectively, while the average yield on federal funds sold declined by 10 basis points. The small increase in yields on these assets resulted from general increase in interest rates during the year ended June 30, 1996, offset by a shift of funds to shorter-term, lower yielding investments and competitive loan pricing, which reduced rates slightly on loan originations. Since much of the real estate loan originations occurred during the fourth fiscal quarter, the effect upon average balance and interest income for the year ended June 30, 1996 was minor.

    INTEREST EXPENSE.    Interest expense was $23.5 million for the year ended
June 30, 1996, an increase of $4.6 million from the prior year. Interest-bearing liabilities averaged $570.1 million for the year ended June 30, 1996, representing an increase of $25.3 million, or 4.65%, over the prior year. The average rate paid on interest-bearing liabilities increased 64 basis points, from 3.48% to 4.12%. The increase in the average rate paid on interest-bearing liabilities resulted from the higher interest rate environment and from a steady shift of deposits out of savings accounts and into higher costing certificates of deposit. Management's strategy of paying competitive interest rates on certificates of deposit with maturities in excess of one year, which management believes should help to stabilize the Bank's cost of funds over the longer term, contributed to a higher cost of funds in the current period. Average savings account balances decreased by $31.6 million from $264.2 million for the year ended June 30, 1995, to $232.6 million for the year ended June 30, 1996, at the same time the average certificates of deposit balance increased by $59.7 million, from $225.8 million for the year ended June 30, 1995, to $285.5 million for the year ended June 30, 1996. The average rate paid on certificates of deposit increased by 93 basis points over the same period.

    PROVISION FOR LOAN LOSSES. The provision for loan losses increased slightly to $2.97 million for the year ended June 30, 1996, from $2.95 million for the year ended June 30, 1995. The Allowance for Loan Losses increased from $5.2 million at June 30, 1995 to $7.8 million at June 30, 1996, reflecting net charge-offs of $1.0 million during the fiscal year ended June 30, 1996, compared to $1.4 million for the fiscal year ended June 30, 1995, the provision for loan losses, and the addition for Conestoga allowance for loan losses of $668,000. In management's judgment, it was prudent to continue to increase the loan loss allowance based upon an evaluation of the adequacy of the reserve in the context of the Bank's historical loan loss experience and to reflect the growing volume of multi-family loan originations during 1996. Although charge-offs declined during fiscal 1996 from fiscal 1995, the Bank experienced an increase in non-performing loans of $1.5 million, from $5.1 million at June 30, 1995 to $6.6 million at June 30, 1996. See "Asset Quality."

    NON-INTEREST INCOME. Non-interest income declined $398,000 to $1.4 million for the year ended June 30, 1996, from $1.8 million for the year ended June 30, 1995. This decrease reflects a $53,000 reduction in net gain on the sale of Other Real Estate Owned ("OREO"), a decrease of $258,000 on net gains on sales of stock, and a decline of $136,000 in income provided from service charges. The decrease in net gain on sale of stocks was attributable primarily to a loss of $195,000 on the sale of preferred stocks in December, 1995. The decrease in income provided by service charges resulted primarily from a change in the manner in which the Bank accounts for income from the rental of safe deposit boxes. In addition, declines of $34,000 and $39,000 occurred in dividends on FHLBNY stock and annuity fees, respectively. Offsetting these declines, was an increase of $106,000 in net gains on sale of bonds.

    NON-INTEREST EXPENSE. Non-interest expense declined $32,000 from $14.1 million for the year ended June 30, 1995, to $14.0 million for the year ended June 30, 1996, attributable primarily to a decrease of $1.1 million in insurance premiums paid to the Federal Deposit Insurance Corporation ("FDIC"). This decrease resulted from a reduction in the BIF rate paid by the Bank to the FDIC for deposit insurance premiums, combined with a refund from the FDIC for BIF premiums previously paid in the amount of $319,000. The decrease in deposit insurance expense was partially offset by a $594,000 increase in compensation and benefits expense, which was attributable to an increase in employee bonuses and normal salary increases, and a $586,000 provision for losses attributable to the Bank's holding of OREO. Beginning with the fiscal year ended June 30, 1996, periodic provisions to the OREO valuation reserve are recorded as non-interest expense.

    INCOME TAX EXPENSE.   Income tax expense totaled $6.2 million for the year
ended June 30, 1996, compared to $6.6 million for the year ended June 30, 1995, a decline of $440,000. The decline was attributable primarily to a decrease of $1.6 million in pre-tax income, offset by an increase in the effective tax rate from 44.0% for the year ended June 30, 1995 to 45.9% for the year ended June 30, 1996. The lower effective tax rate during the year ended June 30, 1995, resulted substantially from the utilization of capital gains tax loss carryforwards totaling $183,000 during the fiscal year.

    CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES.   On July 1, 1995,
the Bank adopted SFAS 106, which requires accrual of post-retirement benefits, such as health care benefits, during the years an employee provides services. The cumulative effect of the adoption of SFAS 106 on prior years was $1,032,000, after a reduction for income taxes of $879,000. As permitted by the Standard, the Bank elected to record this liability at the time of adoption.

IMPACT OF INFLATION AND CHANGING PRICES

    The Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF RECENT LEGISLATION

     SAIF RECAPITALIZATION. The is currently a member of the BIF. The FDIC also maintains another insurance fund, the SAIF, which primarily insures the deposits of savings and loan associations, but also insures the deposits acquired by a BIF-insured institution from a SAIF-insured institution. With the consummation of the acquisition of Conestoga, the Bank acquired the deposits of Pioneer (the "Pioneer Deposits"), a member of the SAIF, which deposits totaled approximately $394.3 million at June 26, 1996. The Bank is now required to pay SAIF assessments with respect to the Pioneer Deposits. In addition, the Bank is required to pay SAIF assessments on all previously acquired SAIF deposits ("Oakar Deposits").

     Under law and regulation in effect at June 30, 1996, BIF-assessable deposits were assessed at a rate of $2,000 per year while SAIF-assessable deposits were assessed at rates ranging from $0.23 to $0.31 per $100 of SAIF-assessable deposits. This disparity resulted from the BIF's achievement of the required 1.25% reserve ratio while the SAIF had not reached the required 1.25% reserve, due primarily to the fact that a significant portion of SAIF assessments had been and were then being used to make payments on bonds ("FICO bonds") issued in the late 1980s by the Financing Corporation.

    On September 30, 1996, the Deposit Insurance Funds Act of 1996 (the "Funds Act") was enacted into law, and it amended the Federal Deposit Insurance Act in several ways to recapitalize the SAIF and reduce the disparity in the assessment rates for the BIF and the SAIF. The Funds Act authorized the FDIC to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. As implemented by the FDIC, the special assessment was $0.657 per $100 of an institution's SAIF-assessable deposits as of March 31, 1995. As applied to the Bank, the special assessment was imposed with respect to the Pioneer deposits, because Pioneer no longer exists as a corporate entity, as well as $39.3 million of Oakar Deposits. However, under the Funds Act, the Bank was entitled to reduce the amount of such deposits by 20% in computing the special assessment. Accordingly, the SAIF special assessment, which totaled $2.0 million, was paid by the Bank in November, 1996. The SAIF special assessment, although paid in November, 1996, was recorded as non-interest expense during the three months ended September 30, 1996.

     In view of the recapitalization of the SAIF and consistent with certain requirements of the Funds Act, the FDIC announced, in December, 1996, a reduction in the annual assessment rates on SAIF-assessable deposits for periods beginning on October 1, 1996 to 0 to 27 basis points for the quarterly period beginning October 1, 1996, with the rate of 0 basis points applied to well-capitalized institutions in the top supervisory group, such as the Bank. This rate range was identical to the rates previously approved for BIF members. In addition to the rate change, the FDIC elected to refund the Bank's regular assessment expense of $251,000 recorded during the three months ended September 30, 1996. This refund was recorded in other income during the three months ended December 31, 1996. As a result of this ruling, the Bank, as a well-capitalized institution in the top supervisory group, incurred, on a net basis, no expense beyond the SAIF special assessment charge for deposit insurance during the year ended June 30, 1997.

     Based upon the above, as long as the Bank maintains its current regulatory status, the Bank will either not have to pay, or will pay substantially lower, regular SAIF assessments compared to those paid prior to and including the three months ended September 30, 1996, assuming that the designated reserve ratio of 1.25% is maintained by the SAIF.

     In addition, the Funds Act expanded the assessment base for the payments on the FICO bonds to include, beginning January 1, 1997, the deposits of both BIF members and SAIF members. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist, the rate of assessment for the FICO bonds on BIF-assessable deposits shall be one-fifth of the rate imposed on SAIF-assessable deposits. The rate of assessments for the FICO bonds beginning on January 1, 1997, was $0.013 per $100 of BIF-assessable deposits and $0.0648 per $100 of SAIF-assessable deposits. During the year ended June 30, 1997, the Bank incurred $172,000 of expense related to the FICO bond assessments, which has been included in Federal deposit insurance premium expense in the consolidated statement of operations. For the semi-annual period beginning on July 1, 1997, the rates of assessment for the FICO bonds are 0.0126% for BIF-assessable deposits and 0.0630% for SAIF-assessable deposits.

     The Funds Act also provides for the merger of the BIF and SAIF on January 1, 1999, with such merger being conditioned upon the prior elimination of the thrift charter. The Secretary of the Treasury was required to conduct a study of relevant factors with respect to the development of a common charter for all insured depository institutions and abolition of separate charters for banks and thrifts and to report the Secretary's conclusions and findings to the Congress. The Secretary of Treasury has recommended to the Congress that the separate charter for thrifts be eliminated only if other legislation is adopted that permits bank holding companies to engage in certain non-financial activities. Absent legislation permitting bank holding companies to engage in such non-financial activities, the Secretary of the Treasury recommended that the thrift charter be retained. Several bills have been introduced in Congress to eliminate the federal thrift charter, but no determination has been made as to the enactment of legislation with respect to the thrift charter.

     RECAPTURE OF BAD DEBT RESERVES. Prior to the enactment, on August 20, 1996, of the Small Business Job Protection Act of 1996 (the "1996 Act"), for federal income tax purposes, thrift institutions such as the Bank, which met certain definitional tests primarily relating to their assets and the nature of their business, were permitted to establish tax reserves for bad debts and to make annual additions thereto, which additions could, within specified limitations, be deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, could be computed using an amount based on a six-year moving average of the Bank's actual loss experience (the "Experience Method"), or a percentage equal to 8.0% of the Bank's taxable income (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. Similar deductions for additions to the Bank's bad debt reserve were permitted under the New York State Bank Franchise Tax and the New York City Banking Corporation Tax; however, for purposes of these taxes, the effective allowable percentage under the PTI method was 32% rather than 8%.

     Under the 1996 Act, the PTI Method was repealed and the Bank, as a "large bank" (one with assets having an adjusted basis of more than $500 million), will be unable to make additions to its tax bad debt reserve, will be permitted to deduct bad debts only as they occur and will be required to recapture (I.E., take into income) over a six-year period, beginning with the Bank's taxable year beginning July 1, 1996, the excess of the balance of its bad debt reserves (other than the supplemental reserve) as of June 30, 1997 over the greater of the balance of such reserves as of December 31, 1987 (or over a lesser amount if the Bank's loan portfolio decreased since June 30, 1988). However, under the 1996 Act, such recapture requirements will be suspended for each of the two successive taxable years beginning July 1, 1996 in which the Bank originates a minimum amount of certain residential loans during such years that is not less than the average of the principal amounts of such loans made by the Bank during its six taxable years preceding July 1, 1996. Since the Bank has already provided a deferred income tax liability for this tax for financial reporting purposes, there was no adverse impact to the Bank's financial condition or results of operations from the enactment of this legislation.

    On July 30, 1996, New York State (the "State") enacted legislation, effective January 1, 1996, which generally retains the percentage of taxable income method for computing allowable bad debt deductions and does not require the Bank to recapture into income State tax bad debt reserves unless one of the following events occur: 1) the Bank's retained earnings represented by the reserve is used for purposes other than to absorb losses from bad debts, including dividends in excess of the Bank's earnings and profits or distributions in liquidation or in redemption of stock; 2) the Bank fails to qualify as a thrift as provided by the State tax law, or 3) there is a change in state tax law. The Bank had a deferred tax liability of approximately $1.9 million recorded for the excess of State tax bad debt reserves over its reserve at December 31, 1987 in accordance with SFAS 109. In December, 1996 after evaluating the State tax legislation, as well as relevant accounting literature and industry practices, management of the Bank concluded that this liability was no longer required to be recorded, and recovered the full deferred tax liability. This recovery resulted in a reduction of income tax expense during the year ended June 30, 1997 for the full amount of the recovered deferred tax liability.

    On March 11, 1997, New York City enacted legislation, effective January 1, 1996, which conformed its tax law regarding bad debt deductions to New York State's tax law. As a result of this legislation, the Bank, in March, 1997, recovered a deferred tax liability of approximately $1.0 million previously recorded for the excess of New York City tax bad debt reserves over its base year reserve at December 31, 1987. This recovery resulted in a reduction of income tax expense during the year ended June 30, 1997 for the full amount of the recovered deferred tax liability.

IMPACT OF RECENT ACCOUNTING STANDARDS

        In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, ''Accounting for Transfers of Financial Assets and Extinguishments of Liabilities'' ("SFAS 125"). SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are borrowings. SFAS 125 also requires that liabilities and derivatives incurred or obtained as part of a transfer be measured initially at fair value. This statement also provides guidance on measurement of servicing rights on assets transferred and derecognition of liabilities transferred. SFAS 125 is effective for all transfers, servicing, or extinguishments occurring after December 31, 1996, except for certain provisions relating to the accounting for secured borrowings and collateral and the accounting for transfers and servicing of repurchase agreements, dollar rolls, securities lending and similar transactions, for which the effective date was deferred until January 1, 1998, in accordance with Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS 127"). The Company adopted SFAS 125 as amended by SFAS 127 effective January 1, 1997. The adoption of this standard did not have a material impact on the financial condition or results of operations of the Bank.

     In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share'' ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share. SFAS 128 is applicable to all U.S. entities with publicly held common stock or potential common stock, and requires disclosure of basic earnings per share and diluted earnings per share, for entities with complex capital structures, on the face of the income statement, along with a reconciliation of the numerator and denominator of basic and diluted earnings per share. SFAS 128 replaces APB Opinion No. 15, issued by the American Institute of Certified Public Accountants in 1971, as the authoritative guidance for calculation and disclosure of earnings per share, but does not amend the provisions of SOP 93-6 related to the inclusion of allocated and unallocated ESOP shares when calculating average shares outstanding. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Early adoption is not permitted, and restatement of prior periods is required. Basic and diluted earnings per share, if computed under the standards of SFAS 128, would have been $0.95 and $0.95, respectively, for the year ended June 30, 1997.

    In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income'' ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 requires that financial statements report and display comprehensive income in the same prominence as net income, but permits the statement of comprehensive income to be presented either together with or apart from the income statement. Comprehensive income, as defined by SFAS 130 includes revenues, expenses, and gains and losses which, under current GAAP, bypass net income and are typically reported as a component of stockholders' equity. SFAS 130 is applicable for all entities which present a full set of financial statements and is effective for fiscal years beginning after December 15, 1997, with early adoption permitted.

    In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information'' ("SFAS 131"). SFAS 131 introduces a new model for segment reporting entitled the "management approach," which focuses upon the manner in which the chief operating decision makers organize segments within a company for making operating decisions and assessing performance. Under the management approach, reportable segments can be based upon, but are not limited to, products and services, geography and legal or management structure. SFAS 131 requires full financial disclosure for each segment, but only requires limited quarterly segment disclosure. SFAS 131 is applicable for all public, for-profit companies, and is effective for fiscal years beginning after December 15, 1997, with early application encouraged. Management of the Company is currently evaluating SFAS 131.

                         INDEPENDENT AUDITORS' REPORT


To the Stockholders and the Board of Directors of the Dime Community Bancorp, Inc. and Subsidiary

We have audited the accompanying consolidated statements of condition of the Dime Community Bancorp, Inc. and Subsidiary (the ''Company'') as of June 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Dime Community Bancorp, Inc. and Subsidiary as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 15, effective July 1, 1995, the Company changed its method of accounting for postretirement benefits other than pensions to comply with Statement of Financial Accounting Standards No. 106.


/S/ DELOITTE & TOUCHE LLP

New York, New York
August 8, 1997

                  DIME COMMUNITY BANCORP, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                  (Dollars in thousands except share amounts)

JUNE 30,                                                                                              1997                     1996
--------------------------------------------------------------------                         -------------             ------------
ASSETS:
Cash and due from banks                                                                           $19,198                  $17,055
Investment securities held-to-maturity (estimated market value of
   $102,024 and $43,428 at June 30, 1997 and 1996, respectively)
   (Notes 2, 4, and 12)                                                                           101,587                   43,552
Investment securities available for sale (Notes 2, 4, and 12):
    Bonds and notes (amortized cost of $52,426 and $338,141 at
      June 30, 1997 and 1996, respectively)                                                        52,798                  338,089
    Marketable equity securities (historical cost of $4,912 and $2,977
      at June 30, 1997 and 1996, respectively)                                                      5,889                    3,205
Mortgage-backed securities held-to-maturity (estimated market value of $79,075 and $52,596 at June 30, 1997 and 1996,
     respectively) (Notes 5 and 12)                                                                78,388                   52,580
Mortgage backed securities available for sale (amortized cost of
     $227,776 and $156,962 at June 30, 1997 and 1996,
     respectively)(Notes 5 and 12)                                                                230,137                  157,361
Federal funds sold (Note 2)                                                                        18,902                  115,130
Loans (Note 6):
    Real estate                                                                                   744,246                  577,663
    Other loans                                                                                     6,076                    5,564
    Less allowance for loan losses (Note 7)                                                       (10,726)                  (7,812)
--------------------------------------------------------------------                         -------------             ------------
   Total loans, net                                                                               739,596                  575,415
--------------------------------------------------------------------                         -------------             ------------
Loans held for sale                                                                                   262                      459
Premises and fixed assets (Note 9)                                                                 13,995                   14,399
Federal Home Loan Bank of New York capital stock (Note 10)                                          8,322                    7,604
Other real estate owned, net (Note 7)                                                               1,697                    1,946
Goodwill (Note 3)                                                                                  26,433                   28,438
Other assets (Notes 14 and 15)                                                                     17,822                   16,588
--------------------------------------------------------------------                         -------------             ------------
TOTAL ASSETS                                                                                   $1,315,026               $1,371,821
====================================================================                         =============             ============
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Due to depositors (Note 11)                                                                      $963,395                 $950,114
Escrow and other deposits (Note 2)                                                                 14,974                  141,732
Securities sold under agreements to repurchase (Note 12)                                           76,333                   11,998
Federal Home Loan Bank of New York advances                                                        63,210                   15,710
Payable for securities purchased (Note 12)                                                             -                    33,994
Accrued postretirement benefit obligation (Note 15)                                                 2,546                    2,381
Other liabilities (Note 1 and 15)                                                                   3,679                    2,821
--------------------------------------------------------------------                         -------------             ------------
TOTAL LIABILITIES                                                                               1,124,137                1,158,750
--------------------------------------------------------------------                         -------------             ------------
COMMITMENTS AND CONTINGENCIES (Note 16)
STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par, 9,000,000 shares authorized, none issued or
   outstanding at June 30, 1997 and June 30, 1996)                                                     -                        -
Common stock ($0.01 par, 45,000,000 shares authorized, 14,547,500 shares issued, 13,092,750 and 14,547,500 shares outstanding at June 30, 1997
   and 1996, respectively                                                                             145                      145
Additional paid-in capital                                                                        141,716                  141,240
Unallocated common stock of Employee Stock Ownership Plan  (Note 15)                              (10,324)                 (11,541)
Unearned common stock of Recognition and Retention Plan  (Note 15)                                 (9,671)                      -
Treasury stock, at cost (1,454,750 shares at June 30, 1997) (Note 18)                             (27,703)                      -
Retained earnings (Note 2 and 14)                                                                  94,695                   82,916
Unrealized gain on securities available for sale, net of deferred taxes                             2,031                      311
--------------------------------------------------------------------                         -------------             ------------
TOTAL STOCKHOLDERS' EQUITY                                                                        190,889                  213,071
--------------------------------------------------------------------                         -------------             ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                     $1,315,026               $1,371,821
====================================================================                         =============             ============

See notes to consolidated financial statements.

                  DIME COMMUNITY BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in thousands except share amounts)

FOR THE YEARS ENDED JUNE 30,                                                       1997                 1996                   1995
-------------------------------------------------------                    ------------          -----------          -------------
INTEREST INCOME:
Loans secured by real estate                                                    $54,965             $39,314                 $38,375
Other loans                                                                         460                 340                     307
Investment securities                                                            13,654               5,738                   4,402
Mortgage-backed securities                                                       17,704               5,927                   5,464
Federal funds sold                                                                2,247               1,300                     675
-------------------------------------------------------                    ------------          -----------          -------------
TOTAL INTEREST  INCOME                                                           89,030              52,619                  49,223
-------------------------------------------------------                    ------------          -----------          -------------
INTEREST EXPENSE:
Deposits  and escrow                                                             38,544              22,508                  17,933
Borrowed funds                                                                    3,020               1,008                   1,013
-------------------------------------------------------                    ------------          -----------          -------------
TOTAL INTEREST EXPENSE                                                           41,564              23,516                  18,946
NET INTEREST INCOME                                                              47,466              29,103                  30,277
Provision for loan losses                                                         4,200               2,979                   2,950
-------------------------------------------------------                    ------------          -----------          -------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                              43,266              26,124                  27,327
-------------------------------------------------------                    ------------          -----------          -------------
NON-INTEREST INCOME:
Service charges and other fees                                                    1,934                 911                   1,047
Net gain on sales and redemptions of securities and
   other assets                                                                     859                 (30)                    159
Net gain on sales of loans                                                          125                  12                      33
Other                                                                             1,215                 482                     534
-------------------------------------------------------                    ------------          -----------          -------------
TOTAL NON-INTEREST INCOME                                                         4,133               1,375                   1,773
-------------------------------------------------------                    ------------          -----------          -------------
NON-INTEREST EXPENSE:
Salaries and employee benefits                                                    9,794               7,359                   6,879
ESOP and RRP compensation expense                                                 3,058                 114                     -
OCCUPANCY AND EQUIPMENT                                                           3,084               1,775                   1,610
SAIF special assessment                                                           2,032                  -                      -
Federal deposit insurance premiums                                                  423                 109                   1,245
Data processing costs                                                             1,000                 557                     481
Provision for losses on Other real estate owned                                     450                 586                     -
Goodwill amortization                                                             2,405                  25                     -
Other                                                                             5,246               3,496                   3,838
-------------------------------------------------------                    ------------          -----------          -------------
TOTAL NON-INTEREST EXPENSE                                                       27,492              14,021                  14,053
-------------------------------------------------------                    ------------          -----------          -------------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLES                                                            19,907              13,478                  15,047
Income tax expense                                                                7,591               6,181                   6,621
-------------------------------------------------------                    ------------          -----------          -------------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
                                                                                 12,316               7,297                   8,426
CUMULATIVE EFFECT ON PRIOR YEARS OF  CHANGING TO A DIFFERENT
METHOD OF ACCOUNTING FOR:
Postretirement benefits other than pensions                                         -                (1,032)                    -
-------------------------------------------------------                    ------------          -----------          -------------
NET INCOME                                                                      $12,316              $6,265                  $8,426
=======================================================                    ============          ===========          =============
EARNINGS PER SHARE:
PRIMARY                                                                           $0.95                 N/A                     N/A
=======================================================                    ============          ===========          =============
FULLY DILUTED                                                                     $0.94                 N/A                     N/A
=======================================================                    ============          ===========          =============

See Notes to consolidated financial statements.

                  DIME COMMUNITY BANCORP, INC. AND SUBSIDIARY
         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     (IN THOUSANDS EXCEPT PER SHARE DATA)

FOR THE YEARS ENDED JUNE 30,                                                       1997                  1996                  1995
--------------------------------------------------------                   ------------          ------------          ------------
COMMON STOCK (PAR VALUE $0.01):
Balance at beginning of period                                                    $145                   $-                    $-
Issuance of common stock in initial public offering
   (14,547,500 shares)                                                              -                    145                    -
--------------------------------------------------------                   ------------          ------------          ------------
Balance at end of period                                                           145                   145                    -
--------------------------------------------------------                   ------------          ------------          ------------
ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of period                                                 141,240                    -                     -
Issuance of common stock in initial public offering                                 -                145,330                    -
Cost of issuance of common stock                                                  (190)               (4,107)                   -
Amortization of excess fair value over cost - ESOP stock                           666                    17                    -
--------------------------------------------------------                   ------------          ------------          ------------
Balance at end of period                                                       141,716               141,240                    -
--------------------------------------------------------                   ------------          ------------          ------------
EMPLOYEE STOCK OWNERSHIP PLAN:
Balance at beginning of period                                                 (11,541)                   -                     -
Common stock acquired by ESOP                                                       -                (11,638)                   -
Amortization of earned portion of ESOP stock                                     1,217                    97                    -
--------------------------------------------------------                   ------------          ------------          ------------
Balance at end of period                                                       (10,324)              (11,541)                   -
--------------------------------------------------------                   ------------          ------------          ------------
RECOGNITION AND RETENTION PLAN:
Balance at beginning of period                                                      -                     -                     -
Common stock acquired by RRP                                                   (10,846)                   -                     -
Amortization of earned portion of RRP stock                                      1,175                    -                     -
--------------------------------------------------------                   ------------          ------------          ------------
Balance at end of period                                                        (9,671)                   -                     -
--------------------------------------------------------                   ------------          ------------          ------------
TREASURY STOCK:
Balance at beginning of period                                                      -                     -                     -
Purchase of 1,454,750 shares, at cost                                          (27,703)                   -                     -
--------------------------------------------------------                   ------------          ------------          ------------
Balance at end of period                                                       (27,703)                   -                     -
--------------------------------------------------------                   ------------          ------------          ------------
RETAINED EARNINGS:
Balance at beginning of period                                                  82,916                76,651                68,225
Net income for the period                                                       12,316                 6,265                 8,426
CASH DIVIDENDS DECLARED AND PAID                                                  (537)                   -                     -
--------------------------------------------------------                   ------------          ------------          ------------
Balance at end of period                                                        94,695                82,916                76,651
--------------------------------------------------------                   ------------          ------------          ------------
MARKETABLE EQUITY SECURITIES VALUATION RESERVE:
Balance at beginning of period                                                      -                     -                   (306)
Effect of adoption of SFAS 115, net of deferred taxes                               -                     -                    306
--------------------------------------------------------                   ------------          ------------          ------------
Balance at end of period                                                            -                     -                     -
--------------------------------------------------------                   ------------          ------------          ------------
UNREALIZED GAIN ON SECURITIES AVAILABLE FOR SALE, NET:
Balance at beginning of period                                                     311                   416                    -
Effect of adoption of SFAS 115, net of deferred taxes                               -                     -                   (146)
Change in unrealized gain on securities available for sale
   during the period, net of deferred taxes                                      1,720                  (105)                  562
--------------------------------------------------------                   ------------          ------------          ------------
Balance at end of period                                                        $2,031                  $311                  $416
--------------------------------------------------------                   ------------          ------------          ------------

See notes to consolidated financial statements.

                  DIME COMMUNITY BANCORP, INC. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

FOR THE YEARS ENDED JUNE 30,                                                            1997                1996               1995
---------------------------------------------------------------                   ----------          ----------         ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                          $12,316              $6,265             $8,426
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Net gain on investment and mortgage backed securities called                             -                  (79)                -
Net (gain) loss on investment and mortgage backed securities sold                      (768)                164                 11
Net gain on sale of loans held for sale                                                (125)                (12)               (33)
Net gain on sale of other assets                                                        (19)                 -                  -
Net depreciation and amortization (accretion)                                          (958)                102              1,509
ESOP and RRP compensation expense                                                     3,058                 114                 -
Provision for loan losses                                                             4,200               2,979              2,950
Goodwill amortization                                                                 2,405                 25                  -
Decrease (increase) in loans held for sale                                              322                (310)               580
(Increase) decrease in other assets and other real estate owned                      (2,401)              3,040              3,762
Increase in accrued postretirement benefit obligation                                   165               2,115                 -
(DECREASE) INCREASE IN PAYABLE FOR SECURITIES PURCHASED                             (33,994)             33,994                 -
Increase in other liabilities                                                           858               1,677                291
---------------------------------------------------------------                   ----------          ----------         ----------
Net cash (used in) provided by Operating Activities                                 (14,941)             50,074             17,496
---------------------------------------------------------------                   ----------          ----------         ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net decrease (increase) in Federal funds sold                                        96,228             (52,253)           (10,780)
Proceeds from maturities of investment securities held to maturity                   19,075              13,065              2,060
Proceeds from maturities of investment securities available for sale                359,710             399,135             26,300
Proceeds from calls of investment securities held to maturity                         5,000              11,056                 -
Proceeds from calls of investment securities available for sale                      26,011              11,323                 -
Proceeds from sales of investment securities available for sale                      27,253                 501                 -
Proceeds from sales of mortgage backed securities held to maturity                       -                2,555              1,067
Proceeds from sales of mortgage backed securities available for sale                 16,713                  -                  -
Purchases of investment securities held to maturity                                 (82,010)             (9,292)            (1,000)
Purchases of investment securities available for sale                              (126,741)           (541,951)           (43,251)
Purchases of mortgage backed securities held to maturity                            (38,842)            (11,714)            (6,093)
Purchases of mortgage backed securities available for sale                         (115,265)            (11,554)            (5,053)
Principal collected on mortgage backed securities held to maturity                   12,820               9,995              7,905
Principal collected on mortgage backed securities available for sale                 28,201              15,877              5,690
Net increase in loans                                                              (168,381)            (41,856)              (215)
Cash disbursed in acquisition of Conestoga Bancorp, net of cash acquired               (400)            (93,074)                -
Purchases of fixed assets                                                              (652)               (779)              (125)
Purchase of Federal Home Loan Bank stock                                               (718)               (123)               188
---------------------------------------------------------------                   ----------          ----------         ----------
Net cash provided by (used in) Investing Activities                                  58,002            (299,089)           (23,307)
---------------------------------------------------------------                   ----------          ----------         ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in Due to depositors                                                    13,281               1,019              8,080
Net decrease (increase) in escrow and other deposits                               (126,758)            128,625             (1,187)
Proceeds from Federal Home Loan Bank of New York Advances                            47,500                  -                  -
Increase (decrease) in securities sold under agreements to repurchase                64,335                (111)               (51)
Proceeds from issuance of common stock, net of ESOP stock purchase                       -              133,837                 -
Cash disbursed for expenses related to issuance of common stock                        (190)             (4,107)                -
Purchase of common stock by the Recognition and Retention Plan                      (10,846)                 -                  -
Cash dividends paid to stockholders                                                    (537)                 -                  -
Purchase of treasury stock                                                          (27,703)                 -                  -
---------------------------------------------------------------                   ----------          ----------         ----------
Net cash (used in) provided by Financing Activities                                 (40,918)            259,263              6,842
---------------------------------------------------------------                   ----------          ----------         ----------
INCREASE IN CASH AND DUE FROM BANKS                                                   2,143              10,248              1,031
CASH AND DUE FROM BANKS, BEGINNING OF PERIOD                                         17,055               6,807              5,776
---------------------------------------------------------------                   ----------          ----------         ----------
CASH AND DUE FROM BANKS, END OF PERIOD                                              $19,198             $17,055             $6,807
===============================================================                   ==========          ==========         ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes                                                           $8,486              $6,993             $5,996
Cash paid for interest                                                              $41,270             $23,744            $18,932
TRANSFER OF LOANS TO OTHER REAL ESTATE OWNED                                         $1,407              $1,069              2,795
Transfer of investment and mortgage backed securities held-to-maturity
   to available for sale                                                                $-               $3,300             70,000
Change in unrealized gain on available for sale securities,
   net of deferred taxes                                                             $1,720               $(105)               562

On June 26, 1996, the Bank acquired all of the outstanding common stock of Conestoga Bancorp, Inc. for cash. In connection with this acquisition, the following assets were acquired and liabilities assumed:

Fair Value of Investments, Loans and Other Assets Acquired, net     $507,023
Cash paid for Common Stock                                          (101,272)
----------------------------------------------------------------- -----------
Deposits and Other Liabilities Assumed                              $405,751
================================================================= ===========

See Notes to consolidated financial statements.

               DIME COMMUNITY BANCORP, INC. AND SUBSIDIARY
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

1.    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

NATURE OF OPERATIONS - Dime Community Bancorp, Inc. (the "Company") is a Delaware corporation organized by the Bank for the purpose of acquiring all of the capital stock of The Dime Savings Bank of Williamsburgh (the "Bank") issued in the Conversion on June 26, 1996. Presently, the significant assets of the Company are the capital stock of the Bank, the Company's loan to the Bank's ESOP, and investments of the net conversion proceeds retained by the Company. The Company is subject to the financial reporting requirements of the Securities Exchange Act of 1934, as amended.

The Bank was originally founded in 1864 as a New York State-chartered mutual savings bank. On November 1, 1995, the Bank converted to a federal mutual savings bank. The Bank has been, and intends to continue to be, a community-oriented financial institution providing financial services and loans for housing within its market areas. The Bank maintains its headquarters in the Williamsburgh section of the borough of Brooklyn. Fourteen additional offices are located in the boroughs of Brooklyn, Queens, and the Bronx, and in Nassau County.

Since the sale of the Company's stock and the merger of Conestoga Bancorp, Inc. into the Bank occurred on June 26, 1996, the Company's results of operations for the years ended June 30, 1996 and 1995 are comprised of the results of operations of the Bank. Earnings per share information for the Company for the years ended June 30, 1996 and 1995 are not meaningful.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - The accounting and reporting policies of the Company conform to generally accepted accounting principles. The following is a description of the significant policies:

PRINCIPLES OF CONSOLIDATION - The accompanying 1997, 1996 and 1995 consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiary, the Bank. All financial statements presented include the accounts of the Bank's three wholly-owned subsidiaries, Havemeyer Equities Corp. (''HEC''), Boulevard Funding Corp. (''BFC'') and Havemeyer Brokerage Corp. (''HBC''). Prior to April, 1997, HBC was engaged in the sale of insurance and annuity products primarily to the Bank's customers and members of the local community. In April, 1997 HBC was changed from a service corporation to an operating subsidiary, whose primary function is the management of an investment securities portfolio. BFC and HEC were established in order to invest in real estate joint ventures and other real estate assets. BFC and HEC had no investments in real estate at June 30, 1997 and are currently inactive. All significant intercompany accounts and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES - Purchases and sales of Investments and Mortgage-backed securities are recorded on trade date. Gains and losses on sales of Investment and Mortgage-backed securities are recorded on the specific identification basis.

On July 1, 1994, the Bank adopted SFAS No. 115, ''Accounting for Investments in Debt and Equity Securities'' (''SFAS 115''). The Statement requires that debt and equity securities that have readily determinable fair values be carried at fair value unless they are held to maturity. Debt securities are classified as held to maturity and carried at amortized cost only if the reporting entity has a positive intent and ability to hold these securities to maturity. If not classified as held to maturity, such securities are classified as securities available for sale or as trading securities. Unrealized holding gains or losses on securities available for sale are excluded from earnings and reported net of income taxes as a separate component of stockholders' equity. The effect of adopting this statement was not material. At June 30, 1997, 1996 and 1995, all equity securities are classified as available for sale. At June 30, 1994, all debt securities were carried at amortized cost and all equity securities were carried at lower of cost or market.

LOANS HELD FOR SALE - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated market value.

ALLOWANCE FOR LOAN LOSSES - It is the policy of the Bank to provide a valuation allowance for estimated losses on loans based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations which may affect the borrower's ability to repay, estimated value of underlying collateral and current economic conditions in the Bank's lending area. The allowance is increased by provisions for loan losses charged to operations and is reduced by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management uses available information to estimate losses on loans, future additions to the allowance may be necessary based on changes in economic conditions beyond management's control. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management. Management believes, based upon all relevant and available information, that the allowance for loan losses is adequate to absorb losses inherent in the portfolio.

On July 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, ''Accounting by Creditors for Impairment of a Loan'' (''SFAS 114''). The Statement requires all creditors to account for impaired loans, except those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of expected future cash flows discounted at the loan's effective interest rate. As an expedient, creditors may account for impaired loans at the fair value of the collateral or at the observable market price of the loan if one exists. The adoption of SFAS 114, as amended by SFAS 118, did not have a material effect on the Bank's financial condition or results of operations.

LOAN INCOME RECOGNITION - Interest income on loans is recorded under the level yield method. Under this method, discount accretion and premium amortization are included in interest income.

Accrual of interest is discontinued when its receipt is in doubt but no later than when a loan becomes ninety days past due as to principal or interest. When interest accruals are discontinued, any interest credited to income in the current year is reversed. Payments on nonaccrual loans are applied to principal. Management may elect to continue the accrual of interest when a loan is in the process of collection and the estimated fair value of collateral is sufficient to cover the principal balance and accrued interest. Loans are returned to accrual status once the doubt concerning collectibility has been removed and the borrower has demonstrated performance in accordance with the loan terms and conditions.

LOAN FEES - Loan origination fees and certain direct loan origination costs are deferred and amortized as a yield adjustment over the contractual loan terms.

OTHER REAL ESTATE OWNED, NET - Properties acquired as a result of foreclosure on a mortgage loan are classified as Other real estate owned and are recorded at the lower of the recorded investment in the related loan or the fair value of the property at the date of acquisition, with any resulting write down charged to the allowance for loan losses. Subsequent write downs are charged to the valuation allowance for possible losses on Other real estate owned.

Prior to July 1, 1995, the Bank was required to include in Other real estate owned loans which have been in substance foreclosed. Effective July 1, 1995, the Bank adopted SFAS 114. The provisions of this Statement eliminated the Bank's requirement to include in substance foreclosed loans in other real estate owned, except where the Bank has completed foreclosure proceedings. In substance foreclosed real estate is not material to the financial condition or results of operations of the Bank.

PREMISES AND FIXED ASSETS - Land is stated at original cost. Buildings and furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the properties as follows:

Buildings                  2.22% to 2.50% per year
Furniture and equipment               10% per year

Leasehold improvements are amortized over the remaining non-cancelable terms of the related leases.

EARNINGS PER SHARE ("EPS")- Primary and fully diluted EPS for the year ended June 30, 1997 are computed by dividing net income by the average number of common shares outstanding during the period, adjusted for common stock equivalents related to stock options granted. The dilutive effect of stock options is computed using the average market price of the common stock for primary EPS and the greater of the average market price or closing market price for fully diluted EPS. Unallocated shares owned by the ESOP and treasury stock are excluded from the number of shares outstanding. RRP shares are included in the number of shares outstanding. The average shares utilized for primary and fully diluted earnings per share were 12,980,190 and 13,137,482, respectively, for the year ended June 30, 1997. Earnings per share information is not presented for the years ended June 30, 1996 and 1995 as it is not considered meaningful since the initial public offering of the Company's stock did not occur until June 26, 1996.

GOODWILL - Goodwill generated from the Bank's acquisition of Conestoga Bancorp, Inc. on June 26, 1996 is recorded on a straight line basis over a twelve year period. In March 1995, the FASB issued SFAS No. 121, ''Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of'' which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment and reported at the lower of carrying amount or fair value, less cost to sell, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Since June 26, 1996, no such event or change in circumstance has occurred which has caused the Company to review the recorded level of goodwill associated with assets acquired from Conestoga.

INCOME TAXES - Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS 109") which requires that deferred taxes be provided for temporary differences between the book and tax basis of assets and liabilities.

CASH FLOWS - For purposes of the Consolidated Statement of Cash
Flows, the Bank considers cash and due from banks to be cash equivalents.

EMPLOYEE BENEFITS - The Company maintains a Retirement Plan and
401(k) Plan for substantially all of its employees, both of which are tax qualified under the Employee Retirement Income
Security Act of 1974 (ERISA).

The Company maintains a separate plan which provides additional postretirement benefits to employees, which is recorded in accordance with Statement of Financial Accounting Standards No. 106, ''Employers' Accounting for Postretirement Benefits Other Than Pensions'' ("SFAS 106"). This Statement requires accrual of postretirement benefits (such as health care benefits) during the years an employee provides services. The Company adopted SFAS 106 on July 1, 1995. As permitted by SFAS 106, the Bank elected to record the full cumulative liability at the time of adoption, which resulted in a cumulative effect adjustment of $1,032, after reduction for income taxes of $879, which was charged to operations during the fiscal year ended June 30, 1996.

The Company maintains an Employee Stock Ownership Plan for employees ("ESOP"). Compensation expense related to the ESOP is recorded in accordance with SOP 93-6, which requires the compensation expense to be recorded during the period in which the shares become committed to be released to participants. The compensation expense is measured based upon the fair market value of the stock during the period, and, to the extent that the fair value of the shares committed to be released differs from the original cost of such shares, the difference is recorded as an adjustment to additional paid-in capital.

In December, 1996, the Company adopted a Recognition and Retention Plan for employees and outside directors ("RRP') and Stock Option Plan for Employees and Outside Directors (the "Stock Option Plan"), which are subject to the accounting requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"). SFAS 123 encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations ("APB 25"). Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. To date, no compensation expense has been recorded for stock options, since, for all granted options, the market price on the date of grant equals the amount employees must pay to acquire
the stock.   In accordance with APB 25, compensation expense
related to the RRP is recorded for all shares earned by participants during the period at $18.64 per share, the average historical cost of the shares of all RRP shares acquired.

FINANCIAL INSTRUMENTS - Statement of Financial Accounting Standards No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments became effective in 1994 and requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. The Company did not hold any derivative financial instruments as defined by SFAS 119 at June 30, 1997, 1996 or 1995.

RECENTLY ISSUED ACCOUNTING STANDARDS- In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, ''Accounting for Transfers of Financial Assets and Extinguishments of Liabilities'' ("SFAS 125"). SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are borrowings. SFAS 125 also requires that liabilities and derivatives incurred or obtained as part of a transfer be measured initially at fair value. This statement also provides guidance on measurement of servicing rights on assets transferred and derecognition of liabilities transferred. SFAS 125 is effective for all transfers, servicing, or extinguishments occurring after December 31, 1996, except for certain provisions relating to the accounting for secured borrowings and collateral and the accounting for transfers and servicing of repurchase agreements, dollar rolls, securities lending and similar transactions, for which the effective date was deferred until January 1, 1998, in accordance with Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS 127"). The Company adopted SFAS 125 as amended by SFAS 127 effective January 1, 1997. The adoption of this standard did not have a material impact on the financial condition or results of operations of the Bank.

In February, 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share'' ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share. SFAS 128 is applicable to all U.S. entities with publicly held common stock or potential common stock, and requires disclosure of basic earnings per share and diluted earnings per share, for entities with complex capital structures, on the face of the income statement, along with a reconciliation of the numerator and denominator of basic and diluted earnings per share. SFAS 128 replaces APB Opinion No. 15, issued by the American Institute of Certified Public Accountants in 1971, as the
authoritative guidance for calculation and disclosure of earnings per share, but does not amend the provisions of SOP 93-6 related to the inclusion of allocated and unallocated ESOP shares when calculating average shares outstanding. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Early adoption is not permitted, and restatement of prior periods is required. Basic and diluted earnings per share, if computed under the standards of SFAS 128, would have been $0.95 and $0.95, respectively, for the year ended June 30, 1997.

In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income'' ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 requires that financial statements report and display comprehensive income in the same prominence as net income, but permits the statement of comprehensive income to be presented either together with or apart from the income statement. Comprehensive income, as defined by SFAS 130 includes revenues, expenses, and gains and losses which, under current GAAP, bypass net income and are typically reported as a component of stockholders' equity. SFAS 130 is applicable for all entities which present a full set of financial statements and is effective for fiscal years beginning after December 15, 1997, with early adoption permitted.

In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information'' ("SFAS 131"). SFAS 131 introduces a new method for segment reporting referred to as the "management approach," which focuses upon the manner in which the chief operating decision makers organize segments within a company for making operating decisions and assessing performance. Under the management approach, reportable segments can be based upon, but are not limited to, products and services, geography and legal or management structure. SFAS 131 requires full financial disclosure for each segment, but only requires limited quarterly segment disclosure. SFAS 131 is applicable for all public, for-profit companies, and is effective for fiscal years beginning after December 15, 1997, with early application encouraged. Management of the Company is currently evaluating SFAS 131.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas in the accompanying financial statements where estimates are significant include the allowance for loans losses, the carrying value of other real estate, purchase accounting adjustments related to the acquisition of Conestoga and the fair value of financial instruments.

RECLASSIFICATION - Certain June 30, 1996, and 1995 amounts have been reclassified to conform to the June 30, 1997 presentation.

2.   CONVERSION TO STOCK FORM OF OWNERSHIP:

On November 2, 1995, the Board of Directors of the Bank adopted a Plan of Conversion to convert from mutual to stock form. As part of the conversion, the Company was incorporated under Delaware law for the purpose of acquiring and holding all of the outstanding stock of the Bank. On June 26, 1996, the Company completed its initial public offering and issued 14,547,500 shares of common stock (par value $.01 per share) at a price of $10.00 per share, resulting in net proceeds of approximately $141,368 prior to the acquisition of stock by the Employee Stock Ownership Plan. The Company retained approximately $53,397 of the net proceeds and used the remaining net proceeds to purchase all of the outstanding stock of the Bank. Costs related to the conversion were charged against the Company's proceeds from the sale of the stock.

The Company received approximately $131,078 of excess proceeds resulting from the oversubscription of the Company's initial public offering. In accordance with the terms of the offering, these funds were refunded on July 1, 1996 inclusive of interest earned at the Bank's existing passbook rate for the period held. The excess proceeds were recorded in Escrow and other deposits, and were invested in short-term Investment securities and Federal funds sold at June 30, 1996.

At the time of conversion, the Bank established a liquidation account in an amount equal to the retained earnings of the Bank as of the date of the most recent financial statements contained in the final conversion prospectus. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

As discussed in Note 3, the Company acquired Conestoga Bancorp, Inc. on June 26, 1996. The liquidation account previously established by Conestoga's subsidiary, Pioneer Savings Bank, F.S.A. during its initial public offering in March, 1993, was assumed by the Company in the acquisition.

The Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements, the amount required for the liquidation account, or if such declaration and payment would otherwise violate regulatory requirements.

3.   BUSINESS ACQUISITIONS

On June 26, 1996, the Bank completed the acquisition of Conestoga Bancorp, Inc., the holding company for the Pioneer Savings Bank, F.S.B. The Bank received approximately $170,836, $124,411 and $111,991 of investment securities, mortgage-backed securities and loans, respectively, at fair value and assumed approximately $394,250 of customer deposit liabilities. Approximately $10,000 of investment securities acquired were classified as held-to-maturity at June 30, 1996. All other securities acquired were classified as available for sale. Total cash paid for the acquisition was $101,272. The goodwill generated in the transaction of $28,438 is being amortized on a straight line basis over 12 years for financial reporting purposes.

This acquisition was recorded using the purchase method of accounting; accordingly, the purchase price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair values.

All operations of Conestoga acquired by the Bank are reflected in the consolidated statement of operations of the Company for the year ended June 30, 1997. The consolidated statements of financial condition as of June 30, 1997 and 1996 include the assets acquired from Conestoga. The information below presents, on an unaudited pro forma basis, the consolidated statement of operations for the Company for the years ended June 30, 1996 and 1995. All information below is adjusted for the acquisition of Conestoga, as if the transaction had been consummated on July 1, 1995 and 1994 respectively for the years ended June 30, 1996 and 1995.

Pro Forma for Year Ended June 30,           1996           1995
-------------------------------------   ---------      ---------
Net interest income                       $43,129        $44,658
Provision for possible loan losses          3,083          2,914
Non-interest income                         3,965          3,603
Non-interest expense:
   Goodwill amortization                    2,350          2,347
   Other non-interest expense              20,540         19,833
-------------------------------------   ---------      ---------
Total non-interest expense                 22,890         22,180
-------------------------------------   ---------      ---------
Income before income taxes                $21,121        $23,167
=====================================   =========      =========

4.   INVESTMENT SECURITIES HELD TO MATURITY AND AVAILABLE FOR SALE

The amortized cost, gross unrealized gains and losses and estimated market value of investment securities held to maturity at June 30, 1997 were as follows:

                                                                           Investment Securities Held to Maturity


                                                                          Gross                 Gross                Estimated
                                                  Amortized             Unrealized           Unrealized               Market
                                                     Cost                 Gains                Losses                 Value
                                                  -----------           -----------           -----------          -----------
DEBT SECURITIES:
U.S. Treasury securities and obligations
  of U.S. Government corporations and
  agencies                                           $86,036               $498                  $(116)               $86,418
Obligations of state and political
  subdivisions                                         1,974                 43                     -                   2,017
Corporate securities                                  13,327                 28                    (14)                13,341
Public utilities                                         250                  -                     (2)                   248
                                                  -----------           -----------           -----------          -----------
                                                    $101,587               $569                  $(132)              $102,024
                                                  ===========           ===========           ===========          ===========

The amortized cost and estimated market value of investment securities held to maturity at June 30, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                  Estimated
                                          Amortized                  Market
                                              Cost                    Value

-----------------------------------      -----------              -----------
Due in one year or less                       $5,248                   $5,255
Due after one year through five years         83,962                   84,367
Due after five years through ten years        11,132                   11,157
Due after ten years                            1,245                    1,245
-----------------------------------       -----------              -----------
                                            $101,587                 $102,024
===================================       ===========              ===========


During the year ended June 30, 1997, proceeds from the calls of investment securities held to maturity totaled $5,000. No gain or loss was realized on these calls. There were no sales of investment securities held to maturity during the year ended June 30, 1997.

The amortized/historical cost, gross unrealized gains and losses and estimated market value of investment securities available for sale at June 30, 1997 were as follows:

                                                                              Investment Securities Available for Sale
                                                  Amortized/              Gross                 Gross                Estimated
                                                  Historical            Unrealized           Unrealized               Market
                                                     Cost                 Gains                Losses                 Value
                                                  -----------           -----------           -----------          -----------
DEBT SECURITIES:
U.S. Treasury securities and obligations
  of U.S. Government corporations and
  agencies                                           $33,706                 $130                  $(28)               $33,808
Corporate securities                                  17,471                  277                    (5)                17,743
Public utilities                                       1,249                   12                   (14)                 1,247
-----------------------------------               -----------           -----------           -----------          -----------
                                                      52,426                  419                   (47)                52,798
EQUITY SECURITIES:                                     4,912                  980                    (3)                 5,889
-----------------------------------               -----------           -----------           -----------          -----------
                                                     $57,338               $1,399                  $(50)               $58,687
===================================               ===========           ===========           ===========          ===========

The amortized cost and estimated market value of investment securities available for sale at June 30, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                   Estimated
                                          Amortized                   Market
                                              Cost                     Value

-----------------------------------       -----------              -----------
Due in one year or less                      $10,490                   $10,527
Due after one year through five years         36,442                    36,722
Due after five years through ten years         5,494                     5,549
                                           -----------              -----------
                                             $52,426                   $52,798
                                            ==========              ===========

During the year ended June 30, 1997, proceeds from the sales and calls of investment securities available for sale totaled $27,253 and $26,011, respectively. A loss of $273 and gain of $11 resulted from the sales and calls, respectively.

The amortized cost, gross unrealized gains and losses and estimated market value of investment securities held to maturity at June 30, 1996 were as follows:

                                                                           Investment Securities Held to Maturity

                                                                          Gross                 Gross                Estimated
                                                  Amortized             Unrealized           Unrealized               Market
                                                     Cost                 Gains                Losses                 Value
                                                  -----------           -----------           -----------          -----------
DEBT SECURITIES:
U.S. Treasury securities and obligations
  of U.S. Government corporations and
  agencies                                           $18,705                $-                    $(58)                $18,647
Obligations of state and political
  subdivisions                                         2,048                 31                      -                   2,079
Corporate securities                                  20,531                 34                   (117)                 20,448
Public utilities                                       2,268                 -                     (14)                  2,254
-----------------------------------               -----------           -----------           -----------           -----------
                                                     $43,552                $65                  $(189)                $43,428
===================================               ===========           ===========           ===========           ===========

During the year ended June 30, 1996, proceeds from the calls of investment securities held to maturity totaled $11,056. A gain of $56 was realized on these calls. There were no sales of investment securities held to maturity during the year ended June 30, 1996.

The amortized/historical cost, gross unrealized gains and losses and estimated market value of investment securities available for sale at June 30, 1996 were as follows:

                                                                              Investment Securities Available for Sale

                                                  Amortized/              Gross                 Gross                Estimated
                                                  Historical           Unrealized           Unrealized               Market
                                                     Cost                 Gains                Losses                 Value
                                                  -----------           -----------           -----------          -----------
DEBT SECURITIES:
U.S. Treasury securities and obligations
   of U.S. Government corporations and
   agencies                                          $277,240                 $20                   $(80)             $277,180
Corporate securities                                   58,652                  27                     -                 58,679
Public utilities                                        2,249                   9                    (28)                2,230
-----------------------------------               -----------           -----------           -----------          -----------
                                                      338,141                  56                   (108)              338,089
EQUITY SECURITIES:
Mutual funds                                            2,977                 229                     (1)                3,205
-----------------------------------               -----------           -----------           -----------          -----------
                                                     $341,118                $285                  $(109)             $341,294
===================================               ===========           ===========           ===========          ===========

During the year ended June 30, 1996, proceeds from the sales and calls of investment securities available for sale totaled $501 and $11,323, respectively. A loss of $195 and gain of $24 resulted from the sales and calls respectively.

5.   MORTGAGE-BACKED SECURITIES  HELD  TO MATURITY AND AVAILABLE
FOR SALE

The amortized cost, gross unrealized gains and losses and the estimated market value of mortgage-backed securities held to maturity at June 30, 1997 were as follows:

                                                                       Mortgage-Backed Securities Held to Maturity

                                                                           Gross                 Gross              Estimated
                                                  Amortized             Unrealized           Unrealized               Market
                                                     Cost                 Gains                Losses                 Value
                                                  -----------           -----------           -----------          -----------
GNMA pass-through certificates                       $15,100                 $562                   $(2)               $15,660
FHLMC pass-through certificates                       40,528                  127                   (56)                40,599
FNMA pass-through certificates                        22,760                  120                   (64)                22,816
-----------------------------------               -----------           -----------           -----------          -----------
                                                     $78,388                 $809                 $(122)               $79,075
===================================               ===========           ===========           ===========          ===========

There were no sales of mortgage-backed securities held to maturity during the fiscal year ended June 30, 1997.


The amortized cost, gross unrealized gains and losses and the estimated market value of mortgage-backed securities available for sale at June 30, 1997 were as follows:

                                                                     Mortgage-Backed Securities Available for Sale

                                                                          Gross                 Gross                Estimated
                                                  Amortized             Unrealized           Unrealized               Market
                                                     Cost                 Gains                Losses                 Value
                                                  -----------           -----------           -----------          -----------
Collateralized mortage obligations                   $72,343                 $333                 $(176)               $72,500
GNMA pass-through certificates                        88,874                1,903                    (6)                90,771
FHLMC pass-through certificates                       17,698                  293                   (54)                17,937
FNMA pass-through certificates                        48,861                  416                  (348)                48,929
-----------------------------------               -----------           -----------           -----------          -----------
                                                    $227,776               $2,945                 $(584)              $230,137
===================================               ===========           ===========           ===========          ===========

Proceeds from the sale of mortgage-backed securities available for sale were $16,713 during the year ended June 30, 1997. A gain of $495 was recognized on these sales.

The amortized cost, gross unrealized gains and losses and the estimated market value of mortgage-backed securities held to maturity at June 30, 1996 were as follows:

                                                                           Gross                 Gross              Estimated

                                                  Amortized             Unrealized           Unrealized               Market
                                                     Cost                 Gains                Losses                 Value
                                                  -----------           -----------           -----------          -----------

GNMA pass-through certificates                       $17,997                 $437                  $(8)               $18,426
FHLMC pass-through certificates                       27,296                   15                 (274)                27,037
FNMA pass-through certificates                         7,287                    2                 (156)                 7,133
-----------------------------------               -----------           -----------           -----------          -----------
                                                     $52,580                 $454                $(438)               $52,596
===================================               ===========           ===========           ===========          ===========

Proceeds from the sale of mortgage-backed securities held to maturity were approximately $2,555 for the year ended June 30, 1996. A gain of approximately $31 was realized on these sales. The securities sold met the DE MINIMUS exemption in SFAS 115, as the unpaid principal at the date of sale was less than 15% of their acquired par value.

The amortized cost, gross unrealized gains and losses and the estimated market value of mortgage-backed securities available for sale at June 30, 1996 were as follows:

                                                Mortgage-Backed Securities Available for Sale

                                                                          Gross                 Gross              Estimated
                                                  Amortized             Unrealized           Unrealized               Market
                                                     Cost                 Gains                Losses                 Value
                                                  -----------           -----------           -----------          -----------
Collateralized mortage obligations                    $8,566                  $23                   $-                 $8,589
GNMA pass-through certificates                        70,136                   -                     -                 70,136
FHLMC pass-through certificates                       28,826                  344                   (54)               29,116
FNMA pass-through certificates                        49,434                  118                   (32)               49,520
-----------------------------------               -----------           -----------           -----------          -----------
                                                    $156,962                 $485                  $(86)             $157,361
===================================               ===========           ===========           ===========          ===========

There were no sales of mortgage-backed securities available for sale during the year ended June 30, 1996.

6.   LOANS

The Company's real estate loans are comprised of the following:

    At June 30,                       1997                    1996
-------------------------------  -----------             -----------
One-to-four family                 $140,536                $169,723
Multi-family and underlying
  cooperative                       498,536                 296,630
Nonresidential                       43,180                  37,708
F.H.A. insured mortgage loans        12,275                  14,132
V.A. insured mortgage loans           1,878                   2,554
Co-op loans                          50,931                  59,083
-------------------------------  -----------             -----------
                                    747,336                 579,830
Net unearned fees                    (3,090)                 (2,167)
-------------------------------  -----------             -----------
                                   $744,246                $577,663
===============================  ===========             ===========


The Bank originates both adjustable and fixed interest rate real estate loans. At June 30, 1997, the approximate composition of these loans was as follows:

                        Fixed Rate                                                              Variable Rate
Period to Maturity or Next Repricing         Book Value                     Period to Maturity or Next Repricing     Book Value
------------------------------               ---------                      ------------------------------           ---------
1 month-1 year                                 $1,196                       1 month-1 year                            $118,874
1 year-3 years                                  8,991                       1 year-3 years                             136,427
3 years-5 years                                 5,288                       3 years-5 years                            274,223
5 years-10 years                               71,740                       5 years-10 years                            31,361
Over 10 years                                  89,141                       Over 10 years                               10,095
------------------------------               ---------                      ------------------------------           ---------
                                             $176,356                                                                 $570,980
==============================               =========                      ==============================           =========

The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the Federal Home Loan
Bank of New York five-year borrowing funds rate, the one-year constant maturity Treasury index, or the Federal Home Loan Bank national mortgage contract rate.

A concentration of credit risk exists within the Bank's loan portfolio, as the majority of real estate loans are collateralized by properties located in New York City and Long
Island.

The Company's other loans are comprised of the following:

    At June 30,                              1997                     1996
---------------------------------        -----------             -----------
Student loans                                $1,005                  $1,307
Passbook loans (secured by savings
  and time deposits)                          2,801                   3,044
Home improvement loans                        1,243                     891
Consumer installment and other loans          1,027                     323
---------------------------------        -----------             -----------
                                              6,076                   5,565
Unearned discount                                -                       (1)
---------------------------------        -----------             -----------
                                             $6,076                  $5,564
=================================        ===========             ===========


Loans on which the accrual of interest has been discontinued were $3,190 and $6,551 at June 30, 1997 and 1996, respectively. If interest on those loans had been accrued, interest income would have been increased by approximately $247 and $410 for the years ended June 30, 1997 and 1996, respectively.

The Bank had outstanding loans considered troubled-debt restructurings of $4,671 at both June 30, 1997 and 1996, respectively. Income recognized on these loans was approximately
$357 and $344 for the years ended June 30, 1997 and 1996, respectively, compared to interest income of $471 and $471 calculated under the original terms of the loans, for the years ended June 30, 1997 and 1996, respectively.

The recorded investment in loans for which impairment has been recognized under the guidance of SFAS 114 was approximately $4,294 and $7,419 at June 30, 1997 and 1996, respectively. The average balance of impaired loans was approximately $4,736 and $6,696 for the years ended June 30, 1997 and 1996, respectively. Write-downs of $985 and $553 were taken on impaired loans during the years ended June 30, 1997 and 1996, respectively. At June 30, 1997 and 1996, specific reserves totaling $122 and $955 were allocated within the allowance for loan losses for impaired loans. Net principal received and interest income recognized on impaired loans during the years ended June 30, 1997 was not material. At June 30, 1997 and 1996, one loan totaling $2,681, was deemed impaired for which no reserves have been provided. This loan, which is included in troubled-debt restructurings at June 30, 1997 and 1996, has performed in accordance with the provisions of the restructuring agreement signed in October, 1995. The loan was on accrual status at both June 30, 1997 and 1996. All other loans deemed impaired, which total 6 and 10 loans as of June 30, 1997 and 1996, respectively, have reserves allocated towards their outstanding balance.

The following assumptions were utilized in evaluating the loan portfolio pursuant to the provisions of SFAS 114:

HOMOGENOUS LOANS - One-to-four family residential mortgage loans and loans on cooperative apartments having a balance of less than $203 and consumer loans are considered to be small balance homogenous loan pools and, accordingly, are not covered by SFAS 114.

LOANS EVALUATED FOR IMPAIRMENT - All non-homogeneous loans greater than $1,000 are individually evaluated for potential impairment. Additionally, residential mortgage loans exceeding $203 and delinquent in excess of 60 days are evaluated for impairment. A loan is considered impaired when it is probable that all contractual amounts due will not be collected in accordance with the terms of the loan. A loan is not deemed to be impaired if a delay in receipt of payment is expected to be less than 30 days or if, during a longer period of delay, the Bank expects to collect all amounts due, including interest accrued at the contractual rate during the period of the delay. Factors considered by management include the property location, economic conditions, and any unique circumstances affecting the loan. Except as noted above, at June 30, 1997 and 1996, all impaired loans were on nonaccrual status. In addition, at June 30, 1997 and 1996, respectively, approximately $1,577 and $1,817 of one to four family residential mortgage loans and loans on cooperative apartments with a balance of less than $203 were on nonaccrual status. These loans are considered as a homogeneous loan pool not covered by SFAS 114.

RESERVES AND CHARGE-OFFS - The Bank allocates a portion of its total allowance for loan losses to loans deemed impaired under SFAS 114. All charge-offs on impaired loans are recorded as a reduction in both loan principal and the allowance for loan losses. Management evaluates the adequacy of its allowance for loan losses on a regular basis. At June 30, 1997, management believes that its allowance is adequate to provide for losses inherent in the total loan portfolio, including impaired loans.

MEASUREMENT OF IMPAIRMENT - Since all impaired loans are collateralized by real estate properties, the fair value of the collateral is utilized to measure impairment.

INCOME RECOGNITION - Accrual of interest is discontinued on loans identified as impaired and past due ninety days.
Subsequent cash receipts are applied initially to the outstanding loan principal balance. Additional receipts beyond the recorded outstanding balance at the time interest is discontinued are recorded as recoveries in the Bank's allowance for loan losses.

7. ALLOWANCE FOR LOAN LOSSES AND POSSIBLE LOSSES ON OTHER REAL
ESTATE OWNED

Changes in the allowance for loan losses were as follows:

For the year ended June 30,                         1997                1996                1995
---------------------------                      ---------           ---------           ---------
Balance at beginning of period                     $7,812              $5,174              $3,633
Provision charged to operations                     4,200               2,979               2,950
Loans charged off                                  (1,388)             (1,023)             (1,656)
Recoveries                                            102                  14                 247
Reserve acquired in purchase
   of Conestoga                                        -                  668                  -
---------------------------                      ---------           ---------           ---------
                                                  $10,726              $7,812              $5,174
===========================                      =========           =========           =========

Changes in the allowance for possible losses on real estate owned were as follows:

For the year ended June 30,                     1997                  1996
---------------------------                  ---------             ---------
Balance at beginning of period                   $114                  $-
Provision charged to operations                   450                  586
Charge-offs, net of recoveries                   (377)                (472)
---------------------------                   ---------            ---------
                                                 $187                 $114
===========================                   =========            =========


Prior to July 1, 1995, no valuation allowance for possible losses on Other real estate owned was maintained by the Bank.

8.   MORTGAGE SERVICING ACTIVITIES

At June 30, 1997 and 1996, the Bank was servicing loans for others having principal amounts outstanding of approximately $69,648 and $91,050 respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. In connection with these loans serviced for others, the Bank held borrowers' escrow balances of approximately $652, $1,055 and $1,440 at June 30, 1997, 1996 and
1995, respectively.

9.   PREMISES AND FIXED ASSETS

The following is a summary of premises and fixed assets:

    At June 30,                       1997                  1996
------------------------------    ---------               ---------
Land                                $3,964                  $3,964
Buildings                           12,778                  12,527
Leasehold improvements               1,190                   1,190
Furniture and equipment              7,105                   6,673
------------------------------    ---------               ---------
                                    25,037                  24,354
Less:  accumulated appreciation
  and amortization                 (11,042)                 (9,955)
------------------------------    ---------               ---------
                                   $13,995                 $14,399
==============================    =========               =========


Depreciation and amortization expense amounted to approximately
$1,076, $501, and $459 for the years ended June 30, 1997, 1996 and 1995, respectively.

10.   FEDERAL HOME LOAN BANK OF NEW YORK CAPITAL STOCK

The Bank is a Savings Bank Member of the Federal Home Loan Bank of New York (FHLBNY). Membership requires the purchase of shares of FHLBNY capital stock at $100 per share. The Bank owned 83,215 and 76,043 shares at June 30, 1997 and 1996, respectively. The FHLBNY paid dividends on the capital stock of 6.4% , 6.9%, and 7.5% during the years ended June 30, 1997, 1996 and 1995, respectively.

11.   DUE TO DEPOSITORS

The deposit accounts of each deposit household are insured up to $100 by either the Bank Insurance Fund or the Savings
Association Insurance Fund of the Federal Deposit Insurance
Corporation ("FDIC").

Deposits are summarized as follows:

    June 30,                                     1997                      1996
---------------------------         ---------        ---------     ---------   ---------
                                     EFFECTIVE                     Effective
                                       COST          LIABILITY       Cost       Liability
---------------------------         ---------        ---------     ---------   ---------
Savings accounts                        2.27%         $344,377         2.50%    $365,146
Certificates of deposit                 5.61           541,773         5.50      495,755
Money market accounts                   2.96            33,530         2.65       45,948
NOW accounts                            1.24            15,817         1.51       15,029
Super NOW accounts                      1.24               507         1.51          552
Non-interest bearing checking
 accounts                                 -             27,391           -        27,684
                                                     ---------                 ---------
                                        4.09%         $963,395         4.09%    $950,114
                                                     =========                 =========

The distribution of certificates of deposits by remaining maturity was as follows:

    At June 30,                              1997                    1996
----------------------------                 ---------             ---------
Maturity in three months or less             $116,828               $124,903
Over 3 through 6 months                        88,912                 96,316
Over 6 through 12 months                      107,714                138,137
Over 12 months                                228,319                136,399
----------------------------                 ---------             ---------
Total certificates of deposit                $541,773               $495,755
============================                 =========             =========


The aggregate amount of Certificates of deposits with a minimum denomination of $100 was approximately $46,806 and $40,065 at June 30, 1997 and 1996, respectively.

12.   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Presented below is information concerning securities sold with agreement to repurchase:

    At or for the year ended June 30,            1997                 1996
-----------------------------------           -----------        -----------
Balance outstanding at end of period             $76,333             $11,998
Average interest cost at end of period              5.69%               6.00%
Average balance outstanding                      $32,374              $2,148
Average interest cost during the year               5.73%               7.13%
Carrying value of underlying collateral          $83,778             $13,433
Estimated market value of underlying
  collateral                                     $84,172             $13,660
Maximum balance outstanding at month
  end during period                              $76,333             $11,998


13.   FEDERAL HOME LOAN BANK OF NEW YORK ADVANCES

The Bank had borrowings (''Advances'') from the Federal Home Loan Bank of New York totaling $63,210 and $15,710 at
June 30, 1997 and 1996, respectively. The average cost of FHLB advances was 5.79% and 5.40%, respectively, during the years ended June 30, 1997 and 1996, and the average interest rate on outstanding FHLB advances was 6.18% and 5.40%, respectively, at June 30, 1997 and 1996. At June 30, 1997, in accordance with the Advances, Collateral Pledge and Security Agreement, the Bank maintained in excess of $69,531 of qualifying collateral (principally bonds and mortgage-backed securities), as defined, to secure such advances.

14.   INCOME TAXES

The Company's Federal, State and City income tax provisions were comprised of the following:

Year Ended June 30,       1997                              1996                             1995
                         STATE                             State                            State
              FEDERAL   AND CITY     TOTAL    Federal   and City    Total     Federal     and City    Total
              -------   --------  ---------   -------   --------   -------    -------     --------   ------
Current       $6,047     $4,541    $10,588     $4,218     $2,563   $6,781      $4,328      $2,416    $6,744
Deferred       2,153     (5,150)   (2,997)       (332)      (268)    (600)       (314)        191      (123)
              -------   --------  ---------   -------   --------   -------    -------     --------   ------
              $8,200      $(609)   $7,591      $3,886     $2,295   $6,181      $4,014      $2,607    $6,621
              =======   ========  =========   =======   ========   =======    =======     ========   ======

In accordance with SFAS 109, deferred tax assets and liabilities are recorded for temporary differences between the book and tax bases of assets and liabilities.

The components of Federal and net State and City deferred income tax assets and liabilities were as follows

 At June 30,                             1997                    1996
---------------------------       --------- ---------   --------- ---------
                                               STATE                 State
                                   FEDERAL   AND CITY    Federal   and City
---------------------------       ---------  ---------   --------- ---------
DEFERRED TAX ASSETS:
Deferred loan fees                     $33        $21         $47         $30
Excess book bad debt over tax
  bad debt reserve                   2,417      1,880       2,300          -
Net operating loss carryforward        305         -           -           -
Accumulated postretirment
  benefit obligation                   735        448         598         374
Tax effect of purchase
  accounting fair value
  adjustments                        1,173        715       1,173         735
Other                                  114         98          70          56
---------------------------       ---------  ---------    --------- ---------
Total deferred tax assets            4,777      3,162       4,188       1,195
Less: Valuation allowance on
  deferred tax assets                   -          -           -           -
---------------------------       ---------  ---------    --------- ---------
Deferred tax assets after
  valuation allowance               $4,777     $3,162      $4,188      $1,195
===========================       =========  =========     ========= =========
DEFERRED TAX LIABILITIES:
Excess tax bad debt over
  book bad debt                        $-         $-          $-       $2,083
Difference in book and tax
  carrying value of fixed assets       265        164         309         196
Tax effect of unrealized gain on
  securities available for sale      1,057        623         160         104
---------------------------       ---------  ---------     --------- ---------
Total deferred tax liabilities      $1,322       $787        $469      $2,383
===========================       =========  =========     ========= =========
Net deferred tax asset (liability)  $3,455     $2,375      $3,719     $(1,188)
===========================       =========  =========     ========= =========

During the year ended June 30, 1997, deferred tax liabilities include an increase of $1,416 resulting from adjustments pursuant to SFAS 115.

The provision for income taxes differed from that computed at the Federal statutory rate as follows:

Year ended June 30,                    1997          1996       1995
---------------------------          ---------    ---------   ---------
Tax at Federal statutory rate          $6,967       $4,717      $5,266
State and local taxes, net of
  Federal income tax benefit             (396)       1,492       1,694
Goodwill amortization                     843           -           -
Amortization of excess fair value
  over cost - ESOP stock                  233           -           -
Reserve for losses on sale of
  loans                                    -            -         (185)
Utilization of capital loss on sale
  of securities                            -            -          (86)
Other, net                                (56)         (28)        (68)
---------------------------           ---------    ---------   ---------
                                       $7,591       $6,181      $6,621
===========================            =========   =========   =========
Effective tax rate                      38.13%        45.9%       44.0%
===========================            =========   =========   =========

Savings banks that meet certain definitions, tests, and other conditions prescribed by the Internal Revenue Code are allowed to deduct, with limitations, a bad debt deduction. Prior to August, 1996, this deduction could be computed as a percentage of taxable income before such deduction ("PTI Method") or based upon actual loss experience for Federal, New York State and New York City income taxes.

Pursuant to SFAS 109, the Bank is not required to provide deferred taxes on its tax loan loss reserve as of December 31, 1987 ("base year reserve"). The amount of this reserve on which no deferred taxes have been provided is approximately $12,153. This reserve could be recognized as taxable income and create a current tax liability using the income tax rates then in effect if one of the following occur:
1) the Bank's retained earnings represented by the reserve is used for purposes other than to absorb losses from bad debts, including dividends or distributions in liquidation; 2) the Bank fails to qualify as a Bank as provided by the Internal Revenue Code, or 3) there is a change in federal tax law.

On August 20, 1996, Federal legislation was signed into law which repealed the reserve method of accounting for bad debts, including the percentage of taxable income method used by the Bank. This repeal is effective for the Bank's taxable year beginning January 1, 1996. In addition, the legislation requires the Bank to include in taxable income its bad debt reserves in excess of its base year reserve over a 6 to 8 year period depending upon the maintenance of certain loan origination levels. Since the percentage of taxable income method tax bad debt deduction and the corresponding increase in the tax bad debt reserve in excess of the base year have been treated as temporary differences pursuant to SFAS 109, this change in tax law will have no effect on the Company's future consolidated statement of operations. Since the Bank's bad debt reserve exceeds its base year reserve by $3,100, approximately $176 will be currently payable as a result of the legislation.

In anticipation of the Federal legislation, on July 30, 1996, New York State (the "State") enacted legislation, effective January 1, 1996, which generally retains the percentage of taxable income method for computing allowable bad debt deductions and does not require the Bank to recapture into income State tax bad debt reserves unless one of the following events occur: 1) the Bank's retained earnings represented by the reserve is used for purposes other than to absorb losses from bad debts, including dividends in excess of the Bank's earnings and profits or distributions in liquidation or in redemption of stock; 2) the Bank fails to qualify as a thrift as provided by the State tax law, or 3) there is a change in state tax law. The Bank had a deferred tax liability of approximately $1.9 million recorded for the excess of State tax bad debt reserves over its reserve at December 31, 1987 in accordance with SFAS 109. In December, 1996 after evaluating the State tax legislation, as well as relevant accounting literature and industry practices, management of the Bank concluded that this liability was no longer required to be recorded, and recovered the full deferred tax liability. This recovery resulted in a reduction of income tax expense during the year ended June 30, 1997 for the full amount of the recovered deferred tax liability.

On March 11, 1997, New York City enacted legislation, effective January 1, 1996, which conformed its tax law regarding bad debt deductions to New York State's tax law. As a result of this legislation, the Bank, in March, 1997, recovered a deferred tax liability of approximately $1.0 million previously recorded for the excess of New York City tax bad debt reserves over its reserve at December 31, 1987. This recovery resulted in a reduction of income tax expense during the year ended June 30, 1997 for the full amount of the recovered deferred tax liability.

15. EMPLOYEE BENEFIT PLANS

EMPLOYEE RETIREMENT PLAN - The Bank is a participant in a noncontributory defined benefit retirement plan with the Savings Bank Retirement System. Substantially all full-time employees are eligible for participation after one year of service. In addition, a participant must be at least 21 years of age at the date of enrollment.

The retirement cost (benefit) for the pension plan includes the following components:

For the year ended June 30,                1997         1996        1995
------------------------               ---------    ---------   ---------
Service cost                               $400         $206        $216
Interest cost                               727          488         455
Actual return on plan assets               (838)        (546)       (227)
Net amortization and deferral              (224)         (82)       (325)
------------------------               ---------    ---------   ---------
                                            $65          $66        $119
========================               =========    =========   =========


The funded status of the plan was as follows:

At June 30,                                        1997              1996
-----------------------------------           -----------         -----------
Accumulated benefit obligation, including
  vested benefits of $8,976 and $8,613,
  respectively                                    $9,031             $8,848
===================================            ===========        ===========
Projected benefit obligation                     $10,015             $9,960
Plan assets at fair value (investments in
  trust funds managed by RSI and
  comingled New York State Retirement
  Fund)                                           11,121             10,594
-----------------------------------            -----------        -----------
Excess of plan assets over projected
       benefit obligation                          1,106                634
Additional employer contribution                     126                 -
Unrecognized loss from experience
       different from that assumed                   380                967
Unrecognized transition asset                        (72)              (167)
Unrecognized net past service liability             (239)              (271)
-----------------------------------            -----------        -----------
Prepaid retirement expense included in
       Other assets                               $1,301             $1,163
===================================            ===========        ===========


Major assumptions utilized were as follows:

At June 30,                                     1997                  1996

-----------------------------------           --------             --------
Discount rate                                   8.00%                 7.50%
Rate of increase in compensation levels         6.00                  5.50
Expected long-term return on plan assets        9.00                  9.00


BENEFITS MAINTENANCE PLAN AND DIRECTORS' RETIREMENT PLAN - During the fiscal year ended June 30, 1994, The Bank established a Supplemental Executive Retirement Plan (''SERP'') for its executive officers. The SERP was established to compensate the executive officers for any curtailments in benefits due to the statutory limitations on benefit plans. The SERP exists as a nonqualified plan which supplements the existing qualified plans. Defined benefit and defined contribution costs are incurred annually related to the SERP. During the year ended June 30, 1997, the SERP was renamed the Benefits Maintenance Plan ("BMP"). No significant changes to the plan's provisions occurred.

Effective July 1, 1996, The Company established a non-qualified Retirement plan for all of its Outside Directors, which will provide benefits to each eligible Outside Director commencing upon his termination of Board service or at age 65. Each Outside Director who serves or has agreed to serve as an outside director will automatically become a participant in the plan.

The retirement cost (benefit) for the defined benefit portion of the BMP and Directors' Retirement plan include the following components:


For the year ended June 30,               1997            1996         1995
------------------------               ---------       ---------     ---------
Service cost                              $203              $56           $51
Interest cost                              211               88            75
Net amortization and deferral              178               49            54
------------------------               ---------       ---------     ---------
                                          $592             $193          $180
========================               =========       =========     =========

The defined contribution costs incurred by the Bank related to the BMP/SERP for the years ended June 30, 1997, 1996 and 1995 were $305, $25 and $20, respectively. During the fiscal year ended June 30, 1997, benefits related to the Employee Stock Ownership Plan were added to the defined contribution cost of the BMP.

The funded status of the defined benefit portion of the plans was as follows:

At June 30,                                    1997            1996
-----------------------------------       -----------     -----------
Accumulated benefit obligation, including
  vested benefits of $1,530 and $450
  respectively                                 $1,808           $450
===================================        ===========    ===========
Projected benefit obligation                   $3,276         $1,690
Plan assets at fair value                          -              -
-----------------------------------         -----------   -----------
Deficiency of plan assets over projected
       benefit obligation                      (3,276)        (1,690)
Unrecognized loss from experience
       different from that assumed                834            884
Unrecognized net past service liability         1,350            317
-----------------------------------          -----------  -----------
Accrued expense prior to additional
       minimum liability included in other
       liabilities                              (1,092)         (489)
-----------------------------------          -----------  -----------
Additional minimum liability                      (931)           -
-----------------------------------          -----------  -----------
Accrued expense after minimum liability         $(2,023)       $(489)
===================================          ===========  ===========

Major assumptions utilized were as follows:

At June 30,                             1997                   1996
---------------------------      ----------------------     ---------
                                            DIRECTORS'
                                            RETIREMENT
                                   BMP         PLAN             SERP
                                 ---------   -----------     --------
Discount rate                      7.50%         7.25%          7.50%
Rate of increase in
  compensation levels              5.50          4.00           5.50

401(K) PLAN - The Bank also has a 401(k) plan which covers substantially all employees. Prior to May 31, 1996, under such plan the Bank matched 50% of each participant's contribution up to 6% of the participant's annual compensation for the first four years of participation and thereafter 100% of the participant's contribution up to a maximum of 6%. Effective May 31, 1996, the plan was amended whereby the Bank ceased all contributions to the plan. Participation in the 401(k) plan is voluntary. A salaried employee becomes eligible for the plan after completion of one year of service. The Bank contributed approximately $181 and $190 for the years ended June 30, 1996 and 1995, respectively, to the plan. The 401(k) plan owns participant investments in the Company's common stock which totaled $4,758 and $2,092 at June 30, 1997 and 1996, respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS - The Bank offers additional postretirement benefits to its retired employees who have provided at least five (5) consecutive years of credited service and were active employees prior to April 1, 1991, as follows:

    (1) Employees who retired prior to April 1, 1991 receive full medical coverage in effect until their death at no cost to such retirees;

    (2) Eligible employees retiring after April 1, 1991 will be eligible for continuation of their medical coverage in effect at the time of such employees' retirement until their death. Throughout an employee's retirement, the Bank will continue to pay the premiums for this coverage up to the premium amount paid for the first year of retirement coverage. Should the premiums increase, the employee will have to pay the differential to maintain full medical coverage.
Postretirement medical benefits are only available to those full-time employees who, upon termination of service, start collecting retirement benefits immediately from the Bank. The Bank reserves the right at any time, and to the extent permitted by law, to change, terminate or discontinue any of the group benefits, and can exercise the maximum discretion permitted by law, in administering, interpreting, modifying or taking any other action with respect to the plan or benefits.

The Bank accrues the cost of such benefits during the years an employee renders the necessary service. The Bank adopted SFAS 106 effective July 1, 1995. The Bank elected to record the full accumulated postretirement benefit obligation upon adoption. This resulted in a cumulative effect adjustment of $1,032 (after reduction for income taxes of $879), which is shown in the consolidated statement of income for the year ended June 30, 1996.

The postretirement cost includes the following components:

For the year ended June 30,                1997              1996
------------------------                ---------        ---------
Service cost                                $75               $62
Interest cost                               192               167
------------------------                ---------         ---------
                                           $267              $229
========================                =========         =========

The funded status of the postretirement benefit plan was as follows:


At June 30,                                           1997          1996
-----------------------------------             -----------      -----------
Accumulated benefit obligation:
   Retirees                                         $1,229            $1,364
   Fully eligible active participants                  163               173
   Other active participants                           963             1,005
-----------------------------------             -----------      -----------
Total                                                2,355             2,542
Plan assets at fair value                               -                 -
-----------------------------------             -----------      -----------
Deficiency of plan assets over
  accumulated benefit obligation                     2,355             2,542
Unrecognized loss (gain) from experience
  different from that assumed                          191              (161)
-----------------------------------             -----------      -----------
Accrued postretirement benefit obligation           $2,546            $2,381
===================================             ===========      ===========


The assumed medical cost trend rates used in computing the accumulated postretirement benefit obligation was 7.5% in 1997 and was assumed to decrease gradually to 5.0% in 2003 and to remain at that level thereafter. Increasing the assumed medical care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation by approximately $162.

The assumed discount rate and rate of compensation increase used to measure the accumulated postretirement benefit obligation at June 30, 1997 were 8.0% and 6.0%, respectively. The assumed discount rate and rate of compensation increase used to measure the accumulated postretirement benefit obligation at June 30, 1996 were 7.5% and 5.5%, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN - In connection with the conversion, the Board of Directors of the Company adopted the Dime Community Bancorp Employee Stock Ownership Plan (the "ESOP"). The ESOP borrowed $11,638 from the Company and used the funds to purchase 1,163,800 shares of the Company's common stock. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of time not to exceed 10 years. The Bank's obligation to make such contributions is reduced by any investment earnings realized on such contributions or any dividends paid by the Company on stock held in the unallocated account. The loan had an outstanding balance of $10,324 and $11,541, respectively at June 30, 1997 and 1996, and a fixed rate of 8.0%.

Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation, as described in the plan, in the year of allocation. The ESOP vests at a rate of 25% per year of service beginning after two years with full vesting after five years, or upon attainment of age 65, death, disability, retirement or change of control. Shares of common stock allocated to participating employees totaled 121,702 and 9,698 during the years ended June 30, 1997 and 1996. The ESOP benefit expense recorded in accordance with SOP 93-6 for allocated shares totaled $1,883 and $114, respectively, for the years ended
June 30, 1997 and 1996.

STOCK BENEFIT PLANS

        RECOGNITION AND RETENTION PLAN ("RRP") - In December, 1996, the shareholders approved the RRP, which is designed to encourage key officers and directors of the Company and Bank to remain with the Company, as well as to provide these persons with a proprietary interest in the Company. During the year ended June 30, 1997, the Bank contributed $7.2 million to the RRP, which purchased 581,900 shares of the Company's common stock in open market transactions. As of June 30, 1997, all of the shares under the RRP have been allocated to officers or directors of the Company or Bank. The RRP shares vest on February 1{st }of each year over a total period of five years. Shares become 100% vested in the event of death or disability of the participant. As of June 30, 1997, 15,870 shares have vested under the RRP. During the year ended June 30, 1997, the Company recognized compensation expense of $1,175, which related primarily to the earned portion of shares scheduled to vest on February 1, 1998 during the period February 1, 1997 to June 30, 1997.

The Company continues to account for compensation expense under the RRP under APB 25, measuring compensation cost based upon the average acquisition value of the RRP shares. Had the Company recorded compensation expense under the fair value methodology encouraged under SFAS 123, compensation expense would have decreased by $315 and net income and EPS would have increased by $173 and $.01, respectively. The effects of applying SFAS 123 for disclosing compensation cost may not be representative of the effect on reported net income for future years.

        STOCK OPTION PLAN - In November, 1996, the Company adopted the Dime Community Bancorp, Inc. 1996 Stock Option Plan for Outside Directors, Officers and Employees (the "1996 Stock Option Plan"), which permits the Company to grant up to 1,454,750 incentive or non-qualified stock options to outside directors, officers and other employees of the Company or the Bank. The Compensation Committee of the Board of Directors administers the Stock Option Plan and authorizes all share grants. A total of 1,454,750 shares were authorized for grant under the 1996 Stock Option Plan.

On December 26, 1996, 1,393,425 stock options were granted to outside directors, officers and certain employees. All stock options granted under the 1996 Stock Option Plan, expire on December 26, 2006. One-fifth of the shares granted to participants under the 1996 Stock Option Plan become exercisable to participants on December 26, 1997, 1998, 1999, 2000 and 2001, respectively. Stock-based compensation for the fiscal year ended June 30, 1997 is as follows:

                                                           FISCAL YEAR ENDED
                                                              JUNE 30, 1997
                                                            -----------------
Options outstanding - beginning of year                                  -
Options granted                                                    1,393,425
Options exercised                                                        -
Options outstanding - end of year                                  1,393,425
Remaining options available for grant under the plan                  61,325


The exercise price on all stock options granted during the year ended June 30, 1997 was $14.50, which, under the terms of the Stock Option Plan, was equivalent to the fair market value of the Company's stock as of the close of business on the grant date. At June 30, 1997, 39,675 shares are currently exercisable due to the death of a participant.

The weighted average fair value per option at the date of grant for stock options granted during the fiscal year ended June 30, 1997 was estimated to be $5.72 using the Binomial Option Pricing model with the following assumptions:

                                               FISCAL YEAR ENDED
                                                  JUNE 30, 1997
                                                -----------------
Expected life (in years)                                     10
Interest rate                                              5.79%
Volatility                                                22.89
Dividend yield                                             1.40


The Company continues to account for Stock Options under APB 25, accordingly no compensation cost has been recognized. Had the Company recorded compensation expense under the fair value methodology encouraged under SFAS 123, compensation expense would have increased by $532 and net income and EPS would have decreased by $287 and $0.02, respectively. The effects of applying SFAS 123 for disclosing compensation cost may not be representative of the effect on reported net income for future years.

16.   COMMITMENTS AND CONTINGENCIES

MORTGAGE LOAN COMMITMENTS AND LINES OF CREDIT - At June 30, 1997 and 1996, the Bank had outstanding commitments to make mortgage loans aggregating approximately $115,076 and $81,252, respectively.

At June 30, 1997, commitments to originate fixed rate and adjustable rate mortgage loans were $86,549 and $28,527 respectively. Interest rates on fixed rate commitments ranged between 7.13% to 8.88%. Substantially all of the Bank's commitments will expire within two months. A concentration risk exists with these commitments as virtually all of the outstanding mortgage loan commitments involve properties located within New York City.

The Bank had available at June 30, 1997 unused lines of credit with the Federal Home Loan Bank of New York totaling $100,000, expiring on August 8, 1997. These credit lines were renewed on August 8, 1997 for one year.

LEASE COMMITMENTS - At June 30, 1997, aggregate net minimum annual rental commitments on leases are as follows:

Year Ended June 30,     Amount
-------------------    -----------
1998                       $392
1999                        401
2000                        422
2001                        423
2002                        376
Thereafter                1,810

Net rental expense for the years ended June 30, 1997, 1996 and 1995 approximated $197, $278, and $267, respectively.

LITIGATION - The Company and its subsidiary are subject to certain pending and threatened legal actions which arise out of the normal course of business. Management believes that the resolution of any pending or threatened litigation will not have a material adverse effect on the financial condition or results of operations.

OUTSTANDING CLAIMS WITH NATIONAR - On February 8, 1995 the New York State Banking Department took possession of Nationar, a check clearing and trust company. At that time, the Bank had $2,500 invested in Nationar, comprised of approximately $1,900 in cash demand accounts and Federal funds sold and approximately $567 in debenture bonds and stock. During the year ended
June 30, 1995, the Bank established reserves for possible losses related to investments in Nationar. The following is a summary of activity in the reserve account:

Year ended June 30,                 1997         1996       1995

---------------------------       ------      ------      ------
Beginning balance                   $216        $640         $-
Provision for losses, net of
  recoveries received               (216)        143         640
Charge-off of investments
  deemed uncollectible                -         (567)         -
---------------------------       ------      ------       ------
Ending balance                       $-         $216        $640
===========================       ======      ======       ======


During the year ended June 30, 1996, management of the Bank deemed the investments in debentures worthless, and accordingly charged-off all outstanding amounts against the established reserve. During the year ended June 30, 1996, the Bank received approximately $1,700 in refunds from the New York State Banking Department which was related primarily to its cash demand accounts. During the year ended June 30, 1997, the Bank received additional refunds of $388 for settlement of all remaining outstanding claims, which were recorded as a reduction of operating expenses during the year. Upon receipt of the refunds for the remaining claims, the Bank reduced the outstanding reserve balance to zero.

17.   FAIR VALUE OF FINANCIAL INSTRUMENTS
The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Standards No. 107, ''Disclosures About Fair Value of Financial Instruments.'' The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
CASH AND DUE FROM BANKS - The fair value is assumed to be equal to their carrying value as these amounts are due upon demand.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES - The fair value of these securities is based on quoted market prices obtained from an independent pricing service.

FEDERAL FUNDS SOLD - The fair value of these assets, principally overnight deposits, is assumed to be equal to their carrying value due to their short maturity.

FEDERAL HOME LOAN BANK OF NEW YORK (FHLBNY) STOCK - The fair value of FHLBNY stock is assumed to be equal to the carrying value as the stock is carried at par value and redeemable at par value by the FHLBNY.

LOANS AND LOANS HELD FOR SALE - The fair value of loans receivable is determined by utilizing either secondary market prices, or, to a greater extent, by discounting the future cash flows, net of prepayments of the loans using a rate for which similar loans would be originated to new borrowers with similar terms. This methodology is applied to all loans, inclusive of impaired and non-accrual loans.

DEPOSITS - The fair value of savings, money market, NOW, Super NOW and checking accounts is assumed to be their carrying amount. The fair value of certificates of deposit is based upon the discounted value of contractual cash flows using current rates for instruments of the same remaining maturity.

ESCROW, OTHER DEPOSITS AND BORROWED FUNDS - The estimated fair value of escrow, other deposits and borrowed funds is assumed to be the amount payable at the reporting date.

OTHER LIABILITIES - The estimated fair value of other liabilities, which primarily include trade accounts payable, is assumed to be their carrying amount.

COMMITMENTS TO EXTEND CREDIT - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The estimated fair values of the Bank's financial instruments at June 30, 1997 and 1996 were as follows:

                                               Carrying              Fair
    June 30, 1997                               Amount              Value

-----------------------------------            ---------          ---------
ASSETS:
Cash and due from banks                           $19,198            $19,198
Investment securities held to maturity            101,587            102,024
Investment securities available for sale           58,687             58,687
Mortgage-backed securities held to
  maturity                                         78,388             79,075
Mortgage-backed securities available for
  sale                                            230,137            230,137
Loans and loans held for sale                     739,858            738,958
Federal funds sold                                 18,902             18,902
FHLB stock                                          8,322              8,322

LIABILITIES:
Savings, money market, NOW Super
  NOW and checking accounts                      $421,622           $421,622
Certificates of Deposit                           541,773            540,319
Escrow , other deposits and borrowed
  funds                                           154,517            154,517
Other liabilities                                   6,225              6,225
Off-balance sheet liability-commitments
  to extend credit                                    $-             $(1,179)


                                               Carrying              Fair
    June 30, 1996                               Amount              Value

-----------------------------------            ---------          ---------
ASSETS:
Cash and due from banks                           $17,055            $17,055
Investment securities held to maturity             43,552            $43,428
Investment securities available for sale          341,294            341,294
Mortgage-backed securities held to
  maturity                                         52,580             52,596
Mortgage-backed securities available for
  sale                                            157,361            157,361
Loans and loans held for sale                     575,874            571,942
Federal funds sold                                115,130            115,130
FHLB stock                                         $7,604             $7,604

LIABILITIES:
Savings, money market, NOW Super
  NOW and checking accounts                      $454,359           $454,359
Certificates of Deposit                           495,755            494,975
Escrow , other deposits and borrowed
   funds                                          169,440            169,440
Other liabilities                                  36,816             36,816
Off-balance sheet liability-commitments
  to extend credit                                    $-               $(664)



18. TREASURY STOCK

During the fiscal year ended June 30, 1997, the Company repurchased 1,454,750 shares of its common stock into treasury. The average cost of all shares repurchased was $19.04, for an aggregate cost of $27,703. All shares were repurchased in accordance with applicable regulations of the Office of Thrift Supervision and Securities and Exchange Commission.

19. REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary-- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 3%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action requirement regulations set forth by the FDIC. The FDIC requires the Bank to maintain minimum of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 1997, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                                                     To Be
                                                                                                               "Well Capitalized"
                                                                                   For Capital                    Under Prompt
                                                                                     Adequacy                  Corrective Action
                                                                                     Purposes                       Provisions

    As of June 30, 1997                             Amount        Ratio         Amount        Ratio         Amount        Ratio
------------------------------------------          --------      --------      --------      --------      ---------     ---------
Tangible capital:                                   $124,118        9.86%       $18,873         1.5%             N/A         N/A
Core capital:                                        124,182        9.87         37,748         3.0%             N/A         N/A
Total risk-based capital (to risk weighted           132,465       19.99         53,009         8.0%         $66,261        10.00%
assets)
Tier I risk-based capital (to risk weighted          124,182       18.74            N/A         N/A           39,756         6.00
assets)
Tier I leverage capital (to average assets)          124,182       10.35            N/A         N/A           59,980         5.00

                                                                                                                 To Be
                                                                                                          "Well Capitalized"
                                                                                      For Capital             Under Prompt
                                                                                       Adequacy             Corrective Action
                                                           Actual                      Purposes                Provisions

    As of June 30, 1996                             Amount        Ratio         Amount        Ratio         Amount        Ratio
------------------------------------------          --------      --------      --------      --------      ---------     ---------
Tangible capital:                                   $119,125        9.49%        $18,828         1.5%           N/A           N/A
Core capital:                                        119,259        9.50          37,659         3.0%           N/A           N/A
Total risk-based capital (to risk weighted           126,715       21.24          47,718         8.0%        $59,659       10.00%
assets)
Tier I risk-based capital (to risk weighted          119,259       19.99             N/A          N/A         35,795        6.00
assets)
Tier I leverage capital (to average assets)          119,259       16.58             N/A          N/A         35,970        5.00

The following is a reconciliation of generally accepted accounting principles (GAAP) capital to regulatory capital for the Bank:

 At June 30,                                    1997                                    1996
                                  TANGIBLE      CORE       RISK-BASED      Tangible      Core      Risk-Based
                                   CAPITAL      CAPITAL    CAPITAL          Capital      Capital    Capital
                                 ---------     ---------   ---------       ---------    ---------  ----------
---------
GAAP capital                     $152,198       $152,198    $152,198        $148,008    $148,008     $148,008
Non-allowable assets:
Core deposit intangible               (64)            -           -             (134)         -           -
Unrealized gain on
  available for sale
  securities                       (1,583)        (1,583)     (1,583)           (311)       (311)        (311)
Goodwill                          (26,433)       (26,433)    (26,433)        (28,438)    (28,438)     (28,438)
General valuation
  allowance                            -              -        8,283               -          -         7,456
                                 ---------     ---------    ---------       ---------    ---------   ---------
Regulatory capital                124,118        124,182     132,465         119,125     119,259      126,715
Minimum capital
  requirement                      18,873         37,748      53,009          18,828      37,659       47,718
                                 ---------      ---------   ---------        ---------   ---------   ---------
Regulatory capital
  excess                         $105,245        $86,434     $79,456        $100,297     $81,600      $78,997
                                 =========      =========   =========       =========    =========   =========

20.   QUARTERLY FINANCIAL INFORMATION

The following represents the unaudited results of operations for each of the quarters during the fiscal years ended June 30, 1997 and 1996. Since the Bank's conversion to a public company occurred substantially at year end (June 26, 1996), earnings per share information during the year ended June 30, 1996 is not considered meaningful.

    For the three                   September 30, 1996     December 31, 1996      March 31, 1997      June 30, 1997
    months ended
---------------------               -------------------     -----------------     ---------------     --------------
Net interest income                          $11,165                $11,969              $12,116             $12,216
Provision for loan losses                      1,050                  1,050                1,050               1,050
Net interest income after
  provision for loan losses                   10,115                 10,919               11,066              11,166
Non-interest income                              757                  1,052                  781               1,543
Non-interest expense:                          8,132                  5,604                6,741               7,015
---------------------                     ------------           ------------           ---------           ---------
Income before income
   taxes                                       2,740                  6,367                5,106               5,694
Income tax expense                             1,516                  1,428                1,608               3,039
---------------------                     ------------           ------------           ---------           ---------
Net income                                    $1,224                 $4,939               $3,498              $2,655
=====================                     ============           ============           =========           =========
EARNINGS PER SHARE (1):
  Primary                                      $0.09                  $0.37                $0.26               $0.22
=====================                     ============           ============           =========           =========
  Fully diluted                                $0.09                  $0.37                $0.26               $0.21
=====================                     ============           ============           =========           =========
SUPPLEMENTAL DISCLOSURE:
SAIF special assessment
      charge                                  $2,032                    $-                    $-                 $-
Income tax recovery                               -                   1,848                1,034                  -
Fully diluted EPS
      excluding SAIF special
      assessment and income
      tax recoveries                           $0.17                  $0.23                $0.19               $0.21
---------------------                    ------------           ------------           ---------           ---------


    For the three                   September 30, 1995     December 31, 1995      March 31, 1996      June 30, 1996
    months ended
---------------------               ------------------     ------------------     ---------------     --------------
Net interest income                          $6,913                 $7,379                $7,171             $7,640
Provision for loan losses                       600                    351                   900              1,128
Net interest income after
  provision for loan losses                   6,313                  7,028                 6,271              6,512
Non-interest income                             414                    186                   379                396
Non-interest expense:                         2,922                  3,478                 3,901              3,720
---------------------                   ------------           ------------           ------------       ------------
Income before income
  taxes and cumulative
  effect of change in
  accounting principle                        3,805                  3,736                 2,749              3,188
Income tax expense                            1,741                  1,705                 1,266              1,469
Income before
  cumulative effect of
  change in accounting
  principle                                   2,064                  2,031                 1,483              1,719
Cumulative effect of
  change in accounting
  principle                                  (1,032)                    -                     -                  -
---------------------                   ------------           ------------           ------------        ------------
Net income                                   $1,032                 $2,031                $1,483             $1,719
=====================                   ============           ============           ============         ===========
EARNINGS PER SHARE (1):
  Primary                                       N/A                    N/A                   N/A                N/A
=====================                   ============           ============           ============          ===========
  Fully diluted                                 N/A                    N/A                   N/A                N/A
=====================                   ============           ============           ============          ===========

(1) The quarterly earnings per share amounts, when added, total $0.94 for the year ended June 30, 1997. This amount differs from earnings per share for the year ended June 30, 1997 in the consolidated statement of operations due to differences in the computed weighted average shares outstanding as well as rounding differences.

21. CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS:

The Company began operations on June 26, 1996. The following statements of condition as of June 30, 1997 and 1996, and the related statements of operations and cash flows for the years ended June 30, 1997 and 1996, reflect the Company's investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting:

                      DIME COMMUNITY BANCORP, INC.
          CONDENSED STATEMENTS OF FINANCIAL CONDITION
               (Dollars in thousands except share amounts)

 At June 30,                                                 1997                         1996
--------------------------------------------------           -----------                -----------
ASSETS:
Cash and due from banks                                             $17                       $117
Investment securities available
   for sale                                                      22,363                     33,994
Federal funds sold                                                6,040                     53,623
ESOP loan to subsidiary                                          10,324                     11,541
Investment in subsidiary                                        152,198                    148,008
Other assets                                                        344                         23
--------------------------------------------------           -----------                 -----------
TOTAL ASSETS                                                   $191,286                   $247,306
==================================================           ===========                 ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Payable for securities purchased                                    $-                     $33,994
Other liabilities                                                   397                        241
Stockholders' equity                                            190,889                    213,071
--------------------------------------------------           -----------                  -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY:                    $191,286                   $247,306
==================================================           ===========                  ===========


                      DIME COMMUNITY BANCORP, INC.
               CONDENSED STATEMENTS OF OPERATIONS
               (Dollars in thousands except share amounts)

        For the year ended June 30,                           1997              1996
--------------------------------------------------        -----------        -----------
Interest income                                               $3,585                $27
Gain on sales of securities                                       11                 -
Non-interest expense                                             446                 -
--------------------------------------------------        -----------        -----------
Income before income taxes and equity of undistributed
   earnings of subsidiary                                      3,150                 27
Income tax expense                                             1,487                 -
--------------------------------------------------        -----------         -----------
Income before equity of undistributed earnings of
 subsidiary                                                    1,663                 27
Equity in undistributed earnings of subsidiary                10,653              6,238
--------------------------------------------------        -----------         -----------
NET INCOME                                                   $12,316             $6,265
==================================================        ===========         ===========

                      DIME COMMUNITY BANCORP, INC.
               CONDENSED STATEMENTS OF CASH FLOWS
               (Dollars in thousands except share amounts)

        For the year ended June 30,                             1997                 1996
--------------------------------------------------              -----------          -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                         $12,316                $6,265
Adjustments to reconcile net income to net
  cash provided by operating activities:
     Undistributed earnings of subsidiary                           (10,653)              (6,238)
     Gain on sale of investment securities available for sale           (11)                  -
     Net accretion of discount on investment securities
        available for sale                                           (1,130)                  -
     Increase in other assets                                          (321)                 (23)
     Increase in payable for securities purchased                   (33,994)              33,994
     (Decrease)Increase in other liabilities                           (225)                 241
--------------------------------------------------                -----------          -----------
Net cash (used in) provided by operating activities                 (34,018)              34,239
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (Increase) in federal funds sold                            47,583              (53,623)
Proceeds from sale of investment securities available for
   sale                                                              10,011                    -
Proceeds from calls and maturities of investment securities
   available for sale                                               120,595                    -
Purchases of investment securities available for sale              (117,006)              (33,994)
Principal repayments on ESOP loan                                     1,165                    97
Cash disbursed in purchase of subsidiary stock                           -                (76,332)
--------------------------------------------------                -----------           -----------
Net cash provided by (used in) investing activities                  62,348              (163,852)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock                               -                129,730
Cash disbursed for expenses related to issuance of
  common stock                                                          (190)                   -
CASH DIVIDENDS PAID TO STOCKHOLDERS                                     (537)                   -
PURCHASE OF TREASURY STOCK                                           (27,703)                   -
--------------------------------------------------                  -----------          -----------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                  (28,430)              129,730
--------------------------------------------------                  -----------           -----------
NET (DECREASE) INCREASE IN CASH AND DUE FROM BANKS                      (100)                  117
CASH AND DUE FROM BANKS, BEGINNING OF PERIOD                             117                    -
--------------------------------------------------                   -----------           -----------
CASH AND DUE FROM BANKS, END OF PERIOD                                   $17                   $117
==================================================                   ===========            ===========

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

    Dime Community Bancorp, Inc. Common Stock is traded on the Nasdaq National Market and quoted under the symbol "DIME."

    The following table shows the high and low sales price during the period indicated. The Company's Common stock began trading on June 26, 1996, the date of the initial public offering.

                     Fiscal Year End June 30, 1997              Fiscal Year End June 30, 1996
                     ----------------------------                 -------------------------
 Quarter Ended             High                Low                High            Low
--------------------       ------------       ------------       ------------    ------------
September 30th              $14                  11{3/4}               N/A               N/A
December 31st                15{1/8}             13{1/4}               N/A               N/A
March 31st                   19{5/8}             14{1/2}               N/A               N/A
June 30th                   $20                 $16{5/8}           $11{3/4}        $11{11/16}

    On June 30, 1997, the last trading date in the fiscal year, the Company's stock closed at $20. At September 22, 1997 the Company had approximately 1,200 shareholders of record, not including the number of persons or entities holding stock in nominee or street name through various brokers and banks. There were 13,092,750 shares of common stock outstanding at June 30, 1997.

    On May 15, 1997, the Company declared its first cash dividend of 4{1/2} cents per share for all shareholders of record as of the close of business on June 2, 1997. The dividend was paid on June 27, 1997. No dividends have been declared subsequently. The Board of Directors of the Company plans to maintain a regular quarterly dividend in the future, and will continue to review the dividend payment amount in relation to the Company's earnings, financial condition or other relevant factors.

    As the principal asset of the Company, the Bank could be called upon to provide the principal source of funds for payment of dividends by the Company. The Bank will not be permitted to pay dividends on its capital stock if its stockholders' equity would be reduced below applicable regulatory requirements or the amount required for the liquidation account established during the Bank's conversion. See Note 2 to the Consolidated Financial Statements of the Company for a further discussion of the liquidation account. The OTS capital distribution regulations applicable to savings institutions (such as the Bank) that meet their regulatory capital requirements, generally limit dividend payments in any year to the greater of (i) 100% of year-to-date net income plus an amount that would reduce surplus capital by one-half or (ii) 75% of net income for the most recent four quarters. Surplus capital is the excess of actual capital at the beginning of the year over the institution's minimum regulatory capital requirement. In addition, capital distributions from the Bank to the Company, if in excess of established limits, could result in recapture of the Bank's New York State and City bad debt reserves. See Note 14 to the Consolidated Financial Statements of the Company for a further discussion of this tax matter.

      Unlike the Bank, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its shareholders, although the source of such dividends will be dependent on the net proceeds retained by the Company and earnings thereon and may be dependent, in part, upon dividends from the Bank. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.