Form 10-K, Exhibit 13
period 1998-06-30
DIME COMMUNITY BANCSHARES INC
filed 1998-09-28
CIK 1005409

FINANCIAL HIGHLIGHTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto appearing elsewhere herein.

    At or for the fiscal years ended June 30,     1998              1997           1996 <F1>         1995           1994
--------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets <F2>                                 $1,623,926      $1,315,026      $1,371,821       $662,739       $646,458
Loans, net <F3>                                      938,046         739,858         575,874        424,680        427,960
Mortgage-backed securities <F4>                      410,589         308,525         209,941         91,548         94,356
Investment securities <F2> <F4>                      174,551         168,596         392,450        101,695         86,686
Federal funds sold <F2>                                9,329          18,902         115,130         17,809          7,029
Goodwill                                              24,028          26,433          28,438             -              -
Deposits                                           1,038,342         963,395         950,114        554,841        546,761
Borrowings                                           360,106         139,543          27,708         17,820         17,871
Stockholders' equity <F5>                            186,349         190,889         213,071         77,067         67,919
--------------------------------------------------------------------------------------------------------------------------------
Tangible Stockholders' equity <F5>                   159,558         162,361         184,188         76,321         67,646
SELECTED OPERATING DATA:
Interest income                                     $106,464         $89,030         $52,619        $49,223        $49,821
Interest expense on deposits and
       borrowings                                     56,935          41,564          23,516         18,946         17,594
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                   49,529          47,466          29,103         30,277         32,227
Provision for losses                                   1,635           4,200           2,979          2,950          4,105
--------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
       loan losses                                    47,894          43,266          26,124         27,327         28,122
Non-interest income                                    7,007           4,133           1,375          1,773          2,267
Non-interest expense <F6>                             29,937          27,492          14,021         14,053         12,714
--------------------------------------------------------------------------------------------------------------------------------
Income before income tax expense and
       cumulative effect of changes in
       accounting principle                           24,964          19,907          13,478         15,047         17,675
Income tax expense <F7>                               11,866           7,591           6,181          6,621          8,211
--------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of
       changes in accounting principle                13,098          12,316           7,297          8,426          9,464
Cumulative effect on prior years of
       changing to a different method of
       accounting for:
      Income taxes <F8>                                   -               -               -              -            (383)
      Postretirement benefits other than
             pensions <F9>                                -               -           (1,032)            -              -
--------------------------------------------------------------------------------------------------------------------------------
Net income <F10>                                     $13,098         $12,316          $6,265         $8,426         $9,081
--------------------------------------------------------------------------------------------------------------------------------

<F1> Since the acquisition of Conestoga was completed on June 26, 1996, its contribution to the Company's earnings and the effect upon average balance computations for the fiscal year ended June 30, 1996 were not material.
<F2> At June 30, 1996, investment securities and federal funds sold include
     125.0 million and $6.1 million, respectively, of excess proceeds resulting from the oversubscription to the Company's initial public offering. The excess proceeds were refunded on July 1, 1996.
<F3> Loans, net, represents gross loans less net deferred loan fees and allowance for loan losses.
<F4> Amount includes investment in Federal Home Loan Bank of New York
     ("FHLBNY") capital stock.
<F5> Stockholders' Equity and tangible stockholders' equity increased from
     June 30, 1995 to June 30, 1996 primarily due to the Company's initial public offering.
<F6> Excluding a non-recurring charge of $2.0 million related to the recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") , non-interest expense was $25.5 million during the year ended June 30, 1997.
<F7> Excluding non-recurring New York State and New York City income tax recoveries of $1.9 million and $1.0 million, respectively, income tax expense was $10.5 million during the fiscal year ended June 30, 1997.
<F8> Pursuant to Statement of Financial Accounting Standards No. 109,
     "Accounting for Income Taxes," ('SFAS 109"), on July 1, 1993, the Bank changed prospectively to the deferred method of accounting for income taxes. The effect of the adoption of this standard is reflected in the selected operating data as the cumulative effect of adopting a change in accounting principles.
<F9>The Bank adopted Statement of Financial Accounting Standards No. 106,
    ''Employers' Accounting for Postretirement Benefits Other Than Pensions'' ("SFAS 106") effective July 1, 1995. The Bank elected to record the full accumulated post retirement benefit obligation upon adoption. This resulted in a cumulative effect adjustment of $1,032,000 (after reduction for income taxes of $879,000) to apply retroactively to previous years the new method of accounting, which is shown in the consolidated statement of income for the year ended June 30, 1996.
<F10> Excluding a non-recurring charge of $2.0 million relating to recapitalization of the SAIF and the recovery of New York State and City deferred income taxes previously provided, net income would have been $10.5 million, and the return on average assets, return on average stockholders' equity, return on average tangible stockholders' equity, non-interest expense to average assets, the efficiency ratio, and earnings per share would have been 0.86%, 5.08%, 5.85%, 2.07%, 50.30% and $0.81, respectively, for the year ended June 30, 1997. Earnings per share information for the Company for the fiscal years ended prior to June 30, 1996 are not meaningful since the sale of the Company's common stock and the merger of Conestoga Bancorp, Inc. into the Bank occurred on June 26, 1996.
<F11> With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods. Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios.
<F12> Income before cumulative effect of changes in accounting principles is used to calculate return on average assets and return on average equity ratios.
NOTES CONTINUED ON NEXT PAGE

                                       - 1 -

    At or for the fiscal years ended June 30,                  1998              1997           1996          1995          1994
----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA <F11>:
FINANCIAL AND PERFORMANCE RATIOS:
   Return on average assets <F10> <F12>                        0.90%              1.00%          1.07%        1.33%           1.46%
   Return on average stockholders' equity <F10> <F12>          7.06               5.94           9.07        11.50           14.66
   Return on average tangible stockholders'
         equity <F10> <F12>                                    8.24               6.84          11.84        11.53           14.66
   Stockholders' equity to total assets
         at end of period                                     11.48              14.52          15.53        11.63           10.51
   Tangible equity to tangible assets at end of period         9.99              12.62          13.72        11.53           10.47
   Loans to deposits at end of period                         91.50              77.91          61.43        77.47           78.94
   Average interest rate spread <F13>                          2.97               3.38           3.85         4.51            4.80
   Net interest margin <F14>                                   3.56               4.07           4.41         4.91            5.12
   Average interest earning assets to average
         interest bearing liabilities                        114.38             119.33         115.68       113.15          111.50
   Non-interest expense to average assets <F10>                2.05               2.24           2.06         2.21            1.97
   Core non-interest expense to average assets <F16>           1.73               1.87           2.06         2.21            1.97
   Efficiency ratio <F10> <F15>                               56.09              54.32          45.98        44.11           37.63
   Core efficiency ratio <F15> <F16>                          47.39              45.55          45.98        44.11           37.63
   Dividend payout ration                                     21.10               0.05             -           N/A             N/A
PER SHARE DATA:
   Diluted Earnings per share <F10>                           $1.09              $0.95            N/A          N/A             N/A
   Cash dividends per share                                    0.23              0.045            $-           N/A             N/A
   Book value per share                                       15.30              14.58          14.65          N/A             N/A
   Tangible book value per share                              13.10              12.40          12.66          N/A             N/A
CASH EARNINGS INFORMATION:
   Cash return on average assets <F12> <F17>                   1.31%              1.36%          1.07%        1.33%           1.46%
   Cash return on average
         stockholders' equity <F12> <F17>                     10.30               8.06           9.07        11.50           14.66
   Cash return on average tangible stockholders'
         equity <F12> <F17>                                   12.01               9.27           9.07        11.50           14.66
   Cash earnings per share <F17>                              $1.74              $1.29            N/A          N/A             N/A
ASSET QUALITY RATIOS AND OTHER DATA:
   Total non-performing loans <F18>                            $884             $3,190         $6,551       $5,073          $6,248
   Other real estate owned, net                                 825              1,697          1,946        4,466           8,200
      Ratios:
        Non-performing loans to total loans <F18>              0.09%              0.43%          1.12%        1.18%           1.45%
        Non-performing loans and real estate
              owned to total assets <F18>                      0.11               0.37           0.62         1.44            2.23
ALLOWANCE FOR LOAN LOSSES TO:
        Non-performing loans <F18>                         1,365.95%            336.24%        119.25%      101.99%          58.15%
        Total loans <F19>                                      1.27               1.43           1.34         1.20            0.84
REGULATORY CAPITAL RATIOS: (Bank only)
   Tangible capital                                            8.32%              9.86%          9.49%       11.53%          10.47%
   Core capital                                                8.32               9.87           9.50        11.56           10.51
   Risk-based capital                                         16.58              19.99          21.24        22.18           19.83
FULL SERVICE BRANCHES                                            14                 15             15            7               7

 <F13> Average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
<F14> The net interest margin represents net interest income as a percentage of average interest-earning assets.
<F15> The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income and non-interest income, excluding any gains or losses on sales of assets.
<F16> In calculating these ratios, amortization expense related to goodwill and the SAIF recapitalization charge are excluded from non-interest expense.
<F17> In calculating these ratios, non-interest expense excludes expenses such as goodwill amortization and the after-tax effect of compensation expense related to the Company's stock benefit plans which are accretive to book value. Excluding the effects of the SAIF Special Assessment and the recovery of New York State and City deferred income taxes previously provided, cash return on average assets, cash return on average stockholders' equity, cash return on average tangible stockholders' equity, and cash earnings per share would have been 1.21%, 7.19%, 8.28%, and $1.15 for the year ended June 30, 1997.
<F18> Non-performing loans consist of non-accrual loans.  The Company did not have any loans that were 90 days or more past due and still accruing at any of the dates presented. Non-performing loans and non-performing assets do not include troubled-debt restructurings (''TDRs''). See "Asset Quality.'' Including TDR's, the ratio of non-performing loans to total loans would have been 0.51%, 1.05%, 1.92%, 2.96% and 3.17%, respectively, for the years ended June 30, 1998, 1997, 1996, 1995 and 1994, the ratio of non-performing assets to total assets would have been 0.35%, 0.73%, 0.96%, 2.59% and 3.38%, respectively, for the years ended June 30, 1998, 1997, 1996, 1995 and 1994, and the allowance for loan losses as a percentage of non-performing loans would have been 248.71%, 136.45%, 69.61%, 40.66% and 26.58%, respectively for the years ended June 30, 1998, 1997, 1996, 1995 and 1994.
<F19> Total loans represents loans, net, plus the allowance for loan losses.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

   The primary business of the Company is the operation of its wholly owned subsidiary, the Bank. In addition to directing, planning and coordinating the business activities of the Bank, the Company retained proceeds in connection with the Conversion, which are invested primarily in federal funds and short-term, investment grade marketable securities.

   The Bank's principal business has been, and continues to be, gathering deposits from customers within its market area, and investing those deposits, primarily in multi-family and one-to-four family residential mortgage loans, mortgage-backed securities, and obligations of the U.S. Government and GSEs. The Bank's revenues are derived principally from interest on its loan and securities portfolios. The Bank's primary sources of funds are: deposits; loan amortization, prepayments and maturities; amortization, prepayments and maturities of mortgage-backed and investment securities, borrowed funds; and, to a lesser extent, the sale of fixed-rate mortgage loans to the secondary market.

   The Company's consolidated results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on its interest-earning assets, such as loans and securities, and the interest expense paid on its interest-bearing liabilities, such as deposits. The Company also generates non-interest income such as service charges and other fees. The Company's non-interest expenses primarily consist of employee compensation and benefits, occupancy expenses, federal deposit insurance premiums, net costs of other real estate owned, data processing fees and other operating expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions (particularly changes in market interest rates), government policies, changes in accounting standards and actions of regulatory agencies.

PROPOSED ACQUISITION OF FINANCIAL BANCORP, INC.

      On July 18, 1998, the Company entered into the Merger Agreement with Financial Bancorp, pursuant to which Financial Bancorp will be merged into the Company. The Merger Agreement provides that each outstanding share of common stock, par value $.01 per share, of Financial Bancorp ("Financial Bancorp Common Stock") will be converted into the right to receive, at the election of the holder thereof, either shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") or cash subject to the election, allocation and proration procedures set forth in the Merger Agreement.
If the Company's average closing price for the ten-day period ending ten days prior to the anticipated closing of the Merger (the "Average Closing Price") is between $22.95 and $31.05, the value of the consideration per share to be received by Financial Bancorp shareholders will be $40.50, and 50% of the total consideration to be paid to Financial Bancorp's shareholders shall consist of Company Common Stock and 50% shall consist of cash.  If the
Company's Average Closing Price is greater than $31.05 or less than $22.95, then the value of the consideration per share to be received by Financial Bancorp shareholders in the Merger will be adjusted, and the percentage of the total consideration consisting of the Company's Common Stock and cash will
change, all as set forth in the Merger  Agreement.   If the Company Common Stock
has a market value during the pricing period of less than or equal to $20.25, Financial Bancorp has the right to termination the Merger Agreement unless the Company agrees to increase the per share consideration to Financial Bancorp's shareholders to at least $38.12.

      The Financial Acquisition is subject to (i) approval by the shareholders of Financial Bancorp, (ii) approval of the OTS and (iii) satisfaction or waiver of certain other conditions. Financial Bancorp is a unitary savings bank holding company for its wholly owned subsidiary, Financial Federal, a federal savings bank.


MANAGEMENT STRATEGY

   The Bank's primary management strategy is to increase the Bank's household and deposit market shares in the communities it serves, either through acquisitions or purchases of deposits, or by direct marketing, and to increase its origination of, and investment in, mortgage loans, with an emphasis on multi-family loans. Multi-family lending is a significant business of the Bank and reflects the fact that much of the housing in the Bank's primary lending area is multi-family housing. The Company also strives to provide a stable source of liquidity and earnings through the purchase of investment grade securities; seeks to maintain the Bank's asset quality for loans and other investments; and uses appropriate portfolio and asset/liability management techniques in an effort to manage the effects of interest rate volatility on the Bank's profitability and capital.

   FRANCHISE EXPANSION. On June 26, 1996 the Bank completed the acquisition of Conestoga Bancorp, Inc. ("Conestoga") resulting in the merger of Conestoga's wholly-owned subsidiary, Pioneer Savings Bank, F.S.B. ("Pioneer") with and into the Bank, with the Bank as the resulting financial institution (the "Conestoga Acquisition"). The Conestoga Acquisition was accounted for in the Company's financial statements using the purchase method of accounting. Under the purchase method of accounting, the acquired assets and liabilities of Conestoga are recognized at their fair value as of the date of the Conestoga Acquisition. Shareholders of Conestoga were paid approximately $101.3 million in cash, resulting in goodwill of $28.4 million, which is being amortized on a straight line basis over a twelve year period. Since the Conestoga Acquisition occurred on June 26, 1996, its impact upon the Company's consolidated results of operations for the fiscal year ended June 30, 1996 was minimal. The full effect of the Conestoga Acquisition is reflected in the Company's consolidated results of operations for the fiscal year ended June 30, 1997, as well the consolidated statements of financial condition as of June 30, 1997 and 1996.

On July 18, 1998, the Company entered into the Merger Agreement, which provides for the acquisition of Financial Bancorp and its wholly-owned subsidiary, Financial Federal. The Financial Acquisition, which is expected to close during the first quarter of 1999, will add five retail branches to the Bank. As of June 30, 1998, these branches totaled $229.0 million in deposits.

The Company continues to evaluate acquisition and other growth opportunities as they become available. Additionally, management plans to supplement this strategy with direct marketing efforts designed to increase customer household and/or deposit balances and the number of the Bank's services used per household among its existing customers.

   LOAN ORIGINATIONS WITH AN EMPHASIS ON MULTI-FAMILY LENDING. Management believes that multi-family loans provide advantages as portfolio investments. First, they provide a higher yield than single family loans or investment securities of comparable maturities or terms to repricing. Second, the Company's market area generally has provided a stable flow of new and refinanced multi-family loan originations. In addition to its emphasis on multi-family lending, the Company will continue to market and originate residential first mortgage loans secured primarily by owner-occupied, one-to-four family residences, including condominiums and cooperative apartments. Third, origination and processing costs for the Company's multi-family loans are lower per thousand dollars of originations than comparable single family costs. In addition, to address the higher credit risk associated with multi-family lending, management has developed what it believes are reliable underwriting standards for loan applications in order to maintain a consistent credit quality for new loans.

   CAPITAL LEVERAGE STRATEGY. As a result of the Company's initial public offering in June, 1996, the Bank's capital level significantly exceeded all regulatory requirements. A portion of the "excess" capital generated by the initial public offering has been deployed through the use of a capital leverage strategy whereby the Bank invests in high quality mortgage-backed securities ("leverage assets") funded by short term borrowings from various third party lenders. The capital leverage strategy generates additional earnings for the Company by virtue of a positive interest rate spread between the yield on the leverage assets and the cost of the borrowings. Since the average term to maturity of the leverage assets exceeds that of the borrowings used to fund their purchase, the net interest income earned on the leverage strategy would be expected to decline in a rising interest rate environment. See "Discussion of Market Risk." To date, the capital leverage strategy has been undertaken in accordance with limits established by the Board of Directors, aimed at enhancing profitability under moderate levels of interest rate exposure. Assets at June 30, 1997, include $96.3 million related to the capital leverage program, which increased to $266.4 million as of June 30, 1998.

In addition to the capital leverage strategy, the Bank undertook an additional $40.3 million in medium term borrowings from the FHLBNY during the year ended June 30, 1998 in order to fund multi-family and underlying ccoperative loan originations. The Company earns a net interest rate spread between the yield on the multi-family and underlying cooperative loans and the cost of the borrowings.

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

   The primary investing activities of the Company are the origination of multi-family and one-to-four-family mortgage loans, and the purchase of mortgage-backed and other securities. During the year ended June 30, 1998, the Bank's loan originations totaled $326.3 million compared to $264.8 million for the year ended June 30, 1997. Purchases of mortgage-backed and other securities totaled $432.6 million for the year ended June 30, 1998 compared to $362.9 million for the year ended June 30, 1997. These activities were funded primarily by principal repayments on loans and mortgage-backed securities, maturities of investment securities, and borrowings by means of repurchase agreements and FHLB Advances. Principal repayments on loans and mortgage-backed securities totaled $210.9 million during the year ended June 30, 1998, compared to $132.4 million for the year ended June 30, 1997. Maturities of investment securities totaled $73.4 million and $378.8 million, respectively, during the fiscal years ended June 30, 1998 and 1997. Loan and security sales, which totaled $116.9 million and $47.2 million, respectively, during the fiscal years ended June 30, 1998 and 1997, provided some additional cash flows.

   Deposits increased $74.9 million and $13.3 million during the fiscal year ended June 30, 1998 and 1997, respectively. Deposit flows are affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. Certificates of deposit which are scheduled to mature in one year or less from June 30, 1998 totaled $406.4 million. Based upon the Company's current pricing strategy and deposit retention experience, management believes that a significant portion of such deposits will remain with the Company. Net borrowings increased $220.6 million during the fiscal year ended June 30, 1998, with the majority of this growth experienced in securities sold under agreement to repurchase ("Repo") transactions, consistent with the Company's capital leverage strategy.

   Stockholders' equity declined $4.5 million during the year ended June 30, 1998. During the fiscal year ended June 30, 1998, the Company repurchased 919,837 shares of its common stock into treasury (the "Treasury Repurchases"). The aggregate cost of the Treasury Repurchases was $20.8 million, at an average price of $22.58 per share. Offsetting the impact of the Treasury Repurchases was net income of $13.1 million and amortization of the Company's Employee Stock Ownership Plan ("ESOP") and Recognition and Retention Plan ("RRP") of $5.4 million during the fiscal year ended June 30, 1998.

   In June, 1997, the Company commenced payment of regular quarterly cash dividends, the per share amount of which has been increased for each successive dividend to date. During the year ended June 30, 1998, the Company declared and paid three cash dividends totaling $2.6 million, or $0.23 per outstanding common share on the respective dates of record. On July 16, 1998, the Company declared a cash dividend of $0.10 per common share to all shareholders of record on July 31, 1998. This dividend was paid on August 13, 1998.

   The Bank is required to maintain a minimum average daily balance of liquid assets as defined by Office of Thrift Supervision regulations. The minimum required liquidity ratio is currently 4.0%. At March 31, 1998, the Bank's liquidity ratio was 14.2%. The levels of the Bank's short-term liquid assets are dependent on the Bank's operating, financing and investing activities during any given period.

    The Bank monitors its liquidity position on a daily basis. Excess short-term liquidity is invested in overnight federal funds sales and various money market investments. In the event that the Bank should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of the Bank's $215.1 million borrowing limit at the FHLBNY. At June 30, 1998, the Bank had $215.1 million in short and medium term borrowings outstanding at the FHLBNY, comprised of outstanding Advances of $103.5 million and securities sold under agreement to repurchase of $111.6 million.

   At June 30, 1998, the Bank was in compliance with all applicable regulatory capital requirements. Tangible capital totaled $131.2 million, or 8.32% of total tangible assets, exceeded a 1.50% regulatory requirement; core capital, at 8.32% of adjusted assets, exceeded the required 3.0% regulatory minimum; and total risk-based capital, at 16.58% of risk weighted assets, exceeded the 8.0% regulatory minimum. In addition, at June 30, 1998, the Bank was considered "well-capitalized" for all regulatory purposes.

DISCUSSION OF MARKET RISK

   As a financial institution, the Company's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Bank's assets and liabilities, and the market value of all interest earning assets, other than those which possess a short term to maturity. During the year ended June 30, 1998, the Company operated under a "flat yield curve" interest rate environment, which features little discrepancy in rates offered on short-term and long-term investments. Under a flat yield curve environment, financial institutions often experience both increased interest rate competition related to loan originations, and above-average prepayment activities related to mortgage-backed investments, both of which adversely impact long-term profitability. The flat yield curve environment experienced during the 1998 fiscal year was a primary factor in the reduction of the Company's interest rate spread compared to the prior fiscal year. Recent troubled economic conditions in several nations throughout Europe, Asia and South and Central America have created interest rate volatility for U.S.
government and agency obligations. As a result of this interest rate volatility, the U.S. stock market, especially amongst financial institutions, has experienced even greater volatility subsequent to June 30, 1998. It is unclear at this time what, if any, effect these conditions will have on the local and regional economy and real estate market.

   Since all of the Company's interest bearing liabilities and virtually all of the Company's interest earning assets are located at the Bank, virtually all of the Company's interest rate risk exposure lies at the Bank level. As a result, all significant interest rate risk management procedures are performed at the Bank level. Based upon the Bank's nature of operations, the Bank is not subject to foreign currency exchange or commodity price risk. The Bank's real estate loan portfolio, concentrated primarily within New York City, is subject to risks associated with the local economy. The Company does not own any trading assets. See "Asset Quality.". The Company did not engage in any hedging transactions utilizing derivative instruments (such as interest rate swaps and caps) during the fiscal year ended June 30, 1998, and did not have any such hedging transactions in place at June 30, 1998. In the future, the Company may, with Board approval, engage in hedging transactions utilizing derivative instruments.

   The Company's interest rate management strategy is designed to stabilize net interest income and preserve capital over a broad range of interest rate movements and has three primary components:

   ASSETS. The Company's largest single asset type is the multi-family real estate loan. Multi-family loans typically carry a shorter average term to maturity than one-to-four family residential loans, thus significantly reducing the overall level of interest rate risk. In addition, in order to manage interest rate risk, management emphasizes origination of adjustable rate multi-family loans. Due to the flat yield curve environment, as evidenced by a relatively low level of medium- and long-term interest rates, the Company faced increased consumer demand for fixed rate multi-family loan originations. However, while down from the prior year level of 75%, approximately 60% of multi-family loans originated during the year ended June 30, 1998, were adjustable rate, with repricing typically occurring after five years. In addition, management has sought to include various types of adjustable-rate single family (including cooperative apartment) whole loans and adjustable and floating-rate investment securities in its portfolio, which generally have repricing terms of 3 years or less. At June 30, 1998, adjustable-rate whole loans totaled $617.2 million, or 38.0% of total assets,and adjustable-rate investment securities (CMO's, REMIC's and mortgage-backed securities issued by GSEs) totaled $301.3 million, or 18.6% of total assets.

   DEPOSIT LIABILITIES. The Bank, a traditional community-based savings bank, is largely dependent upon its base of competitively priced core deposits (consisting of all deposits except certificates of deposit) to provide stability on the liability side of the balance sheet. The Bank has retained many loyal customers over the years through a combination of quality service, convenience, and a stable and experienced staff. Core deposits, at June 30, 1998 were $426.0 million, or 41.03% of total deposits. The balance of certificates of deposit as of June 30, 1998 was $612.3 million, or 58.97% of total deposits, of which $206.0 million, or 33.6% of total certificates of deposits, mature after one year. Depending on market conditions, management prices its certificates of deposit in an effort to encourage the extension of the average maturities of deposit liabilities beyond one year. Over the twelve-month period ending June 30, 1998, the Bank experienced a strong retention rate on maturing certificates of deposit.

   WHOLESALE FUNDS. The Bank does not accept brokered deposits as a source of funds and has no plans to do so in the future. However, the Bank is a member of the FHLBNY which provides it with a borrowing line equal to $215.1 million. From time to time, the Bank will borrow from the FHLBNY for various purposes. At June 30, 1998, the Bank had outstanding borrowings of $215.1 million with the FHLBNY.

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

GAP ANALYSIS

   The following table sets forth the amounts of the Company's consolidated interest-earning assets and interest-bearing liabilities, outstanding at
June 30, 1998, which are anticipated, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined based on the earlier of term to repricing or the term to repayment of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at June 30, 1998 on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. For purposes of presentation in the following table, the Company utilized the national deposit decay rate assumptions published by the OTS as of December 31, 1992 (the latest available), which for savings accounts, NOW and Super NOW accounts and money market accounts in the one year or less category, were 14%, 37% and 79%, respectively. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated early payoffs of adjustable-and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. The amounts attributable to mortgage-backed securities reflect principal balances expected to be redeployed and/or repriced as a result of anticipated principal repayments, and as a result of contractual rate adjustments on adjustable-rate mortgage-backed securities.

                                                    More than      More than    More than                   Non-
                         3 Months    3 Months      6 Months to     1 Year to    3 Years to    More than    interest
  At June 30, 1998       or Less     to 6 Months     1 Year        3 Years      5 Years  to   5 Years      bearing      Total
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING                                                  ($ IN THOUSANDS)
ASSETS <F1>
Mortgages and
   other loans            $65,221       $60,744       $56,574       $223,924      $246,014     $297,644        $-       $950,121
Investment
   securities              26,168           250         5,485         52,270        72,699        6,925         -        163,797
Mortgage-backed
   securities <F2>         91,073        70,872        55,153        108,077        43,486       41,928         -        410,589
Federal funds sold          9,329            -             -              -             -            -          -          9,329
FHLB capital stock         10,754            -             -              -             -            -          -         10,754
Total interest
   earning assets         202,545       131,866       117,212        384,271       362,199      346,497         -      1,544,590

LESS:
Allowance for loan
   losses                     -              -             -              -             -            -     (12,075)      (12,075)
----------------------------------------------------------------------------------------------------------------------------------
Net interest-earning
   assets                 202,545       131,866       117,212        384,271       362,199      346,497    (12,075)    1,532,515
Non-interest-earning
   assets                  18,008            -             -              -             -            -      73,403        91,411
----------------------------------------------------------------------------------------------------------------------------------
Total assets             $220,553      $131,866      $117,212       $384,271      $362,199     $346,497    $61,328    $1,623,926
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING
LIABILITIES:
Savings Accounts          $11,917       $11,917       $23,834        $76,249       $56,394     $160,170        $-       $340,481
NOW and Super
   NOW accounts             1,658         1,658         3,316          6,072         1,625        3,598         -         17,927
Money market
   accounts                 6,037         6,037        12,074          3,363         1,601        1,455         -         30,567
Certificates of
   Deposit                139,108       103,472       163,791        188,800        16,928          229         -        612,328
Borrowed funds            144,455        23,598            -          44,450        69,000       78,603         -        360,106
Interest-bearing
   escrow                      -             -             -              -             -         4,294         -          4,294
----------------------------------------------------------------------------------------------------------------------------------
Total interest-
  bearing liabilities     303,175       146,682       203,015        318,934       145,548      248,349         -      1,365,703
Checking accounts              -             -             -              -             -            -      37,039        37,039
Other non-interest
   bearing
   liabilities             12,062            -             -              -             -            -      22,773        34,835
Stockholders' equity           -             -             -              -             -            -     186,349       186,349
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities
   and stockholders'
   equity                $315,237      $146,682      $203,015       $318,934      $145,548     $248,349   $246,161    $1,623,926
----------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity
   gap per period       $(100,630)     $(14,816)     $(85,803)       $65,337      $216,651      $98,148         -
------------------------------------------------------------------------------------------------------------------
Cumulative interest
   sensitivity gap      $(100,630)    $(115,446)    $(201,249)     $(135,912)      $80,739     $178,887         -
------------------------------------------------------------------------------------------------------------------
Cumulative interest
   sensitivity gap as
   a percent of
   total assets             (6.20)%       (7.11)%      (12.39)%        (8.37)%        4.97%       11.02%        -
Cumulative total
   interest-
   earning assets as
   a percent of
   cumulative
   total interest
   bearing liabilities      66.81%        74.34%        69.17%         86.01%       107.23%      113.10%        -

   <F1> Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as result of anticipated pre-payments, scheduled rate adjustments, and contractual maturities.
   <F2> Based upon historical repayment experience.


   The Company's balance sheet is primarily comprised of assets which mature or reprice within five years, with a significant portion maturing or repricing within one year. In addition, the Company's deposit base is comprised primarily of savings accounts, and certificates of deposit with maturities of three years or less, representing 11.9% and 57.3%, respectively, of total deposits at June 30, 1998. As a result, at June 30, 1998, the Company's interest-bearing liabilities maturing or repricing within one year totaled $652.9 million, while interest earning assets maturing or repricing within one year totaled $451.6 million, resulting in a negative one-year interest sensitivity gap of $201.2 million, or 12.4% of total assets. In comparison, at June 30, 1997, the Company had a negative one-year interest sensitivity gap of $98.5 million, or 7.5% of total assets. The Company's estimate of repricing liabilities for selected deposit types which do not carry contractual maturities, such as savings accounts, is based upon the decay rate tables published by the OTS.

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

   Under interest rate scenarios other than that which existed on June 30, 1998, the gap ratio for the Company's assets and liabilities could differ substantially based upon different assumptions about how core deposit decay rates and loan prepayments would change. For example, the Company's interest rate risk management model assumes that in a rising rate scenario, by paying competitive rates on non-core deposits, a large share of core deposits will transfer to certificates of deposit and be retained, although at higher cost to the Company. Also, loan and mortgage-backed security prepayment rates would be expected to slow, as borrowers postpone property sales or loan refinancings until rates again decline.

INTEREST RATE RISK EXPOSURE COMPLIANCE

   Increases in the level of interest rates also may adversely affect the fair value of the Company's securities and other earning assets. Generally, the fair value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of the Company's interest-earning assets, which could adversely affect the Company's results of operations if sold, or, in the case of interest earning assets classified as available for sale, the Company's stockholders' equity, if retained. Under Generally Accepted Accounting Principles ("GAAP"), changes in the unrealized gains and losses, net of taxes, on securities classified as available for sale will be reflected in the Company's stockholders' equity. As of June 30, 1998, the Company's securities portfolio included $449.6 million in securities classified as available for sale. Due to the magnitude of the Company's holdings of securities available for sale, changes in interest rates could produce significant changes in the value of such securities and could produce significant fluctuations in the stockholders' equity of the Company. The Company does not own any trading assets.

   On a quarterly basis, an interest rate risk exposure compliance report is prepared and presented to the Company's Board of Directors. This report, prepared in accordance with Thrift Bulletin #13 issued by the OTS, presents an analysis of the change in net interest income and net portfolio value resulting from an increase or decrease in the level of interest rates. All changes are measured as percentage changes from the values of projected net interest income and net projected portfolio value in the flat rate scenario. The calculated estimates of change in net interest income and net portfolio value are compared to current limits established by management and approved by the Board of Directors. The following is a summary of the Company's interest rate exposure report as of June 30, 1998:

                                                              PERCENTAGE CHANGE IN
                                  ---------------------------------------------------------------------------
                                            NET INTEREST INCOME                      NET PORTFOLIO VALUE
                                  ---------------------------------------------------------------------------
CHANGE IN INTEREST RATE               LIMIT            PROJECTED CHANGE        LIMIT         PROJECTED CHANGE
-------------------------------------------------------------------------------------------------------------
-400 Basis Points                     -50.00%               -5.43%               -50.00%            17.36
-300 Basis Points                     -37.50                1.89                 -37.50             16.72
-200 Basis Points                     -25.00                6.11                 -25.00             13.72
-100 Basis Points                     -12.50                6.87                 -12.50              6.99
Flat Rate (1)                             -                   -                        -               -
+100 Basis Points                     -12.50                -9.37                -12.50             -7.61
+200 Basis Points                     -25.00                -19.04               -25.00            -18.40
+300 Basis Points                     -37.50                -29.80               -37.50            -30.38
+400 Basis Points                     -50.00%               -41.01               -50.00%           -42.29

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

ASSET QUALITY

   The Company's real estate loan servicing policies and procedures require that the Company initiate contact with a delinquent borrower as soon as possible after the payment is late ten days. Generally, the policy calls for a late notice to be sent 10 days after the due date of the payment. If payment has not been received within 30 days of the due date, a letter is sent to the borrower. Thereafter, periodic letters and phone calls are placed to the borrower until payment is received. In addition, Company policy calls for the cessation of interest accruals on loans delinquent 90 days or more. When contact is made with the borrower at any time prior to foreclosure, the Company will attempt to obtain the full payment due, or work out a repayment schedule with the borrower to avoid foreclosure. Generally, foreclosure proceedings are initiated by the Company when a loan is 90 days past due. As soon as practicable after initiating foreclosure proceedings on a loan, the Company prepares an estimate of the fair value of the underlying collateral. It is the Company's general policy to dispose of properties acquired through foreclosure or deeds in lieu thereof as quickly and as prudently as possible in consideration of market conditions, the physical condition of the property and other mitigating conditions. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan is generally either sold at foreclosure or sold subsequently by the Company as soon thereafter as practicable.

   Management reviews delinquent loans on a periodic basis and reports monthly to the Board of Directors regarding the status of all delinquent and non-accrual loans in the Company's portfolio. The Company retains outside counsel experienced in foreclosure and Companyruptcy procedures to institute foreclosure and other actions on the Company's delinquent loans. It is the policy of the Company to initiate foreclosure proceedings after a loan becomes 90 days past due. As soon as practicable after initiating foreclosure proceedings on a loan, the Company prepares an estimate of the fair value of the underlying collateral. It is the Company's general policy to dispose of properties acquired through foreclosure or deeds in lieu thereof as quickly and as prudently as possible in consideration of market conditions, the physical condition of the property, and any other mitigating conditions.

   The continued adherence to these procedures, as well as a strong local real estate market, resulted in a significant drop in problem loans in the Company's portfolio, particularly multi-family and underlying cooperative loans, during
the  fiscal  year  ended  June  30,  1998.    Primarily, these declines reflect
satisfaction of loans out of successful foreclosure proceedings, as well as the movement of loans to other real estate followed by the successful disposition of the underlying properties. Evidence of this is reflected in declines in both non-performing loans and loans delinquent 60-89 days. Non-performing loans totaled $884,000 at June 30, 1998, as compared to $3.2 million at June 30, 1997. The Company had 35 loans totaling $328,000 delinquent 60-89 days at June 30, 1998, as compared to 33 such delinquent loans totaling $603,000 at June 30, 1997. The Company has experienced a shift in the composition of its 60-89 day delinquencies from its conventional mortgage portfolio, which loans typically carry larger average balances, to smaller balance FHA/VA insured ad consumer loans. As a result, the number of delinquent loans has not declined despite the decline in overall dollar level.

   Under GAAP, the Company is required to account for certain loan modifications or restructurings as ''troubled-debt restructurings.'' In general, the modification or restructuring of a debt constitutes a troubled-debt restructuring if the Company, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that the Company would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled-debt restructurings, however, and troubled-debt restructurings do not necessarily result in non-accrual loans. The Company had three loans classified as troubled-debt restructurings at June 30, 1998, totaling $3.9 million, and all are currently performing according to their restructured terms. The largest restructured debt, a $2.7 million loan secured by a mortgage on an underlying cooperative apartment building located in Forest Hills, New York, was originated in 1987. The loan was first restructured in 1988, and again in 1994. The current regulations of the OTS require that troubled-debt restructurings remain classified as such until either the loan is repaid or returns to its original terms. The Company did not have any new loan restructurings during the fiscal year ended June 30, 1998. All three troubled-debt restructurings as of June 30, 1998 are on accrual status as they have been performing in accordance with the restructuring terms for over one year.

   Pursuant to Company guidelines for determining and measuring impairment in loans within the meaning of SFAS 114, in the event the carrying balance of the loan, including all accrued interest, exceeds the estimate of fair value, the loan is considered to be impaired and a reserve is established. The recorded investment in loans deemed impaired was approximately $3.1 million as of June 30, 1998, compared to $4.3 million at June 30, 1997, and the average balance of impaired loans was $3.8 million for the year ended June 30, 1998 compared to $4.7 million for the year ended June 30, 1997. The impaired portion of these loans is represented by specific reserves totaling $23,000 allocated within the allowance for loan losses at June 30, 1998. At June 30, 1998, one loan totaling $2.7 million, was deemed impaired for which no reserves have been provided. This loan, which is included in troubled-debt restructurings at June 30, 1998, has performed in accordance with the provisions of the restructuring agreement signed in October, 1995. The loan has been retained on accrual status at June 30, 1998. . Generally, the Company considers non-performing loans to be impaired loans. However, at June 30, 1998, approximately $428,000 of one-to-four family, cooperative apartment and consumer loans on nonaccrual status are not deemed impaired. All of these loans have outstanding balances less than $227,000, and are considered a homogeneous loan pool which are not required to be evaluated for impairment. See "Notes to Consolidated Financial Statements" for a further discussion of impaired loans.

   The balance of other real estate owned ("OREO")was $825,000, consisting of 14 properties, at June 30, 1998 compared to $1.7 million, consisting of 22 properties, at June 30, 1997. During the year ended June 30, 1998, $779,000 in loans were transferred into OREO. Offsetting this addition, were OREO sales and charge-offs of $1.7 million during the year ended June 30, 1998. All charge-offs were recorded against the allowance for losses on real estate owned, which was $164,000 as of June 30, 1998.

   The following table sets forth information regarding the Company's non-performing loans, non-performing assets, impaired loans and troubled-debt restructurings at the dates indicated.

    At Year Ended June 30,                             1998              1997            1996           1995            1994
------------------------------------------------------------------------------------------------------------------------------
                                                                            ($ In Thousands)
NON-PERFORMING LOANS
   One-to-four family                                     $471          $1,123           $1,149           $572          $1,276
   Multi-family and underlying cooperative                 236           1,613            4,734          3,978           4,363
   Non-residential                                          -               -                -              -               -
   Cooperative apartment                                   133             415              668            523             609
   Other                                                    44              39               -              -               -
------------------------------------------------------------------------------------------------------------------------------
Total non-performing loans                                 884           3,190            6,551          5,073           6,248
Other Real Estate Owned                                    825           1,697            1,946          4,466           8,200
------------------------------------------------------------------------------------------------------------------------------
Total non-performing assets                             $1,709          $4,887           $8,497         $9,539         $14,448
------------------------------------------------------------------------------------------------------------------------------
Troubled-debt restructurings                            $3,971          $4,671           $4,671         $7,651          $7,421
Total non-performing assets and
   troubled-debt restructurings                         $5,680          $9,558          $13,168        $17,190         $21,869
Impaired loans <F1>                                     $3,136          $4,294           $7,419            N/A             N/A
RATIOS:
   Total non-performing loans to total loans              0.09%           0.43%            1.12%          1.18%           1.45%
   Total non-performing assets to total assets            0.11            0.37             0.62           1.44            2.23
   Total non-performing assets and troubled-
      debt restructurings to total assets                 0.35            0.73             0.96           2.59            3.38

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

   The following table sets forth certain information relating to the Company's consolidated statements of operations for the years ended June 30, 1998, 1997 and 1996, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

For the years ended June 30,          1998                                   1997                                1996
                                                   AVERAGE                              Average                            Average
                        AVERAGE                     YIELD/     Average                  Yield/      Average                 Yield/
                        BALANCE       INTEREST      COST       Balance      Interest    Cost        Balance     Interest    Cost
----------------------------------------------------------------------------------------------------------------------------------
                                                    (In Thousands)
ASSETS:
Interest-earning
  assets
Real estate loans       $837,755       $69,824        8.33%    $642,913      $54,965      8.55%    $435,948     $39,314      9.02%
  <F1>
Other loans                5,393           487        9.03        5,444          460      8.45        3,497         340      9.72
Investment
  securities             164,265        10,798        6.57      215,809       13,654      6.33      107,206       5,738      5.35
  <F2> <F3>
Mortgage-backed
  securities <F2>        349,910        23,463        6.71      261,275       17,704      6.78       89,001       5,927      6.66
Federal funds sold        35,540         1,892        5.32       40,349        2,247      5.57       23,904       1,300      5.44
                       -----------------------                ----------------------                -------------------
Total interest-
  earning assets       1,392,863      $106,464        7.64    1,165,790      $89,030      7.64      659,556     $52,619     7.98%
                       -----------------------                ----------------------                -------------------
Non-interest earning
  assets                  66,008                                 64,148                              20,424
                      ----------                             ----------                            --------
Total assets          $1,458,871                             $1,229,938                            $679,980
                      ----------                             ----------                            --------
LIABILITIES AND
STOCKHOLDERS' EQUITY
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest bearing
  liabilities:
NOW, Super NOW
  and Money market
  accounts               $48,556       $1,131         2.33%     $55,327       $1,404      2.54%     $30,759        $634       2.06%
Savings accounts         338,062        7,628         2.26      349,821        8,192      2.34      232,631       5,789       2.49
Certificates of
  deposit                594,098       34,174         5.75      515,542       28,869      5.60      285,524      16,013       5.61
Mortgagors' escrow         4,700           94         2.00        3,792           79      2.08        3,371          72       2.14
Borrowed funds           232,385       13,908         5.98       52,495        3,020      5.75       17,854       1,008       5.65
                       -----------------------                ----------------------                -------------------
Total interest-
  bearing
  liabilities          1,217,801      $56,935         4.68%     976,977      $41,564      4.26%     570,139     $23,516       4.13%
                       -----------------------                ----------------------                -------------------
Checking accounts         31,457                                 27,653                              11,646
Other non-interest-
  bearing liabilities     24,097                                 18,131                              17,718
                      ----------                             ----------                            --------
Total liabilities      1,273,355                              1,022,761                             599,503
Stockholders' equity     185,516                                207,177                              80,477
                      ----------                             ----------                            --------
Total liabilities
  and stockholders'
  equity              $1,458,871                             $1,229,938                            $679,980
                      ----------                             ----------                            --------
Net interest income/
  interest rate
  spread <F4>                         $49,529         2.97%                  $47,466      3.38%                 $29,103       3.85%
                                      -------                                -------                            -------
Net interest-earning
  assets/net interest
  margin <F5>           $175,062                      3.56%    $188,813                   4.07%     $89,417                   4.41%
                      ----------                             ----------                            --------
Ratio of interest-
  earning assets to
  interest-bearing
        liabilities                                 114.38%                             119.33%                             115.68%

<F1> In computing the average balance of loans, non-accrual loans have been included. Interest income includes loan servicing fees as defined under SFAS 91.
<F2> Includes securities classified ''available for sale.''
<F3> Includes interest bearing deposits in other banks and FHLB stock.
<F4> Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
<F5> Net interest margin represents net interest income as a percentage of average interest-earning assets.

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

                                  YEAR ENDED                           Year Ended                         Year Ended
                                JUNE 30, 1998                         June 30, 1997                      June 30, 1996
                                  COMPARED TO                          Compared to                        Compared to
                                  YEAR ENDED                           Year Ended                         Year Ended
                                 JUNE 30, 1997                        June 30, 1996                     June 30, 1995
                              INCREASE/(DECREASE)                  Increase/(Decrease)                Increase/(Decrease)
                                    DUE TO                                Due to                           Due to
                       VOLUME       RATE        NET           Volume       Rate        Net       Volume       Rate        Net
----------------------------------------------------------------------------------------------------------------------------------
                                                       (Dollars in Thousands)
INTEREST-EARNING
ASSETS:
Real estate loans     $16,466     $(1,607)     $14,859       $18,182     $(2,531)    $15,651        $802         $137         $939
Other loans                (5)         32           27           177         (57)        120         (28)          61           33
Investment
  securities           (3,317)        462       (2,855)        6,339       1,577       7,916       1,431          (95)       1,336
Mortgage-backed
  securities            5,973        (215)       5,758        11,571         206      11,777         (24)         487          463
Federal funds sold       (261)        (94)        (355)          905          42         947       1,036         (411)         625
----------------------------------------------------------------------------------------------------------------------------------
Total                 $18,856     $(1,422)     $17,434       $37,174       $(763)    $36,411      $3,217         $179       $3,396
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING
LIABILITIES
NOW, Super NOW
  and Money
  market                $(164)      $(109)       $(273)         $565        $205        $770        $(76)         $(6)        $(82)
accounts
Savings accounts         (280)       (284)        (564)        2,834        (431)      2,403        (976)         190         (786)
Certificates of
  deposit               4,465         840        5,305        12,893         (37)     12,856       3,846        1,596        5,442
Mortgagors' escrow         19          (4)          15             9          (2)          7           8           (7)           1
Borrowed funds         10,558         330       10,888         1,975          37       2,012          (6)           1           (5)
----------------------------------------------------------------------------------------------------------------------------------
Total                  14,598         773       15,371        18,276        (228)     18,048       2,796       $1,774        4,570
----------------------------------------------------------------------------------------------------------------------------------
Net change in
  net interest
  income               $4,258     $(2,195)      $2,063       $18,898       $(535)    $18,363        $421      $(1,595)     $(1,174)
----------------------------------------------------------------------------------------------------------------------------------

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND JUNE 30, 1997

ASSETS. The Company's assets totaled $1.62 billion at June 30, 1998, an increase of $308.9 million from total assets of $1.32 billion at June 30, 1997. The growth in assets was experienced primarily in real estate loans and mortgage-backed securities available for sale, which increased $199.9 million, $133.7 million, respectively.

The increase in real estate loans resulted primarily from originations of $321.2 million during the fiscal year ended June 30, 1998, of which $308.4 million were multi-family and underlying cooperative and non-residential loans. The increased loan originations resulted from both an active local real estate market and a decline throughout the year medium- and long-term market interest rates. The increase in mortgage backed securities available for sale resulted from purchases of $290.6 million during the year ended June 30, 1998, primarily attributable to the capital leverage program. See "Management Strategy."

These purchases were partially offset by sales and calls of $92.8 million and principal repayments of $64.5 million on these securities. Mortgage-backed securities held-to-maturity declined $31.7 million, as proceeds from sales and
principal  repayments  on  these securities   were   utilized  to  fund  loan
originations and purchases of mortgage-backed securities available for sale.

LIABILITIES. Funding for the growth in real estate loans was obtained primarily from increased deposits of $74.9 million, primarily reflecting an increase in certificates of deposit with maturities of one year or less and increased FHLBNY advances of $40.3 million during the past fiscal year. Funding for the increase in mortgage-backed securities available for sale was obtained primarily from increased securities sold under agreement to repurchase transactions of $180.3 million, consistent with the capital leverage program.

As of June 30, 1998, assets were increased by $18.0 million due to unsettled sales of mortgage-backed securities, and liabilities wre increased by $12.1 million, respectively due to purchases of investment and mortgage-backed securities for which settlement had not occurred.

STOCKHOLDERS' EQUITY. Stockholders' equity declined $4.6 million to $186.3 million at June 30, 1998, from $190.9 million at June 30, 1997. During the fiscal year ended June 30, 1998, the Company repurchased 919,837 shares of its common stock into treasury at an aggregate cost of $20.8 million. Offsetting the share repurchases was retained net income of $13.1 million, amortization of the Company's ESOP and RRP of $5.4 million, and an increase of $732,000 of the unrealized gain on investment and mortgage-backed securities available for sale. Also contributing to the decline on stockholders' equity during the year ended June 30, 1998 were cash dividends declared and paid totaling $2.6 million.

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

   Real estate loans and loans held for sale increased $166.4 million, resulting primarily from originations of $262.2 million during the year ended June 30, 1997, of which $256.2 million were multi-family and underlying cooperative and non-residential loans. Mortgage backed securities increased $98.6 million and investment securities held-to-maturity increased $58.0 million, respectively, during the fiscal year ended June 30, 1997. Much of the growth in these assets was realized from the movement of earning assets from lower yielding investment securities available for sale and federal funds sold into these higher-yielding assets. In addition, in order to fund the growth in these assets, borrowings increased $111.8 million and deposits increased $13.3 million. At June 30, 1996, the Company had an unsettled security purchase totaling $34.0 million, which was funded in July, 1996. No such unsettled trades existed as of June 30, 1997.

   Stockholders' equity totaled $190.9 million at June 30, 1997, a decrease of $22.2 million from June 30, 1996. The decrease resulted primarily from the $27.7 million repurchase of the Company's common stock into treasury, and the $10.8 million open market purchase of the Company's common stock by the RRP during the year ended June 30, 1997. Offsetting these items was net income of $12.3 million, an increase of $1.7 million in the equity component of the unrealized gain on available for sale securities and a direct contribution to stockholders' equity of $3.1 million related to the benefit expense associated with the Company's ESOP and RRP Plans.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED JUNE 30, 1998 AND
1997

   GENERAL. Net income for the fiscal year ended June 30, 1998 totaled $13.1 million compared to $12.3 million during the fiscal year ended June 30, 1997. Net income for the fiscal year ended June 30, 1997 was affected by the New York State and New York City income tax recoveries of $1.9 million and $1.0 million, respectively, and the one-time special assessment of $1.1 million, after taxes, for the recapitalization of the SAIF
recorded  during  the  quarter ended September  30,  1996.   Net  income  for
the fiscal year ended June 30,  1997, excluding these non-recurring items,
was $10.5  million.   Net  income  for the year ended June 30, 1998, includes
an after-tax gain of $1.1 million related to the sale of the Roslyn branch premise, and an after-tax charge of $1.2 million related to an early retirement program offered during the year.

      NET INTEREST INCOME. Net interest income totaled $49.5 million during the year ended June 30, 1998, compared to $47.5 million in the previous year. This increase was attributable primarily to an increase of $227.1 million in average balance of interest earning assets, offset by a decline in the net interest rate spread of 41 basis points, reflecting the flat yield curve interest rate environment experienced during the 1998 fiscal year. See "Discussion of Market Risk." The net interest margin declined 51 basis points from 4.07% for the year ended June 30, 1997 to 3.56% for the year ended June 30, 1998.

      INTEREST INCOME. Interest income for the year ended June 30, 1998 was $106.5 million, an increase of $17.5 million from $89.0 million during the year ended June 30, 1997. The largest components contributing to this increase were interest income on real estate loans and mortgage-backed securities, which increased by $14.9 million and $5.8 million, respectively. The increase in interest income on real-estate loans was attributable primarily to an increase of $194.8 million in the average balance of real estate loans, resulting from new loan originations of $321.2 million during the fiscal year ended June 30, 1998. The increases in interest income on mortgage-backed securities was also attributable primarily to increases in the average balances of $88.6 million, resulting from $169.1 million in net purchases of mortgage-backed securities as part of the Company's capital leverage program. Partially offsetting these increases to interest income was a decrease in interest income on investment securities of $2.9 million, primarily resulting from a decline in average balance of investment securities of $51.5 million. The decline in the average balance resulted from the Company utilizing funds from matured investment securities to fund loan originations. Overall, the yield on interest earning assets remained constant at 7.64%, as the impact from the movement of funds from investment securities to higher-yielding real estate loans, was offset by a decline in average yield on real estate loans of 22 basis points due to the decline in medium- and long-term interest rates and increased interest rate competition throughout the 1998 fiscal year. See "Discussion of Market Risk." In addition, the yield on mortgage-backed securities declined 7 basis points due to both prepayments on higher-yielding securities and the interest rate environment experienced during the year.


      INTEREST EXPENSE. Interest expense increased $15.3 million, to $56.9 million during the fiscal year ended June 30, 1998, from $41.6 million during the fiscal year ended June 30, 1997. This increase resulted primarily from increases of $5.3 million and $10.9 million in interest expense on certificate of deposit accounts and borrowed funds, respectively, which resulted primarily from increased average balances of $78.6 million and $179.9 million, respectively, during the fiscal year ended June 30, 1998, compared to the fiscal year ended June 30, 1997. The increase in the average balance on certificates of deposit resulted primarily from increased deposit flows due to competitive rates offered on selected certificate accounts for the past twelve months. The increase in average balance of borrowed funds resulted primarily from approximately $180.3 million of borrowed funds added for the period July 1, 1997 to June 30, 1998, under the capital leverage program. In addition to the growth in average balances, the average cost of interest bearing liabilities increased 42 basis points to 4.68% for the fiscal year ended June 30, 1998, from 4.26% in the previous year. The increase in average cost resulted from an increase of $78.6 million in the average balance of certificate of deposit accounts, which generally have a higher average cost than other deposits, the increase of 15 basis points in the average cost on certificate of deposit accounts resulting from a rate promotion instituted for the past twelve months, and an increase of 42 basis points in the average cost on borrowed funds resulting from an increase in the average balance of higher-rate, longer-term borrowings undertaken during the recent fiscal year in order to fund loan originations and the capital leverage program.

   PROVISION FOR LOAN LOSSES. The provision for loan losses decreased $2.6 million to $1.6 million for the fiscal year ended June 30, 1998 from $4.2 million for the fiscal year ended June 30, 1997. The Allowance for Loan Losses increased by $1.3 million during the fiscal year ended June 30, 1998, as the loan loss provision of $1.6 million was partially offset by net charge-offs of $286,000. While the allowance for loan losses increased, non-performing loans declined from $3.2 million at June 30, 1997, to $884,000 at June 30, 1998. The Allowance for Loan Losses as a percentage of non-performing loans and total loans was 1,365.95% and 1.27%, respectively, at June 30, 1998, compared to 336.24% and 1.43%, respectively, at June 30, 1997. The reduction in the provision reflects the significant decline experienced in non-performing loans during the past year. However, in management's judgment, it was prudent to continue the loan loss provision, and thereby increase the loan loss allowance, based upon the Company's growing volume of multi-family loan originations, the composition of its loan portfolio and the Company's historical charge-off experience. See "Asset Quality."

   NON-INTEREST INCOME. Non-interest income increased $2.9 million to $7.0 million during the fiscal year ended June 30, 1998 compared to $4.1 million during the fiscal year ended June 30, 1997. This increase was attributable primarily to a gain of $1.9 million from the sale of the Bank's Roslyn branch premise in May, 1998. In addition, service charges and other fees increased $418,000 due to various increases in loan and deposit fees, and other income increased $459,000 due primarily to increased income on FHLBNY capital stock and a reimbursement of $182,000 of legal expenses previously provided, which was recorded in other income. See "-Non-Interest Expense."

   NON-INTEREST EXPENSE. Non-interest expense increased $2.4 million to $29.9 million during the fiscal year ended June 30, 1998 from $27.5 million during the fiscal year ended June 30, 1997. This increase resulted primarily from increases of $3.0 million and $2.3 million in salary and employee benefits and ESOP and RRP compensation expense, respectively, offset by declines of $2.1 million, $336,000 and $484,000, respectively, in federal deposit insurance premiums, provision for losses on OREO, and other expenses. The increase in salaries and employee benefits was attributable primarily to a one-time charge of $1.6 million related to benefit costs, other than RRP related costs, associated with an early retirement program offered during the fiscal year ended June 30, 1998. The remainder of the increase resulted from general salary and staff increases. The increase in ESOP and RRP compensation expense was attributable primarily to several factors. First, the RRP expense increased $1.5 million as a full twelve months of expense was recorded during the fiscal year ended June 30, 1998, compared to five months of expense recorded during the fiscal year ended June 30, 1997. The RRP was approved in December, 1996, and expense recognition began in February, 1997. In addition, a one-time charge of $598,000 was recorded during the fiscal year ended June 30, 1998, related to vested shares of retirees who accepted the early retirement program. Finally, the ESOP compensation expense increased $787,000 due to the 50% appreciation in the average price of the Company's common stock during the fiscal year ended June 30, 1998, as the periodic ESOP compensation expense, under GAAP is recorded based upon the average market value of the Company's common stock.

   The increase in data processing costs resulted from both increased loan and deposit system utilization charges and expenses recorded related to the Year 2000 computer compliance. See "The Year 2000 Problem." The decline in federal deposit insurance expense resulted primarily from the non-recurring SAIF special assessment of $2.1 million which was recorded during the fiscal year ended June 30, 1997. The reduction in provision for losses on OREO resulted primarily from a decline of 49% in the average balance of OREO during the most recent fiscal year. The reduction in other expenses was attributable primarily to reduced legal expenses due to the settlement of a lawsuit during the past fiscal year, which had caused an increase in legal expenses in prior years. The settlement of such lawsuit resulted in a reimbursement of certain of such expenses. The Company anticipates that its sale of the Roslyn branch premise will result in cost efficiencies for future periods related to occupancy and equipment and other operating expenses.

   INCOME TAX EXPENSE. Income tax expense totaled $11.9 million for the fiscal year ended June 30, 1998, compared to $7.6 million for the fiscal year ended June 30, 1997. Income tax expense was reduced by $2.9 million during the fiscal year ended June 30, 1997, due to New York State and New York City recoveries of $1.9 million and $1.0 million, respectively, related to the Bank's deferred tax liability.

Income tax expense, exclusive of these recoveries, totaled $10.5 million during the fiscal year ended June 30, 1997. The increase of $1.4 million in income taxes, excluding the non-recurring recoveries, was primarily attributable to an increase of $5.1 million in pre-tax income, offset by a reduction in the effective tax rate. During the year ended June 30, 1998, the Company's effective tax rate was 47.53% compared to 52.61% in the prior year (excluding the non-recurring income tax recoveries). The decline in the effective tax rate was primarily attributable to certain tax benefits associated with the formation and funding of subsidiaries of the Bank during the fiscal year ended June 30, 1998.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED JUNE 30, 1997 AND
1996

   GENERAL. Net income for the fiscal year ended June 30, 1997 totaled $12.3 million compared to $6.3 million during the fiscal year ended June 30, 1996. Net income for the fiscal year ended June 30, 1997 was affected by the New York State and New York City income tax recoveries of $1.9 million and $1.0 million, respectively, and the one-time special assessment of $1.1 million, after taxes, for the recapitalization of the SAIF recorded during the quarter ended September 30, 1996. Net income for the fiscal year ended June 30, 1997, excluding these non-recurring items, was $10.5 million.

   Also affecting the comparison of the fiscal years ended June 30, 1997 and 1996 was the Company's adoption, on July 1, 1995, of Statement of Financial Accounting Standards No. 106, "Accounting for Post-Retirement Benefits Other than Pensions," whereby the Company elected to record the full accumulated post-retirement medical benefit obligation upon adoption. Adoption of this standard resulted in a cumulative effect reduction of net income of approximately $1.0 million for the fiscal year ended June 30, 1996. Income before cumulative effect of change in accounting principles for the fiscal year ended June 30, 1996 was $7.3 million.

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

   INTEREST INCOME. Interest income for the year ended June 30, 1997 was $89.0 million, an increase of $36.4 million from $52.6 million during the year ended June 30, 1996. The largest components contributing to this increase were interest income on real estate loans, investment securities and mortgage-backed securities, which increased by $15.7 million, $7.9 million, and $11.8 million, respectively. The increase in interest income on real-estate loans was attributable primarily to an increase of $207.0 million in the average balance of real estate loans, resulting from both the acquisition of $113.1 million of loans from Conestoga on June 26, 1996, and new loan originations of $262.2 million during the fiscal year ended June 30, 1997, offset by a 47 basis point decrease in the average yield as compared to the prior year. The increases in interest income on investment securities and mortgage-backed securities were also attributable primarily to increases in average balances of $108.6 million and $172.3 million, respectively, during the fiscal year ended June 30, 1997 compared to the fiscal year ended June 30, 1996. The acquisition of $170.8 million and $124.4 million of investment securities and mortgage-backed securities, respectively, from Conestoga, contributed significantly to these average balance increases. In addition, the average yield on investment securities and mortgage-backed securities increased by 98 basis points and 12 basis points, respectively, during the fiscal year ended June 30, 1997, compared to the fiscal year ended June 30, 1996, contributing significantly to the increase in interest income. This increase in yields resulted primarily from both higher yields on securities acquired or repricing during the fiscal year ended June 30, 1997, as well as the acquisition of higher yielding investment and mortgage-backed securities from Conestoga.

   INTEREST EXPENSE. Interest expense increased $18.1 million, to $41.6 million during the fiscal year ended June 30, 1997, from $23.5 million during the
fiscal year ended  June  30,  1996.   This  increase  resulted  primarily  from
increases of $12.9 million, $2.4 million and $2.0 million in interest expense on certificate of deposit accounts, savings accounts and borrowed funds, respectively, which resulted from increased average balances of $230.0 million, $117.2 million and $34.6 million, respectively, during the fiscal year ended June 30, 1997, compared to the fiscal year ended June 30, 1996. The acquisition of $216.3 million and $129.2 million of certificate of deposit accounts and savings accounts, respectively, from Conestoga contributed significantly to these average balance increases. The increase in borrowing resulted from the capital leverage strategy instituted during the current fiscal year. See "Management Strategy." Overall, the average cost of interest bearing liabilities increased 13 basis points from 4.12% during the fiscal year ended June 30, 1996, to 4.25% during the fiscal year ended
June 30, 1997, due primarily to an increase of 48 basis points in the average cost on NOW, Super Now and money market accounts, which resulted from increased rates offered on these deposits under management's deposit pricing strategy, and an increase of 10 basis points on the cost of borrowed funds resulting from the current year borrowing activity.

   PROVISION FOR LOAN LOSSES. The provision for loan losses increased $1.2 million to $4.2 million for the fiscal year ended June 30, 1997 from $3.0 million for the fiscal year ended June 30, 1996. The allowance for loan losses increased by $2.9 million during the fiscal year ended June 30, 1997, as the loan loss provision of $4.2 million was partially offset by net charge-offs of $1.3 million. While the allowance for loan losses increased, non-performing loans declined from $6.6 million at June 30, 1996, to $3.2 million at June 30, 1997. The allowance for loan losses as a percentage of non-performing loans and total loans was 336.24% and 1.43%, respectively, at June 30, 1997, compared to 119.25% and 1.34%, respectively, at June 30, 1996. In management's judgment, it was prudent to continue the loan loss provision in order to supplement the loan loss allowance, based upon the Company's growing volume of multi-family loan originations, the composition of its loan portfolio and the Company's historical charge-off experience. See "Asset Quality."

   NON-INTEREST INCOME. Non-interest income increased $2.7 million to $4.1 million during the fiscal year ended June 30, 1997 compared to $1.4 million during the fiscal year ended June 30, 1996. This increase was attributable primarily to increases of $1.0 million and $733,000 in service charges and other fees, and other income, respectively. Contributing to the increase in service charges and other fees were increased income of $465,000 related to deposit accounts attributable to the growth in deposits from the acquisition of Conestoga, and increases of $272,000 and $162,000, respectively, related to safe deposit boxes and the Company's funding of official checks. The increase in other income was attributable primarily to increased rental income of $241,000 received from retail and other commercial premises acquired from Conestoga. Also contributing to the increase in other income were increases of $170,000 and $120,000 on FHLBNY capital stock dividend income and loan prepayment penalty income, respectively. In addition, net gains on sale of assets totaled $984,000 during the year ended June 30, 1997 compared to a net loss of $18,000 during the year ended June 30, 1996. Sales of assets occur periodically in response to management's review of portfolio assets in light of current market conditions.

   NON-INTEREST EXPENSE. Non-interest expense increased $13.5 million to $27.5 million during the fiscal year ended June 30, 1997 from $14.0 million during the fiscal year ended June 30, 1996. Several factors contributed to this increase, including an increase of $2.3 million in federal deposit insurance premium expense. As a result of the Conestoga Acquisition, the Company acquired $394.3 million in deposits which were insured by the SAIF. The Company paid higher assessment rates on these deposits during the three months ended September 30, 1996. In addition, the Company was required to pay $2.0 million, before taxes, related to the SAIF special assessment paid during the three months ended September 30, 1996 on all of its SAIF deposits, which were primarily comprised of the deposits obtained from Conestoga. As a result of the recapitalization of SAIF, the Company, which currently has a Bank Insurance Fund ("BIF")/SAIF deposit ratio of 54/46, has experienced a reduction in FDIC insurance expense during all fiscal quarters subsequent to September 30, 1996. See "Impact of Recent Legislation." Should the Company maintain its status as a well-capitalized institution, given the current FDIC assessment rates, this reduction in quarterly FDIC insurance expense is expected to continue. During the fiscal year ended June 30, 1996, the Company received a refund from the FDIC of $319,000 related to the Company's insurance expense, which reduced its federal deposit insurance premium expense for the period to $109,000. During the fiscal year ended June 30, 1996, virtually all of the Company's deposits were insured by the BIF. See "Impact of Recent Legislation."

   Salary and employee benefits, occupancy and equipment, data processing, and other operating expenses increased $2.4 million, $1.3 million, $443,000, and $1.8 million, respectively, resulting from both the acquisition of Conestoga and increased costs associated with activities as a public company. In addition, during the fiscal year ended June 30, 1997, the Company incurred increased expenses of $2.9 million related ESOP and RRP benefits, and $2.4 million related to goodwill amortization resulting from its acquisition of Conestoga. Only minor expenses were recorded during the fiscal year ended June 30, 1996 related to these items, as the Company completed its initial public offering (from which the ESOP and RRP were generated) and its acquisition of Conestoga (from which goodwill was generated) on June 26, 1996. Partially offsetting these increased expenses was a decrease of $136,000 related to losses on other real estate owned, resulting from management's periodic review of reserves established for losses on other real estate owned. Overall, non-interest expense was 2.24% of average assets for the fiscal year ended June 30, 1997. Excluding the effects of the non-recurring SAIF charge, non-interest expense was 2.07% of average assets during the fiscal year ended June 30, 1997 compared to 2.06% for the fiscal year ended June 30, 1996.

   INCOME TAX EXPENSE. Income tax expense totaled $7.6 million. Income tax expense was reduced by $2.9 million during the fiscal year ended June 30, 1997, due to New York State and New York City recoveries of $1.9 million and $1.0 million, respectively, related to the Company's deferred tax liability. Both of these recoveries resulted from recent tax legislation passed by both New York State and New York City. See "Impact of Recent Legislation." Income tax expense, exclusive of these recoveries, totaled $10.5 million during the fiscal year ended June 30, 1997, compared to $6.2 million during the fiscal year ended June 30, 1996, an increase of $4.3 million. This increase was attributable to both an increase of $6.4 million in pre-tax income and an increase in the effective tax rate from 45.9% for the fiscal year ended June 30, 1996, to 52.6% for the fiscal year ended June 30, 1997. The increased effective tax rate during the fiscal year ended June 30, 1997, (before recoveries) resulted primarily from the acquisition of Conestoga being accounted for as a tax-free transaction, resulting in the Company receiving no tax benefit for goodwill expense. In addition, the Company received no tax deduction for $666,000 of ESOP compensation expense related to the excess of the average fair market value of the Company's stock during the fiscal year ended June 30, 1997, over the original purchase price of the stock by the ESOP. Excluding the effects of these items, the effective tax rate for the fiscal year ended June 30, 1997 was 45.6%.

IMPACT OF INFLATION AND CHANGING PRICES

   The Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.


IMPACT OF RECENT LEGISLATION

    DEPOSIT INSURANCE - SAIF RECAPITALIZATION. In response to the disparity in deposit insurance asessment rates that existed between banks insured by the BIF and thrifts insured by the SAIF, the Deposit Funds Insurance Act of 1996 (the "Funds Act") was enacted on September 30, 1996. The Funds Act authorized FDIC to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. The special SAIF assessment for the Company of $2.0 million, or $1.1 million net of taxes, was charged against income in the quarter ended September 30, 1996 and paid in November, 1996.

As a result of the recapitalization of the SAIF in 1996 after the enactment of the Funds Act, the FDIC reduced the assessment rates for deposit insurance for SAIF-assessable deposits for 1997 to a range of 0 to

27  basis  points.   The Company's SAIF-assessable deposits are also subject to assessments for payments on the bonds issued in the late 1980's by the Financial Corporation (the "FICO" bonds) to recapitalize the now defunct Federal Savings and Loan Insurance Corporation. The Company's total expenses for the fiscal year ended June 30, 1998, for the assessments for deposit insurance and the FICO payments was $350,000, which was a reduction from the total amount of $423,000 paid during the fiscal year ended June 30, 1997.

    RECAPTURE OF BAD DEBT RESERVES. The Company, as a "large Bank" (one with assets having an adjusted basis of more than $500 million), is unable to make additions to its tax bad debt reserve, is permitted to deduct bad debts only as they occur and is required to recapture (I.E., take into income) over a multi-year period, a portion of the balance of its bad debt reserves as of June 30, 1997. Since the Company has already provided a deferred income tax liability for this tax for financial reporting purposes, there was no adverse impact to the Company's financial condition or results of operations from the enactment of federal legislation that imposed such recapture

   New York State (the "State") has enacted legislation, that has enabled the Company to avoid recapture into income the State tax bad debt reserves that otherwise would have occurred as a result of changes in the federal law. New York City has enacted legislation similar to the State legislation.

THE YEAR 2000 PROBLEM

The Year 2000 Problem centers upon the inability of computer systems to recognize the year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial providers, the Company and its operations may be significantly affected by the Year 2000 Problem due to the nature of financial information. Software, hardware and equipment both within and outside the Company's direct control and with whom the Company electronically or operationally interfaces (e.g., third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected. Furthermore, if computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely upon the date field information, such as interest, payment or due dates and other operating functions, will generate results which could be significantly misstated, and the Company could experience a temporary inability to process transactions, send invoices or engage in similar normal business activities. In addition, under certain circumstances, failure to adequately address the Year 2000 Problem could adversely affect the viability of the Company's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 Problem could result in a significant adverse impact upon the Company's products, services and competitive condition.

The Company has fully completed its assessment of the Year 2000 Problem. The Company has already replaced and/or upgraded several internal systems in order to ensure Year 2000 compliance and has entered the compliance testing phase on its loan and deposit systems. All testing is expected to be completed prior to December 31, 1998. The Company utilizes outside vendors for software related to its major application systems. As a part of its assessment procedures, the Company assessed the action plans regarding the Year 2000 Problem for each outside vendor. The Company presently believes that, with continued modifications to existing software and conversions to new software, the Year 2000 Problem will be mitigated without causing a material adverse effect upon the operations of the Company. At this time, management of the Company believes that all critical modifications and conversions will be completed in a timely manner. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Problem could have a material adverse impact upon the Company's operations.

In the event that system failures occur related to the Year 2000 Problem, the Company has developed contingency plans, which involve, among other actions, utilization of an alternate service provider or alternate products available through the current vendor.

Monitoring and managing the Year 2000 project will result in additional direct and indirect costs to the Company. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software products for year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products which are not enhanced. Indirect costs will principally consist of the time devoted by existing employees in monitoring software vendor progress, testing enhanced software products and implementing any necessary contingency plans. The Company estimates that total costs related to the Year 2000 Problem will not exceed $100,000. Both direct and indirect costs of addressing the Year 2000 Problem will be charged to earnings as incurred. To date, over one-half of the total estimated costs associated with the Year 2000 Problem have already been expensed.

IMPACT OF RECENT ACCOUNTING STANDARDS

In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income'' ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 requires that financial statements report and display comprehensive income in the same prominence as net income, but permits the statement of comprehensive income to be presented either together with or apart from the income statement. Comprehensive income, as defined by SFAS 130 includes revenues, expenses, and gains and losses which, under current GAAP, bypass net income and are typically reported as a component of stockholders' equity. SFAS 130 is applicable for all entities which present a full set of financial statements and is effective for fiscal years beginning after December 15, 1997, with early adoption permitted. Management is currently evaluating SFAS 130.

In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information'' ("SFAS 131"). SFAS 131 introduces a new method for segment reporting referred to as the "management approach," which focuses upon the manner in which the chief operating decision makers organize segments within a company for making operating decisions and assessing performance. Under the management approach, reportable segments can be based upon, but are not limited to, products and services, geography and legal or management structure. SFAS 131 requires full financial disclosure for each segment, but only requires limited quarterly segment disclosure. SFAS 131 is applicable for all public, for-profit companies, and is effective for fiscal years beginning after December 15, 1997, with early application encouraged. Management is currently evaluating SFAS 131.

In February, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Disclosures About Pensions and Other Postretirement Benefits" ("SFAS 132"). SFAS 132 amends disclosure requirements related to pension and other postretirement benefits previously required under Statements of Financial Accounts Standards Nos. 87, 88 and 106. SFAS 132 does not change the measurement or recognition of these plans. Adoption of SFAS 132 is required for all fiscal years beginning after December 15, 1997.

In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities " ("SFAS 133"). SFAS 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Under SFAS 133 an entity may designate a derivative as a hedge of exposure to either changes in: (a) fair value of a recognized asset or liability or firm commitment, (b) cash flows of a recognized or forecasted transaction, or (c) foreign currencies of a net investment in foreign operations, firm commitments, available-for-sale securities or a forecasted transaction. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any changes in the fair value of the derivative instrument is either recognized in earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings. Adoption of SFAS 133 is required for all fiscal quarters or fiscal years beginning after June 15, 1999.

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

   Dime Community Bancshares, Inc. Common Stock is traded on the Nasdaq National Market and quoted under the symbol "DCOM." Prior to June 15, 1998, the Company's common stock was quoted under the symbol "DIME."

   The following table shows the high and low sales price for the Company's common stock and dividends declared by the Company during the period indicated. The Company's Common stock began trading on June 26, 1996, the date of the initial public offering.

                                                Fiscal Year                           Fiscal Year
                                               End June 30, 1998                    End June 30, 1997
Quarter Ended                                    High            Low                             High            Low
                                Dividends        Sales           Closing        Dividends        Sales          Sales
                                Declared         Price           Price          Declared         Price          Price
-----------------------------------------------------------------------------------------------------------------------
September 30th                    $-            $20-1/2         $18-3/8              -          $14              11-3/4
December 31st                    0.06            25-3/4          18-3/8              -           15-1/8          13-1/4
March 31st                       0.08            25-1/4          18-3/4              -           19-5/8          14-1/2
June 30th                        0.09            29-1/2          24-3/8           $0.045         20              16-5/8

   On  June  30,  1998, the last trading date in the fiscal year, the Company's
stock closed at $27{3/4}.   At September 25, 1998 the Company had approximately
1,029 shareholders of record,  not  including the number of persons or entities holding stock in nominee or street name  through  various  brokers  and  banks.
There were 12,176,513 shares of common stock outstanding at June 30, 1998.

   As the principal asset of the Company, from time-to-time the Bank may be the principal  source  of  funds  for payment of dividends by the Company. The Bank
will  not  be  permitted  to  pay  dividends   on  its  capital  stock  if  its
stockholders' equity would be reduced below applicable  regulatory requirements or  the  amount  required  for the liquidation account established  during  the
Bank's conversion.  See Note  2 to the Consolidated Financial Statements of the
Company for a further discussion  of  the liquidation account.  The OTS capital distribution regulations applicable to  savings institutions (such as the Bank)
that  meet  their  regulatory capital requirements,  generally  limit  dividend payments in any year to the greater of (i) 100% of year-to-date net income plus an amount that would  reduce  surplus  capital  by  one-half or (ii) 75% of net income for the most recent four quarters.  Surplus capital  is  the  excess  of actual  capital  at  the  beginning  of the year over the institution's minimum regulatory capital requirement.  In addition,  capital  distributions  from the
Bank  to  the  Company,  if  in  excess  of established limits, could result in recapture of the Bank's New York State and City bad debt reserves.  See Note 14 to  the  Consolidated  Financial  Statements  of  the  Company  for  a  further discussion of this tax matter.

      Unlike  the  Bank,  the  Company  is  not  subject   to   OTS  regulatory
restrictions  on  the  payment  of dividends to its shareholders, although  the source of such dividends will be  dependent on the net proceeds retained by the
Company and earnings thereon and may be dependent, in part, upon dividends from the Bank. The Company is subject, however, to the requirements of Delaware law, which generally limits dividends to  an  amount  equal to the excess of the net assets  of  the  Company  (the  amount  by  which  total  assets  exceed  total liabilities) over its statutory capital, or if there is no  such excess, to its net profits for the current and/or immediately preceding fiscal year.
                                       - 23 -




                         INDEPENDENT AUDITORS' REPORT


To the Stockholders and the Board of Directors of the Dime Community Bancshares, Inc. and Subsidiary

We have audited the accompanying consolidated statements of condition  of  Dime
Community   Bancshares,  Inc.  (formerly  Dime  Community  Bancorp,  Inc.)  and
Subsidiary (the  ''Company'')  as  of  June  30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period  ended  June  30,  1998.  These financial  statements  are  the responsibility of the Company's management. Our responsibility is to express  an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dime Community
Bancshares, Inc. and Subsidiary as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 15, effective July 1, 1995, the Company changed its method of accounting for postretirement benefits other than pensions to comply with Statement of Financial Accounting Standards No. 106.



/s/ DELOITTE & TOUCHE LLP

New York, New York
August 14, 1998
                                       - 24 -


                DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                  (Dollars in thousands except share amounts)


JUNE 30,                                                                                        1998                  1997
----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                                        $16,266                  $19,198
Investment securities held-to-maturity (estimated market value of
   $78,593 and $102,024 at June 30, 1998 and 1997, respectively)  (Note 4)                      78,091                  101,587
Investment securities available for sale (Note 4):
    Bonds and notes (amortized cost of $72,715 and $52,426 at
      June 30, 1998 and 1997, respectively)                                                     73,031                   52,798
    Marketable equity securities (historical cost of $10,425 and $4,912
      at June 30, 1998 and 1997, respectively)                                                  12,675                    5,889
Mortgage-backed securities held-to-maturity (estimated market value of $47,443 and $79,075 at June 30, 1998 and 1997,
     respectively) (Note 5)                                                                     46,714                   78,388
Mortgage backed securities available for sale (amortized cost of
     $361,372 and $227,776 at June 30, 1998 and 1997,
     respectively)(Note 5)                                                                     363,875                  230,137
Federal funds sold                                                                               9,329                   18,902
Loans (Note 6):
    Real estate                                                                                943,864                  744,246
    Other loans                                                                                  5,716                    6,076
    Less allowance for loan losses (Note 7)                                                    (12,075)                 (10,726)
----------------------------------------------------------------------------------------------------------------------------------
   Total loans, net                                                                            937,505                  739,596
Loans held for sale                                                                                541                      262
Premises and fixed assets (Note 9)                                                              10,742                   13,995
Federal Home Loan Bank of New York capital stock (Note 10)                                      10,754                    8,322
Other real estate owned, net (Note 7)                                                              825                    1,697
Goodwill (Note 3)                                                                               24,028                   26,433
Receivable for securities sold                                                                  18,008                       -
Other assets (Notes 14 and 15)                                                                  21,542                   17,822
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                $1,623,926               $1,315,026
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Due to depositors (Note 11)                                                                 $1,038,342                 $963,395
Escrow and other deposits                                                                       15,395                   14,974
Securities sold under agreements to repurchase (Note 12)                                       256,601                   76,333
Federal Home Loan Bank of New York advances (Note 13)                                          103,505                   63,210
Payable for securities purchased                                                                12,062                       -
Accrued postretirement benefit obligation (Note 15)                                              2,721                    2,546
Other liabilities (Note 15)                                                                      8,951                    3,679
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                            1,437,577                1,124,137
----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (Note 16)
STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par, 9,000,000 shares authorized, none issued or
   outstanding at June 30, 1998 and June 30, 1997)                                                  -                        -
Common stock ($0.01 par, 45,000,000 shares authorized, 14,551,100 shares and
   14,547,500 shares issued at June 30, 1998 and 1997, respectively, and
   12,176,513 and 13,092,750 shares outstanding at June 30, 1998 and 1997, respectively.           145                      145
Additional paid-in capital                                                                     143,322                  141,716
Unallocated common stock of Employee Stock Ownership Plan  (Note 15)                            (9,175)                 (10,324)
Unearned common stock of Recognition and Retention Plan  (Note 15)                              (6,963)                  (9,671)
Common stock held by Benefit Maintenance Plan (Note 15)                                           (431)                      -
Treasury stock, at cost (2,374,587 shares and 1,454,750 shares at
   June 30, 1998 and 1997, respectively ) (Note 18)                                            (48,470)                 (27,703)
Retained earnings (Note 2)                                                                     105,158                   94,695
Unrealized gain on securities available for sale, net of deferred taxes                          2,763                    2,031
----------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                     186,349                  190,889
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                  $1,623,926               $1,315,026

See Notes to consolidated financial statements.

                DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in thousands except share amounts)

FOR THE YEARS ENDED JUNE 30,                                                       1998                 1997                1996
----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans secured by real estate                                                    $69,824              $54,965               $39,314
Other loans                                                                         487                  460                   340
Investment securities                                                            10,798               13,654                 5,738
Mortgage-backed securities                                                       23,463               17,704                 5,927
Federal funds sold                                                                1,892                2,247                 1,300
----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST  INCOME                                                          106,464               89,030                52,619
----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Deposits  and escrow                                                             43,027               38,544                22,508
Borrowed funds                                                                   13,908                3,020                 1,008
----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                                           56,935               41,564                23,516
----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                              49,529               47,466                29,103
Provision for loan losses                                                         1,635                4,200                 2,979
----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                              47,894               43,266                26,124
NON-INTEREST INCOME:
Service charges and other fees                                                    2,352                1,934                   911
Net gain on sales and redemptions of securities and
   other assets                                                                   2,873                  859                   (30)
Net gain on sales of loans                                                          108                  125                    12
Other                                                                             1,674                1,215                   482
----------------------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST INCOME                                                         7,007                4,133                 1,375
----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:
Salaries and employee benefits                                                   12,748                9,794                 7,359
ESOP and RRP compensation expense                                                 5,378                3,058                   114
OCCUPANCY AND EQUIPMENT                                                           3,011                3,084                 1,775
SAIF special assessment                                                              -                 2,032                    -
Federal deposit insurance premiums                                                  350                  423                   109
Data processing costs                                                             1,169                1,000                   557
Provision for losses on other real estate owned                                     114                  450                   586
Goodwill amortization                                                             2,405                2,405                    25
Other                                                                             4,762                5,246                 3,496
----------------------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST EXPENSE                                                       29,937               27,492                14,021
----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
   EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                      24,964               19,907                13,478
Income tax expense                                                               11,866                7,591                 6,181
----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING PRINCIPLE                                                          13,098               12,316                 7,297
CUMULATIVE EFFECT ON PRIOR YEARS OF  CHANGING TO A DIFFERENT
   METHOD OF ACCOUNTING FOR:
Postretirement benefits other than pensions                                         -                    -                  (1,032)
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                      $13,098              $12,316                $6,265
----------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE:
BASIC                                                                             $1.19                $0.95                   N/A
----------------------------------------------------------------------------------------------------------------------------------
DILUTED                                                                           $1.09                $0.95                   N/A
----------------------------------------------------------------------------------------------------------------------------------

See Notes to consolidated financial statements.

                DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     (In Thousands Except Per Share Data)

FOR THE YEARS ENDED JUNE 30,                                                       1998                  1997                1996
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (PAR VALUE $0.01):
Balance at beginning of period                                                    $145                  $145                   $-
Issuance of common stock in initial public offering                                 -                     -                    145
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                           145                   145                   145
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of period                                                 141,716               141,240                    -
Issuance of common stock in initial public offering                                 -                     -                145,330
Cost of issuance of common stock                                                    -                   (190)               (4,107)
Stock options exercised                                                             52                    -                     -
Tax benefit of RRP shares                                                           33                    -
Amortization of excess fair value over cost - ESOP stock                         1,521                   666                    17
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                       143,322               141,716               141,240
----------------------------------------------------------------------------------------------------------------------------------

EMPLOYEE STOCK OWNERSHIP PLAN:
Balance at beginning of period                                                 (10,324)              (11,541)                   -
Common stock acquired by ESOP                                                       -                     -                (11,638)
Amortization of earned portion of ESOP stock                                     1,149                 1,217                    97
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                        (9,175)              (10,324)              (11,541)
----------------------------------------------------------------------------------------------------------------------------------

RECOGNITION AND RETENTION PLAN:
Balance at beginning of period                                                  (9,671)                   -                     -
Common stock acquired by RRP                                                        -                (10,846)                   -
Amortization of earned portion of RRP stock                                      2,708                 1,175                    -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                        (6,963)               (9,671)                   -
----------------------------------------------------------------------------------------------------------------------------------

TREASURY STOCK:
Balance at beginning of period                                                 (27,703)                   -                     -
Purchase of treasury shares, at cost                                           (20,767)              (27,703)                   -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                       (48,470)              (27,703)                   -
----------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK HELD BY BENEFIT MAINTENANCE PLAN:
Balance at beginning of period                                                      -                     -                     -
Common stock acquired                                                             (431)                   -                     -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                          (431)                   -                     -
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS:
Balance at beginning of period                                                  94,695                82,916                76,651
Net income for the period                                                       13,098                12,316                 6,265
CASH DIVIDENDS DECLARED AND PAID                                                (2,635)                 (537)                   -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                       105,158                94,695                82,916
----------------------------------------------------------------------------------------------------------------------------------

UNREALIZED GAIN ON SECURITIES AVAILABLE FOR SALE, NET:
Balance at beginning of period                                                   2,031                   311                   416
Change in unrealized gain on securities available for sale
   during the period, net of deferred taxes                                        732                 1,720                  (105)
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                        $2,763                $2,031                  $311
----------------------------------------------------------------------------------------------------------------------------------

See Notes to consolidated financial statements.

                DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars In thousands)

FOR THE YEARS ENDED JUNE 30,                                                        1998                1997               1996
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                         $13,098             $12,316             $6,265
ADJUSTMENTS TO RECONCILE NET INCOME TO NET
CASH PROVIDED BY OPERATING ACTIVITIES
Net gain on investment and mortgage backed securities called                            (9)                 -                 (79)
Net (gain) loss on investment and mortgage backed securities sold                   (1,123)               (768)               164
Net gain on sale of loans held for sale                                               (108)               (125)               (12)
Net gain on sale of other assets                                                    (1,973)                (19)                -
Net depreciation and amortization (accretion)                                          847                (958)               102
ESOP and RRP compensation expense                                                    5,378               3,058                114
Provision for loan losses                                                            1,635               4,200              2,979
Goodwill amortization                                                                2,405               2,405                 25
(Increase) decrease in loans held for sale                                            (171)                322               (310)
(Increase) decrease in other assets and other real estate owned                     (3,476)             (2,401)             3,040
Increase in accrued postretirement benefit obligation                                  175                 165              2,115
Increase in receivable for securities purchased                                    (18,008)                 -                  -
Increase (decrease) in payable for securities purchased                             12,062             (33,994)            33,994
Increase in other liabilities                                                        5,272                 858              1,677
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) Operating Activities                                 16,004             (14,941)            50,074
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net decrease (increase) in federal funds sold                                        9,573              96,228            (52,253)
Proceeds from maturities of investment securities held to maturity                  10,250              19,075             13,065
Proceeds from maturities of investment securities available for sale                63,145             359,710            399,135
Proceeds from calls of investment securities held to maturity                       42,500               5,000             11,056
Proceeds from calls of investment securities available for sale                     11,500              26,011             11,323
Proceeds from sales of investment securities available for sale                     13,437              27,253                501
Proceeds from sales of mortgage backed securities held to maturity                   5,317                  -               2,555
Proceeds from sales and calls of mortgage backed securities available               92,776              16,713                 -
for sale
Purchases of investment securities held to maturity                                (29,082)            (82,010)            (9,292)
Purchases of investment securities available for sale                             (112,930)           (126,741)          (541,951)
Purchases of mortgage backed securities held to maturity                                -              (38,842)           (11,714)
Purchases of mortgage backed securities available for sale                        (290,576)           (115,265)           (11,554)
Principal collected on mortgage backed securities held to maturity                  26,216              12,820              9,995
Principal collected on mortgage backed securities available for sale                64,470              28,201             15,877
Net increase in loans                                                             (199,545)           (168,381)           (41,856)
Cash disbursed in acquisition of Conestoga Bancshares, net of cash                      -                 (400)           (93,074)
acquired
Sales (Purchases) of fixed assets, net                                               4,262                (652)              (779)
Purchase of Federal Home Loan Bank stock                                            (2,432)               (718)              (123)
----------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by Investing Activities                               (291,119)             58,002           (299,089)
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in due to depositors                                                   74,947              13,281              1,019
Net increase (decrease) in escrow and other deposits                                   421            (126,758)           128,625
Proceeds from Federal Home Loan Bank of New York Advances                           40,295              47,500                 -
Increase (decrease) in securities sold under agreements to repurchase              180,268              64,335               (111)
Proceeds from issuance of common stock, net of ESOP stock purchase                      -                   -             133,837
Common stock issued for exercise of Stock Options and tax benefits of                   85                  -                  -
RRP
Cash disbursed for expenses related to issuance of common stock                         -                 (190)            (4,107)
Purchase of common stock by the Recognition and Retention Plan                          -              (10,846)                -
Purchase of common stock by Benefit Maintenance Plan                                  (431)                 -                  -
Cash dividends paid to stockholders                                                 (2,635)               (537)                -
Purchase of treasury stock                                                         (20,767)            (27,703)                -
----------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by Financing Activities                                272,183             (40,918)           259,263
----------------------------------------------------------------------------------------------------------------------------------
(DECREASE) INCREASE IN CASH AND DUE FROM BANKS                                      (2,932)              2,143             10,248
CASH AND DUE FROM BANKS, BEGINNING OF PERIOD                                        19,198              17,055              6,807
----------------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS, END OF PERIOD                                             $16,266             $19,198            $17,055
----------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes                                                         $10,984              $8,486             $6,993
----------------------------------------------------------------------------------------------------------------------------------
Cash paid for interest                                                             $54,941             $41,270            $23,744
----------------------------------------------------------------------------------------------------------------------------------
Transfer of loans to other real estate owned                                          $779              $1,407             $1,069
----------------------------------------------------------------------------------------------------------------------------------
Transfer of investment and mortgage backed securities held-to-maturity                 $-                  $-              $3,300
  to available for sale
----------------------------------------------------------------------------------------------------------------------------------
Change in unrealized gain on available for sale securities, net of                    $732              $1,720              $(105)
deferred taxes
----------------------------------------------------------------------------------------------------------------------------------

On June 26, 1996, the Bank acquired all of the outstanding common stock of Conestoga Bancshares, Inc. for cash. In connection with this acquisition, the following assets were acquired and liabilities assumed:
    Fair Value of Investments, Loans and Other Assets Acquired, net   $507,023
    Cash paid for Common Stock                                        (101,272)
------------------------------------------------------------------------------
    Deposits and Other Liabilities Assumed                            $405,751
------------------------------------------------------------------------------
See Notes to consolidated financial statements.

                DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS - Dime Community Bancshares, Inc. (formerly Dime Community Bancorp, Inc.) (the "Company"), is a Delaware corporation organized by the Bank for the purpose of acquiring all of the capital stock of The Dime Savings Bank of Williamsburgh (the "Bank") issued in the Conversion on June 26, 1996. Presently, the significant assets of the Company are the capital stock of the Bank, the Company's loan to the Bank's ESOP, and investments of the net conversion proceeds retained by the Company. The Company is subject to the financial reporting requirements of the Securities Exchange Act of 1934, as amended.

The Bank was originally founded in 1864 as a New York State-chartered mutual savings bank. On November 1, 1995, the Bank converted to a federal mutual savings bank. The Bank has been, and intends to continue to be, a community-oriented financial institution providing financial services and loans for housing within its market areas. The Bank maintains its headquarters in the Williamsburgh section of the borough of Brooklyn. Thirteen additional offices are located in the boroughs of Brooklyn, Queens, and the Bronx, and in Nassau County.

Since the sale of the Company's stock and the merger of Conestoga Bancorp, Inc. into the Bank occurred on June 26, 1996, the Company's results of operations for the year ended June 30, 1996 are comprised of the results of operations of the Bank. Earnings per share information for the Company for the year ended June 30, 1996 is not meaningful.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - The accounting and reporting policies of the Company conform to generally accepted accounting principles. The following is a description of the significant policies:

PRINCIPLES OF CONSOLIDATION - The accompanying 1998, 1997 and 1996 consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiary, the Bank. All financial statements presented include the accounts of the Bank's five wholly-owned subsidiaries, Havemeyer Equities Corp. (''HEC''), Boulevard Funding Corp. (''BFC''), Havemeyer Brokerage Corp. (''HBC''), Havemeyer Investments Inc. ("HII") and DSBW Residential Preferred Funding Corp. ("DRPFC"). HBC's primary function is the management of an investment securities portfolio. HII was established during the fiscal year ended June 30, 1998, and its primary function is the sale of insurance and annuity products. DRPFC , established in March, 1998, is intended to qualify as real estate investment trust for federal tax purposes. BFC was established in order to invest in real estate joint ventures and other real estate assets. BFC has no investments in real estate at June 30, 1998, and is currently inactive. HEC was also originally established in order to invest in real estate joint ventures and other real estate assets. In June, 1998, HEC assumed direct ownership of DSBW Preferred Funding Corp. ("DPFC"). DPFC, established as a direct subsidiary of the Bank in March, 1998, is intended to qualify as real estate investment trust for federal tax purposes. HEC has no other investments as of June 30, 1998. All significant intercompany accounts and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES - Purchases and sales of investments and mortgage-backed securities are recorded on trade date. Gains and losses on sales of investment and mortgage-backed securities are recorded on the specific identification basis.

SFAS No. 115, ''Accounting for Investments in Debt and Equity Securities'' (''SFAS 115'') requires that debt and equity securities that have readily determinable fair values be carried at fair value unless they are held to maturity. Debt securities are classified as held to maturity and carried at amortized cost only if the reporting entity has a positive intent and ability to hold these securities to maturity. If not classified as held to maturity, such securities are classified as securities available for sale or as trading securities. Unrealized holding gains or losses on securities available for sale are excluded from earnings and reported net of income taxes as a separate component of stockholders' equity. At June 30, 1998 and 1997, all equity securities are classified as available for sale.

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

SFAS No. 114, ''Accounting by Creditors for Impairment of a Loan'' (''SFAS 114'') requires all creditors to account for impaired loans, except those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of expected future cash flows discounted at the loan's effective interest rate. As an expedient, creditors may account for impaired loans at the fair value of the collateral or at the observable market price of the loan if one exists.

LOAN INCOME RECOGNITION - Interest income on loans is recorded under the level yield method. Under this method, discount accretion and premium amortization are included in interest income.

Accrual of interest is discontinued when its receipt is in doubt, generally, when a loan becomes ninety days past due as to principal or interest. When interest accruals are discontinued, any interest credited to income in the current year is reversed. Payments on nonaccrual loans are applied to principal. Management may elect to continue the accrual of interest when a loan is in the process of collection and the estimated fair value of collateral is sufficient to cover the principal balance and accrued interest. Loans are returned to accrual status once the doubt concerning collectibility has been removed and the borrower has demonstrated performance in accordance with the loan terms and conditions.

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

EARNINGS PER SHARE ("EPS")- In December, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share'' ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share. SFAS 128, which replaced APB Opinion No. 15 (issued by the American Institute of Certified Public Accountants in 1971) as the authoritative guidance for calculation and disclosure of earnings per share. SFAS 128 requires disclosure of basic earnings per share and diluted earnings per share, for entities with complex capital structures, on the face of the income statement, along with a reconciliation of the numerator and denominator of basic and diluted earnings per share. Earnings per share amounts for the year ended June 30, 1997 have been restated to reflect the adoption of SFAS 128.

The following is a reconciliation of the numerator and denominator of basic earnings per share for the years ended June 30, 1998 and 1997.

    Fiscal Year Ended June 30,                                                      1998                      1997
                                                                               -------------------------------------
NUMERATOR:
Net Income                                                                           $13,098                 $12,316
--------------------------------------------------------------------------------------------------------------------
DENOMINATOR:
Average shares outstanding utilized in the calculation of basic earnings per
   share                                                                          11,000,744              12,897,686
--------------------------------------------------------------------------------------------------------------------
Unvested shares of Recognition and Retention Plan                                    516,777                  35,932
Common stock equivalents due to the dilutive effect of stock options                 523,207                  46,572
--------------------------------------------------------------------------------------------------------------------
Average shares outstanding utilized in the calculation of diluted earnings
   per share                                                                      12,040,728              12,980,190
--------------------------------------------------------------------------------------------------------------------

Common stock equivalents due to the dilutive effect of stock options are calculated based upon the average market value of the Company's common stock during the fiscal years ended June 30, 1998 and 1997.

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

INCOME TAXES - Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS 109") which requires that deferred taxes be provided for temporary differences between the book and tax bases of assets and liabilities.

CASH FLOWS - For purposes of the Consolidated Statement of Cash Flows, the Bank considers cash and due from banks to be cash equivalents.

EMPLOYEE BENEFITS - The Company maintains a Retirement Plan and 401(k) Plan for substantially all of its employees, both of which are tax qualified under the Employee Retirement Income Security Act of 1974 (ERISA).

The Company provides additional postretirement benefits to employees, which are recorded in accordance with Statement of Financial Accounting Standards No. 106, ''Employers' Accounting for Postretirement Benefits Other Than Pensions'' ("SFAS 106"). This Statement requires accrual of postretirement benefits (such as health care benefits) during the years an employee provides services. The Company adopted SFAS 106 on July 1, 1995. As permitted by SFAS 106, the Bank elected to record the full cumulative liability at the time of adoption, which resulted in a cumulative effect adjustment of $1,032, after reduction for income taxes of $879, which was charged to operations during the fiscal year ended June 30, 1996.

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

FINANCIAL INSTRUMENTS - Statement of Financial Accounting Standards No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. The Company did not hold any derivative financial instruments as defined by SFAS 119 at June 30, 1998, 1997 or 1996.

RECENTLY ISSUED ACCOUNTING STANDARDS- In June, 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, ''Accounting for Transfers of Financial Assets and Extinguishments of Liabilities'' ("SFAS 125"). SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are borrowings. SFAS 125 also requires that liabilities and derivatives incurred or obtained as part of a transfer be measured initially at fair value. This statement also provides guidance on measurement of servicing rights on assets transferred and derecognition of liabilities transferred. SFAS 125 is effective for all transfers, servicing, or extinguishments occurring after December 31, 1996, except for certain provisions relating to the accounting for secured borrowings and collateral and the accounting for transfers and servicing of repurchase agreements, dollar rolls, securities lending and similar transactions, for which the effective date was deferred until January 1, 1998, in accordance with Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS 127"). The Company adopted these standards effective January 1, 1997 and January 1, 1998. The adoption of thess standards did not have a material impact on the financial condition or results of operations of the Bank.

In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income'' ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 requires that financial statements report and display comprehensive income in the same prominence as net income, but permits the statement of comprehensive income to be presented either together with or apart from the income statement. Comprehensive income, as defined by SFAS 130 includes revenues, expenses, and gains and losses which, under current GAAP, bypass net income and are typically reported as a component of stockholders' equity. SFAS 130 is applicable for all entities which present a full set of financial statements and is effective for fiscal years beginning after December 15, 1997, with early adoption permitted. Management is currently evaluating SFAS 130.

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

In February, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Disclosures About Pensions and Other Postretirement Benefits" ("SFAS 132"). SFAS 132 amends disclosure requirements related to pension and other postretirement benefits previously required under Statements of Financial Accounts Standards Nos. 87, 88 and 106. SFAS 132 does not change the measurement or recognition of these plans. Adoption of SFAS 132 is required for all fiscal years beginning after December 15, 1997.

In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities " ("SFAS 133"). SFAS 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Under SFAS 133 an entity may designate a derivative as a hedge of exposure to either changes in: (a) fair value of a recognized asset or liability or firm commitment, (b) cash flows of a recognized or forecasted transaction, or (c) foreign currencies of a net investment in foreign operations, firm commitments, available-for-sale securities or a forecasted transaction. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any changes in the fair value of the derivative instrument is either recognized in earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings. Adoption of SFAS 133 is required for all fiscal quarters or fiscal years beginning after June 15, 1999. Adoption of SFAS 133 is not expected to have an impact upon the Company's consolidated financial condition or results of operations.

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

RECLASSIFICATION - Certain June 30, 1997, and 1996 amounts have been reclassified to conform to the June 30, 1998 presentation.

2.   CONVERSION TO STOCK FORM OF OWNERSHIP

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

3.   ACQUISITION OF CONESTOGA BANCORP, INC.

On June 26, 1996, the Bank completed the acquisition of Conestoga Bancorp, Inc., the holding company for Pioneer Savings Bank, F.S.B. The Bank received approximately $170,836, $124,411 and $111,991 of investment securities, mortgage-backed securities and loans, respectively, at fair value and assumed approximately $394,250 of customer deposit liabilities. Approximately $10,000 of investment securities acquired were classified as held-to-maturity at June 30, 1996. All other securities acquired were classified as available for sale. Total cash paid for the acquisition was $101,272. The goodwill generated in the transaction of $28,438 is being amortized on a straight line basis over 12 years for financial reporting purposes.

This acquisition was recorded using the purchase method of accounting; accordingly, the purchase price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair values.

All operations of Conestoga acquired by the Bank are reflected in the consolidated statement of operations of the Company for the years ended June 30, 1998 and 1997. The consolidated statements of financial condition as of June 30, 1998 and 1997 include the assets acquired from Conestoga. The information below presents, on an unaudited pro forma basis, the consolidated statement of operations for the Company for the year ended June 30, 1996. All information below is adjusted for the acquisition of Conestoga, as if the transaction had been consummated on July 1, 1995.

    Pro Forma for Year Ended June 30,                        1996
------------------------------------------------------------------
Net interest income                                        $43,129
Provision for possible loan losses                           3,083
Non-interest income                                          3,965
Non-interest expense:
   Goodwill amortization                                     2,350
   Other non-interest expense                               20,540
------------------------------------------------------------------
Total non-interest expense                                  22,890
------------------------------------------------------------------
Income before income taxes                                 $21,121
------------------------------------------------------------------


4.   INVESTMENT SECURITIES HELD TO MATURITY AND AVAILABLE FOR SALE

The amortized cost, gross unrealized gains and losses and estimated market value of investment securities held to maturity at June 30, 1998 were as follows:

                                                                        Investment Securities Held to Maturity
----------------------------------------------------------------------------------------------------------------------------
                                                                        Gross                 Gross                Estimated
                                                  Amortized             Unrealized            Unrealized           Market
                                                    Cost                 Gains                Losses               Value
----------------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES:
U.S. Treasury securities and obligations
   of U.S. Government corporations and
   agencies                                        $64,448                 $412                  $(49)               $64,811
Obligations of state and political
   subdivisions                                      1,899                   43                    -                   1,942
Corporate securities                                11,494                   96                    -                  11,590
Public utilities                                       250                   -                     -                     250
----------------------------------------------------------------------------------------------------------------------------
                                                   $78,091                 $551                  $(49)               $78,593
----------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated market value of investment securities held to maturity at June 30, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     Amortized                Estimated Market
                                                     Cost                        Value
----------------------------------------------------------------------------------------------
Due in one year or less                                $9,224                       $9,233
Due after one year through five years                  65,568                       66,034
Due after five years through ten years                  3,299                        3,326
                                                     -------------------------------------
                                                      $78,091                      $78,593
                                                     -------------------------------------

During the year ended June 30, 1998, proceeds from the calls of investment securities held to maturity totaled $42,500. A gain of $9 resulted on these calls. There were no sales of investment securities held to maturity during the year ended June 30, 1998.

The amortized/historical cost, gross unrealized gains and losses and estimated market value of investment securities available for sale at June 30, 1998 were as follows:

                                                                        Investment Securities Available for Sale
----------------------------------------------------------------------------------------------------------------------------
                                                  Amortized              Gross                 Gross              Estimated
                                                  Historical           Unrealized            Unrealized            Market
                                                    Cost                 Gains                Losses               Value
----------------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES:
U.S. Treasury securities and obligations
  of U.S. Government corporations and
  agencies                                         $28,377                 $133                  $(19)               $28,491
Corporate securities                                37,494                  295                   (43)                37,746
Public utilities                                     6,844                   14                   (64)                 6,794
----------------------------------------------------------------------------------------------------------------------------
                                                    72,715                  442                  (126)                73,031
EQUITY SECURITIES:                                  10,425                2,317                   (67)                12,675
----------------------------------------------------------------------------------------------------------------------------
                                                   $83,140               $2,759                 $(193)               $85,706
----------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated market value of investment securities available for sale at June 30, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                     Amortized                Estimated Market
                                                     Cost                         Value
Due in one year or less                                 $10,008                  $10,005
Due after one year through five years                    59,066                   59,401
Due after five years through ten years                    3,641                    3,625
                                                     -------------------------------------
                                                        $72,715                  $73,031
                                                     -------------------------------------

During the year ended June 30, 1998, proceeds from the sales and calls of investment securities available for sale totaled $13,437 and $11,500, respectively. A gain of $520 resulted from the sales. No gain or loss resulted from the calls.

The amortized cost, gross unrealized gains and losses and estimated market value of investment securities held to maturity at June 30, 1997 were as follows:

                                                                        Investment Securities Held to Maturity
----------------------------------------------------------------------------------------------------------------------------
                                                                        Gross                 Gross                Estimated
                                                  Amortized             Unrealized            Unrealized           Market
                                                    Cost                 Gains                Losses               Value
----------------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES:
U.S. Treasury securities and obligations
    of U.S. Government corporations and
    agencies                                       $86,036                 $498                  $(116)              $86,418
Obligations of state and political
    subdivisions                                     1,974                   43                      -                 2,017
Corporate securities                                13,327                   28                    (14)               13,341
Public utilities                                       250                   -                      (2)                  248
----------------------------------------------------------------------------------------------------------------------------
                                                  $101,587                 $569                  $(132)             $102,024
----------------------------------------------------------------------------------------------------------------------------

During the year ended June 30, 1997, proceeds from the calls of investment securities held to maturity totaled $5,000. No gain or loss was recognized on these calls. There were no sales of investment securities held to maturity during the year ended June 30, 1997.

The amortized/historical cost, gross unrealized gains and losses and estimated market value of investment securities available for sale at June 30, 1997 were as follows:

                                                      Investment Securities Available for Sale
                                                  Amortized/               Gross                 Gross             Estimated
                                                  Historical             Unrealized          Unrealized              Market
                                                    Cost                   Gains                Losses               Value
----------------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES:
U.S. Treasury securities and obligations
   of U.S. Government corporations and
   agencies                                        $33,706                  $130                  $(28)              $33,808
Corporate securities                                17,471                   277                    (5)               17,743
Public utilities                                     1,249                    12                   (14)                1,247
                                                    52,426                   419                   (47)               52,798
----------------------------------------------------------------------------------------------------------------------------
EQUITY SECURITIES:                                   4,912                   980                    (3)                5,889
----------------------------------------------------------------------------------------------------------------------------
                                                   $57,338                $1,399                  $(50)              $58,687
----------------------------------------------------------------------------------------------------------------------------

During the year ended June 30, 1997, proceeds from the sales and calls of investment securities available for sale totaled $27,253 and $26,011, respectively. A loss of $273 and gain of $11 were recognized from the sales and calls, respectively.

5.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY AND AVAILABLE FOR SALE

The amortized cost, gross unrealized gains and losses and the estimated market value of mortgage-backed securities held to maturity at June 30, 1998 were as follows:

                                                                        Mortgage-Backed Securities Held to Maturity
                                                                        Gross                 Gross                Estimated
                                                  Amortized             Unrealized            Unrealized           Market
                                                    Cost                 Gains                Losses               Value
----------------------------------------------------------------------------------------------------------------------------
GNMA pass-through certificates                      $7,364                   $344                  $-                 $7,708
FHLMC pass-through certificates                     23,086                    229                 (11)                23,304
FNMA pass-through certificates                      16,264                    173                  (6)                16,431
----------------------------------------------------------------------------------------------------------------------------
                                                   $46,714                   $746                $(17)               $47,443
----------------------------------------------------------------------------------------------------------------------------

Proceeds from the sales of mortgage-backed securities held to maturity were $5,317 during the fiscal year ended June 30, 1998. A gain of $175 was recognized from these sales. The unpaid principal of the securities at the dates of sale was less than 15% of their acquired par value, and thus are permissable sales under SFAS 115.

The amortized cost, gross unrealized gains and losses and the estimated market value of mortgage-backed securities available for sale at June 30, 1998 were as follows:

                                      Mortgage-Backed Securities Available for Sale
                                                                        Gross                 Gross                Estimated
                                                  Amortized             Unrealized            Unrealized           Market
                                                    Cost                 Gains                Losses               Value
----------------------------------------------------------------------------------------------------------------------------
Collateralized mortage obligations                $255,334               $1,072                $(230)               $256,176
GNMA pass-through certificates                      80,525                1,473                    -                  81,998
FHLMC pass-through certificates                      8,692                   34                  (14)                  8,712
FNMA pass-through certificates                      16,821                  208                  (40)                 16,989
----------------------------------------------------------------------------------------------------------------------------
                                                  $361,372               $2,787                $(284)               $363,875
----------------------------------------------------------------------------------------------------------------------------

Proceeds from the calls and sales of mortgage-backed securities available for sale were $92,776 during the year ended June 30, 1998. A gain of $428 was recognized on these sales.

The amortized cost, gross unrealized gains and losses and the estimated market value of mortgage-backed securities held to maturity at June 30, 1997 were as follows:


                                                                        Mortgage-Backed Securities Held to Maturity
                                                                        Gross                 Gross                Estimated
                                                  Amortized             Unrealized            Unrealized           Market
                                                    Cost                 Gains                Losses               Value
----------------------------------------------------------------------------------------------------------------------------
GNMA pass-through certificates                      $15,100               $562                   $(2)                $15,660
FHLMC pass-through certificates                      40,528                127                   (56)                 40,599
FNMA pass-through certificates                       22,760                120                   (64)                 22,816
----------------------------------------------------------------------------------------------------------------------------
                                                    $78,388               $809                 $(122)                $79,075
----------------------------------------------------------------------------------------------------------------------------

There were no sales of mortgage-backed securities held to maturity during the fiscal year ended June 30, 1997.

The amortized cost, gross unrealized gains and losses and the estimated market value of mortgage-backed securities available for sale at June 30, 1997 were as follows:

                                      Mortgage-Backed Securities Available for Sale
                                                                        Gross                 Gross                Estimated
                                                  Amortized             Unrealized            Unrealized           Market
                                                    Cost                 Gains                Losses               Value
----------------------------------------------------------------------------------------------------------------------------

Collateralized mortage obligations                  $72,343                 $333                $(176)               $72,500
GNMA pass-through certificates                       88,874                1,903                   (6)                90,771
FHLMC pass-through certificates                      17,698                  293                  (54)                17,937
FNMA pass-through certificates                       48,861                  416                 (348)                48,929
----------------------------------------------------------------------------------------------------------------------------
                                                   $227,776               $2,945                $(584)              $230,137
----------------------------------------------------------------------------------------------------------------------------

Proceeds from the sale of mortgage-backed securities available for sale were $16,713 during the year ended June 30, 1997. A gain of $495 was recognized on these sales.

6.   LOANS

The Company's real estate loans are comprised of the following:

    At June 30,                                        1998                    1997
--------------------------------------------------------------------------------------
One-to-four family                                    $125,163                $140,536
Multi-family and underlying
   cooperative                                         717,638                 498,536
Nonresidential                                          50,062                  43,180
F.H.A. and V. A. insured mortgage loans                 11,934                  14,153
Co-op loans                                             42,553                  50,931
--------------------------------------------------------------------------------------
                                                       947,350                 747,336
Net unearned fees                                       (3,486)                 (3,090)
--------------------------------------------------------------------------------------
                                                      $943,864                $744,246
--------------------------------------------------------------------------------------

The Bank originates both adjustable and fixed interest rate real estate loans. At June 30, 1998, the approximate composition of these loans was as follows:

                                                    Fixed Rate                           Variable Rate
Period to Maturity or Next Repricing         Book Value                     Period to Maturity or Next Repricing     Book Value
--------------------------------------------------------                    ---------------------------------------------------
1 month-1 year                                   $16,520                    1 month-1 year                             $127,240
1 year-3 years                                    22,939                    1 year-3 years                              118,181
3 years-5 years                                    7,317                    3 years-5 years                             241,405
5 years-10 years                                 209,855                    5 years-10 years                            130,415
Over 10 years                                     73,478                    Over 10 years                                    -
--------------------------------------------------------                    ---------------------------------------------------
                                                $330,109                                                               $617,241
--------------------------------------------------------                    ---------------------------------------------------

The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the Federal Home Loan Bank of New York ("FHLBNY") five-year borrowing funds rate, the one-year constant maturity Treasury index, or the Federal Home Loan Bank national mortgage contract rate.

A concentration of credit risk exists within the Bank's loan portfolio, as the majority of real estate loans are collateralized by properties located in New York City and Long Island.

The Company's other loans are comprised of the following:

  At June 30,                              1998                    1997
-----------------------------------------------------------------------
Student loans                              $677                  $1,005
Passbook loans (secured by savings
   and time deposits)                     2,367                   2,801
Home improvement loans                    1,753                   1,243
Consumer installment and other loans        919                   1,027
-----------------------------------------------------------------------
                                          5,716                   6,076
Unearned discount                            -                       -
-----------------------------------------------------------------------
                                         $5,716                  $6,076
-----------------------------------------------------------------------

Loans on which the accrual of interest has been discontinued were $884 and $3,190 at June 30, 1998 and 1997, respectively. If interest on those loans had been accrued, interest income would have been increased by approximately $51 and $247 for the years ended June 30, 1998 and 1997, respectively.

The Bank had outstanding loans considered troubled-debt restructurings of $3,971 and $4,671 at June 30, 1998 and 1997, respectively. Income recognized on these loans was approximately $306 and $357 for the years ended June 30, 1998 and 1997, respectively, compared to interest income of $415 and $471 calculated under the original terms of the loans, for the years ended June 30, 1998 and 1997, respectively.

The recorded investment in loans for which impairment has been recognized under the guidance of SFAS 114 was approximately $3,136 and $4,294 at June 30, 1998 and 1997, respectively. The average balance of impaired loans was approximately $3,838 and $4,736 for the years ended June 30, 1998 and 1997, respectively. Write-downs of $45 and $985 were taken on impaired loans during the years ended June 30, 1998 and 1997, respectively. At June 30, 1998 and 1997, specific reserves totaling $23 and $122 were allocated within the allowance for loan losses for impaired loans. Net principal received and interest income recognized on impaired loans during the years ended June 30, 1998 and 1997 were not material. At June 30, 1998 and 1997, one loan totaling $2,681, was deemed impaired for which no reserves have been provided. This loan, which is included in troubled-debt restructurings at June 30, 1998 and 1997, has performed in accordance with the provisions of the restructuring agreement signed in October, 1995. The loan was on accrual status at both June 30, 1998 and 1997. All other loans deemed impaired, which total 3 and 6 loans as of June 30, 1998 and 1997, respectively, have reserves allocated towards their outstanding balance.

The following assumptions were utilized in evaluating the loan portfolio pursuant to the provisions of SFAS 114:

HOMOGENOUS LOANS - One-to-four family residential mortgage loans and loans on cooperative apartments having a balance of less than $227 and consumer loans are considered to be small balance homogenous loan pools and, accordingly, are not covered by SFAS 114.

LOANS EVALUATED FOR IMPAIRMENT - All non-homogeneous loans greater than $1,000 are individually evaluated for potential impairment. Additionally, residential mortgage loans exceeding $227 and delinquent in excess of 60 days are evaluated for impairment. A loan is considered impaired when it is probable that all contractual amounts due will not be collected in accordance with the terms of the loan. A loan is not deemed to be impaired if a delay in receipt of payment is expected to be less than 30 days or if, during a longer period of delay, the Bank expects to collect all amounts due, including interest accrued at the contractual rate during the period of the delay. Factors considered by management include the property location, economic conditions, and any unique circumstances affecting the loan. Except as noted above, at June 30, 1998 and 1997, all impaired loans were on nonaccrual status. In addition, at June 30, 1998 and 1997, respectively, approximately $428 and $1,577 of one-to-four family residential mortgage loans, loans on cooperative apartments and consumer loans with a balance of less than $227 were on nonaccrual status. These loans are considered as a homogeneous loan pool not covered by SFAS 114.

RESERVES AND CHARGE-OFFS - The Bank allocates a portion of its total allowance for loan losses to loans deemed impaired under SFAS 114. All charge-offs on impaired loans are recorded as a reduction in both loan principal and the allowance for loan losses. Management evaluates the adequacy of its allowance for loan losses on a regular basis. At June 30, 1998, management believes that its allowance is adequate to provide for losses inherent in the total loan portfolio, including impaired loans.

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

7. ALLOWANCE FOR LOAN LOSSES AND POSSIBLE LOSSES ON OTHER REAL ESTATE OWNED

Changes in the allowance for loan losses were as follows:

For the year ended June 30,          1998            1997             1996
---------------------------------------------------------------------------
Balance at beginning of period      $10,726          $7,812          $5,174
Provision charged to operations       1,635           4,200           2,979
Loans charged off                      (328)         (1,388)         (1,023)
Recoveries                               42             102              14
Reserve acquired in purchase
 of Conestoga                          -               -                668
---------------------------------------------------------------------------
                                    $12,075         $10,726          $7,812
---------------------------------------------------------------------------

Changes in the allowance for possible losses on real estate owned were as follows:

For the year ended June 30,      1998                1997                1996
-----------------------------------------------------------------------------
Balance at beginning of period   $187                $114                 $-
Provision charged to operations   114                 450                 586
Charge-offs, net of recoveries   (137)               (377)               (472)
-----------------------------------------------------------------------------
                                 $164                $187                $114
-----------------------------------------------------------------------------

Prior to July 1, 1995, no valuation allowance for possible losses on Other real estate owned was maintained by the Bank.

8.   MORTGAGE SERVICING ACTIVITIES

At June 30, 1998 and 1997, the Bank was servicing loans for others having principal amounts outstanding of approximately $58,619 and $69,648 respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. In connection with these loans serviced for others, the Bank held borrowers' escrow balances of approximately $569, $652 and $1,055 at June 30, 1998, 1997 and 1996, respectively.

9.   PREMISES AND FIXED ASSETS

The following is a summary of premises and fixed assets:
    At June 30,                                1998                 1997
------------------------------------------------------------------------
Land                                          $2,164              $3,964
Buildings                                     11,753              12,778
Leasehold improvements                         1,282               1,190
Furniture and equipment                        6,503               7,105
------------------------------------------------------------------------
                                              21,702              25,037
Less:  accumulated appreciation
  and amortization                           (10,960)            (11,042)
------------------------------------------------------------------------
                                             $10,742             $13,995
------------------------------------------------------------------------

Depreciation and amortization expense amounted to approximately $964, $1,076, and $501 for the years ended June 30, 1998, 1997 and 1996, respectively.

10.   FEDERAL HOME LOAN BANK OF NEW YORK CAPITAL STOCK

The Bank is a Savings Bank Member of the FHLBNY. Membership requires the purchase of shares of FHLBNY capital stock at $100 per share. The Bank owned 107,535 and 83,215 shares at June 30, 1998 and 1997, respectively. The FHLBNY paid dividends on the capital stock of 7.2% , 6.4%, and 6.9% during the years ended June 30, 1998, 1997 and 1996, respectively.

11.   DUE TO DEPOSITORS

The deposit accounts of each deposit household are insured up to $100 by either the Bank Insurance Fund or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC").

Deposits are summarized as follows:

    June 30,                                1998               1997
-----------------------------------------------------------------------------
                                EFFECTIVE               Effective
                                  COST       LIABILITY     Cost     Liability
-----------------------------------------------------------------------------
Savings accounts                    2.27%     $340,481     2.27%     $344,377
Certificates of deposit             5.84       612,328     5.61       541,773
Money market accounts               3.09        30,567     2.96        33,530
NOW and Super NOW accounts          1.24        17,927     1.24        16,324
Non-interest bearing checking
 accounts                             -         37,039       -         27,391
-----------------------------------------------------------------------------
                                    4.30%   $1,038,342     4.09%     $963,395
-----------------------------------------------------------------------------

The distribution of certificates of deposits by remaining maturity was as follows:

    At June 30,                              1998                 1997
-----------------------------------------------------------------------
Maturity in three months or less             $139,108          $116,828
Over 3 through 6 months                       103,472            88,912
Over 6 through 12 months                      163,791           107,714
Over 12 months                                205,957           228,319
-----------------------------------------------------------------------
Total certificates of deposit                $612,328          $541,773
-----------------------------------------------------------------------

The aggregate amount of Certificates of deposits with a minimum denomination of $100 was approximately $60,259 and $46,806 at June 30, 1998 and 1997, respectively.

12.   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Presented below is information concerning securities sold with agreement to repurchase:

    At or for the year ended June 30,                1998              1997
-------------------------------------------------------------------------------
Balance outstanding at end of period                 $256,601         $76,333
Average interest cost at end of period                   5.74%           5.69%
Average balance outstanding                          $145,676         $32,374
Average interest cost during the year                    5.95%           5.73%
Carrying value of underlying collateral              $267,469         $83,778
Estimated market value of underlying
   collateral                                        $268,991         $84,172
Maximum balance outstanding at month
   end during period                                 $256,601         $76,333

13.   FEDERAL HOME LOAN BANK OF NEW YORK ADVANCES

The Bank had borrowings (''Advances'') from the FHLBNY totaling $103,505 and $63,210 at June 30, 1998 and 1997, respectively. The average cost of FHLB advances was 6.04% and 5.79%, respectively, during the years ended June 30, 1998 and 1997, and the average interest rate on outstanding FHLB advances was 6.05% and 6.18%, respectively, at June 30, 1998 and 1997. At June 30, 1998, in accordance with the Advances, Collateral Pledge and Security Agreement, the Bank maintained in excess of $113,856 of qualifying collateral (principally bonds and mortgage-backed securities), as defined, to secure such advances.

14.   INCOME TAXES

The Company's Federal, State and City income tax provisions were comprised of the following:

Year Ended June 30,         1998                                   1997                                  1996
-------------------------------------------------------------------------------------------------------------------------
                            STATE                                State                                   State
              FEDERAL    AND CITY      TOTAL         Federal    and City      Total       Federal      and City    Total
-------------------------------------------------------------------------------------------------------------------------
Current        $8,687      $2,698      $11,385       $6,047      $4,541       $10,588     $4,218       $2,563      $6,781
Deferred          776        (295)         481        2,153      (5,150)       (2,997)      (332)        (268)       (600)
-------------------------------------------------------------------------------------------------------------------------
               $9,463      $2,403      $11,866       $8,200       $(609)       $7,591     $3,886       $2,295      $6,181
-------------------------------------------------------------------------------------------------------------------------

In accordance with SFAS 109, deferred tax assets and liabilities are recorded for temporary differences between the book and tax bases of assets and liabilities.

The components of Federal and net State and City deferred income tax assets and liabilities were as follows:

At June 30,                                        1998                                     1997
                                                               STATE                                  State
                                          FEDERAL             AND CITY            Federal            and City
-------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Excess book bad debt over tax
  bad debt reserve                         $2,990               $2,188              $2,417            $1,880
Net operating loss carryforward                -                    -                  305                -
Employee benefit plans                      2,858                1,682                 735               448
Tax effect of purchase
  accounting fair value
  adjustments                                 366                  216               1,173               715
Other                                          -                    -                  147               119
-------------------------------------------------------------------------------------------------------------
Total deferred tax assets                   6,214                4,086               4,777             3,162
Less: Valuation allowance on
  deferred tax assets                          -                    -                   -                 -
-------------------------------------------------------------------------------------------------------------
Deferred tax assets after
  valuation allowance                      $6,214               $4,086              $4,777            $3,162
-------------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
Undistributed earnings of
  subsidiary                               $1,677                 $358                 $-                $-
Difference in book and tax
  carrying value of fixed assets              412                  245                 265               164
Tax effect of unrealized gain on
  securities available for sale             1,436                  871               1,057               623
Other                                         122                    7                  -                 -
-------------------------------------------------------------------------------------------------------------
Total deferred tax liabilities             $3,647               $1,481              $1,322              $787
-------------------------------------------------------------------------------------------------------------
Net deferred tax asset (liability)         $2,567               $2,605              $3,455            $2,375
-------------------------------------------------------------------------------------------------------------

During the year ended June 30, 1998, deferred tax liabilities include an increase of $627 resulting from adjustments pursuant to SFAS 115.

The provision for income taxes differed from that computed at the Federal statutory rate as follows:

    Year ended June 30,                     1998       1997      1996
---------------------------------------------------------------------
Tax at Federal statutory rate               $8,737   $6,967    $4,717
State and local taxes, net of
  Federal income tax benefit                 1,562     (396)    1,492
Goodwill amortization                          843      843        -
Amortization of excess fair value
  over cost - ESOP stock                       532      233        -
Reserve for losses on sale of
  loans                                         -        -         -
Utilization of capital loss on sale
  of securities                                 -        -         -
Other, net                                     193      (56)      (28)
---------------------------------------------------------------------
                                           $11,867   $7,591    $6,181
---------------------------------------------------------------------
Effective tax rate                         47.53%     38.13%     45.9%
---------------------------------------------------------------------

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

15. EMPLOYEE BENEFIT PLANS

EMPLOYEE RETIREMENT PLAN - The Bank is a participant in a noncontributory defined benefit retirement plan with the RSI Retirement Trust. Substantially all full-time employees are eligible for participation after one year of service. In addition, a participant must be at least 21 years of age at the date of enrollment. During the year ended June 30, 1998, the Bank offered an early retirement program to all Plan participants who met certain eligibility criterion. As a result of the early retirement program, a non-recurring charge of $1,611 was recorded.

The retirement cost for the pension plan includes the following components (including, for 1998, a non-recurring charge of $1,611 related to an early retirement program):

    For the year ended June 30,        1998         1997           1996
-----------------------------------------------------------------------
Service cost                            $332        $400           $206
Interest cost                            781         727            488
Actual return on plan assets          (2,931)       (838)          (546)
Net amortization and deferral          1,843        (224)           (82)
Expense associated with early
  retirement program                   1,611          -               -
-----------------------------------------------------------------------
Net periodic cost                     $1,636         $65            $66
-----------------------------------------------------------------------

The funded status of the plan was as follows:
    At June 30,                                      1998            1997
-------------------------------------------------------------------------
Accumulated benefit obligation, including
    vested benefits of $11,428 and $8,976,
    respectively                                     $11,490       $9,031
-------------------------------------------------------------------------
Projected benefit obligation                         $12,675      $10,015
Plan assets at fair value (investments in
    trust funds managed by RSI and
    comingled New York State Retirement
    Fund)                                             13,599       11,121
-------------------------------------------------------------------------
Excess of plan assets over projected
    benefit obligation                                   924        1,106
Additional employer contribution                          -           126
Unrecognized loss from experience
    different from that assumed                          560          380
Unrecognized transition asset                             -           (72)
Unrecognized net past service liability                 (207)        (239)
Accrued liability related to early retirement
    program                                           (1,611)          -
-------------------------------------------------------------------------
(Accrued) Prepaid retirement expense included in
Other (liabilities) assets                             $(334)      $1,301
-------------------------------------------------------------------------

Major assumptions utilized were as follows:
    At June 30,                             1998                    1997
-------------------------------------------------------------------------
Discount rate                              6.75%                    8.00%
Rate of increase in compensation levels    4.50                     6.00
Expected long-term return on plan assets   9.00                     9.00


BENEFIT MAINTENANCE PLAN AND DIRECTORS' RETIREMENT PLAN - During the fiscal year ended June 30, 1994, The Bank established a Supplemental Executive Retirement Plan (''SERP'') for its executive officers. The SERP was established to compensate the executive officers for any curtailments in benefits due to the statutory limitations on benefit plans. The SERP exists as a nonqualified plan which supplements the existing qualified plans. Defined benefit and defined contribution costs are incurred annually related to the SERP. During the year ended June 30, 1997, the SERP was renamed the Benefit Maintenance Plan ("BMP"), and sponsorship was transferred to the Company . As of June 30, 1998, the Benefit Maintenance Plan has an investment in the Company's common stock of $431.

Effective July 1, 1996, The Company established a non-qualified Retirement Plan for all of its outside directors, which will provide benefits to each eligible outside director commencing upon his termination of Board service or at age 65. Each outside director who serves or has agreed to serve as an outside director will automatically become a participant in the Plan.

The retirement cost for the defined benefit portion of the BMP and Directors' Retirement plan include the following components:

    For the year ended June 30,        1998         1997          1996
----------------------------------------------------------------------
Service cost                           $104         $203           $56
Interest cost                           248          211            88
Net amortization and deferral           170          178            49
----------------------------------------------------------------------
                                       $522         $592          $193
----------------------------------------------------------------------


The defined contribution costs incurred by the Bank related to the BMP/SERP for the years ended June 30, 1998, 1997 and 1996 were $522, $305 and $25, respectively. During the fiscal year ended June 30, 1997, benefits related to the Employee Stock Ownership Plan were added to the defined contribution cost of the BMP.

The funded status of the defined benefit portion of the plans was as follows:

    At June 30,                                 1998                 1997
-------------------------------------------------------------------------
Accumulated benefit obligation, including
   vested benefits of $1,999 and $1,530
   respectively                                $2,278              $1,808
-------------------------------------------------------------------------
Projected benefit obligation                   $3,562              $3,276
Plan assets at fair value                          -                   -
-------------------------------------------------------------------------
Deficiency of plan assets over projected
   benefit obligation                          (3,562)             (3,276)
Unrecognized loss from experience
   different from that assumed                  1,443                 834
Unrecognized net past service liability           535               1,350
-------------------------------------------------------------------------
Accrued expense prior to additional
   minimum liability included in other
   liabilities                                 (1,584)             (1,092)
-------------------------------------------------------------------------
Additional minimum liability                     (860)               (931)
-------------------------------------------------------------------------
Accrued expense after minimum liability       $(2,444)            $(2,023)
-------------------------------------------------------------------------

Major assumptions utilized were as follows:
At June 30,                         1998                     1997
---------------------------------------------------------------------------
                          DIRECTORS'                   Directors'
                       RETIREMENT PLAN      BMP     Retirement Plan     BMP
---------------------------------------------------------------------------
Discount rate                6.75%         6.50%          7.50%        7.25%
Rate of increase in
  compensation levels        4.50          4.00           5.50         4.00

401(K) PLAN - The Bank also has a 401(k) plan which covers substantially all employees. Prior to May 31, 1996, under such plan the Bank matched 50% of each participant's contribution up to 6% of the participant's annual compensation for the first four years of participation and thereafter 100% of the participant's contribution up to a maximum of 6%. Effective May 31, 1996, the plan was amended whereby the Bank ceased all contributions to the plan. Participation in the 401(k) plan is voluntary. A salaried employee becomes eligible for the plan after completion of one year of service. The Bank contributed approximately $181 to the plan for the year ended June 30, 1996. The 401(k) plan owns participant investments in the Company's common stock which totaled $6,630, $4,758 and $2,092 at June 30, 1998, 1997 and 1996,
respectively.

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

The postretirement cost includes the following components:

    For the year ended June 30,               1998         1997
---------------------------------------------------------------
Service cost                                  $37           $75
Interest cost                                 178           192
Unrecognized past service liability           (29)           -
---------------------------------------------------------------
                                              $186         $267
---------------------------------------------------------------

The funded status of the postretirement benefit plan was as follows:

    At June 30,                                      1998            1997
---------------------------------------------------------------------------
Accumulated benefit obligation:
   Retirees                                          $1,503          $1,229
   Fully eligible active participants                   514             163
   Other active participants                            697             963
---------------------------------------------------------------------------
Total                                                 2,714           2,355
Plan assets at fair value                                -               -
---------------------------------------------------------------------------
Deficiency of plan assets over
   accumulated benefit obligation                     2,714           2,355
Unrecognized loss (gain) from experience
   different from that assumed                           (7)            191
---------------------------------------------------------------------------
Accrued postretirement benefit obligation            $2,721          $2,546
---------------------------------------------------------------------------

The assumed medical cost trend rates used in computing the accumulated postretirement benefit obligation was 7.0% in 1998 and was assumed to decrease gradually to 5.0% in 2003 and to remain at that level thereafter. Increasing the assumed medical care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation by approximately $137.

The assumed discount rate and rate of compensation increase used to measure the accumulated postretirement benefit obligation at June 30, 1998 were 6.75% and 4.5%, respectively. The assumed discount rate and rate of compensation increase used to measure the accumulated postretirement benefit obligation at June 30, 1997 were 8.0% and 6.0%, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN - In connection with the conversion, the Board of Directors of the Company adopted the Dime Community Bancshares Employee Stock Ownership Plan (the "ESOP"). The ESOP borrowed $11,638 from the Company and used the funds to purchase 1,163,800 shares of the Company's common stock. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of time not to exceed 10 years. The Bank's obligation to make such contributions is reduced by any investment earnings realized on such contributions or any dividends paid by the Company on stock held in the unallocated account. The loan had an outstanding balance of $9,175 and $10,324, respectively at June 30, 1998 and 1997, and a fixed rate of 8.0%.

Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation, as described in the plan, in the year of allocation. The ESOP vests at a rate of 25% per year of service beginning after two years with full vesting after five years, or upon attainment of age 65, death, disability, retirement or in the event of a "change of control" of the Company as defined in the ESOP. Shares of common stock allocated to participating employees totaled 116,380 and 121,702 during the years ended June 30, 1998 and 1997. The ESOP benefit expense recorded in accordance with SOP 93-6 for allocated shares totaled $2,670 and $1,883, respectively, for the years ended June 30, 1998 and 1997.

STOCK BENEFIT PLANS

      RECOGNITION AND RETENTION PLAN ("RRP") - In December, 1996, the shareholders approved the RRP, which is designed to encourage key officers and directors of the Company and Bank to remain with the Company, as well as to provide these persons with a proprietary interest in the Company. During the year ended June 30, 1997, the Bank contributed $10.8 million to the RRP, which purchased 581,900 shares of the Company's common stock in open market transactions. As of June 30, 1998, all of the shares under the RRP have been awarded to officers or directors of the Company or Bank. The RRP shares vest on February 1{st }of each year over a total period of five years. Shares become 100% vested in the event of death or disability of the participant, or in the event of a "change of control" of the Company as defined by the RRP. As of June 30, 1998 and 1997, 164,876 shares and 15,870 shares have vested under the RRP, respectively. The Company recognized compensation expense of $2,708 and $1,175 during the years ended June 30, 1998 and 1997, which related to the earned portion of vested shares.

The Company continues to account for compensation expense under the RRP under APB 25, measuring compensation cost based upon the average acquisition value of the RRP shares. Had the Company recorded compensation expense under the fair value methodology encouraged under SFAS 123, compensation expense would have decreased by $601 and $315, respectively, for the years ended June 30, 1998 and 1997, net income would have increased $325 and $173 for the years ended June 30, 1998 and 1997, respectively and basic and diluted earnings per share would increased by $0.03 and $0.02, respectively for the year ended June 30, 1998, and $0.01 and $0.01, respectively for the year ended June 30, 1997. The effects of applying SFAS 123 for disclosing compensation cost may not be representative of the effect on reported net income for future years.

      STOCK OPTION PLAN - In November, 1996, the Company adopted the Dime Community Bancshares, Inc. 1996 Stock Option Plan for Outside Directors, Officers and Employees (the "1996 Stock Option Plan"), which permits the Company to grant up to 1,454,750 incentive or non-qualified stock options to outside directors, officers and other employees of the Company or the Bank. The Compensation Committee of the Board of Directors administers the Stock Option Plan and authorizes all option grants.

On December 26, 1996, 1,393,425 stock options were granted to outside directors, officers and certain employees. All stock options granted under the 1996 Stock Option Plan expire on December 26, 2006. One-fifth of the shares granted to participants under the 1996 Stock Option Plan become exercisable by participants on December 26, 1997, 1998, 1999, 2000 and 2001, respectively. Activity related to the Stock Option Plan for the fiscal years ended June 30, 1998 and 1997 is as follows:

                                                                        FISCAL YEAR ENDED                 FISCAL YEAR ENDED
                                                                          JUNE 30, 1998                     JUNE 30, 1997
----------------------------------------------------------------------------------------------------------------------------
Options outstanding - beginning of year                                          1,393,425                                -
Options granted                                                                         -                          1,393,425
Options exercised                                                                    3,600                                -
Options forfeited                                                                    1,600                                -
Options outstanding - end of year                                                1,388,225                         1,393,425
Remaining options available for grant under the plan                                62,925                            61,325

The exercise price on all stock options granted under the Plan was $14.50, which, under the terms of the Stock Option Plan, was equivalent to the fair market value of the Company's stock as of the close of business on the grant date. At June 30, 1998 and 1997, respectively, 305,225 and 39,675 options are exercisable.

The weighted average fair value per option at the date of grant for stock options granted was estimated to be $5.72 using the Binomial Option Pricing model with the following assumptions:

Expected life (in years)                                             10
Interest rate                                                      5.79%
Volatility                                                        22.89
Dividend yield                                                     1.40

The Company continues to account for Stock Options under APB 25, accordingly no compensation cost has been recognized. Had the Company recorded compensation expense under the fair value methodology encouraged under SFAS 123, compensation expense would have increased by $1,063 and $532, respectively, for the years ended June 30, 1998 and 1997, net income would have decreased by $574 and $287 respectively for the years ended June 30, 1998 and 1997, both basic and diluted earnings per share would have decreased by $0.05 for the year ended June 30, 1998, and both basic and diluted earnings would have decreased by
$0.02 during the year ended June 30, 1997.   The effects of applying SFAS 123
for disclosing compensation cost may not be representative of the effect on reported net income for future years.


16.   COMMITMENTS AND CONTINGENCIES

MORTGAGE LOAN COMMITMENTS AND LINES OF CREDIT - At June 30, 1998 and 1997, the Bank had outstanding commitments to make mortgage loans aggregating approximately $158,042 and $115,076, respectively.

At June 30, 1998, commitments to originate fixed rate and adjustable rate mortgage loans were $62,904 and $95,138 respectively. Interest rates on fixed rate commitments ranged between 6.38% to 10.25%. Substantially all of the Bank's commitments will expire within two months. A concentration risk exists with these commitments as virtually all of the outstanding mortgage loan commitments involve properties located within New York City.

The Bank had available at June 30, 1998 unused lines of credit with the Federal Home Loan Bank of New York totaling $100,000, expiring on September 11, 1998.

LEASE COMMITMENTS - At June 30, 1998, aggregate net minimum annual rental commitments on leases are as follows:

 Year Ended June 30,   Amount
-----------------------------
1999                     $428
2000                      449
2001                      451
2002                      399
2003                      415
Thereafter              1,511

Net rental expense for the years ended June 30, 1998, 1997 and 1996 approximated $183, $197, and $278, respectively.

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

The estimated fair values of the Bank's financial instruments at June 30, 1998 and 1997 were as follows:

                                                                         CARRYING                FAIR
     JUNE 30, 1998                                                       AMOUNT                 VALUE
---------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                  $16,266                  $16,266
Investment securities held to maturity                                    78,091                   78,593
Investment securities available for sale                                  85,706                   85,706
Mortgage-backed securities held to maturity                               46,714                   47,443
Mortgage-backed securities available for sale                            363,875                  363,875
Loans and loans held for sale                                            938,046                  942,341
Federal funds sold                                                         9,329                    9,329
FHLB stock                                                               $10,754                  $10,754
---------------------------------------------------------------------------------------------------------
LIABILITIES:
Savings, money market, NOW Super NOW and checking accounts              $426,014                 $426,014
Certificates of Deposit                                                  612,328                  610,296
Escrow, other deposits and borrowed funds                                375,501                  375,501
Other liabilities                                                         23,734                   23,734
Off-balance sheet liability-commitments to extend credit                     $-                   $(1,431)
---------------------------------------------------------------------------------------------------------

                                                                         CARRYING                FAIR
     JUNE 30, 1998                                                       AMOUNT                 VALUE
-------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                $19,198                  $19,198
Investment securities held to maturity                                 101,587                  102,024
Investment securities available for sale                                58,687                   58,687
Mortgage-backed securities held to maturity                             78,388                   79,075
Mortgage-backed securities available for sale                          230,137                  230,137
Loans and loans held for sale                                          739,858                  738,958
Federal funds sold                                                      18,902                   18,902
FHLB stock                                                              $8,322                   $8,322
---------------------------------------------------------------------------------------------------------
LIABILITIES:
Savings, money market, NOW Super NOW and checking accounts            $421,622                 $421,622
Certificates of Deposit                                                541,773                  540,319
Escrow , other deposits and borrowed funds                             154,517                  154,517
Other liabilities                                                        6,225                    6,225
Off-balance sheet liability-commitments to extend credit                   $-                   $(1,179)
---------------------------------------------------------------------------------------------------------

18. TREASURY STOCK

The Company repurchased 919,837 shares and 1,454,750 shares of its common stock into treasury during the fiscal years ended June 30, 1998 and 1997, respectively. The average cost of all shares repurchased was $22.58 and $19.04, respectively during the years ended June 30, 1998 and 1997. All shares were repurchased in accordance with applicable regulations of the Office of Thrift Supervision and Securities and Exchange Commission.

19. REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 3%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action requirement regulations set forth by the FDIC. These regulations require the Bank to maintain minimum of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 1998, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.




                                                                                                          To Be Categorized as
                                                                                                           "Well Capitalized"
                                                                                   For Capital               Under Prompt
                                                                                    Adequacy                Corrective Action
                                                           Actual                   Purposes                   Provisions
                                                   ----------------------------------------------------------------------------
    As of June 30, 1998                             Amount        Ratio         Amount        Ratio         Amount        Ratio
-------------------------------------------------------------------------------------------------------------------------------
Tangible capital                                    $131,186        8.32%        $23,655         1.5%           N/A         N/A
Core capital                                         131,186        8.32          47,309         3.0%           N/A         N/A
Total risk-based capital (to risk weighted
   assets)                                           141,885       16.58          68,472         8.0%       $85,590       10.00%
Tier I risk-based capital (to risk weighted
   assets)                                           131,186       15.33             N/A         N/A         51,354        6.00
Tier I leverage capital (to average assets)          131,186        9.06             N/A         N/A         72,380        5.00


                                                                                                          To Be Categorized as
                                                                                                           "Well Capitalized"
                                                                                   For Capital               Under Prompt
                                                                                    Adequacy                Corrective Action
                                                           Actual                   Purposes                   Provisions
                                                   ----------------------------------------------------------------------------
    As of June 30, 1997                             Amount        Ratio         Amount        Ratio         Amount        Ratio
-------------------------------------------------------------------------------------------------------------------------------
Tangible capital:                                   $124,118        9.86%        $18,873         1.5%           N/A         N/A
Core capital:                                        124,182        9.87          37,748         3.0%           N/A         N/A
Total risk-based capital (to risk weighted
   assets)                                           132,465       19.99          53,009         8.0%       $66,261       10.00%
Tier I risk-based capital (to risk weighted
   assets)                                           124,182       18.74             N/A         N/A         39,756        6.00
Tier I leverage capital (to average assets)          124,182       10.35             N/A         N/A         59,980        5.00

The following is a reconciliation of generally accepted accounting principles
(GAAP) capital to regulatory capital for the Bank:

    At June 30,                                              1998                           1997
------------------------------------------------------------------------------------------------------------------
                                 TANGIBLE        CORE        RISK-BASED      Tangible      Core         Risk-Based
                                 CAPITAL         CAPITAL      CAPITAL         Capital     Capital        Capital
                              -----------------------------------------      -------------------------------------
GAAP capital                     $156,718       $156,718       $156,718       $152,198     $152,198      $152,198
Non-allowable assets:
Core deposit intangible                -              -              -             (64)          -             -
Unrealized gain on
   available for sale
   securities                      (1,504)        (1,504)        (1,504)        (1,583)      (1,583)       (1,583)
Goodwill                          (24,028)       (24,028)       (24,028)       (26,433)     (26,433)      (26,433)
General valuation
   allowance                           -              -          10,699             -            -          8,283
------------------------------------------------------------------------------------------------------------------
Regulatory capital                131,186        131,186        141,885        124,118      124,182       132,465
Minimum capital
   requirement                     23,655         47,309         68,472         18,873       37,748        53,009
------------------------------------------------------------------------------------------------------------------
Regulatory capital
   excess                        $107,531        $83,877        $73,413       $105,245      $86,434       $79,456
------------------------------------------------------------------------------------------------------------------

20.   QUARTERLY FINANCIAL INFORMATION

The following represents the unaudited results of operations for each of the quarters during the fiscal years ended June 30, 1998 and 1997.

    For the three
    months ended                    September 30, 1997     December 31, 1997      March 31, 1998      June 30, 1998
--------------------------------------------------------------------------------------------------------------------
Net interest income                        $12,026                $12,279                $12,459             $12,765
Provision for loan losses                      525                    525                    525                  60
Net interest income after
   provision for loan losses                11,501                 11,754                 11,934              12,705
Non-interest income                            981                  1,032                  1,261               3,733
Non-interest expense:                        6,746                  6,860                  7,063               9,268
--------------------------------------------------------------------------------------------------------------------
Income before income taxes                   5,736                  5,926                  6,132               7,170
Income tax expense                           2,898                  3,039                  2,794               3,135
--------------------------------------------------------------------------------------------------------------------
Net income                                  $2,838                 $2,887                 $3,338              $4,035
--------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE <F1>:
  Basic                                      $0.25                  $0.26                  $0.31               $0.37
--------------------------------------------------------------------------------------------------------------------
  Diluted                                    $0.23                  $0.24                  $0.28               $0.34
--------------------------------------------------------------------------------------------------------------------

<F1> The quarterly earnings per share amounts, when added, may not agree to earnings per share reported on the Consolidated Statement of Operations due to differences in the computed weighted average shares outstanding as well as rounding differences.

    For the three
    months ended                    September 30, 1996     December 31, 1996      March 31, 1997      June 30, 1997
--------------------------------------------------------------------------------------------------------------------
Net interest income                          $11,165                $11,969               $12,116            $12,216
Provision for loan losses                      1,050                  1,050                 1,050              1,050
Net interest income after
    provision for loan losses                 10,115                 10,919                11,066             11,166
Non-interest income                              757                  1,052                   781              1,543
Non-interest expense:                          8,132                  5,604                 6,741              7,015
--------------------------------------------------------------------------------------------------------------------
Income before income
    taxes                                      2,740                  6,367                 5,106              5,694
Income tax expense                             1,516                  1,428                 1,608              3,039
--------------------------------------------------------------------------------------------------------------------
Net income                                    $1,224                 $4,939                $3,498             $2,655
--------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE <F1>:
  Basic                                        $0.09                  $0.37                 $0.26              $0.22
--------------------------------------------------------------------------------------------------------------------
  Diluted                                      $0.09                  $0.37                 $0.26              $0.22
--------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE
SAIF special assessment
    charge                                    $2,032                    $-                    $-                 $-
Income tax recovery                               -                   1,848                 1,034                 -
Diluted EPS
    excluding SAIF special
    assessment and income
    tax recoveries                             $0.17                  $0.23                 $0.19              $0.22
--------------------------------------------------------------------------------------------------------------------

<F1> The quarterly earnings per share amounts, when added, may not agree to earnings per share reported on the Consolidated Statement of Operations due to differences in the computed weighted average shares outstanding as well as rounding differences.

21. CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The Company began operations on June 26, 1996. The following statements of condition as of June 30, 1998 and 1997, and the related statements of operations and cash flows for the years ended June 30, 1998, 1997 and 1996 reflect the Company's investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting:

                        DIME COMMUNITY BANCSHARES, INC.
                  CONDENSED STATEMENTS OF FINANCIAL CONDITION
                  (Dollars in thousands except share amounts)

        At June 30,                                                        1998                            1997
-----------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                       $55                             $17
Investment securities available for sale                                   18,677                          22,363
Federal funds sold                                                          1,291                           6,040
ESOP loan to subsidiary                                                     9,175                          10,324
Investment in subsidiary                                                  156,718                         152,198
Receivable for securities sold                                              1,264                              -
Other assets                                                                  184                             344
-----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                             $187,364                        $191,286
-----------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY:
Other liabilities                                                          $1,015                            $397
Stockholders' equity                                                      186,349                         190,889
-----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY:                                $187,364                      $191,286
-----------------------------------------------------------------------------------------------------------------


                        DIME COMMUNITY BANCSHARES, INC.
                      CONDENSED STATEMENTS OF OPERATIONS
                  (Dollars in thousands except share amounts)

        For the year ended June 30,                                     1998                 1997               1996
--------------------------------------------------------------------------------------------------------------------
Interest income                                                         $2,041              $3,585               $27
Dividends received from Bank                                            13,000                  -                 -
Gain on sales of securities                                                521                  11                -
Non-interest expense                                                       481                 446                -
--------------------------------------------------------------------------------------------------------------------
Income before income taxes and equity of undistributed
  (overdistributed) earnings of the Bank                                15,081                3,150               27
Income tax expense                                                         935                1,487               -
--------------------------------------------------------------------------------------------------------------------
Income before equity of undistributed (overdistributed)
   earnings of the Bank                                                 14,146                1,663               27
Equity in (overdistributed) undistributed earnings of the
   Bank <F1>                                                            (1,048)              10,653            6,238
--------------------------------------------------------------------------------------------------------------------
NET INCOME                                                             $13,098              $12,316           $6,265
--------------------------------------------------------------------------------------------------------------------

   <F1> The equity in overdistributed earnings of the Bank for the year ended
        June 30, 1998, represents dividends paid to the Company in excess of the Bank's current year's earnings.

                        DIME COMMUNITY BANCSHARES, INC.
                      CONDENSED STATEMENTS OF CASH FLOWS
                  (Dollars in thousands except share amounts)

        For the year ended June 30,                                    1998                  1997                 1996
----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                           $13,098              $12,316                 $6,265
Adjustments to reconcile net income to net cash provided
  by operating activities:
    Equity in overdistributed (undistributed) earnings of
      Bank                                                             1,048              (10,653)                (6,238)
    Gain on sale of investment securities available for sale            (520)                 (11)                    -
     Net accretion of discount on investment securities
      available for sale                                                (291)              (1,130)                    -
     Decrease (Increase) in other assets                                 160                 (321)                   (23)
     Increase in receivable for securities purchased                  (1,264)                  -                      -
     (Decrease) Increase in payable for securities purchased              -               (33,994)                33,994
     (Decrease)Increase in other liabilities                             (71)                (225)                   241
----------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                   12,160              (34,018)                34,239
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (Increase) in federal funds sold                              4,749               47,583                (53,623)
Proceeds from sale of investment securities available for sale        13,439               10,011                     -
Proceeds from calls and maturities of investment securities
  available for sale                                                  13,500              120,595                     -
Purchases of investment securities available for sale                (20,940)            (117,006)               (33,994)
Principal repayments on ESOP loan                                        911                1,165                     97
Cash disbursed in purchase of subsidiary stock                            -                    -                 (76,332)
----------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                   11,659               62,348               (163,852)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock                                -                    -                 129,730
Cash disbursed for expenses related to issuance of
  common stock                                                            -                  (190)                    -
COMMON STOCK ISSUED FOR EXERCISE OF STOCK OPTIONS                         52                   -                      -
CASH DIVIDENDS PAID TO STOCKHOLDERS                                   (2,635)                (537)                    -
PURCHASE OF TREASURY STOCK                                           (20,767)             (27,703)                    -
PURCHASE OF COMMON STOCK BY BENEFIT MAINTENANCE PLAN                    (431)                  -                      -
----------------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                  (23,781)             (28,430)               129,730
----------------------------------------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND DUE FROM BANKS                        38                 (100)                   117
CASH AND DUE FROM BANKS, BEGINNING OF PERIOD                              17                  117                     -
----------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS, END OF PERIOD                                   $55                  $17                   $117
----------------------------------------------------------------------------------------------------------------------------

22.   PENDING ACQUISITION OF FINANCIAL BANCORP, INC. (UNAUDITED)

      On July 18, 1998, the Company entered into the Merger Agreement with Financial Bancorp, pursuant to which Financial Bancorp will be merged into the Company. The Merger Agreement provides that each outstanding share of common stock, par value $.01 per share, of Financial Bancorp ("Financial Bancorp Common Stock") will be converted into the right to receive, at the election of the holder thereof, either shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") or cash (the "Merger Consideration"); PROVIDED, HOWEVER, that 50% of the total consideration to be paid to Financial Bancorp's shareholders shall consist of Company Common Stock and 50% shall consist of cash. The Merger Consideration will be calculated to produce a value of $40.50 per share of Financial Bancorp Common Stock if the Company's average closing price for the ten day period ending ten days prior to the anticipated closing of the Merger (the "Average Closing Price") is between $22.95 and $31.05. If the Company's Average Closing Price is greater than $31.05 or less than $22.95, then the amount of the Merger Consideration will be increased or decreased as set forth in the Merger Agreement. If the Company Common Stock has a market value during the pricing period of less than or equal to $20.25, Financial Bancorp has the right to termination the Merger Agreement unless the Company agrees to increase the per share consideration to Financial Bancorp's shareholders to at least $38.12.

      The Financial Acquisition is subject to (i) approval by the shareholders of Financial Bancorp, (ii) approval of the OTS and (iii) satisfaction or waiver of certain other conditions. Financial Bancorp is a unitary savings bank holding company for its wholly owned subsidiary, Financial Federal, a federal savings bank. Financial Bancorp's asets, deposits, and stockholders' equity totaled $340,999, $229,027 and $28,730 respectively, at June 30, 1998.