Form 10-K, Exhibit 13
period 1999-06-30
DIME COMMUNITY BANCSHARES INC
filed 1999-09-28
CIK 1005409

FINANCIAL HIGHLIGHTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto. Earnings per share information for the Company for the fiscal years ended June 30, 1996 and prior are not meaningful since the sale of the Company's common stock and the merger of Conestoga Bancorp, Inc. into the Bank occurred on June 26, 1996. Financial Bancorp, Inc. was merged into the Company on January 21, 1999.

    At or for the fiscal years ended June 30,       1999             1998              1997           1996 <F1>       1995
---------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets                                      $2,247,615      $1,623,926      $1,315,026      $1,371,821       $662,739
Loans, net <F1>                                    1,368,260         938,046         739,858         575,874        424,680
Mortgage-backed securities                           525,667         410,589         308,525         209,941         91,548
Investment securities <F2>                           206,611         174,551         168,596         392,450        101,695
Federal funds sold                                    11,011           9,329          18,902         115,130         17,809
Goodwill                                              64,871          24,028          26,433          28,438             -
Deposits                                           1,247,061       1,038,342         963,395         950,114        554,841
Borrowings                                           731,660         360,106         139,543          27,708         17,820
Stockholders' equity                                 211,695         186,349         190,889         213,071         77,067
Tangible stockholders' equity                        145,562         159,558         162,361         184,188         76,321
---------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
Interest income                                     $133,912        $106,464         $89,030         $52,619        $49,223
Interest expense on deposits and
       borrowings                                     77,219          56,935          41,564          23,516         18,946
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                   56,693          49,529          47,466          29,103         30,277
Provision for losses                                     240           1,635           4,200           2,979          2,950
---------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
       loan losses                                    56,453          47,894          43,266          26,124         27,327
Non-interest income                                    7,916           7,007           4,133           1,375          1,773
Non-interest expense <F3>                             30,493          29,937          27,492          14,021         14,053
---------------------------------------------------------------------------------------------------------------------------
Income before income tax expense and
       cumulative effect of changes in
       accounting principle                           33,876          24,964          19,907          13,478         15,047
Income tax expense <F4>                               14,015          11,866           7,591           6,181          6,621
---------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of
       changes in accounting principle                19,861          13,098          12,316           7,297          8,426
Cumulative effect on prior years of
       changing to a different method of
       accounting for:
      Postretirement benefits other than
             pensions <F5>                                -               -               -           (1,032)            -
---------------------------------------------------------------------------------------------------------------------------
Net income <F6>                                      $19,861         $13,098         $12,316          $6,265         $8,426
---------------------------------------------------------------------------------------------------------------------------

<F1> Loans, net, represents gross loans less net deferred loan fees and allowance for loan losses.
<F2> Amount includes investment in Federal Home Loan Bank of New York
     ("FHLBNY") capital stock.
<F3> Excluding a non-recurring charge of $2.0 million related to the recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") , non-interest expense was $25.5 million during the year ended June 30, 1997.
<F4> Excluding non-recurring New York State and New York City income tax recoveries of $1.9 million and $1.0 million, respectively, income tax expense was $10.5 million during the fiscal year ended June 30, 1997.
<F5>The Bank adopted Statement of Financial Accounting Standards No. 106,
    ''Employers' Accounting for Postretirement Benefits Other Than Pensions'' ("SFAS 106") effective July 1, 1995. The Bank elected to record the full accumulated post retirement benefit obligation upon adoption. This resulted in a cumulative effect adjustment of $1,032,000 (after reduction for income taxes of $879,000) to apply retroactively to previous years the new method of accounting, which is shown in the consolidated statement of income for the year ended June 30, 1996.
<F6> Excluding a non-recurring charge of $2.0 million relating to recapitalization of the SAIF and the recovery of New York State and City deferred income taxes previously provided, net income would have been $10.5 million, and the return on average assets, return on average stockholders' equity, return on average tangible stockholders' equity, non-interest expense to average assets, the efficiency ratio, and earnings per share would have been 0.86%, 5.08%, 5.85%, 2.07%, 50.30% and $0.81, respectively, for the year ended June 30, 1997.
<F7> With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods. Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios.
<F8> Income before cumulative effect of changes in accounting principles is used to calculate return on average assets and return on average equity ratios.
NOTES CONTINUED ON NEXT PAGE

    At or for the fiscal years ended June 30,                  1999            1998              1997           1996         1995
----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA <F11>:
FINANCIAL AND PERFORMANCE RATIOS:
   Return on average assets <F6> <F8>                          1.02%              0.90%              1.00%          1.07%    1.33%
   Return on average stockholders' equity <F6> <F8>           10.34               7.06               5.94           9.07    11.50
   Return on average tangible stockholders'
         equity <F6> <F8>                                     13.50               8.24               6.84          11.84    11.53
   Stockholders' equity to total assets
         at end of period                                      9.42              11.48              14.52          15.53    11.63
   Tangible equity to tangible assets at end of period         6.67               9.99              12.62          13.72    11.53
   Loans to deposits at end of period                        110.93              91.50              77.91          61.43    77.47
   Average interest rate spread <F9>                           2.61               2.97               3.38           3.85     4.51
   Net interest margin <F10>                                   3.06               3.56               4.07           4.41     4.91
   Average interest earning assets to average
         interest bearing liabilities                        111.03             114.38             119.33         115.68   113.15
   Non-interest expense to average assets <F6>                 1.57               2.05               2.24           2.06     2.21
   Core non-interest expense to average assets <F12>           1.37               1.73               1.87           2.06     2.21
   Efficiency ratio <F6> <F11>                                47.84              56.09              54.32          45.98    44.11
   Core efficiency ratio <F11> <F12>                          41.96              47.39              45.55          45.98    44.11
   Dividend payout ration                                     30.36%             21.10%              0.05%           N/A      N/A
PER SHARE DATA:
   Diluted Earnings per share <F6>                            $1.68              $1.09              $0.95            N/A      N/A
   Cash dividends per share                                    0.51               0.23              0.045            $-       N/A
   Book value per share                                       16.57              15.30              14.58          14.65      N/A
   Tangible book value per share                              11.39              13.10              12.40          12.66      N/A
CASH EARNINGS INFORMATION:
   Cash return on average assets <F8> <F13>                    1.49               1.44%              1.45%          1.07%    1.33%
   Cash return on average
         stockholders' equity <F8> <F13>                      15.05              11.34               8.61           9.07    11.50
   Cash return on average tangible stockholders'
         equity <F8> <F13>                                    19.64              13.23               9.91           9.07    11.50
   Cash earnings per share <F13>                              $2.44              $1.75              $1.37            N/A      N/A
ASSET QUALITY RATIOS AND OTHER DATA:
   Total non-performing loans                                $3,001               $884             $3,190         $6,551   $5,073
   Other real estate owned, net                                 866                825              1,697          1,946    4,466
      Ratios:
        Non-performing loans to total loans                    0.22%              0.09%              0.43%          1.12%    1.18%
        Non-performing loans and real estate
              owned to total assets                            0.17               0.11               0.37           0.62     1.44
ALLOWANCE FOR LOAN LOSSES TO:
        Non-performing loans                                 502.53%         1,365.95%            336.24%        119.25%   101.99%
        Total loans <F14>                                      1.09              1.27               1.43           1.34      1.20
REGULATORY CAPITAL RATIOS: (Bank only)
   Tangible capital                                            5.83%             8.32%              9.86%          9.49%    11.53%
   Core capital                                                5.83              8.32               9.87           9.50     11.56
   Risk-based capital                                         11.45             16.58              19.99          21.24     22.18
FULL SERVICE BRANCHES                                            19                14                 15             15         7

 <F9> Average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
<F10> The net interest margin represents net interest income as a percentage of average interest-earning assets.
<F11> The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income and non-interest income, excluding any gains or losses on sales of assets.
<F12> In calculating these ratios, amortization expense related to goodwill and the SAIF recapitalization charge are excluded from non-interest expense.
<F13> In calculating these ratios, non-interest expense excludes expenses such as goodwill amortization and compensation expense related to the Company's stock benefit plans which are accretive to book value. Excluding the effects of the SAIF Special Assessment and the recovery of New York State and City deferred income taxes previously provided, cash return on average assets, cash return on average stockholders' equity, cash return on average tangible stockholders' equity, and cash earnings per share would have been 1.31%, 7.75%, 8.29%, and $1.29 for the year ended June 30, 1997.
<F14> Total loans represents loans, net, plus the allowance for loan losses.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

            The primary business of the Company is the operation of its wholly owned subsidiary, the Bank.

            The Bank's principal business has been, and continues to be, gathering deposits from customers within its market area, and investing those deposits primarily in multi-family and one-to-four family residential mortgage loans, mortgage-backed securities, and obligations of the U.S. Government and GSEs. The Bank's revenues are derived principally from interest on its loan and securities portfolios. The Bank's primary sources of funds are: deposits; loan amortization, prepayments and maturities; amortization, prepayments and maturities of mortgage-backed and investment securities; borrowed funds; and, to a lesser extent, the sale of fixed-rate mortgage loans to the secondary market.

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



Franchise Expansion. On January 21, 1999, the Company completed the acquisition of Financial Bancorp, Inc. ("FIBC"), the holding company for Financial Federal Savings Bank, F.S.B. ("FFSB") (the "FIBC Acquisition"). At the time of the acquisition, FIBC's assets and liabilities totaled $326.1 million and $301.1 million, respectively. Based upon the closing price of the Company's common stock on January 21, 1999 of $21.25 per share, the total consideration paid to FIBC stockholders, in the form of cash or the Company's common stock, was $66.8 million and was comprised of $34.5 million in cash and 1,504,704 shares of the Company's common stock. The Company's operating results for the fiscal year ended June 30, 1999 reflect the addition of earnings from the acquisition of FIBC for the period January 22, 1999 through June 30, 1999. The FIBC Acquisition was accounted for as a purchase transaction, and goodwill of $44.2 million generated from the transaction is being amortized on a straight-line basis over 20 years.

            On June 26, 1996 the Company completed the acquisition of Conestoga Bancorp, Inc. ("Conestoga") resulting in the merger of Conestoga's wholly owned subsidiary, Pioneer Savings Bank, F.S.B. ("Pioneer") with and into the Bank, with the Bank as the resulting financial institution (the "Conestoga Acquisition"). The Conestoga Acquisition was accounted for in the financial statements using the purchase method of accounting. Shareholders of Conestoga were paid approximately $101.3 million in cash. Since the Conestoga Acquisition occurred on June 26, 1996, its impact upon the Company's consolidated results of operations for the fiscal year ended June 30, 1996 was minimal.

            The Company continues to evaluate acquisition and other growth opportunities as they become available. Additionally, management plans to supplement this strategy with direct marketing efforts designed to increase customer household and/or deposit balances and the number of the Bank's services used per household among its existing customers.

Loan Originations with an Emphasis on Multi-family Lending. Management believes that multi-family loans provide advantages as portfolio investments. First, they provide a higher yield than single-family loans or investment securities of comparable maturities or terms to repricing. Second, the Bank's market area generally has provided a stable flow of new and refinanced multi-family loan originations. In addition to its emphasis on multi-family lending, the Bank will continue to market and originate residential first mortgage loans secured primarily by owner-occupied, one-to-four family residences, including condominiums and cooperative apartments. Third, origination and processing costs for the Bank's multi-family loans are lower per thousand dollars of originations than comparable single-family costs. In addition, to address the higher credit risk associated with multi-family lending, management has developed what it believes are reliable underwriting standards for loan applications in order to maintain a consistent credit quality for new loans.



Capital Leverage Strategy. As a result of the initial public offering in June 1996, the Bank's capital level significantly exceeded all regulatory requirements. A portion of the "excess" capital generated by the initial public offering has been deployed through the use of a capital leverage strategy whereby the Bank invests in high quality mortgage-backed securities ("leverage assets") funded by short-term borrowings from various third party lenders. The capital leverage strategy generates additional earnings for the Company by virtue of a positive interest rate spread between the yield on the leverage assets and the cost of the borrowings. Since the average term to maturity of the leverage assets exceeds that of the borrowings used to fund their purchase, the net interest income earned on the leverage strategy would be expected to decline in a rising interest rate environment. See "Market Risk." To date, the capital leverage strategy has been undertaken in accordance with limits established by the Board of Directors, aimed at enhancing profitability under moderate levels of interest rate exposure. The assets under the capital leverage program approximate $489.6 million, $282.9 million and $96.3 million, respectively, at June 30, 1999, 1998 and 1997.

            In addition to the capital leverage strategy, the Bank undertook additional medium-term borrowings of $146.5 million and $40.3 million from the FHLBNY during the years ended June 30, 1999 and 1998 in order to fund multi-family and underlying cooperative loan originations and other operations. The Bank earns a net interest rate spread between the yield on the multi-family and underlying cooperative loans and the cost of the borrowings. In addition, the short- and medium-term maturities on the underlying borrowings have helped the Bank reduce its exposure to interest rate risk.

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

            The primary investing activities of the Bank are the origination of multi-family and single-family mortgage loans, and the purchase of mortgage-backed and other securities. During the year ended June 30, 1999, the Bank's loan originations totaled $478.1 million compared to $326.3 million for the year ended June 30, 1998. Purchases of mortgage-backed and other securities totaled $410.4 million for the year ended June 30, 1999 compared to $432.6 million for the year ended June 30, 1998. These activities were funded primarily by principal repayments on loans and mortgage-backed securities, maturities of investment securities, and borrowings by means of repurchase agreements and FHLB Advances. Principal repayments on real estate loans and mortgage-backed securities totaled $315.6 million during the year ended June 30, 1999, compared to $210.9 million for the year ended June 30, 1998. Maturities of investment securities totaled $90.8 million and $73.4 million, respectively, during the fiscal years ended June 30, 1999 and 1998. Loan and security sales, which totaled $16.9 million and $116.9 million, respectively, during the fiscal years ended June 30, 1999 and 1998, provided some additional cash flows.

            Deposits increased $208.7 million and $74.9 million during the fiscal years ended June 30, 1999 and 1998, respectively. The increase in deposits during the fiscal year ended June 30, 1999 resulted primarily from the acquisition of $230.7 million in deposits from FIBC. Deposit flows are affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. Certificates of deposit which are scheduled to mature in one year or less from June 30, 1999 totaled $551.8 million. Based upon the Company's current pricing strategy and deposit retention experience, management believes that a significant portion of such deposits will remain with the Company. Net borrowings increased $371.6 million during the fiscal year ended June 30, 1999, with the majority of this growth experienced in securities sold under agreement to repurchase ("Repo") transactions, consistent with the Company's capital leverage strategy.

            On July 9, 1999, the Company announced that it had entered into a definitive agreement with The Roslyn Savings Bank ("Roslyn"), whereby Roslyn will acquire all of the deposit liabilities of the Bank's retail branch located at 1012 Gates Avenue, Brooklyn, which totaled approximately $19.5 million at June 30, 1999. This transaction, which is subject to regulatory approval, is expected to close during the fourth calendar quarter of 1999.

            Stockholders' equity increased $25.3 million during the year ended June 30, 1999. This increase resulted primarily from the addition of $34.7 million in equity resulting from the FIBC acquisition and net income of $19.9 million. Offsetting these increases were repurchases of common stock into treasury of $21.2 million, cash dividends paid of $5.9 million and change in accumulated other comprehensive loss of $6.1 million due to unrealized losses on available for sale securities.

            In June 1997, the Company commenced payment of regular quarterly cash dividends, the per share amount of which has been increased for each successive dividend payment to date. During the year ended June 30, 1998, the Company declared and paid three cash dividends totaling $2.6 million, or $0.23 per outstanding common share on the respective dates of record. During the year ended June 30, 1999, the Company paid four cash dividends totaling $5.9 million, or $0.51 per outstanding common share on the respective dates of record. On July 15, 1999, the Company declared a cash dividend of $0.15 per common share to all shareholders of record on July 30, 1999. This dividend was paid on August 11, 1999.

            The Bank is required to maintain a minimum average daily balance of liquid assets as a percentage of net withdrawable deposit accounts plus short-term borrowings by the Office of Thrift Supervision ("OTS") regulations. The minimum required liquidity ratio is currently 4.0%. At June 30, 1999, the Bank's liquidity ratio was 10.0%. The levels of the Bank's short-term liquid assets are dependent on the Bank's operating, financing and investing activities during any given period.

            The Bank monitors its liquidity position on a daily basis. Excess short-term liquidity is invested in overnight federal funds sales and various money market investments. In the event that the Bank should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of the Bank's $547.2 million borrowing limit at the FHLBNY. At June 30, 1999, the Bank had $257.5 million in short- and medium-term advances outstanding at the FHLBNY.

            The Bank is subject to minimum regulatory requirements imposed by the OTS, which requirements are, as a general matter, based on the amount and composition of an institution's assets. At June 30, 1999, the Bank was in compliance with all applicable regulatory capital requirements. Tangible capital totaled $123.8 million, or 5.83% of total tangible assets, compared to a 1.50% regulatory requirement; leverage capital, at 5.83% of adjusted assets, exceeded the required 3.0% regulatory minimum, and total risk-based capital, at 11.45% of risk weighted assets, exceeded the 8.0% regulatory minimum. In addition, at June 30, 1999, the Bank was considered "well-capitalized" for all regulatory purposes.

Discussion of Market Risk

            As a financial institution, the Company's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Bank's assets and liabilities, and the market value of all interest-earning assets, other than those which possess a short term to maturity. During the years ended June 30, 1999 and 1998, the Company operated under a "flat yield curve" interest rate environment, which features little discrepancy in rates offered on short-term and long-term investments. Under a flat yield curve environment, financial institutions often experience both increased interest rate competition related to loan originations, and above-average prepayment activities related to mortgage-backed investments, both of which adversely impact long-term profitability. The flat yield curve environment experienced during the 1998 and 1999 fiscal years was a primary factor in the reduction of the Company's interest rate spread compared to the fiscal year ended June 30, 1997.

            Since a substantial majority of the Company's interest-earning assets and interest-bearing liabilities are located at the Bank, virtually all of the Company's interest rate risk exposure lies at the Bank level. As a result, all significant interest rate risk management procedures are performed at the Bank level. Based upon the Bank's nature of operations, the Bank is not subject to foreign currency exchange or commodity price risk. The Bank's real estate loan portfolio, concentrated primarily within New York City, is subject to risks associated with the local economy. See "Asset Quality." The Company does not own any trading assets. The Company did not engage in any hedging transactions utilizing derivative instruments (such as interest rate swaps and caps) during the fiscal year ended June 30, 1999, and did not have any such hedging transactions in place at June 30, 1999. In the future, the Company may, with Board approval, engage in hedging transactions utilizing derivative instruments.

            The Bank's interest rate management strategy is designed to stabilize net interest income and preserve capital over a broad range of interest rate movements and has three primary components:

Assets. The Bank's largest single asset type is the multi-family real estate loan. Multi-family loans typically carry a shorter average term to maturity than one-to-four family residential loans, thus significantly reducing the overall level of interest rate risk. In addition, in order to manage interest rate risk, management emphasizes origination of adjustable rate multi-family loans. Approximately 75% of multi-family loans originated during the year ended June 30, 1999, were adjustable rate, with repricing typically occurring after five or seven years, compared to 60% during the previous year. In addition, management has sought to include various types of adjustable-rate single-family (including cooperative apartment) whole loans and adjustable and floating-rate investment securities in its portfolio, which generally have repricing terms of three years or less. At June 30, 1999, adjustable-rate whole loans totaled $821.3 million, or 36.5% of total assets, and adjustable-rate investment securities (CMO's, REMIC's, mortgage-backed securities issued by GSEs and other securities) totaled $149.3 million, or 6.6% of total assets. At June 30, 1998, adjustable-rate whole loans totaled $617.2 million, or 38.0% of total assets, and adjustable-rate securities totaled $125.3 million, or 7.7% of total assets.

Deposit Liabilities. The Bank, a traditional community-based savings bank, is largely dependent upon its base of competitively priced core deposits (consisting of all deposits except certificates of deposit) to provide stability on the liability side of the balance sheet. The Bank has retained many loyal customers over the years through a combination of quality service, convenience, and a stable and experienced staff. Core deposits, at June 30, 1999, were $543.8 million, or 43.6% of total deposits. The balance of certificates of deposit as of June 30, 1999 was $703.3 million, or 56.4% of total deposits, of which $551.8 million, or 78.5% of total certificates of deposits, mature within one year. Depending on market conditions, management prices its certificates of deposit in an effort to encourage the extension of the average maturities of deposit liabilities beyond one year. During the fiscal year ended June 30, 1999, the Bank experienced a decrease of $118.0 million in higher-cost certificate of deposit accounts which related to specific rate promotions offered in previous periods which the Bank elected not to match during the most recent fiscal year. Excluding this decrease, the Bank experienced a strong retention rate on maturing certificates of deposit during the fiscal year ended June 30, 1999.

Wholesale Funds. The Bank does not accept brokered deposits as a source of funds and has no plans to do so in the future. However, the Bank is a member of the FHLBNY which provides it with a borrowing line equal to $547.2 million. From time to time, the Bank will borrow from the FHLBNY for various purposes. At June 30, 1999, the Bank had outstanding advances of $257.5 million with the FHLBNY.

            The Bank actively manages interest rate risk through the use of a simulation model which measures the sensitivity of future net interest income and the net portfolio value to changes in interest rates. In addition, the Bank regularly monitors interest rate sensitivity through GAP Analysis, which measures the terms to maturity or next repricing date of interest-earning assets and interest-bearing liabilities.

GAP Analysis

            The following table sets forth the amounts of the Company's consolidated interest-earning assets and interest-bearing liabilities, outstanding at June 30, 1999, which are anticipated, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined based on the earlier of term to repricing or the term to repayment of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at June 30, 1999 on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. For purposes of presentation in the following table, the Bank utilized the Bank's historical deposit decay rate experience, which for savings accounts was 13% in the one year or less category. For NOW and Super NOW accounts and money market accounts, the Bank utilized the most recent decay rates published by the OTS, which, in the one year or less category, were 37% and 79%, respectively. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated early payoffs of adjustable- and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. The amounts attributable to mortgage-backed securities reflect principal balances expected to be redeployed and/or repriced as a result of anticipated principal repayments, and as a result of contractual rate adjustments on adjustable-rate mortgage-backed securities.

                                                    More than      More than    More than                   Non-
                         3 Months    3 Months      6 Months to     1 Year to    3 Years to    More than    interest
  At June 30, 1999       or Less     to 6 Months     1 Year        3 Years      5 Years  to   5 Years      bearing      Total
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING                                              (DOLLARS IN THOUSANDS)
ASSETS <F1>
Mortgages and
   other loans            $56,161       $56,161      $112,322       $344,314      $246,872     $567,511        $-     $1,383,341
Investment
   securities              12,881            -          5,800         47,690       103,484        8,475         -        178,330
Mortgage-backed
   securities <F2>         67,648        59,634       111,646        137,216        65,708       83,815         -        525,667
Federal funds sold         11,011            -             -              -             -            -          -         11,011
FHLB capital stock         28,281            -             -              -             -            -          -         28,281
----------------------------------------------------------------------------------------------------------------------------------
Total interest
   earning assets         175,982       115,795       229,768        529,220       416,064      659,801         -      2,126,630
LESS:
Allowance for loan
   losses                     -              -             -              -             -            -     (15,081)      (15,081)
----------------------------------------------------------------------------------------------------------------------------------
Net interest-earning
   assets                 175,982       115,795       229,768        529,220       416,064      659,801    (15,081)    2,111,549
Non-interest-earning
   assets                      -             -             -              -             -            -     136,066       136,066
----------------------------------------------------------------------------------------------------------------------------------
Total assets             $175,982      $115,795      $229,768       $529,220      $416,064     $659,801   $120,985    $2,247,615
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING
LIABILITIES:
Savings Accounts          $13,499       $13,051       $24,816        $84,086       $64,182     $206,968        $-       $406,602
NOW and Super
   NOW accounts             2,376         2,156         3,733          8,481         2,624        6,317         -         25,687
Money market
   accounts                10,463         8,397        12,147         10,448         5,480        6,044         -         52,979
Certificates of
   Deposit                221,368       137,654       192,749        125,847        25,182          451         -        703,251
Borrowed funds            215,779         4,985        25,131        259,942       127,025       98,798         -        731,660
Interest-bearing
   escrow                      -             -             -              -             -         4,385         -          4,385
----------------------------------------------------------------------------------------------------------------------------------
Total interest-
  bearing liabilities     463,485       166,243       258,576        488,804       224,493      322,963         -      1,924,564
Checking accounts              -             -             -              -             -            -      58,542        58,542
Other non-interest
   bearing
   liabilities                 -             -             -              -             -            -      52,814        52,814
Stockholders' equity           -             -             -              -             -            -     211,695       211,695
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities
   and stockholders'
   equity                $463,485      $166,243      $258,576       $488,804      $224,493     $322,963   $323,051    $2,247,615
----------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity
   gap per period       $(287,503)     $(50,448)     $(28,808)       $40,416      $191,571     $336,838         -
------------------------------------------------------------------------------------------------------------------
Cumulative interest
   sensitivity gap      $(287,503)    $(337,951)    $(366,759)     $(326,343)    $(134,772)    $202,066         -
------------------------------------------------------------------------------------------------------------------
Cumulative interest
   sensitivity gap as
   a percent of
   total assets            (12.79)%      (15.04)%      (16.32)%       (14.52)%       (6.00)%       8.99%        -
Cumulative total
   interest-
   earning assets as
   a percent of
   cumulative
   total interest
   bearing liabilities      37.97%        46.33%        58.71%         76.30%        91.59%      110.50%        -

   <F1> Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as result of anticipated pre-payments, scheduled rate adjustments, and contractual maturities.
   <F2> Based upon historical repayment experience.


            The Bank's balance sheet is primarily comprised of assets which mature or reprice within five years, with a significant portion maturing or repricing within one year. In addition, the Bank's deposit base is comprised primarily of savings accounts, and certificates of deposit with maturities of three years or less, representing 10.9% and 54.3%, respectively, of total deposits at June 30, 1999. At June 30, 1999, the Bank's interest-bearing liabilities maturing or repricing within one year totaled $888.3 million, while interest-earning assets maturing or repricing within one year totaled $521.5 million, resulting in a negative one-year interest sensitivity gap of $366.8 million, or 16.3% of total assets. The increase in the level of the negative one-year interest sensitivity gap resulted from an increase in the proportion of certificates of deposit and borrowings maturing within one year or less, as a result of continued growth in shorter-term Repo borrowings and deposit pricing strategies. In comparison, at June 30, 1998, the Bank had a negative one-year interest sensitivity gap of $201.2 million, or 12.4% of total assets. The Bank's estimate of repricing liabilities for selected deposit types which do not carry contractual maturities, such as savings accounts, is based upon the Bank's historical deposit decay rate experience.

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

            Under interest rate scenarios other than that which existed on June 30, 1999, the gap ratio for the Bank's assets and liabilities could differ substantially based upon different assumptions about how core deposit decay rates and loan prepayments would change. For example, the Bank's interest rate risk management model assumes that in a rising rate scenario, by paying competitive rates on non-core deposits, a large share of core deposits will transfer to certificates of deposit and be retained, although at higher cost to the Bank. Also, loan and mortgage-backed security prepayment rates would be expected to slow, as borrowers postpone property sales or loan refinancings until rates again decline.

Interest Rate Risk Exposure Compliance

            Increases in the level of interest rates also may adversely affect the fair value of the Company's securities and other earning assets. Generally, the fair value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of the Company's interest-earning assets, which could adversely affect the Company's results of operations if sold, or, in the case of interest-earning assets classified as available for sale, the Company's stockholders' equity, if retained. Under Generally Accepted Accounting Principles ("GAAP"), changes in the unrealized gains and losses, net of taxes, on securities classified as available for sale will be reflected in the Company's stockholders' equity. As of June 30, 1999, the Company's securities portfolio included $649.5 million in securities classified as available for sale. Accordingly, due to the magnitude of the Company's holdings of securities available for sale, changes in interest rates could produce significant changes in the value of such securities and could produce significant fluctuations in the stockholders' equity of the Company. The Company does not own any trading assets.

            On a quarterly basis, an interest rate risk exposure compliance report is prepared and presented to the Company's Board of Directors. This report, prepared in accordance with Thrift Bulletin #13a issued by the OTS, presents an analysis of the net portfolio value resulting from an increase or decrease in the level of interest rates. The calculated estimates of net portfolio value are compared to current limits established by management and approved by the Board of Directors. The following is a summary of the Company's interest rate exposure report as of June 30, 1999:

                                           PROJECTED NET
                                          PORTFOLIO VALUE
-----------------------------------------------------------------------
                                                    CALCULATED AS OF
CHANGE IN INTEREST RATE               LIMIT            JUNE 30, 1999
-----------------------------------------------------------------------
-300 Basis Points                       7.00%                 10.12%
-200 Basis Points                       6.50                   9.77
-100 Basis Points                       6.00                   9.45
Flat Rate                               5.50                   9.05
+100 Basis Points                       5.00                   8.13
+200 Basis Points                       4.50                   6.90
+300 Basis Points                       4.00                   5.43

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

Asset Quality

            The Company's real estate loan servicing policies and procedures require that the Company initiate contact with a delinquent borrower as soon as possible after the payment is late ten days. Generally, the policy calls for a late notice to be sent ten days after the due date of the payment. If payment has not been received within 30 days of the due date, a letter is sent to the borrower. Thereafter, periodic letters and phone calls are placed to the borrower until payment is received. In addition, Company policy calls for the cessation of interest accruals on loans delinquent 90 days or more. When contact is made with the borrower at any time prior to foreclosure, the Company will attempt to obtain the full payment due, or work out a repayment schedule with the borrower to avoid foreclosure. Generally, foreclosure proceedings are initiated by the Company when a loan is 90 days past due. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan is generally either sold at foreclosure or sold subsequently by the Company as soon thereafter as practicable.

            Management reviews delinquent loans on a periodic basis and reports monthly to the Board of Directors regarding the status of all delinquent and non-accrual loans in the Company's portfolio. The Company retains outside counsel experienced in foreclosure and bankruptcy procedures to institute foreclosure and other actions on the Company's delinquent loans. It is the policy of the Company to initiate foreclosure proceedings after a loan becomes 90 days past due. As soon as practicable after initiating foreclosure proceedings on a loan, the Company prepares an estimate of the fair value of the underlying collateral. It is the Company's general policy to dispose of properties acquired through foreclosure or deeds in lieu thereof as quickly and as prudently as possible in consideration of market conditions, the physical condition of the property, and any other mitigating conditions.

            Non-performing loans totaled $3.0 million at June 30, 1999, as compared to $884,000 at June 30, 1998. Of the $3.0 million non-performing loans at June 30, 1999, $1.8 million were acquired from FIBC consisting of 13 one-to-four family residential loans. Otherwise, non-performing loans increased approximately $300,000 due primarily to the addition of one multi-family and underlying cooperative loan with an aggregate principal amount of $657,000 during the fiscal year ended June 30, 1999, and for which the Company recorded a charge-off of $92,000 during the fiscal year ended June 30, 1999. The Company had 23 loans totaling $819,000 delinquent 60-89 days at June 30, 1999, as compared to 35 such delinquent loans totaling $328,000 at June 30, 1998. The Company has experienced a shift in the composition of its 60-89 delinquencies from its conventional mortgage portfolio, which loans typically carry larger average balances, to smaller balance FHA/VA insured and consumer loans. Under GAAP, the Company is required to account for certain loan modifications or restructurings as "troubled-debt restructurings.'' In general, the modification or restructuring of a debt constitutes a troubled-debt restructuring if the Company, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that the Company would not otherwise consider. The Company had two loans classified as troubled-debt restructurings at June 30, 1999, totaling $1.3 million, both of which are on accrual status as they have been performing in accordance with the restructuring terms for over one year. The current regulations of the Office of Thrift Supervision require that troubled-debt restructurings remain classified as such until either the loan is repaid or returns to its original terms. The Company did not have any new troubled-debt restructurings during the fiscal year ended June 30, 1999. Troubled-debt restructurings totaled $4.0 million at June 30, 1998, consisting of three loans. One troubled-debt restructuring totaling $2.8 million was paid-in-full during the fiscal year ended June 30, 1999.

            Pursuant to Company guidelines for determining and measuring impairment in loans within the meaning of SFAS 114, in the event the carrying balance of the loan, including all accrued interest, exceeds the estimate of fair value, the loan is considered to be impaired and a reserve is established. Generally, the Company considers non-performing loans to be impaired loans. The recorded investment in loans deemed impaired was approximately $1.6 million as of June 30, 1999, consisting of six loans, compared to $3.1 million at June 30, 1998, consisting of three loans, and the average balance of impaired loans was $2.3 million for the year ended June 30, 1999 compared to $3.8 million for the year ended June 30, 1998. At June 30, 1999, reserves have been provided for all impaired loans within reserves totaling $62,000 allocated within the allowance for loan losses. At June 30, 1999, $1.4 million of one-to-four family, cooperative apartment and consumer loans on nonaccrual status are not deemed impaired. All of these loans have outstanding balances less than $227,000, and are considered a homogeneous loan pool which are not required to be evaluated for impairment. See "Notes to Consolidated Financial Statements" for a further discussion of impaired loans.

            The balance of other real estate owned ("OREO")was $866,000, consisting of 13 properties, at June 30, 1999 compared to $825,000 million, consisting of 14 properties, at June 30, 1998. During the year ended June 30, 1999, total additions to OREO were $644,000, of which $302,000 were acquired from FIBC. Offsetting this addition, were OREO sales and charge-offs of $618,000 during the year ended June 30, 1999, of which $204,000 were related to OREO acquired from FIBC. All charge-offs were recorded against the allowance for losses on real estate owned, which was $149,000 as of June 30, 1999.

            The following table sets forth information regarding the Company's non-performing loans, non-performing assets, impaired loans and troubled-debt restructurings at the dates indicated.

At  June 30,                                  1999              1998              1997              1996              1995
----------------------------------------------------------------------------------------------------------------------------
                                                                (Dollars In Thousands)
Non-performing loans:
   One-to-four family                         $1,577              $471            $1,123            $1,149              $572
   Multi-family and underlying
       cooperative                             1,248               236             1,613             4,734             3,978
   Cooperative apartment                         133               133               415               668               523
   Other loans                                    43                44                39                -                 -
----------------------------------------------------------------------------------------------------------------------------
Total non-performing loans                     3,001               884             3,190             6,551             5,073
Total Other Real Estate Owned                    866               825             1,697             1,946             4,466
----------------------------------------------------------------------------------------------------------------------------
Total non-performing assets                   $3,867            $1,709            $4,887            $8,497            $9,539
============================================================================================================================
Troubled-debt restructurings                  $1,290            $3,971            $4,671            $4,671            $7,651

Total non-performing assets and troubled-
       debt restructurings                    $5,157            $5,680            $9,558           $13,168           $17,190
============================================================================================================================
Impaired loans <F1>                           $1,563            $3,136            $4,294            $7,419               N/A
Total non-performing loans to total loans       0.22%             0.09%             0.43%             1.12%             1.18%
Total non-performing loans and troubled-
       debt restructurings to total loans       0.31              0.51              1.05              1.92              2.96
Total non-performing assets to total
       assets                                   0.17              0.11              0.37              0.62              1.44
Total non-performing assets and troubled-
       debt restructurings to total assets      0.23              0.35              0.73              0.96              2.59

<F1> The Bank adopted SFAS 114 effective July 1, 1995.  Impaired loans were not measured prior to this date.

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

            The following table sets forth certain information relating to the Company's consolidated statements of operations for the years ended June 30, 1999, 1998 and 1997, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

For the years ended June 30,          1999                                   1998                                   1997
----------------------------------------------------------------------------------------------------------------------------------
                                                   AVERAGE                              Average                            Average
                        AVERAGE                     YIELD/     Average                  Yield/      Average                 Yield/
                        BALANCE       INTEREST      COST       Balance      Interest    Cost        Balance     Interest    Cost
----------------------------------------------------------------------------------------------------------------------------------
                                                    (Dollars In Thousands)
ASSETS:
Interest-earning
  assets
Real estate loans     $1,158,549       $91,569        7.90%    $837,755      $69,824       8.33%    $642,913    $54,965      8.55%
  <F1>
Other loans                6,433           558        8.67        5,393          487       9.03        5,444        460      8.45
Investment
  securities             176,205        10,654        6.05      164,265       10,798       6.57      215,809     13,654      6.33
  <F2>
Mortgage-backed
  securities             478,166        29,683        6.21      349,910       23,463       6.71      261,275     17,704      6.78
Federal funds sold        31,353         1,448        4.62       35,540        1,892       5.32       40,349      2,247      5.57
----------------------------------------------------------------------------------------------------------------------------------
Total interest-
  earning assets       1,850,706      $133,912        7.24%   1,392,863     $106,464       7.64%   1,165,790    $89,030      7.64%
----------------------------------------------------------------------------------------------------------------------------------
Non-interest earning
  assets                  95,172                                 66,008                               64,148
----------------------------------------------------------------------------------------------------------------------------------
Total assets          $1,945,878                             $1,458,871                           $1,229,938
==================================================================================================================================
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest bearing
  liabilities:
NOW, Super NOW
  and Money market
  accounts               $62,463        $1,542        2.47%     $48,556       $1,131       2.33%     $55,327     $1,404      2.54%
Savings accounts         366,947         7,712        2.10      338,062        7,628       2.26      349,821      8,192      2.34
Certificates of
  deposit                648,776        35,061        5.40      594,098       34,174       5.75      515,542     28,869      5.60
Mortgagors' escrow         5,103           102        2.00        4,700           94       2.00        3,792         79      2.08
Borrowed funds           583,490        32,802        5.62      232,385       13,908       5.98       52,495      3,020      5.75
----------------------------------------------------------------------------------------------------------------------------------
Total interest-
  bearing
  liabilities          1,666,779       $77,219        4.63%   1,217,801      $56,935       4.68%     976,977    $41,564      4.26%
----------------------------------------------------------------------------------------------------------------------------------
Checking accounts         51,496                                 31,457                               27,653
Other non-interest-
  bearing liabilities     35,603                                 24,097                               18,131
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities      1,753,878                              1,273,355                            1,022,761
Stockholders' equity     192,000                                185,516                              207,177
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities
  and stockholders'
  equity              $1,945,878                             $1,458,871                           $1,229,938
==================================================================================================================================
Net interest income/
  interest rate
  spread <F3>                          $56,693        2.61                   $49,529       2.97%                $47,466      3.38%
==================================================================================================================================
Net interest-earning
  assets/net interest
  margin <F4>           $183,927                      3.06     $175,062                    3.56%   $188,813                  4.07%
==================================================================================================================================
Ratio of interest-
  earning assets to
  interest-bearing
        liabilities                                 111.03%                              114.38%                           119.33%
==================================================================================================================================

<F1> In computing the average balance of loans, non-accrual loans have been included. Interest income includes loan servicing fees as defined under SFAS 91.
<F2> Includes interest bearing deposits in other banks and FHLB stock.
<F3> Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
<F4> Net interest margin represents net interest income as a percentage of average interest-earning assets.

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

                                  YEAR ENDED                           Year Ended                         Year Ended
                                JUNE 30, 1999                         June 30, 1998                      June 30, 1997
                                  COMPARED TO                          Compared to                        Compared to
                                  YEAR ENDED                           Year Ended                         Year Ended
                                 JUNE 30, 1998                        June 30, 1997                     June 30, 1996
                              INCREASE/(DECREASE)                  Increase/(Decrease)                Increase/(Decrease)
                                    DUE TO                                Due to                           Due to
                       VOLUME       RATE        NET           Volume       Rate        Net       Volume       Rate        Net
----------------------------------------------------------------------------------------------------------------------------------
                                                       (Dollars in Thousands)
INTEREST-EARNING
ASSETS:
Real estate loans     $26,042     $(4,297)     $21,745       $16,466     $(1,607)     $14,859       $18,182     $(2,531)   $15,651
Other loans                92         (21)          71            (5)         32           27           177         (57)       120
Investment
  securities              748        (892)        (144)       (3,318)        462       (2,856)        6,339       1,577      7,916
Mortgage-backed
  securities            8,285      (2,065)       6,220         5,974        (215)       5,759        11,571         206     11,777
Federal funds sold       (209)       (235)        (444)         (261)        (94)        (355)          905          42        947
----------------------------------------------------------------------------------------------------------------------------------
Total                 $34,958     $(7,510)     $27,448       $18,856     $(1,422)     $17,434       $37,174       $(763)   $36,411
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING
LIABILITIES
NOW, Super NOW
  and Money
  market                $ 333          78          411         $(164)      $(109)       $(273)         $565        $205       $770
accounts
Savings accounts          639        (555)          84          (280)       (284)        (564)        2,834        (431)     2,403
Certificates of
  deposit               3,056      (2,169)         887         4,465         840        5,305        12,893         (37)    12,856
Mortgagors' escrow          8          -             8            19          (4)          15             9          (2)         7
Borrowed funds         20,372      (1,478)      18,894        10,558         330       10,888         1,975          37      2,012
----------------------------------------------------------------------------------------------------------------------------------
Total                  24,408      (4,124)      20,284        14,598         773       15,371        18,276        (228)    18,048
----------------------------------------------------------------------------------------------------------------------------------
Net change in
  net interest
  income              $10,550     $(3,386)      $7,164        $4,258     $(2,195)      $2,063       $18,898       $(535)   $18,363
----------------------------------------------------------------------------------------------------------------------------------

Comparison of Financial Condition at June 30, 1999 and June 30, 1998

Assets. The Company's assets totaled $2.25 billion at June 30, 1999, an increase of $623.7 million from total assets of $1.62 billion at June 30, 1998. The growth in assets was experienced primarily in real estate loans and mortgage-backed securities available for sale, which increased $431.6 million and $139.0 million, respectively.

            The increase in real estate loans resulted primarily from originations of $471.5 million during the fiscal year ended June 30, 1999, of which $452.6 million were multi-family and underlying cooperative and non-residential loans. The increased loan originations resulted from both an active local real estate market and a continuation of local competition for interest rates on new loan originations throughout the year. The increase in real estate loans also resulted from the acquisition of $192.3 million of such loans from FIBC. The increase in mortgage-backed securities available for sale resulted from purchases of $263.6 million during the year ended June 30, 1999, primarily attributable to the capital leverage program, and $37.8 million of mortgage-backed securities acquired from FIBC. See "Management Strategy." These purchases were partially offset by principal repayments of $155.6 million on these securities. Investment securities available for sale and goodwill increased $58.5 million and $40.8 million due primarily to the acquisition of $43.5 million in such securities and the addition of $44.2 million in goodwill from the FIBCacquisition which is being amortized over a 20-year period. Offsetting these increases, investment securities and mortgage-backed securities held-to-maturity declined $46.4 million and $23.9 million, respectively, as proceeds from sales, calls, maturities and principal repayments on these securities were utilized to fund loan originations and purchases of mortgage-backed securities available for sale.

Liabilities. Liabilities increased $598.3 million during the fiscal year ended June 30, 1999. The largest components of this increase were deposits, FHLBNY advances and securities sold under agreement to repurchase, which increased $208.7 million, $146.5 million, and $225.1 million, respectively. The acquisition of FIBC resulted in the addition of $230.7 million in deposits and $42.0 in securities sold under agreements to repurchase. The growth in FHLBNY advances of $146.5 million during the fiscal year ended June 30, 1999, was utilized to fund both loan originations and a significant portion of the cash consideration related to the FIBC acquisition. The increase in securities sold under agreement to repurchase of $183.0 million, exclusive of the FIBC acquisition, was utilized primarily to fund purchases of mortgage-backed securities available for sale. Deposits, excluding the effects of the FIBC acquisition, decreased $21.9 million during the fiscal year ended June 30, 1999, due primarily to the cessation of a deposit rate promotion that the Company maintained from July 1997 to June 1998.

Stockholders' Equity. Stockholders' equity increased $25.3 million during the fiscal year ended June 30, 1999. This increase resulted primarily from the addition of $34.7 million in equity resulting from the FIBC acquisition and net income of $19.9 million. Offsetting these increases, were repurchases of common stock into treasury of $21.2 million and cash dividends paid of $5.9 million, and a decline of $6.1 million in accumulated other comprehensive income related to the net unrealized gain or loss on securities available-for-sale.

Comparison of Financial Condition at June 30, 1998 and June 30, 1997

Assets. The Company's assets totaled $1.62 billion at June 30, 1998, an increase of $308.9 million from total assets of $1.32 billion at June 30, 1997. The growth in assets was experienced primarily in real estate loans and mortgage-backed securities available for sale, which increased $199.9 million and $133.7 million, respectively.

            The increase in real estate loans resulted primarily from originations of $321.2 million during the fiscal year ended June 30, 1998, of which $308.4 million were multi-family and underlying cooperative and non-residential loans. The increased loan originations resulted from both an active local real estate market and a decline throughout the year of medium- and long-term market interest rates throughout the year. The increase in mortgage-backed securities available for sale resulted from purchases of $290.6 million during the year ended June 30, 1998, primarily attributable to the capital leverage program. See "Management Strategy." These purchases were partially offset by sales and calls of $92.8 million and principal repayments of $64.5 million on these securities. Mortgage-backed securities held-to-maturity declined $31.7 million, as proceeds from sales and principal repayments on these securities were utilized to fund loan originations and purchases of mortgage-backed securities available for sale.

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

            As of June 30, 1998, assets were increased by $18.0 million due to unsettled sales of mortgage-backed securities, and liabilities were increased by $12.1 million, respectively, due to unsettled purchases of investment and mortgage-backed securities.

Stockholders' Equity. Stockholders' equity declined $4.6 million to $186.3 million at June 30, 1998, from $190.9 million at June 30, 1997. During the fiscal year ended June 30, 1998, the Company purchased 919,837 shares of its common stock into treasury at an aggregate cost of $20.8 million. Offsetting the share repurchases was retained net income of $13.1 million, amortization of the Company's ESOP and Recognition and Retention Plan ("RRP") of $5.4 million, and an increase of $732,000 of the unrealized gain on investment and mortgage-backed securities available for sale. Also contributing to the decline on stockholders' equity during the year ended June 30, 1998 were cash dividends declared and paid totaling $2.6 million.

Comparison of the Operating Results for the Fiscal Year Ended June 30, 1999
    and 1998

General. Net income for the fiscal year ended June 30, 1999, totaled $19.9 million compared to $13.1 million for the fiscal year ended June 30, 1998. The increase in net income resulted primarily from an increase of $7.2 million in net interest income, a decline of $1.4 million in the provision for loan losses, and an increase of $909,000 in non-interest income.

Net Interest Income. Net interest income for the fiscal year ended June 30, 1999 increased $7.2 million to $56.7 million from $49.5 million during the fiscal year ended June 30, 1998. The increase was attributable primarily to an increase of $457.8 million in average interest-earning assets, offset by a decline in the net interest rate spread of 36 basis points. The net interest margin declined 50 basis points from 3.56% for the fiscal year ended June 30, 1998 to 3.06% for the fiscal year ended June 30, 1999.

            The narrowing interest rate spread and margin reflect, in part, the Company's exposure to interest rate risk resulting from certain changes in the shape of the yield curve (particularly a flattening or inverting of the yield curve) and to differing indices upon which the yield on the Company's interest-earning assets and the cost of its interest-bearing liabilities are based. For example, over the past two years the market has experienced a more significant reduction in interest rates on long-term instruments as compared to the reduction in interest rates on short-term instruments resulting in rates on long-term instruments approximating (and in some cases, going below) the rates on short-term instruments. More importantly, the spreads earned on the rate differential between assets and the liabilities funding such assets have narrowed more with respect to long-term assets as compared to short-term assets. Since a larger percentage of the Company's assets are longer term, the Company has experienced a continuous narrowing of spreads as well as a negative impact on net interest income that has been more than offset by the Company's growth in interest-earning assets. The narrowing of the spread and margin also reflects the continued activities of the capital leverage program, as the interest rate spread between assets and underlying liabilities under the capital leverage program are significantly less than the interest rate spread between the Company's other interest-earning assets and interest-bearing liabilities.

Interest Income. Interest income for the fiscal year ended June 30, 1999, was $133.9 million, an increase of $27.4 million from $106.5 million during the fiscal year ended June 30, 1998. The increase in interest income was attributable to increased interest income on real estate loans and mortgage-backed securities of $21.7 million and $6.2 million, respectively. The increase in interest income on real estate loans was attributable primarily to an increase of $320.8 million in the average balance of real estate loans, resulting from both $471.5 million of real estate loans originated during the fiscal year ended June 30, 1999, and $192.3 million of real estate loans acquired from FIBC on January 21, 1999. The increase in interest income on mortgage-backed securities was also attributable primarily to an increase in the average balance of $313.9 million, resulting from mortgage-backed securities purchased in accordance with the Company's capital leverage program during the fiscal year ended June 30, 1999, and $37.8 million added in the FIBC Acquisition. Overall, the yield on interest-earning assets decreased 40 basis points from 7.64% during the fiscal year ended June 30, 1998 to 7.24% during the fiscal year ended June 30, 1999. The decline was attributable primarily to a decrease of 43 basis points in the average yield on real estate loans resulting primarily from continued competition in the real estate lending market and the continued flat yield curve environment. The decline also reflects declines in the average yield on mortgage-backed securities and investment securities of 50 basis points and 52 basis points, respectively, due to declines in overall interest rates during the fiscal year ended June 30, 1999.

Interest Expense. Interest expense increased $20.3 million, to $77.2 million during the fiscal year ended June 30, 1999, from $56.9 million during the fiscal year ended June 30, 1998. This increase resulted primarily from increased interest expense of $18.9 million on borrowed funds, which resulted from an increase in the average balance of $351.1 million during the fiscal year ended June 30, 1999 compared to the fiscal year ended June 30, 1998. The increase in the average balance of borrowed funds resulted primarily from $183.0 million of borrowed funds added during the fiscal year ended June 30, 1999 under the capital leverage program. The increase in the average balance of borrowed funds also reflects the Company's use of FHLBNY advances, which generally are medium-term interest-bearing liabilities, to fund the Company's loan originations. In addition, the average cost of interest-bearing liabilities decreased five basis points to 4.63% during the fiscal year ended June 30, 1999, from 4.68% during the fiscal year ended June 30, 1998, reflecting the decline in the average cost of certificates of deposit and borrowed funds of 35 basis points and 36 basis points, respectively. The decline in the average cost of borrowed funds resulted from reductions in overall interest rates, while the reduction in the average cost of certificates of deposit resulted from both lower overall interest rates and the cessation of deposit rate promotions that the Company maintained from July 1997 to June 1998. While the decline in the average cost of certificates of deposits and borrowed funds helped reduce the average cost of interest-bearing liabilities during the fiscal year ended June 30, 1999, their respective average balances increases of $54.7 million and $351.1 million contributed to the increase in the average cost of interest-bearing liabilities.

Provision for Loan Losses. The provision for loan losses decreased $1.4 million to $240,000 for the fiscal year ended June 30, 1999, from $1.6 million for the fiscal year ended June 30, 1998. The allowance for loan losses has increased $3.0 million from June 30, 1998 to June 30, 1999, due primarily to the addition of $3.0 million in loan loss reserves from FIBC which the Company determined was adequate to cover potential losses on the loans acquired from FIBC. The reduction in the Company's loan loss provision from the prior fiscal year resulted from continued stability of non-performing loan and charge-offs which totaled $201,000 during the fiscal year ended June 30, 1999, compared to $286,000 during the fiscal year ended June 30, 1998. See "Asset Quality."

Non-Interest Income. Non-interest income increased $909,000 to $7.9 million during the fiscal year ended June 30, 1999, from $7.0 million during the fiscal year ended June 30, 1998. Service charges and fees increased $471,000 due primarily to increased service fees and charges on deposits of $619,000, resulting primarily from adjustments in the Company's deposit fee and service charges. Other income increased $2.5 million due primarily to increased loan prepayment penalties of $1.6 million, which resulted from increased interest rate competition on new loans, and increased income on FHLBNY capital stock of $815,000, due to an increase in the balance of FHLBNY capital stock from $10.8 million at June 30, 1998 to $28.3 million at June 30, 1999. The increase in the average balance of FHLBNY capital stock resulted from the Company's desire to increase its overall borrowing level with the FHLBNY during this period. See "Liquidity and Capital Resources." Offsetting these increases was a reduction in the gains on sales and redemptions of securities and other assets of $2.1 million, due primarily to a non-recurring gain of $2.0 million from the sale of a branch premise in Roslyn, New York during the fiscal year ended June 30, 1998.

Non-Interest Expense. Non-interest expense increased $556,000, from $29.9 million during the fiscal year ended June 30, 1998, to $30.5 million during the fiscal year ended June 30, 1999. During the fiscal year ended June 30, 1998, the Company recorded one-time charges of $1.6 million of benefit costs and $598,000 of RRP costs associated with an early retirement option offered by the Company and accepted by eligible employees. Excluding this charge to expense, non-interest expense increased $2.8 million during the fiscal year ended June 30, 1999. Salaries and employee benefit expense increased $1.2 due to staffing and salary increases during the past 12 months and additional salary expense resulting from the FIBC acquisition. Compensation expense related to the Company's ESOP and RRP decreased by approximately $263,000 due to the reduction in the Company's average stock price.

            Occupancy and equipment expense declined $28,000 due primarily to refunds of $190,000 related to real estate taxes on branch properties, which were recorded as a reduction of occupancy and equipment expense during the fiscal year ended June 30, 1999, and cost savings associated with the sale of the Company's Roslyn office in May 1998. These cost savings were partially offset by increased expenses associated with the five branch offices obtained in the FIBC acquisition. Data processing costs increased $147,000 during the fiscal year ended June 30, 1999, compared to the fiscal year ended June 30, 1998, due primarily to increased loan activity resulting from the FIBC acquisition and Year 2000 compliance costs. See "The Year 2000 Problem."

            The provision for losses on other real estate owned declined $98,000 due to the low level of real estate owned during the fiscal year ended June 30, 1999.

            Goodwill expense increased $977,000 due to the increased goodwill of $44.2 million associated with the FIBC acquisition.

            Other expenses increased $748,000 due primarily to increased expenses associated with former operations of FIBC and an increase of $301,000 in core deposit premium amortization.

Income Tax Expense. Income tax expense totaled $14.0 million for the fiscal year ended June 30, 1999, compared to $11.9 million for the fiscal year ended June 30, 1998, an increase of $2.1 million. During the fiscal year ended June 30, 1999, the Company recorded income tax expense benefits totaling $670,000 related to recoveries of previously recorded deferred taxes and adjustments from the filing of its June 1998 tax returns. Excluding these income tax benefits, the Company's income tax expense would have increased $2.8 million, reflecting an increase of $8.9 million in pretax income, offset by a reduction in the effective tax rate from 47.5% during the fiscal year ended June 30, 1998, to 43.3% during the fiscal year ended June 30, 1999.

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

Net Interest Income. Net interest income totaled $49.5 million during the year ended June 30, 1998 compared to $47.5 million in the previous year. This increase was attributable primarily to an increase of $227.1 million in average balance of interest-earning assets, offset by a decline in the net interest rate spread of 41 basis points, reflecting the flat yield curve interest rate environment experienced during the 1998 fiscal year. See "Discussion of Market Risk." The net interest margin declined 51 basis points from 4.07% for the year ended June 30, 1997 to 3.56% for the year ended June 30, 1998.

Interest Income. Interest income for the year ended June 30, 1998 was $106.5 million, an increase of $17.5 million from $89.0 million during the year ended June 30, 1997. The largest components contributing to this increase were interest income on real estate loans and mortgage-backed securities, which increased by $14.9 million and $5.8 million, respectively. The increase in interest income on real estate loans was attributable primarily to an increase of $194.8 million in the average balance of real estate loans, resulting from new loan originations of $321.2 million during the fiscal year ended June 30, 1998. The increases in interest income on mortgage-backed securities was also attributable primarily to increases in average balances of $88.6 million, resulting from $169.1 million in net purchases of mortgage-backed securities as part of the Bank's capital leverage program. Partially offsetting these increases to interest income was a decrease in interest income on investment securities of $2.9 million, primarily resulting from a decline in average balance of investment securities of $51.5 million. The decline in the average balance resulted from the Bank utilizing funds from matured investment securities to fund loan originations. Overall, the yield on interest-earning assets remained constant at 7.64%, as the impact from the movement of funds from investment securities to higher-yielding real estate loans, was offset by a decline in average yield on real estate loans of 22 basis points due to the decline in medium- and long-term interest rates and increased interest rate competition throughout the 1998 fiscal year. See "Discussion of Market Risk." In addition, the yield on mortgage-backed securities declined seven basis points due to both prepayments on higher-yielding securities and the overall decline in interest rate environment experienced during the year.

Interest Expense. Interest expense increased $15.3 million, to $56.9 million during the fiscal year ended June 30, 1998, from $41.6 million during the fiscal year ended June 30, 1997. This increase resulted primarily from increases of $5.3 million and $10.9 million in interest expense on certificate of deposit accounts and borrowed funds, respectively, which resulted primarily from increased average balances of $78.6 million and $179.9 million, respectively, during the fiscal year ended June 30, 1998, compared to the fiscal year ended June 30, 1997. The increase in the average balance on certificates of deposit resulted primarily from increased deposit flows due to competitive rates offered on selected certificate accounts for the past 12 months. The increase in average balance of borrowed funds resulted primarily from approximately $180.3 million of borrowed funds added for the period July 1, 1997 to June 30, 1998, under the capital leverage program. In addition to the growth in average balances, the average cost of interest-bearing liabilities increased 42 basis points to 4.68% for the fiscal year ended June 30, 1998, from 4.26% in the previous year. The increase in average cost resulted from an increase of $78.6 million in the average balance of certificate of deposit accounts, which generally have a higher average cost than other deposits, the increase of 15 basis points in average cost on certificate of deposit accounts resulting from a rate promotion instituted for the past 12 months, and an increase of 42 basis points in the average cost on borrowed funds, resulting from an increase in the average balance of higher-rate, longer-term borrowings undertaken during the recent fiscal year in order to fund loan originations and the capital leverage program.

Provision for Loan Losses. The provision for loan losses decreased $2.6 million to $1.6 million for the fiscal year ended June 30, 1998, from $4.2 million for the fiscal year ended June 30, 1997. The Allowance for Loan Losses increased by $1.3 million during the fiscal year ended June 30, 1998, as the loan loss provision of $1.6 million was partially offset by net charge-offs of $286,000. While the allowance for loan losses increased, non-performing loans declined from $3.2 million at June 30, 1997, to $884,000 at June 30, 1998. The Allowance for Loan Losses as a percentage of non-performing loans and total loans was 1,365.95% and 1.27%, respectively, at June 30, 1998, compared to 336.24% and 1.43%, respectively, at June 30, 1997. The reduction in the provision reflects the significant decline experienced in non-performing loans during the past year. However, in management's judgment, it was prudent to continue the loan loss provision, and thereby increase the loan loss allowance, based upon the Bank's growing volume of multi-family loan originations, the composition of its loan portfolio and the Bank's historical charge-off experience. See "Asset Quality."

Non-Interest Income. Non-interest income increased $2.9 million to $7.0 million during the fiscal year ended June 30, 1998 compared to $4.1 million during the fiscal year ended June 30, 1997. This increase was attributable primarily to a gain of $1.9 million from the sale of the Bank's Roslyn branch premise in May 1998. In addition, service charges and other fees increased $418,000 due to various increases in loan and deposit fees, and other income increased $459,000 due primarily to increased income on FHLBNY capital stock and a reimbursement of $182,000 of legal expenses previously provided, which was recorded in other income.

Non-Interest Expense. Non-interest expense increased $2.4 million to $29.9 million during the fiscal year ended June 30, 1998 from $27.5 million during the fiscal year ended June 30, 1997. This increase resulted primarily from increases of $3.0 million and $2.3 million in salary and employee benefits and ESOP and RRP compensation expense, respectively, offset by declines of $2.1 million, $336,000 and $484,000, respectively, in federal deposit insurance premiums, provision for losses on other real estate owned, and other expenses. The increase in salaries and employee benefits was attributable primarily to a one-time charge of $1.6 million related to benefit costs, other than RRP related costs, associated with an early retirement program offered during the fiscal year ended June 30, 1998. The remainder of the increase resulted from general salary and staff increases. The increase in ESOP and RRP compensation expense was attributable primarily to several factors. First, the RRP expense increased $1.5 million as a full 12 months of expense was recorded during the fiscal year ended June 30, 1998, compared to five months of expense recorded during the fiscal year ended June 30, 1997. The RRP was approved in December 1996, and expense recognition began in February 1997. In addition, a one-time charge of $598,000 was recorded during the fiscal year ended June 30, 1998, related to vested shares of retiree's who accepted the early retirement program. Finally, the ESOP compensation expense increased $787,000 due to the 50% appreciation in the average price of the Company's common stock during the fiscal year ended June 30, 1998, as the periodic ESOP compensation expense, under GAAP, is recorded based upon the average market value of the Company's common stock.

            The increase in data processing costs resulted from both increased loan and deposit system utilization charges and expenses recorded related to the Year 2000 computer compliance. See "The Year 2000 Problem." The decline in federal deposit insurance expense resulted primarily from the non-recurring SAIF special assessment of $2.1 million which was recorded during the fiscal year ended June 30, 1997. The reduction in provision for losses on other real estate owned resulted primarily from a decline of 49% in average balance of other real estate owned during the most recent fiscal year. The reduction in other expenses was attributable primarily to reduced legal expenses due to the settlement of a lawsuit during the past fiscal year, which had caused an increase in legal expenses in prior years. The settlement of such lawsuit resulted in a reimbursement of certain of such expenses. The Company anticipates that its sale of the Roslyn branch premise will result in cost efficiencies for future periods related to occupancy and equipment and other operating expenses.

Income Tax Expense. Income tax expense totaled $11.9 million for the fiscal year ended June 30, 1998, compared to $7.6 million for the fiscal year ended June 30, 1997. Income tax expense was reduced by $2.9 million during the fiscal year ended June 30, 1997, due to New York State and New York City recoveries of $1.9 million and $1.0 million, respectively, related to the Bank's deferred tax liability. Income tax expense, exclusive of these recoveries, totaled $10.5 million during the fiscal year ended June 30, 1997. The increase of $1.4 million in income taxes, excluding the non-recurring recoveries, was primarily attributable to an increase of $5.1 million in pretax income, offset by a reduction in the effective tax rate. During the year ended June 30, 1998, the Company's effective tax rate was 47.53% compared to 52.61% in the prior year (excluding the non-recurring income tax recoveries). The decline in the effective tax rate was primarily attributable to certain tax benefits associated with the formation and funding of subsidiaries of the Bank during the fiscal year ended June 30, 1998.

Impact of Inflation and Changing Prices

            The Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased costs of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of Legislation

Deposit Insurance-SAIF Recapitalization. In response to the disparity in deposit insurance assessment rates that existed between banks insured by the BIF and thrifts insured by the SAIF, the Deposit Funds Insurance Act of 1996 (the "Funds Act") was enacted on September 30, 1996. The Funds Act authorized the FDIC to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. The special SAIF assessment for the Company of $2.0 million, or $1.1 million net of taxes, was charged against income in the quarter ended September 30, 1996 and paid in November 1996.

            As a result of the recapitalization of the SAIF in 1996 after the enactment of the Funds Act, the FDIC reduced the assessment rates for deposit insurance for SAIF-assessable deposits for 1997 to a range of 0 to 27 basis points. The Company's SAIF-assessable deposits are also subject to assessments for payments on the bonds issued in the late 1980's by the Financial Corporation (the "FICO" bonds) to recapitalize the now defunct Federal Savings and Loan Insurance Corporation. The Company's total expenses for the fiscal years ended June 30, 1999 and 1998, for the assessments for deposit insurance and the FICO payments were $404 and $350, respectively, decreased from the total amount of $423 paid during the fiscal year ended June 30, 1997.

Recapture of Bad Debt Reserves. The Bank, as a "large bank" (one with assets having an adjusted basis of more than $500 million), is unable to make additions to its tax bad debt reserve, is permitted to deduct bad debts only as they occur and is required to recapture (i.e., take into income) over a multi-year period, a portion of the balance of its bad debt reserves as of June 30, 1997. Since the Bank has already provided a deferred income tax liability for this tax for financial reporting purposes, there was no adverse impact to the Bank's financial condition or results of operations from the enactment of federal legislation that imposed such recapture.

            New York State (the "State") has enacted legislation, that has enabled the Bank to avoid recapture into income the State tax bad debt reserves that otherwise would have occurred as a result of changes in the federal law. New York City has enacted legislation similar to the State legislation.


The Year 2000 Problem

            The "Year 2000 Problem" centers upon the inability of computer systems to recognize the year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial providers, the Company and its operations may be significantly affected by the Year 2000 Problem due to the nature of financial information. Software, hardware and equipment both within and outside the Company's direct control and with whom the Company electronically or operationally interfaces (e.g., third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected. Furthermore, if computer systems are not adequately changed to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely upon the date field information, such as interest, payment or due dates and other operating functions, will generate results which could be significantly misstated, and the Company could experience a temporary inability to process transactions, send invoices or engage in similar normal business activities. In addition, under certain circumstances, failure to adequately address the Year 2000 Problem could adversely affect the viability of the Company's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 Problem could result in a significant adverse impact upon the Company's products, services and competitive condition and therefore, its results of operations and could be deemed to imperil the safety and soundness of the Company.

            There have been a small, but increasing, number of lawsuits filed against corporations regarding the Year 2000 Problem and their compliance efforts, many of which remain unresolved, have been dismissed or settled out of court without a final court determination as to the substantive issues.

            The OTS, the Company's primary federal bank regulatory agency, along with the other federal bank regulatory agencies has published substantive guidance on the Year 2000 Problem and has included year 2000 compliance as a substantive area of examination for both regularly scheduled and special bank examinations. These publications, in addition to providing guidance as to examination criteria, have outlined requirements for creation and implementation of a compliance plan and target dates for testing and implementation of corrective action, as discussed below. As a result of the oversight by and authority vested in the federal bank regulatory agencies, a financial institution that does not become year 2000 compliant could become subject to administrative remedies similar to those imposed on financial institutions otherwise found not to be operating in a safe and sound manner, including remedies available under prompt correction active regulations.

            The Company developed and has implemented a Year 2000 Project Plan (the "Plan") to address the Year 2000 Problem and its effects on the Company. The Plan includes five components which address issues involving awareness, assessment, renovation, validation and implementation. The Company has completed all phases of the Plan. During the awareness and assessment phases of the Plan, the Company inventoried all material information systems and reviewed them for year 2000 compliance. Among the systems reviewed were computer hardware and systems software, applications software and communications hardware and software as well as embedded or automated devices. As noted below, this review included both internal systems and those of third party vendors which provide systems such as retail deposit processing, loan origination processing, loan servicing and general ledger and accounting systems and software. The Bank and the Company have completed testing of core mission critical internal systems, both internally and externally supplied systems and have completed all renovation consistent with regulatory requirements. The Company has additionally completed testing of its mission critical systems, and its customer systems. The Company will continue to test, renovate and validate all such systems. The Company agreed to use its facilities as a test site for its major retail deposit processor allowing the Company additional opportunity to test and stress such system.

            As part of the Plan, the Company has had formal communications with all of its significant suppliers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 Problem and has been following the progress of those vendors with their year 2000 compliance status. The Company presently believes that, modifications to existing software and conversions to new software and hardware where necessary have mitigated the Year 2000 Problem without causing a material adverse impact on the operations of the Company. At this time, the Company believes most of its hardware and software systems to be year 2000 compliant, tested and operational. However, if such modifications and conversions were not made or completed accurately, the Year 2000 Problem could have an adverse impact on the operations of the Company.

            Despite its best efforts to ensure year 2000 compliance, it is possible that one or more of the Company's internal or external systems may fail to operate. In the event that system failures occur related to the Year 2000 Problem, the Company has revised contingency plans, which involve, among other actions, utilization of an alternate service provider or alternate products available through the current vendor. The Company is currently revising its contingency plan to specifically address other potential business continuance issues related to the Year 2000 Problem such as general utility failures. The revised contingency plan is expected to be approved by the Company's Board of Directors prior to October 31, 1999.

            The Company has reviewed its customer base to determine whether they pose significant year 2000 risks. A portion of the Company's customer base is comprised of individuals who utilize the Company's services for personal, household or consumer uses. Individually, such customers are not likely to pose significant year 2000 risks directly. The remaining portion of the Company's customer base are landlords who manage apartment buildings throughout the Company's principal lending area. The Company has maintained formal communications with landlords who possess significant outstanding borrowings in order to determine the extent to which the Company is vulnerable to failure, by these landlords, to remediate their own Year 2000 Problem. The Company has been monitoring the progress of these borrowers with their year 2000 compliance status and is comfortable that many of its large borrowers are addressing the Year 2000 Problem. Should a significant number of borrowers encounter failures related to the year 2000, such failures could result in a material adverse impact upon the Company's earnings. The Company will continue to monitor the status of year 2000 Compliance amongst these borrowers in order to ensure that any adverse impact which may occur from potential year 2000 failures is minimized. It is not possible at this time to gauge the indirect risks which could be faced if employers, or other business entities from which these significant borrowers derive a substantial portion of their cash flows, encounter unresolved Year 2000 issues.

            Additionally, public concerns over the Year 2000 Problem could adversely impact the Company's deposit flows near the end of 1999. Although the Company has made every effort to inform its deposit customers of the efforts taken in order to ensure that its deposit computer systems will not be adversely effected by the Year 2000 Problem, there still exists a likelihood that some customers will remove their deposit funds as a precautionary measure. While the Company believes that deposit outflows related solely to the Year 2000 Problem will likely be both minimal and short-term in nature, it has planned for potential alternative funding sources in the event that such deposit outflows occur.

            Monitoring and managing the year 2000 project has resulted in additional direct and indirect costs to the Company. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software products for year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products which are not enhanced. Indirect costs principally consist of the time devoted by existing employees in monitoring software vendor progress, testing enhanced software products and implementing any necessary contingency plans. The Company estimates that total costs related to the Year 2000 Problem from start to completion will not exceed $100,000. Both direct and indirect costs of addressing the Year 2000 Problem will be charged to earnings as incurred. To date, virtually all of the total estimated costs associated with the Year 2000 Problem have already been expensed.



Impact of Recent Accounting Standards

            In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133"("SFAS 137"). SFAS 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Under SFAS 133, an entity may designate a derivative as a hedge of exposure to either changes in: (a) fair value of a recognized asset or liability or firm commitment, (b) cash flows of a recognized or forecasted transaction, or (c) foreign currencies of a net investment in foreign operations, firm commitments, available-for-sale securities or a forecasted transaction. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any changes in the fair value of the derivative instrument is either recognized in earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings. Under SFAS 137, adoption of SFAS 133 is required for all fiscal quarters or fiscal years beginning after June 15, 2000. Adoption of SFAS 133 is not expected to have an impact on the Company's consolidated financial condition or results of operations.

            In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage Securities Retained after the Securitization of Mortgage

Loans Held for Sale by
a Mortgage Banking Enterprise" ("SFAS 134"). SFAS 134 requires that an entity engaged in mortgage banking activities classify the retained mortgage-backed security or other interest, which resulted from the securitization of a mortgage loan held for sale based upon its ability and intent to sell or hold these investments. The Company adopted SFAS 134 effective July 1, 1999. Adoption of SFAS 134 did not have a significant impact on the Company's consolidated financial condition or results of operations.

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

                                    Fiscal Year End June 30, 1999                   Fiscal Year End June 30, 1998
-----------------------------------------------------------------------------------------------------------------------
Quarter Ended                                    High            Low                             High            Low
                                Dividends        Sales           Closing        Dividends        Sales          Sales
                                Declared         Price           Price          Declared         Price          Price
-----------------------------------------------------------------------------------------------------------------------
September 30th                  $0.10           $28-1/2         $15-1/4             $-            $20-1/2         $18-3/8
December 31st                    0.12            27-7/16         14-3/4            0.06            25-3/4          18-3/8
March 31st                       0.14            25-3/8          19-3/4            0.08            25-1/4          18-3/4
June 30th                        0.15            23-7/8          20                0.09            29-1/2          24-3/8

            On June 30, 1999, the last trading date in the fiscal year, the Company's stock closed at $231/4. At September 20, 1999 the Company had approximately 940 shareholders of record, not including the number of persons or entities holding stock in nominee or street name through various brokers and banks. There were 12,775,588 shares of common stock outstanding at June 30, 1999.

            As the principal asset of the Company, the Bank could be called upon to provide the principal source of funds for payment of dividends by the Company. The Bank will not be permitted to pay dividends on its capital stock if its stockholders' equity would be reduced below applicable regulatory requirements or the amount required for the liquidation account established during the Bank's conversion. See Note 2 to the Consolidated Financial Statements of the Company for a further discussion of the liquidation account. The OTS capital distribution regulations applicable to savings institutions (such as the Bank) that meet their regulatory capital requirements, require approval for dividend payments in any year to the greater of (i) 100% of net retained income for the current year-to-date period plus the two previous calendar years. In addition, capital distributions from the Bank to the Company, if in excess of established limits, could result in recapture of the Bank's New York State and City bad debt reserves.



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

Research Reports
            As of the date of this report, the following investment firms have issued research reports on the Company:

                  Advest, Inc.; Friedman, Billings, Ramsey & Co., Inc.; Keefe Bruyette & Woods, Inc.; McConnell Budd & Downes; Merrill Lynch & Co.; Ryan, Beck & Co.;
                  Sandler O'Neill & Partners, L.P.

    Copies of these research reports are available upon request to:
                  Dime Community Bancshares, Inc.
                  Investor Relations,
                  209 Havemeyer Street,
                  Brooklyn, NY 11211

                         INDEPENDENT AUDITORS' REPORT


To the Stockholders and the Board of Directors of Dime Community Bancshares, Inc. and Subsidiaries

We have audited the accompanying consolidated statements of condition of Dime Community Bancshares, Inc. (formerly Dime Community Bancorp, Inc.) and Subsidiaries (the ''Company'') as of June 30, 1999 and 1998, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dime Community Bancshares, Inc. and Subsidiaries as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.





/s/ DELOITTE & TOUCHE LLP



New York, New York
August 12, 1999

               DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                  (Dollars in thousands except share amounts)

JUNE 30,                                                                                             1999                    1998
----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                                           $17,801                  $16,266
Investment securities held-to-maturity (estimated market value of
   $31,768 and $78,593 at June 30, 1999 and 1998, respectively)  (Note 4)                          31,698                   78,091
Investment securities available for sale (Note 4):
   Bonds and notes (amortized cost of $133,523 and $72,715 at
   June 30, 1999 and 1998, respectively)                                                          131,490                   73,031
   Marketable equity securities (historical cost of $14,162 and $10,425
   at June 30, 1999 and 1998, respectively)                                                        15,142                   12,675
Mortgage-backed securities held-to-maturity (estimated market value of $23,192 and $47,443 at June 30, 1999 and 1998,
   respectively) (Note 5)                                                                          22,820                   46,714
Mortgage backed securities available for sale (amortized cost of
   $507,486 and $361,372 at June 30, 1999 and 1998,
   respectively)(Note 5)                                                                          502,847                  363,875
Federal funds sold                                                                                 11,011                    9,329
Loans (Note 6):
   Real estate                                                                                  1,375,510                  943,864
   Other loans                                                                                      7,831                    5,716
   Less allowance for loan losses (Note 7)                                                        (15,081)                 (12,075)
   Total loans, net                                                                             1,368,260                  937,505
Loans held for sale                                                                                    -                       541
Premises and fixed assets (Note 9)                                                                 14,975                   10,742
Federal Home Loan Bank of New York capital stock (Note 10)                                         28,281                   10,754
Other real estate owned, net (Note 7)                                                                 866                      825
Goodwill (Note 3)                                                                                  64,871                   24,028
Receivable for securities sold                                                                        -                     18,008
Other assets (Notes 14 and 15)                                                                     37,553                   21,542
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                   $2,247,615               $1,623,926
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Due to depositors (Note 11)                                                                    $1,247,061               $1,038,342
Escrow and other deposits                                                                          36,577                   15,395
Securities sold under agreements to repurchase (Note 12)                                          481,660                  256,601
Federal Home Loan Bank of New York advances (Note 13)                                             250,000                  103,505
Payable for securities purchased                                                                      -                     12,062
Other liabilities (Note 15)                                                                        20,622                   11,672
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                               2,035,920                1,437,577
----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (Note 16)
Stockholders' Equity
Preferred stock ($0.01 par, 9,000,000 shares authorized, none issued or
   outstanding at June 30, 1999 and June 30, 1998)                                                     -                        -
Common stock ($0.01 par, 45,000,000 shares authorized, 14,583,400 shares and
   14,551,100 shares issued at June 30, 1999 and 1998, respectively, and
   12,775,588 and 12,176,513 shares outstanding at June 30, 1999 and 1998,
   respectively)                                                                                      145                      145
Additional paid-in capital                                                                        148,865                  143,322
Retained earnings (Note 2)                                                                        119,100                  105,158
Accumulated other comprehensive income (loss), net of deferred taxes                               (3,323)                   2,763
Unallocated common stock of Employee Stock Ownership Plan  (Note 15)                               (8,016)                  (9,175)
Unearned common stock of Recognition and Retention Plan  (Note 15)                                 (6,040)                  (6,963)
Common stock held by Benefit Maintenance Plan (Note 15)                                              (831)                    (431)
Treasury stock, at cost (1,807,812 shares and 2,374,587 shares at
   June 30, 1999 and 1998, respectively ) (Note 18)                                               (38,205)                 (48,470)
----------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                        211,695                  186,349
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                     $2,247,615               $1,623,926
----------------------------------------------------------------------------------------------------------------------------------

See Notes to consolidated financial statements.

               DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
        CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                  (Dollars in thousands except share amounts)

FOR THE YEARS ENDED JUNE 30,                                                      1999                 1998                   1997
----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans secured by real estate                                                   $91,569              $69,824                $54,965
Other loans                                                                        558                  487                    460
Investment securities                                                           10,654               10,798                 13,654
Mortgage-backed securities                                                      29,683               23,463                 17,704
Federal funds sold                                                               1,448                1,892                  2,247
----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST  INCOME                                                         133,912              106,464                 89,030
----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Deposits  and escrow                                                            44,417               43,027                 38,544
Borrowed funds                                                                  32,802               13,908                  3,020
----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                                          77,219               56,935                 41,564
----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                             56,693               49,529                 47,466
Provision for loan losses                                                          240                1,635                  4,200
----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                             56,453               47,894                 43,266
----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:
Service charges and other fees                                                   2,823                2,352                  1,934
Net gain on sales and redemptions of securities and
   other assets                                                                    804                2,873                    859
Net gain on sales of loans                                                          66                  108                    125
Other                                                                            4,223                1,674                  1,215
----------------------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST INCOME                                                        7,916                7,007                  4,133
----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:
Salaries and employee benefits                                                  12,365               12,748                  9,794
ESOP and RRP compensation expense                                                4,517                5,378                  3,058
Occupancy and equipment                                                          2,983                3,011                  3,084
SAIF special assessment                                                             -                    -                   2,032
Federal deposit insurance premiums                                                 404                  350                    423
Data processing costs                                                            1,316                1,169                  1,000
Provision for losses on other real estate owned                                     16                  114                    450
Goodwill amortization                                                            3,382                2,405                  2,405
Other                                                                            5,510                4,762                  5,246
----------------------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST EXPENSE                                                      30,493               29,937                 27,492
----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                      33,876               24,964                 19,907
Income tax expense                                                              14,015               11,866                  7,591
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                     $19,861              $13,098                $12,316
----------------------------------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE:
BASIC                                                                            $1.81                $1.19                  $0.95
----------------------------------------------------------------------------------------------------------------------------------
DILUTED                                                                          $1.68                $1.09                  $0.95
----------------------------------------------------------------------------------------------------------------------------------

STATEMENTS OF COMPREHENSIVE INCOME:
Net Income                                                                     $19,861              $13,098                $12,316
Change in unrealized (loss) gain on securities available for
   sale, net                                                                    (6,086)                 732                  1,720
Reclassification adjustment for securities sold, net of tax                       (314)                (512)                  (415)
----------------------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                                           $13,461              $13,318                $13,621
----------------------------------------------------------------------------------------------------------------------------------

See Notes to consolidated financial statements.

               DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     (In Thousands Except Per Share Data)

FOR THE YEARS ENDED JUNE 30,                                                      1999                  1998                  1997
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (PAR VALUE $0.01):
Balance at beginning of period                                                    $145                  $145                  $145
Issuance of common stock in initial public offering                                 -                     -                     -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                           145                   145                   145
----------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of period                                                 143,322               141,716               141,240
Issuance of common stock                                                         3,327                    -                     -
Cost of issuance of common stock                                                    -                     -                   (190)
Stock options exercised                                                            468                    52                    -
Tax benefit of RRP shares                                                          312                    33                    -
Amortization of excess fair value over cost - ESOP stock                         1,436                 1,521                   666
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                       148,865               143,322               141,716
----------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS:
Balance at beginning of period                                                 105,158                94,695                82,916
Net income for the period                                                       19,861                13,098                12,316
Cash dividends declared and paid                                                (5,919)               (2,635)                 (537)
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                       119,100               105,158                94,695
----------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), NET:
Balance at beginning of period                                                   2,763                 2,031                   311
Change in unrealized gain (loss) on securities available for sale
   during the period, net of deferred taxes                                     (6,086)                  732                 1,720
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                        (3,323)                2,763                 2,031
----------------------------------------------------------------------------------------------------------------------------------

EMPLOYEE STOCK OWNERSHIP PLAN:
Balance at beginning of period                                                  (9,175)              (10,324)              (11,541)
Amortization of earned portion of ESOP stock                                     1,159                 1,149                 1,217
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                        (8,016)               (9,175)              (10,324)
----------------------------------------------------------------------------------------------------------------------------------

RECOGNITION AND RETENTION PLAN:
Balance at beginning of period                                                  (6,963)               (9,671)                   -
Common stock acquired by RRP                                                      (999)                   -                (10,846)
Amortization of earned portion of RRP stock                                      1,922                 2,708                 1,175
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                        (6,040)               (6,963)               (9,671)
----------------------------------------------------------------------------------------------------------------------------------

TREASURY STOCK:
Balance at beginning of period                                                 (48,470)              (27,703)                   -
Issuance of stock in acquisition                                                31,463                    -                     -
Purchase of treasury shares, at cost                                           (21,198)              (20,767)              (27,703)
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                       (38,205)              (48,470)              (27,703)
----------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK HELD BY BENEFIT MAINTENANCE PLAN:
Balance at beginning of period                                                    (431)                   -                     -
Common stock acquired                                                             (400)                 (431)                   -
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                          (831)                 (431)                   -
----------------------------------------------------------------------------------------------------------------------------------

See Notes to consolidated financial statements.

               DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars In thousands)

FOR THE YEARS ENDED JUNE 30,                                                           1999                1998               1997
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                          $19,861             $13,098            $12,316
Adjustments to reconcile net income to net cash provided by operating activities
Net gain on investment and mortgage backed securities called                           (113)                 (9)                -
Net gain on investment and mortgage backed securities sold                             (555)             (1,123)              (768)
Net gain on sale of loans held for sale                                                 (66)               (108)              (125)
Net gain on sale of other assets                                                         -               (1,973)               (19)
Net depreciation and amortization (accretion)                                         1,660                 847               (958)
ESOP and RRP compensation expense                                                     4,517               5,378              3,058
Provision for loan losses                                                               240               1,635              4,200
Goodwill amortization                                                                 3,382               2,405              2,405
Decrease (increase) in loans held for sale                                              607                (171)               322
Increase in other assets and other real estate owned                                 (3,005)             (3,476)            (2,401)
Decrease (increase) in receivable for securities sold                                18,008             (18,008)                -
(Decrease) increase in payable for securities purchased                             (12,062)             12,062            (33,994)
Increase in other liabilities                                                         6,617               5,447              1,023
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) Operating Activities                                  39,091              16,004            (14,941)
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net decrease in federal funds sold                                                   37,618               9,573             96,228
Proceeds from maturities of investment securities held to maturity                    4,830              10,250             19,075
Proceeds from maturities of investment securities available for sale                 85,979              63,145            359,710
Proceeds from calls of investment securities held to maturity                        41,660              42,500              5,000
Proceeds from calls of investment securities available for sale                      30,268              11,500             26,011
Proceeds from sales of investment securities available for sale                       9,373              13,437             27,253
Proceeds from sales of mortgage backed securities held to maturity                       -                5,317                 -
Proceeds from sales and calls of mortgage backed securities available
   for sale                                                                              -               92,776             16,713
Purchases of investment securities held to maturity                                      -              (29,082)           (82,010)
Purchases of investment securities available for sale                              (146,786)           (112,930)          (126,741)
Purchases of mortgage backed securities held to maturity                                 -                   -             (38,842)
Purchases of mortgage backed securities available for sale                         (263,644)           (290,576)          (115,265)
Principal collected on mortgage backed securities held to maturity                   23,822              26,216             12,820
Principal collected on mortgage backed securities available for sale                155,612              64,470             28,201
Net increase in loans                                                              (241,114)           (199,545)          (168,381)
Cash disbursed in acquisitions, net of cash acquired                                (33,644)                 -                (400)
(Purchases) sales of fixed assets, net                                                 (819)              4,262               (652)
Purchase of Federal Home Loan Bank stock                                            (15,417)             (2,432)              (718)
----------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by Investing Activities                                (312,262)           (291,119)            58,002
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in due to depositors                                        (21,978)             74,947             13,281
Net increase (decrease) in escrow and other deposits                                 19,893                 421           (126,758)
Proceeds from Federal Home Loan Bank of New York Advances                           146,495              40,295             47,500
Increase in securities sold under agreements to repurchase                          157,906             180,268             64,335
Common stock issued for exercise of Stock Options and tax benefits of
   RRP                                                                                  906                  85                 -
Cash disbursed for expenses related to issuance of common stock                          -                   -                (190)
Purchase of common stock by the Recognition and Retention Plan                         (999)                 -             (10,846)
Purchase of common stock by Benefit Maintenance Plan                                   (400)               (431)                -
Cash dividends paid to stockholders                                                  (5,919)             (2,635)              (537)
Purchase of treasury stock                                                          (21,198)            (20,767)           (27,703)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) Financing Activities                                 274,706             272,183            (40,918)
----------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                        1,535              (2,932)             2,143
CASH AND DUE FROM BANKS, BEGINNING OF PERIOD                                         16,266              19,198             17,055
----------------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS, END OF PERIOD                                              $17,801             $16,266            $19,198
----------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes                                                          $11,462             $10,984             $8,486
----------------------------------------------------------------------------------------------------------------------------------
Cash paid for interest                                                              $74,939             $54,941            $41,270
----------------------------------------------------------------------------------------------------------------------------------
Transfer of loans to Other real estate owned                                           $342                $779             $1,407
----------------------------------------------------------------------------------------------------------------------------------
Change in unrealized gain on available for sale securities, net of
   deferred taxes                                                                   $(6,086)               $732             $1,720
----------------------------------------------------------------------------------------------------------------------------------

On January 21, 1999, the Bank acquired all of the outstanding common stock of Financial Bancorp, Inc. in exchange for a combination of cash and common stock of Dime Community Bancshares, Inc. In connection with this acquisition, the following assets were acquired and liabilities assumed:
    Fair Value of Investments, Loans and Other Assets Acquired, net    $369,398
    Dime Community Bancshares, Inc. Common Stock Issued                 (34,664)
    Cash paid                                                           (33,251)
 ------------------------------------------------------------------------------
    Deposits and Other Liabilities Assumed                             $301,483
 ------------------------------------------------------------------------------
See Notes to consolidated financial statements.

               DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS - Dime Community Bancshares, Inc. (formerly Dime Community Bancorp, Inc.) (the "Company" OR "DCB"), is a Delaware corporation organized by the Dime Savings Bank of Williamsburgh (the "Bank") for the purpose of acquiring all of the capital stock of the Bank issued in the Conversion on June 26, 1996. Presently, the significant assets of the Company are the capital stock of the Bank, the Company's loan to the Bank's ESOP, investments retained by the Company, and an investment real estate property owned through the Company's wholly-owned subsidiary 842 Manhattan Avenue Corporation. The Company is subject to the financial reporting requirements of the Securities Exchange Act of 1934, as amended.

The Bank was originally founded in 1864 as a New York State-chartered mutual savings bank. On November 1, 1995, the Bank converted to a federal mutual savings bank. The Bank has been, and intends to continue to be, a community-oriented financial institution providing financial services and loans for housing within its market areas. The Bank maintains its headquarters in the Williamsburgh section of the borough of Brooklyn. Eighteen additional offices are located in the boroughs of Brooklyn, Queens, and the Bronx, and in Nassau County.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - The accounting and reporting policies of the Company conform to generally accepted accounting principles. The following is a description of the significant policies:

PRINCIPLES OF CONSOLIDATION - The accompanying 1999, 1998 and 1997 consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries, the Bank and 842 Manhattan Avenue Corp. All financial statements presented also include the accounts of the Bank's eight wholly-owned subsidiaries, Havemeyer Equities Corp. (''HEC''), Boulevard Funding Corp. (''BFC''), Havemeyer Brokerage Corp. (''HBC''), Havemeyer Investments Inc. ("HII") and DSBW Residential Preferred Funding Corp. ("DRPFC"), FS Agency Corp. ("FSA"), Finfed Funding Corp. ("FFC") and Finfed Development Corp. ("FDC").
842 Manhattan Avenue Corp. owns and manages a real estate property which housed a former branch premise of Financial Bancorp, Inc. ("FIBC"), which the Company acquired on January 21, 1999 in connection with its acquisition of FIBC. HBC's primary function is the management of an investment securities portfolio. HII was established during the fiscal year ended June 30, 1998, and its primary function is the sale of insurance and annuity products. DRPFC, established in March, 1998, is intended to qualify as a real estate investment trust for federal tax purposes. BFC was established in order to invest in real estate joint ventures and other real estate assets. BFC has no investments in real estate at June 30, 1999, and is currently inactive. HEC was also originally established in order to invest in real estate joint ventures and other real estate assets. In June, 1998, HEC assumed direct ownership of DSBW Preferred Funding Corp. ("DPFC"). DPFC, established as a direct subsidiary of the Bank in March, 1998, is intended to qualify as real estate investment trust for federal tax purposes. HEC has no other investments as of June 30, 1999. FSA, FFC, and FDC are all inactive as of June 30, 1999. All significant intercompany accounts and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES - Purchases and sales of investments and mortgage-backed securities are recorded on trade date. Gains and losses on sales of investment and mortgage-backed securities are recorded on the specific identification basis.

SFAS No. 115, ''Accounting for Investments in Debt and Equity Securities'' (''SFAS 115'') requires that debt and equity securities that have readily determinable fair values be carried at fair value unless they are held to maturity. Debt securities are classified as held to maturity and carried at amortized cost only if the reporting entity has a positive intent and ability to hold these securities to maturity. If not classified as held to maturity, such securities are classified as securities available for sale or as trading securities. Unrealized holding gains or losses on securities available for sale are excluded from net income and reported net of income taxes as other comprehensive income. At June 30, 1999 and 1998, all equity securities are classified as available for sale.

LOANS HELD FOR SALE - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated market value.

ALLOWANCE FOR LOAN LOSSES - It is the policy of the Bank to provide a valuation allowance for estimated losses on loans based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations which may affect the borrower's ability to repay, estimated value of underlying collateral and current economic conditions in the Bank's lending area. The allowance is increased by provisions for loan losses charged to operations and is reduced by charge-offs, net of recoveries. While management uses available information to estimate losses on loans, future additions to or reductions in the allowance may be necessary based on changes in economic conditions beyond management's control. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to or reductions in the allowance based on judgments different from those of management. Management believes, based upon all relevant and available information, that the allowance for loan losses is adequate to absorb losses inherent in the portfolio.

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

OTHER REAL ESTATE OWNED, NET - Properties acquired as a result of foreclosure on a mortgage loan are classified as other real estate owned and are recorded at the lower of the recorded investment in the related loan or the fair value of the property at the date of acquisition, with any resulting write down charged to the allowance for loan losses and any disposition expenses charged to the valuation allowance for possible losses on other real estate owned. Subsequent write downs are charged directly to operating expenses.

PREMISES AND FIXED ASSETS - Land is stated at original cost. Buildings and furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the properties as follows:

Buildings                                   2.22% to 2.50% per year
Furniture and equipment                                10% per year
Computer equipment                                  33.33% per year

Leasehold improvements are amortized over the remaining non-cancelable terms of the related leases.

EARNINGS PER SHARE ("EPS")- Earnings per share are calculated and reported in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share'' ("SFAS 128"). SFAS 128, which replaced APB Opinion No. 15 (issued by the American Institute of Certified Public Accountants in 1971), as the authoritative guidance for calculation and disclosure of earnings per share, requires disclosure of basic earnings per share and diluted earnings per share, for entities with complex capital structures, on the face of the income statement, along with a reconciliation of the numerator and denominator of basic and diluted earnings per share. Earnings per share amounts for the year ended June 30, 1997 have been restated to reflect the adoption of SFAS 128.

The following is a reconciliation of the numerator and denominator of basic earnings per share for the years ended June 30, 1999, 1998 and 1997 (in thousands).

Fiscal Year Ended June 30,                                                1999                 1998           1997
------------------------------------------------------------------------------------------------------------------
NUMERATOR:
Net Income                                                             $19,861              $13,098        $12,316
------------------------------------------------------------------------------------------------------------------
DENOMINATOR:
Average shares outstanding utilized in the calculation of
   basic earnings per share                                             10,951               11,001         12,898
------------------------------------------------------------------------------------------------------------------
Unvested shares of Recognition and Retention Plan                          372                  517             36
Common stock equivalents due to the dilutive effect of
   stock options                                                           528                  523             47
------------------------------------------------------------------------------------------------------------------
Average shares outstanding utilized in the calculation of
   diluted earnings per share                                           11,851               12,041         12,981
------------------------------------------------------------------------------------------------------------------

Common stock equivalents due to the dilutive effect of stock options are calculated based upon the average market value of the Company's common stock during the fiscal years ended June 30, 1999, 1998 and 1997.

GOODWILL - Goodwill generated from the Company's acquisition of Conestoga Bancorp, Inc. on June 26, 1996 is recorded on a straight line basis over a twelve year period. Goodwill generated from the Company's acquisition of Financial Bancorp, Inc. on January 21, 1999 is recorded on a straight line basis over a twenty year period. In March 1995, the FASB issued SFAS No. 121, ''Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of'' which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment and reported at the lower of carrying amount or fair value, less cost to sell, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No such event or change in circumstance has occurred which has caused the Company to review its recorded level of goodwill associated with assets acquired from either Conestoga Bancorp, Inc. or Financial Bancorp, Inc.

INCOME TAXES - Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS 109") which requires that deferred taxes be provided for temporary differences between the book and tax bases of assets and liabilities.

CASH FLOWS - For purposes of the Consolidated Statement of Cash Flows, the Company considers cash and due from banks to be cash equivalents.

EMPLOYEE BENEFITS - The Company maintains a Retirement Plan and 401(k) Plan for substantially all of its employees, both of which are tax qualified under the Employee Retirement Income Security Act of 1974 (ERISA).

The Company provides additional postretirement benefits to employees, which are recorded in accordance with Statement of Financial Accounting Standards No. 106, ''Employers' Accounting for Postretirement Benefits Other Than Pensions'' ("SFAS 106"). This Statement requires accrual of postretirement benefits (such as health care benefits) during the years an employee provides services. The Company adopted SFAS 106 on July 1, 1995. As permitted by SFAS 106, the Company elected to record the full cumulative liability at the time of adoption.

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

In December, 1996, the Company adopted a Recognition and Retention Plan for employees and outside directors ("RRP") and Stock Option Plan for Employees and Outside Directors (the "Stock Option Plan"), which are subject to the accounting requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"). SFAS 123 encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations ("APB 25"). Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. To date, no compensation expense has been recorded for stock options, since, for all granted options, the market price on the date of grant equals the amount employees must pay to
acquire the stock.   In accordance with APB 25, compensation expense related to the RRP is recorded for all shares earned by participants during the period at $18.64 per share, the average historical acquisition cost of all allocated RRP shares.

FINANCIAL INSTRUMENTS - Statement of Financial Accounting Standards No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" ("SFAS 119") requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. The Company did not hold any derivative financial instruments as defined by SFAS 119 at June 30, 1999, 1998 or 1997.

COMPREHENSIVE INCOME - Comprehensive income for the fiscal years ended June 30, 1999, 1998 and 1997 are determined in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income.'' Comprehensive income includes revenues, expenses, and gains and losses which, under current GAAP, bypass net income and are typically reported as a component of stockholders' equity.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION - In September 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information ("SFAS 131")". This statement is effective for the Company's 1999 Consolidated Financial Statements.

SFAS 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in subsequent interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas, and major customers. The statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The statement also requires that public enterprises report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. It also requires that information be reported about revenues derived from the enterprises' products or services, or about the countries in which the enterprises earn revenues and holds assets, and about major customers, regardless of whether that information is used in making operating decisions.

The Company has one reportable segment, " Community Banking." All of the Company's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, commercial lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Company as one operating segment or unit.

General information required by SFAS 131 is disclosed in the Consolidated
Financial Statements and accompanying notes.   Additionally, for the years
ended June 30, 1999, 1998, and 1997, there is no customer that accounted for more than 10% of the Company's revenue.

RECENTLY ISSUED ACCOUNTING STANDARDS - In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities " ("SFAS 133") as amended in June, 1999 by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." ("SFAS 137"). SFAS 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Under SFAS 133 an entity may designate a derivative as a hedge of exposure to either changes in: (a) fair value of a recognized asset or liability or firm commitment, (b) cash flows of a recognized or forecasted transaction, or (c) foreign currencies of a net investment in foreign operations, firm commitments, available-for-sale securities or a forecasted transaction. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any changes in the fair value of the derivative instrument is either recognized in earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings. Under SFAS 137, adoption of SFAS 133 is required for all fiscal quarters or fiscal years beginning after June 15, 2000. Adoption of SFAS 133 is not expected to have an impact on the Company's consolidated financial condition or results of operations.

In October, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("SFAS 134"). SFAS 134 requires that an entity engaged in mortgage banking activities classify the retained mortgage-backed security or other interest, which resulted from the securitization of a mortgage loan held for sale based upon its ability and intent to sell or hold these investments. The Company adopted SFAS 134 effective July 1, 1999. The adoption of SFAS 134 did not have a significant impact on the Company's consolidated financial condition or results of operations.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas in the accompanying financial statements where estimates are significant include the allowance for loans losses, the carrying value of other real estate, purchase accounting adjustments related to the acquisitions of Conestoga and FIBC and the fair value of financial instruments.

RECLASSIFICATION - Certain June 30, 1998, and 1997 amounts have been reclassified to conform to the June 30, 1999 presentation.

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

At the time of conversion, the Bank established a liquidation account in an amount equal to the retained earnings of the Bank as of the date of the most recent financial statements contained in the final conversion prospectus. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

The Company acquired Conestoga Bancorp, Inc. on June 26, 1996. The liquidation account previously established by Conestoga's subsidiary, Pioneer Savings Bank, F.S.A. during its initial public offering in March, 1993, was assumed by the Company in the acquisition.

The Company acquired FIBC on January 21, 1999. The liquidation account previously established by FIBC's subsidiary, Financial Federal Savings Bank during its initial public offering was assumed by the Company in the acquisition.

The Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements, the amount required for the liquidation account, or if such declaration and payment would otherwise violate regulatory requirements.

3.   ACQUISITION OF FINANCIAL BANCORP, INC.

On January 21, 1999, the Company completed the acquisition of FIBC, the holding company for Financial Federal Savings Bank, F.S.B. Pursuant to the Merger Agreement, each FIBC stockholder who submitted a valid election for cash received $39.14 in cash and each FIBC stockholder who submitted a valid election for DCB common stock received 1.8282 shares of DCB common stock, plus cash in lieu of any fractional shares, in exchange for each of their shares of FIBC common stock. The remaining shares of FIBC common stock for which a valid election was not submitted were converted into, pursuant to the Merger Agreement, a combination of DCB stock and cash such that each such shareholder received $31.257 in cash and 0.3682 shares of DCB common stock for each share of FIBC common stock, except that all stockholders of FIBC who owned less than 50 shares of FIBC common stock received cash. Upon consummation of the acquisition, shares of FIBC common stock that were owned by FIBC as treasury, that were unallocated shares held in FIBC's Recognition and Retention Plan or that were held directly by DCB other than in a fiduciary capacity or in satisfaction of a debt previously contracted were canceled and retired. No payment was be made with respect to such shares of FIBC common stock.

Holders of stock options which had been granted by FIBC to purchase 60,133 shares of FIBC common stock were paid an amount in cash computed by multiplying
(i) any positive difference obtained by subtracting the per share exercise price applicable to such option from $39.14, by (ii) the number of shares of FIBC common stock subject to such option. These payments totaled approximately $1,545. In addition, holders of stock options which had been granted by FIBC to purchase 96,975 shares of FIBC common stock were converted into options to purchase 177,286 shares DCB common stock (the "Converted Options"). The expiration dates on all Converted Options remained unchanged from initial grant by FIBC. Based upon the closing price of DCB common stock on January 21, 1999, the total consideration paid to FIBC stockholders, in the form of cash or DCB stock, was $66,750.

The Bank received approximately $190,000, $43,800, and $37,800 of net loans, investment securities, and mortgage-backed securities, respectively, at fair value and assumed approximately $230,700 of customer deposit liabilities. A core deposit premium of $4,950 was recorded related to the deposits assumed and is being amortized on a straight line basis over six years.

The acquisition was recorded using the purchase method of accounting; accordingly, the purchase price was allocated to the respective assets acquired and liabilities assumed based on their estimated fair values. Goodwill generated in the transaction of $44,200 is being amortized on a straight line basis over 20 years for financial reporting purposes.

The information below presents, on an unaudited pro forma basis, the consolidated statement of operations for the Company for the years ended June 30, 1999 and 1998. All information below is adjusted for the acquisition of FIBC, as if the transaction had been consummated on July 1, 1997.

                                                                Actual
                                                          Consolidated            Pro-Forma           Pro Forma          Pro Forma
                                                           for the Six          for the Six             for the            for the
                                                          Months Ended         Months Ended          Year Ended         Year Ended
                                                      June 30, 1999<Fa>  December 31, 1998       June 30, 1999       June 30, 1999
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                            $31,607              $29,805             $61,412             $58,682
Provision for possible loan losses                                 120                  292                 412               2,068
Non-interest income                                              4,255                4,137               8,392               8,033
Non-interest expense:
   Goodwill and core deposit amortization                        2,543                1,804               4,347               3,636
   Other non-interest expense                                   14,184               15,404              29,588              33,219
-----------------------------------------------------------------------------------------------------------------------------------
Total non-interest expense                                      16,727               17,208              33,935              36,855
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                     $19,015              $16,442             $35,457             $27,792
-----------------------------------------------------------------------------------------------------------------------------------

<a> Amounts exclude the operations of FIBC during the period January 1, 1999 through January 21, 1999, which are not material to the total combined operations for the year ended June 30, 1999.

4.   INVESTMENT SECURITIES HELD TO MATURITY AND AVAILABLE FOR SALE

The amortized cost, gross unrealized gains and losses and estimated market value of investment securities held to maturity at June 30, 1999 were as follows:

                                                       Investment Securities Held to Maturity
                                                       --------------------------------------
                                                  Amortized             Gross Unrealized    Gross Unrealized     Estimated Market
                                                       Cost                        Gains              Losses                Value
---------------------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES:
U.S. Treasury securities and obligations
       of U.S. Government corporations and
       agencies                                    $22,401                            $34              $(35)              $22,400
Obligations of state and political
       subdivisions                                  1,819                             30                -                  1,849
Corporate securities                                 7,478                             41                -                  7,519
---------------------------------------------------------------------------------------------------------------------------------
                                                   $31,698                           $105              $(35)              $31,768
---------------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated market value of investment securities held to maturity at June 30, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                               Amortized       Estimated Market
                                                    Cost                  Value
-------------------------------------------------------------------------------
Due in one year or less                           $4,049                 $4,079
Due after one year through five years             26,430                 26,460
Due after five years through ten years             1,219                  1,229
-------------------------------------------------------------------------------
                                                 $31,698                $31,768
-------------------------------------------------------------------------------

During the year ended June 30, 1999, proceeds from the calls of investment securities held to maturity totaled $41,660. A gain of $86 resulted on these calls. There were no sales of investment securities held to maturity during the year ended June 30, 1999.

The amortized/historical cost, gross unrealized gains and losses and estimated market value of investment securities available for sale at June 30, 1999 were as follows:

                                                  Investment Securities Available for Sale
                                                  -----------------------------------------
                                                     Amortized/        Gross Unrealized    Gross Unrealized     Estimated Market
                                                Historical Cost                   Gains              Losses                Value
--------------------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES:
U.S. Treasury securities and obligations
       of U.S. Government corporations and
       agencies                                        $65,074                     $439            $(1,360)              $64,153
Corporate securities                                    63,402                      141             (1,167)               62,376
Public utilities                                         5,047                       -                 (86)                4,961
--------------------------------------------------------------------------------------------------------------------------------
                                                       133,523                      580             (2,613)              131,490
EQUITY SECURITIES:                                      14,162                    1,614               (634)               15,142
--------------------------------------------------------------------------------------------------------------------------------
                                                      $147,685                   $2,194            $(3,247)             $146,632
--------------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated market value of investment securities available for sale at June 30, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               Amortized       Estimated Market
                                                    Cost                  Value
-------------------------------------------------------------------------------
Due in one year or less                           $6,313                 $6,746
Due after one year through five years            127,210                124,744
Due in five years to ten years                        -                      -
-------------------------------------------------------------------------------
                                                $133,523               $131,490
-------------------------------------------------------------------------------

During the year ended June 30, 1999, proceeds from the sales and calls of investment securities available for sale totaled $9,373 and $30,268, respectively. Net gains of $555 and $27, respectively, resulted from the sales and calls.

The amortized cost, gross unrealized gains and losses and estimated market value of investment securities held to maturity at June 30, 1998 were as follows:

                                                       Investment Securities Held to Maturity
                                                       --------------------------------------
                                                  Amortized             Gross Unrealized    Gross Unrealized     Estimated Market
                                                       Cost                        Gains              Losses                Value
---------------------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES:
U.S. Treasury securities and obligations
       of U.S. Government corporations and
       agencies                                     $64,448                         $412                $(49)             $64,811
Obligations of state and political
       subdivisions                                   1,899                           43                  -                 1,942
Corporate securities                                 11,494                           96                  -                11,590
Public utilities                                        250                           -                   -                   250
---------------------------------------------------------------------------------------------------------------------------------
                                                    $78,091                         $551                $(49)             $78,593
---------------------------------------------------------------------------------------------------------------------------------

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

The amortized/historical cost, gross unrealized gains and losses and estimated market value of investment securities available for sale at June 30, 1998 were as follows:

                                                  Investment Securities Available for Sale
                                                  -----------------------------------------
                                                     Amortized/        Gross Unrealized    Gross Unrealized     Estimated Market
                                                Historical Cost                   Gains              Losses                Value
--------------------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES:
U.S. Treasury securities and obligations
       of U.S. Government corporations and
       agencies                                         $28,377                    $133                $(19)             $28,491
Corporate securities                                     37,494                     295                 (43)              37,746
Public utilities                                          6,844                      14                 (64)               6,794
--------------------------------------------------------------------------------------------------------------------------------
                                                         72,715                     442                (126)              73,031
EQUITY SECURITIES:                                       10,425                   2,317                 (67)              12,675
--------------------------------------------------------------------------------------------------------------------------------
                                                        $83,140                  $2,759               $(193)             $85,706
--------------------------------------------------------------------------------------------------------------------------------

During the year ended June 30, 1998, proceeds from the sales and calls of investment securities available for sale totaled $13,437 and $11,500, respectively. A gain of $520 resulted from the sales. No gain or loss resulted from the calls.


5.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY AND AVAILABLE FOR SALE

The amortized cost, gross unrealized gains and losses and the estimated market value of mortgage-backed securities held to maturity at June 30, 1999 were as follows:

                                                  Mortgage-Backed Securities Held to Maturity
                                                  -------------------------------------------
                                                  Amortized             Gross Unrealized    Gross Unrealized     Estimated Market
                                                       Cost                        Gains              Losses                Value
---------------------------------------------------------------------------------------------------------------------------------
GNMA pass-through certificates                       $5,772                         $259                 $-                $6,031
FHLMC pass-through certificates                       9,140                           68                  -                 9,208
FNMA pass-through certificates                        7,908                           57                 (12)               7,953
---------------------------------------------------------------------------------------------------------------------------------
                                                    $22,820                         $384                $(12)             $23,192
---------------------------------------------------------------------------------------------------------------------------------

The amortized cost, gross unrealized gains and losses and the estimated market value of mortgage-backed securities available for sale at June 30, 1999 were as follows:

                                                  Mortgage-Backed Securities Available for Sale
                                                  ---------------------------------------------
                                                  Amortized             Gross Unrealized    Gross Unrealized     Estimated Market
                                                       Cost                        Gains              Losses                Value
---------------------------------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations                $348,938                         $220             $(4,904)            $344,254
GNMA pass-through certificates                      127,285                          730                (709)             127,306
FHLMC pass-through certificates                      13,854                          105                 (74)              13,885
FNMA pass-through certificates                       17,409                          127                (134)              17,402
---------------------------------------------------------------------------------------------------------------------------------
                                                   $507,486                       $1,182             $(5,821)            $502,847
---------------------------------------------------------------------------------------------------------------------------------

There were no sales or calls of mortgage-backed securities held to maturity or available for sale during the year ended June 30, 1999.

The amortized cost, gross unrealized gains and losses and the estimated market value of mortgage-backed securities held to maturity at June 30, 1998 were as follows:

                                                  Mortgage-Backed Securities Held to Maturity
                                                  -------------------------------------------
                                                  Amortized             Gross Unrealized    Gross Unrealized     Estimated Market
                                                       Cost                        Gains              Losses                Value
---------------------------------------------------------------------------------------------------------------------------------
GNMA pass-through certificates                       $7,364                         $344                 $-                $7,708
FHLMC pass-through certificates                      23,086                          229                 (11)              23,304
FNMA pass-through certificates                       16,264                          173                  (6)              16,431
---------------------------------------------------------------------------------------------------------------------------------
                                                    $46,714                         $746                $(17)             $47,443
---------------------------------------------------------------------------------------------------------------------------------

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

The amortized cost, gross unrealized gains and losses and the estimated market value of mortgage-backed securities available for sale at June 30, 1998 were as follows:

                                                  Mortgage-Backed Securities Available for Sale
                                                  ---------------------------------------------
                                                  Amortized             Gross Unrealized    Gross Unrealized     Estimated Market
                                                       Cost                        Gains              Losses                Value
---------------------------------------------------------------------------------------------------------------------------------
Collateralized mortage obligations                 $255,334                       $1,072               $(230)            $256,176
GNMA pass-through certificates                       80,525                        1,473                  -                81,998
FHLMC pass-through certificates                       8,692                           34                 (14)               8,712
FNMA pass-through certificates                       16,821                          208                 (40)              16,989
---------------------------------------------------------------------------------------------------------------------------------
                                                   $361,372                       $2,787               $(284)            $363,875
---------------------------------------------------------------------------------------------------------------------------------

Proceeds from the calls and sales of mortgage-backed securities available for sale were $92,776 during the year ended June 30, 1998. A gain of $428 was recognized on these sales.


6.   LOANS

The Company's real estate loans are comprised of the following:

At June 30,                                    1999                     1998
----------------------------------------------------------------------------
One-to-four family                         $246,075                 $125,163
Multi-family and underlying
   cooperative                            1,000,859                  717,638
Nonresidential                               88,837                   50,062
F.H.A. and V. A. insured mortgage loans       9,699                   11,934
Co-op loans                                  32,893                   42,553
----------------------------------------------------------------------------
                                          1,378,363                  947,350
Net unearned fees                            (2,853)                  (3,486)
----------------------------------------------------------------------------
                                         $1,375,510                 $943,864
----------------------------------------------------------------------------

The Bank originates both adjustable and fixed interest rate real estate loans. At June 30, 1999, the approximate composition of these loans was as follows:

             Fixed Rate                                Variable Rate
-------------------------------------      ------------------------------------
Period to Maturity                         Period to Maturity
or Next Repricing          Book Value       or Next Repricing        Book Value
-------------------------------------      ------------------------------------
1 month-1 year                $16,155      1 month-1 year               $86,700
1 year-3 years                  4,624      1 year-3 years               187,840
3 years-5 years                18,865      3 years-5 years              158,851
5 years-10 years              300,135      5 years-10 years             383,189
Over 10 years                 220,041      Over 10 years                  1,963
-------------------------------------      ------------------------------------
                             $559,820                                  $818,543
-------------------------------------      ------------------------------------

The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the Federal Home Loan Bank of New York ("FHLBNY") five-year borrowing funds rate, the one-year constant maturity Treasury index, or the Federal Home Loan Bank national mortgage contract rate.

A concentration of credit risk exists within the Bank's loan portfolio, as the majority of real estate loans are collateralized by multi-family and underlying cooperative properties located in the New York City metropolitan area.

The Company's other loans are comprised of the following:

At June 30,                                    1999                     1998
----------------------------------------------------------------------------
Student loans                                  $794                     $677
Passbook loans (secured by savings
       and time deposits)                     2,271                    2,367
Home improvement loans                        3,666                    1,753
Consumer installment and other loans          1,100                      919
----------------------------------------------------------------------------
                                             $7,831                   $5,716
----------------------------------------------------------------------------

Loans on which the accrual of interest has been discontinued were $3,001 and $884 at June 30, 1999 and 1998, respectively. Nonaccrual loans totaling $1,772 as of June 30, 1999 were acquired on January 21, 1999 from FIBC. Interest income foregone on nonaccrual loans, which excludes foregone interest on nonaccrual loans acquired from FIBC during the period July 1, 1998 to January 21, 1999, was not material during the fiscal years ended June 30, 1999 and 1998.

The Bank had outstanding loans considered troubled-debt restructurings of $1,290 and $3,971 at June 30, 1999 and 1998, respectively. Income recognized on these loans was approximately $125 and $306 for the years ended June 30, 1999 and 1998, respectively, compared to interest income of $183 and $415 calculated under the original terms of the loans, for the years ended June 30, 1999 and 1998, respectively.

The recorded investment in loans for which impairment has been recognized under the guidance of SFAS 114 was approximately $1,564 and $3,136 at June 30, 1999 and 1998, respectively. The average balance of impaired loans was approximately $2,329 and $3,838 for the years ended June 30, 1999 and 1998, respectively. Write-downs on impaired loans were not material during the years ended June 30, 1999 and 1998, respectively. At June 30, 1999 and 1998, specific reserves totaling $62 and $23 were allocated within the allowance for loan losses for impaired loans. Net principal received and interest income recognized on impaired loans during the years ended June 30, 1999 and 1998 were not material. Reserves have been provided on all impaired loans as of June 30, 1999. At June 30, 1998, one loan totaling $2,681, was deemed impaired for which no reserves have been provided. This loan, which was included in troubled-debt restructurings at June 30, 1998, was satisfied during the fiscal year ended June 30, 1999. All other loans deemed impaired, which total 5 and 3 loans as of June 30, 1999 and 1998, respectively, have reserves allocated towards their outstanding balance.

The following assumptions were utilized in evaluating the loan portfolio pursuant to the provisions of SFAS 114:

HOMOGENOUS LOANS - One-to-four family residential mortgage loans and loans on cooperative apartments having a balance of less than $227 and consumer loans are considered to be small balance homogenous loan pools and, accordingly, are not covered by SFAS 114.

LOANS EVALUATED FOR IMPAIRMENT - All non-homogeneous loans greater than $1,000 are individually evaluated for potential impairment. Additionally, residential mortgage loans exceeding $227 and delinquent in excess of 60 days are evaluated for impairment. A loan is considered impaired when it is probable that all contractual amounts due will not be collected in accordance with the terms of the loan. A loan is not deemed to be impaired if a delay in receipt of payment is expected to be less than 30 days or if, during a longer period of delay, the Bank expects to collect all amounts due, including interest accrued at the contractual rate during the period of the delay. Factors considered by management include the property location, economic conditions, and any unique circumstances affecting the loan. At June 30, 1999 and 1998, all impaired loans were on nonaccrual status. In addition, at June 30, 1999 and 1998, respectively, approximately $1,437 and $429 of one-to-four family residential mortgage loans, loans on cooperative apartments and consumer loans with a balance of less than $227 were on nonaccrual status. These loans are considered as a homogeneous loan pool not covered by SFAS 114.

RESERVES AND CHARGE-OFFS - The Bank allocates a portion of its total allowance for loan losses to loans deemed impaired under SFAS 114. All charge-offs on impaired loans are recorded as a reduction in both loan principal and the allowance for loan losses. Management evaluates the adequacy of its allowance for loan losses on a regular basis. At June 30, 1999, management believes that its allowance is adequate to provide for losses inherent in the total loan portfolio, including impaired loans.

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

7. ALLOWANCE FOR LOAN LOSSES AND POSSIBLE LOSSES ON OTHER REAL ESTATE OWNED

Changes in the allowance for loan losses were as follows:

For the year ended June 30,                              1999                 1998                1997
------------------------------------------------------------------------------------------------------
Balance at beginning of period                        $12,075              $10,726              $7,812
Provision charged to operations                           240                1,635               4,200
Loans charged off                                        (208)                (328)             (1,388)
Recoveries                                                  7                   42                 102
Reserve acquired in purchase of FIBC                    2,967                   -                   -
------------------------------------------------------------------------------------------------------
Balance at end of period                              $15,081              $12,075             $10,726
------------------------------------------------------------------------------------------------------

Changes in the allowance for possible losses on real estate owned were as follows:

For the year ended June 30,                              1999                 1998                1997
------------------------------------------------------------------------------------------------------
Balance at beginning of period                           $164                 $187                $114
Provision charged to operations                            16                  114                 450
Charge-offs, net of recoveries                            (31)                (137)               (377)
------------------------------------------------------------------------------------------------------
Balance at end of period                                 $149                 $164                $187
------------------------------------------------------------------------------------------------------


8.   MORTGAGE SERVICING ACTIVITIES

At June 30, 1999 and 1998, the Bank was servicing loans for others having principal amounts outstanding of approximately $53,857 and $58,619 respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. In connection with these loans serviced for others, the Bank held borrowers' escrow balances of approximately $654 and $569 at June 30, 1999 and 1998, respectively.

9.   PREMISES AND FIXED ASSETS

The following is a summary of premises and fixed assets:
At June 30,                                      1999                      1998
-------------------------------------------------------------------------------
Land                                           $2,462                    $2,164
Buildings                                      10,689                    11,753
Leasehold improvements                          8,357                     1,282
Furniture and equipment                         7,712                     6,503
-------------------------------------------------------------------------------
                                               29,220                    21,702
Less:  accumulated appreciation
       and amortization                       (14,245)                  (10,960)
-------------------------------------------------------------------------------
                                              $14,975                   $10,742
-------------------------------------------------------------------------------


Depreciation and amortization expense amounted to approximately $954, $964, and $1,076 for the years ended June 30, 1999, 1998 and 1997, respectively.

10.   FEDERAL HOME LOAN BANK OF NEW YORK CAPITAL STOCK

The Bank is a Savings Bank Member of the FHLBNY. Membership requires the purchase of shares of FHLBNY capital stock at $100 per share. The Bank owned 282,813 and 107,535 shares at June 30, 1999 and 1998, respectively. The FHLBNY paid dividends on the capital stock of 6.9%, 7.2%, and 6.4% during the years ended June 30, 1999, 1998 and 1997, respectively.

11.   DUE TO DEPOSITORS

The deposit accounts of each depositor are insured up to $100 by either the Bank Insurance Fund or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC").

Deposits are summarized as follows:

At June 30,                                                   1999                                 1998
-----------------------------------------------------------------------------------------------------------------------
                                                EFFECTIVE COST           LIABILITY    EFFECTIVE COST          LIABILITY
-----------------------------------------------------------------------------------------------------------------------
Savings accounts                                         2.09%            $406,602              2.27%          $340,481
Certificates of deposit                                  5.31              703,251              5.84            612,328
Money market accounts                                    3.55               52,979              3.09             30,567
NOW and Super NOW accounts                               1.22               25,687              1.24             17,927
Non-interest bearing checking accounts                     -                58,542                -              37,039
-----------------------------------------------------------------------------------------------------------------------
                                                         3.85%          $1,247,061              4.30%        $1,038,342
-----------------------------------------------------------------------------------------------------------------------

The distribution of certificates of deposits by remaining maturity was as follows:

At June 30,                                 1999                   1998
-----------------------------------------------------------------------
Maturity in three months or less        $221,368               $139,108
Over 3 through 6 months                  137,654                103,472
Over 6 through 12 months                 192,749                163,791
Over 12 months                           151,480                205,957
-----------------------------------------------------------------------
Total certificates of deposit           $703,251               $612,328
-----------------------------------------------------------------------

The aggregate amount of certificates of deposits with a minimum denomination of $100 was approximately $78,707 and $60,259 at June 30, 1999 and 1998, respectively.

12.   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Presented below is information concerning securities sold with agreement to repurchase:

At or for the year ended June 30,                     1999                 1998
-------------------------------------------------------------------------------
Balance outstanding at end of period              $481,660             $256,601
Average interest cost at end of period                5.28%                5.74%
Average balance outstanding during the year       $381,996             $145,676
Average interest cost during the year                 5.45%                5.95%
Carrying value of underlying collateral at
   end of period                                  $496,500             $267,469
Estimated market value of underlying collateral   $491,750             $268,991
Maximum balance outstanding at month end during
   period                                         $481,660             $256,601

13.   FEDERAL HOME LOAN BANK OF NEW YORK ADVANCES

The Bank had borrowings (''Advances'') from the FHLBNY totaling $250,000 and $103,505 at June 30, 1999 and 1998, respectively. The average cost of FHLB advances was 5.96% and 6.04%, respectively, during the years ended June 30, 1999 and 1998, and the average interest rate on outstanding FHLB advances was 5.52% and 6.05%, respectively, at June 30, 1999 and 1998. At June 30, 1999, in accordance with the Advances, Collateral Pledge and Security Agreement with the FHLBNY, the Bank maintained in excess of $275,000 of qualifying collateral with the FHLBNY (principally real estate loans), as defined by the FHLBNY, to secure such advances.

14.   INCOME TAXES

The Company's Federal, State and City income tax provisions were comprised of the following:

Year Ended June 30,                  1999                                   1998                                 1997
--------------------------------------------------------------------------------------------------------------------------------
                                    STATE                                   State                                State
                    FEDERAL      AND CITY         TOTAL      Federal     and City        Total     Federal    and City     Total
--------------------------------------------------------------------------------------------------------------------------------
Current             $11,045        $1,685       $12,730       $8,687       $2,698      $11,385      $6,047      $4,541   $10,588
Deferred              1,915          (630)        1,285          776         (295)         481       2,153      (5,150)   (2,997)
--------------------------------------------------------------------------------------------------------------------------------
                    $12,960        $1,055       $14,015       $9,463       $2,403      $11,866      $8,200       $(609)   $7,591
--------------------------------------------------------------------------------------------------------------------------------

In accordance with SFAS 109, deferred tax assets and liabilities are recorded for temporary differences between the book and tax bases of assets and liabilities.

The components of Federal and net State and City deferred income tax assets and liabilities were as follows:

At June 30,                                              1999                                      1998
--------------------------------------------------------------------------------------------------------------------
                                                                       STATE                                   STATE
                                                FEDERAL             AND CITY           FEDERAL              AND CITY
--------------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Excess book bad debt over tax
       bad debt reserve                          $3,809               $2,691            $2,990                $2,188
Employee benefit plans                            3,921                2,344             2,858                 1,682
Tax effect of purchase
       accounting fair value
       adjustments                                   -                    -                366                   216
Tax effect of unrealized gain on
       securities available for sale              1,752                  618                -                     -
Other                                               165                  102                -                     -
--------------------------------------------------------------------------------------------------------------------
Total deferred tax assets                         9,647                5,755             6,214                 4,086
Less: Valuation allowance on
       deferred tax assets                           -                    -                 -                     -
--------------------------------------------------------------------------------------------------------------------
Deferred tax assets after
       valuation allowance                       $9,647               $5,755            $6,214                $4,086
--------------------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
Undistributed earnings of
       subsidiary                                $4,865                  $21            $1,677                  $358
Difference in book and tax
       carrying value of fixed assets               192                    2               412                   245
Tax effect of purchase
       accounting fair value
       adjustments                                  921                  549                -                     -
Tax effect of unrealized gain on
       securities available for sale                 -                    -              1,436                   871
Other                                                -                    -                122                     7
--------------------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                   $5,978                 $572            $3,647                $1,481
--------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                           $3,669               $5,183            $2,567                $2,605
--------------------------------------------------------------------------------------------------------------------

During the year ended June 30, 1999, deferred tax assets include an increase of $4,677 resulting from adjustments pursuant to SFAS 115, an increase of $1,872 related to deferred tax assets originally recorded on FIBC's books, and an increase of $595 related to adjustments resulting from the filing of prior period tax returns. During the year ended June 30, 1999, deferred tax liabilities include an increase of $2,179 related to the tax effect of purchase accounting adjustments resulting from the FIBC acquisition.

The provision for income taxes differed from that computed at the Federal statutory rate as follows:

Year ended June 30,                             1999         1998          1997
-------------------------------------------------------------------------------
Tax at Federal statutory rate                $11,856       $8,737        $6,967
State and local taxes, net of
       Federal income tax benefit                685        1,562          (396)
Goodwill amortization                          1,185          843           843
Amortization of excess fair value
       over cost - ESOP stock                    406          532           233
Other, net                                      (117)         193           (56)
-------------------------------------------------------------------------------
                                             $14,015      $11,867        $7,591
-------------------------------------------------------------------------------
Effective tax rate                             41.37%       47.53%        38.13%
-------------------------------------------------------------------------------

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

Pursuant to SFAS 109, the Bank is not required to provide deferred taxes on its tax loan loss reserve as of December 31, 1987 ("base year reserve"). The amount of this reserve on which no deferred taxes have been provided is approximately $15,280. This reserve could be recognized as taxable income and create a current tax liability using the income tax rates then in effect if one of the following occur: 1) the Bank's retained earnings represented by the reserve is used for purposes other than to absorb losses from bad debts, including dividends or distributions in liquidation; 2) the Bank fails to qualify as a Bank as provided by the Internal Revenue Code, or 3) there is a change in federal tax law.

On August 20, 1996, Federal legislation was signed into law which repealed the reserve method of accounting for bad debts, including the percentage of taxable income method used by the Bank. This repeal is effective for the Bank's taxable year beginning January 1, 1996. In addition, the legislation requires the Bank to include in taxable income its bad debt reserves in excess of its base year reserve over a 6 to 8 year period depending upon the maintenance of certain loan origination levels. Since the percentage of taxable income method tax bad debt deduction and the corresponding increase in the tax bad debt reserve in excess of the base year have been treated as temporary differences pursuant to SFAS 109, this change in tax law had no effect on the Company's consolidated statement of operations.

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

Prior to January 21, 1999, FIBC maintained an employee retirement plan covering all eligible employees (the "FIBC Retirement Plan"). Effective, January 21, 1999, the Bank assumed sponsorship of the FIBC Retirement Plan, for which the projected benefit obligation and plan assets totaled $2,281 and $2,675, respectively. Participants in the FIBC Retirement Plan, by amendment dated August 17, 1999, were provided with full vesting on their benefits through January 21, 1999. The projected benefit obligation and plan assets of the FIBC Retirement Plan are reflected in the projected benefit obligation and plan assets of the Bank's pension plan as of June 30, 1999.

The retirement cost for the pension plan includes the following components (including a non-recurring charge of $1,611 related to an early retirement program in 1998 and costs associated with the acquired FIBC Retirement Plan obligation during the period January 21, 1999 to June 30, 1999):

For the year ended June 30,             1999             1998              1997
-------------------------------------------------------------------------------
Service cost                            $444             $332              $400
Interest cost                            915              781               727
Actual return on plan assets          (1,272)          (2,931)             (838)
Net amortization and deferral            (32)           1,843              (224)
Expense associated with early
   retirement program                     -             1,611                -
-------------------------------------------------------------------------------
Net periodic cost                        $55           $1,636               $65
-------------------------------------------------------------------------------

The funded status of the plan was as follows:
JUNE 30,                                                   1999            1998
-------------------------------------------------------------------------------
PROJECTED BENEFIT OBLIGATION:
Balance at beginning of period                          $14,286         $10,015
Service cost                                                444             332
Interest cost                                               915             781
Actuarial (gain) loss                                      (393)          2,127
Benefit payments                                           (795)           (580)
Settlements                                                  (2)             -
Early retirement obligation                                (132)          1,611
Obligation of acquired plan                               2,281              -
-------------------------------------------------------------------------------
Balance at end of period                                 16,604          14,286
-------------------------------------------------------------------------------

Plan assets at fair value (investments in
   trust funds managed by RSI):
Balance at beginning of period                           13,599          11,121
Return on plan assets                                       786           2,932
Contributions                                                -              126
Benefit payments                                           (795)           (580)
Settlements                                                  (2)             -
Assets of acquired plan                                   2,675              -
-------------------------------------------------------------------------------
Balance at end of period                                 16,263          13,599
-------------------------------------------------------------------------------

FUNDED STATUS:
Deficiency of plan assets over projected
    benefit obligation                                    (341)            (687)
Unrecognized loss from experience
   different from that assumed                             626              560
Unrecognized net past service liability                   (175)            (207)
-------------------------------------------------------------------------------
(Accrued) Prepaid retirement expense
   included in Other (liabilities) assets                 $110            $(334)
-------------------------------------------------------------------------------

Amount recognized in statement of financial condition consists of:
   Prepaid asset / (accrued liability)                    $110            $(334)
   Intangible asset                                         -                -
-------------------------------------------------------------------------------
Net amount recognized                                     $110            $(334)
-------------------------------------------------------------------------------

Major assumptions utilized were as follows:
At June 30,                                  1999         1998
--------------------------------------------------------------
Discount rate                                7.00%        6.75%
Rate of increase in compensation levels      5.00         4.50
Expected long-term return on plan assets     9.00         9.00


BENEFIT MAINTENANCE PLAN AND DIRECTORS' RETIREMENT PLAN - During the fiscal year ended June 30, 1994, the Bank established a Supplemental Executive Retirement Plan (''SERP'') for its executive officers. The SERP was established to compensate the executive officers for any curtailments in benefits due to the statutory limitations on benefit plans. The SERP exists as a nonqualified plan which supplements the existing qualified plans. Defined benefit and defined contribution costs are incurred annually related to the SERP. During the year ended June 30, 1997, the SERP was renamed the Benefit Maintenance Plan ("BMP"), and sponsorship was transferred to the Company. As of June 30, 1999, the Benefit Maintenance Plan has an investment in the Company's common stock of $831.

Effective July 1, 1996, the Company established a non-qualified Retirement Plan for all of its outside directors, which will provide benefits to each eligible outside director commencing upon their termination of Board service or at age
65. Each outside director who serves or has agreed to serve as an outside director will automatically become a participant in the Plan.

The retirement cost for the defined benefit portion of the BMP and Directors' Retirement plan include the following components:

For the year ended June 30,             1999             1998              1997
-------------------------------------------------------------------------------
Service cost                            $141             $104              $203
Interest cost                            236              248               211
Net amortization and deferral            175              170               178
-------------------------------------------------------------------------------
                                        $552             $522              $592
-------------------------------------------------------------------------------

The defined contribution costs incurred by the Bank related to the BMP/SERP for the years ended June 30, 1999, 1998 and 1997 were $990, $522 and $305, respectively.

The funded status of the defined benefit portion of the plans was as follows:

The funded status of the plan was as follows:
JUNE 30,                                                   1999           1998
------------------------------------------------------------------------------
PROJECTED BENEFIT OBLIGATION:
Balance at beginning of period                           $3,562         $3,276
Service cost                                                141            104
Interest cost                                               236            249
Benefit payments                                             -             (29)
Actuarial (gain) loss                                        25            (38)
------------------------------------------------------------------------------
Balance at end of period                                  3,964          3,562
------------------------------------------------------------------------------

Plan assets at fair value:
Balance at beginning of period                               -              -
Contributions                                                -              29
Benefit payments                                             -             (29)
------------------------------------------------------------------------------
Balance at end of period                                     -              -
------------------------------------------------------------------------------

FUNDED STATUS:
Deficiency of plan assets over projected
    benefit obligation                                   (3,964)        (3,562)
Unrecognized loss from experience
   different from that assumed                            1,088          1,219
Unrecognized net past service liability                     739            759
-------------------------------------------------------------------------------
Accrued expense included in other liabilities           $(2,137)       $(1,584)
-------------------------------------------------------------------------------

Amount recognized in statement of financial condition consists of:
   Accrued liability                                    $(2,887)       $(2,444)
   Intangible asset                                         750            860
-------------------------------------------------------------------------------
Net amount recognized                                   $(2,137)       $(1,584)
-------------------------------------------------------------------------------

Major assumptions utilized were as follows:
At June 30,                            1999                       1998
-----------------------------------------------------------------------------
                             DIRECTORS'                    DIRECTORS'
                        RETIREMENT PLAN      BMP     RETIREMENT PLAN      BMP
-----------------------------------------------------------------------------
Discount rate                     7.00%     7.25%               6.75%    6.50%
Rate of increase in
   compensation levels            5.00      4.00                4.50     4.00

401(K) PLAN - The Bank also has a 401(k) plan which covers substantially all employees. Prior to May 31, 1996, under such plan the Bank matched 50% of each participant's contribution up to 6% of the participant's annual compensation for the first four years of participation and thereafter 100% of the participant's contribution up to a maximum of 6%. Effective May 31, 1996, the plan was amended whereby the Bank ceased all contributions to the plan. Effective January 1, 1997, the Bank ceased all participant pre-tax contributions to the Plan. No expense was recorded related to the 401(k) plan during the fiscal years ended June 30, 1999, 1998 and 1997. The 401(k) plan owns participant investments in the Company's common stock for the accounts of participants which totaled $5,001, $6,630 and $4,758 at June 30, 1999, 1998 and 1997, respectively.

Prior to January 21, 1999, FIBC maintained a savings incentive ("401(k)") plan for all eligible employees (the "FIBC 401(k) Plan"). Effective, January 21, 1999, the Bank assumed sponsorship of the FIBC 401(k) Plan, for which the plan assets total $724 as of June 30, 1999. Consistent with the Bank's existing 401(k) Plan, effective January 21, 1999, participant pre-tax contributions and employer matching contributions to the FIBC 401(k) Plan were ceased. As a result, no expenses associated with the FIBC 401(k) are reflected in the Company's statement of operations.

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

The postretirement cost includes the following components:

For the year ended June 30,             1999             1998              1997
-------------------------------------------------------------------------------
Service cost                             $48              $37               $75
Interest cost                            179              178               192
Unrecognized past service liability      (20)             (29)               -
-------------------------------------------------------------------------------
                                        $207             $186              $267
-------------------------------------------------------------------------------

The funded status of the postretirement benefit plan was as follows:

JUNE 30,                                                   1999           1998
------------------------------------------------------------------------------
PROJECTED BENEFIT OBLIGATION:
Balance at beginning of period                           $2,714         $2,355
Service cost                                                 48             37
Interest cost                                               179            177
Actuarial (gain) loss                                        80            245
Benefit payments                                           (133)          (100)
------------------------------------------------------------------------------
Balance at end of period                                  2,888          2,714
------------------------------------------------------------------------------

Plan assets at fair value:
Balance at beginning of period                               -              -
Contributions                                               133            100
Benefit payments                                           (133)          (100)
------------------------------------------------------------------------------
Balance at end of period                                     -              -
------------------------------------------------------------------------------

FUNDED STATUS:
Deficiency of plan assets over projected
    benefit obligation                                   (2,888)        (2,714)
Unrecognized loss from experience
   different from that assumed                              451            290
Unrecognized net past service liability                    (268)          (297)
-------------------------------------------------------------------------------
Accrued expense included in other liabilities           $(2,705)       $(2,721)
-------------------------------------------------------------------------------

Amount recognized in statement of financial condition consists of:
   Accrued liability                                    $(2,705)       $(2,721)
   Intangible asset                                          -             -
-------------------------------------------------------------------------------
Net amount recognized                                   $(2,705)       $(2,721)
-------------------------------------------------------------------------------

The assumed medical cost trend rates used in computing the accumulated postretirement benefit obligation was 7.0% in 1998 and was assumed to decrease gradually to 5.0% in 2004 and to remain at that level thereafter. Increasing the assumed medical care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation by approximately $129.
The assumed discount rate and rate of compensation increase used to measure the accumulated postretirement benefit obligation at June 30, 1999 were 7.00% and 5.00%, respectively. The assumed discount rate and rate of compensation increase used to measure the accumulated postretirement benefit obligation at June 30, 1998 were 6.75% and 4.50%, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN - In connection with the Conversion, the Board of Directors of the Company adopted the Dime Community Bancshares Employee Stock Ownership Plan (the "ESOP"). The ESOP borrowed $11,638 from the Company and used the funds to purchase 1,163,800 shares of the Company's common stock. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of time not to exceed 10 years from the date of the Conversion. The Bank's obligation to make such contributions is reduced by any investment earnings realized on such contributions or any dividends paid by the Company on stock held in the unallocated account. The loan had an outstanding balance of $8,016 and $9,175, respectively at June 30, 1999 and 1998, and a fixed rate of 8.0%.

Prior to January 21, 1999, FIBC maintained an employee stock ownership plan for all eligible employees (the "FIBC ESOP"). Effective, January 21, 1999, the Bank assumed sponsorship of the ESOP, for which the plan assets total $5,376 as of June 30, 1999. The Bank is currently in the process of dissolving the FIBC ESOP and distributing the plan assets to the respective participants, and has received a federal tax determination letter dated August 5, 1999, indicating that the termination of the FIBC ESOP will not adversely impact its tax qualified status.

Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation, as described in the plan, in the year of allocation. The ESOP vests at a rate of 25% per year of service beginning after two years with full vesting after five years, or upon attainment of age 65, death, disability, retirement or in the event of a "change of control" of the Company as defined in the ESOP. Shares of common stock allocated to participating employees totaled 115,832, 116,380 and 121,702 during the years ended June 30, 1999, 1998 and 1997. The ESOP benefit expense recorded in accordance with SOP 93-6 for allocated shares totaled $2,595, $2,670 and $1,883, respectively, for the years ended June 30, 1999, 1998 and 1997.

STOCK BENEFIT PLANS

      RECOGNITION AND RETENTION PLAN ("RRP") - In December, 1996, the shareholders approved the RRP, which is designed to encourage key officers and directors of the Company and Bank to remain with the Company, as well as to provide these persons with a proprietary interest in the Company. All allocated RRP shares vest on February 1{st }of each year over a total period of five years, and become 100% vested in the event of death or disability of the participant, or in the event of a "change of control" of the Company as defined by the RRP. The Company continues to account for compensation expense under the RRP under APB 25, measuring compensation cost based upon the average acquisition value of the RRP shares.

      The following is a summary of activity related to the RRP for the years ended June 30, 1999, 1998 and 1997:

At or for the year ended June 30,                  1999        1998       1997
-------------------------------------------------------------------------------
Shares acquired (a)                              46,770(a)       -      581,900
Shares vested                                   103,456     164,876      15,870
Shares forfeited                                  3,200          -           -
Unallocated shares - end of period               46,770          -           -
Unvested allocated shares -end of period        310,368     417,024     566,030
Compensation recorded to expense                 $1,922      $2,708      $1,175
EFFECTS OF ACCOUNTING FOR COMPENSATION UNDER
       SFAS 123 INSTEAD OF APB 25:
     Decrease in compensation expense              $422        $601        $315
     Increase in Basic EPS                        $0.02       $0.03       $0.01
     Increase in Diluted EPS                      $0.02       $0.02       $0.01

(a) Represents awarded shares retained for tax withholding.

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

On January 21, 1999, holders of stock options which had been granted by FIBC to purchase 96,975 shares of FIBC common stock were converted into options to purchase 177,286 shares DCB common stock (the "Converted Options"). The expiration dates on all Converted Options remained unchanged from initial grant by FIBC.

Activity related to the Stock Option Plan for the fiscal years ended June 30, 1999, 1998 and 1997 is as follows:

Year Ended June 30,                            1999         1998           1997
-------------------------------------------------------------------------------
Options outstanding - beginning of year   1,388,225    1,393,425             -
Options granted                                  -            -       1,393,425
FIBC stock options converted into
   Company stock options                    177,286           -              -
Options exercised                            32,300        3,600             -
Options forfeited                             8,000        1,600             -
Options outstanding - end of year         1,525,211    1,388,225      1,393,425
Remaining options available for grant
   under the plan                            70,925       62,925         61,325
Exercisable options at end of year          771,361      305,225         39,675
Weighted average exercise price on
   exercisable options - end of year         $13.10       $14.50         $14.50

The weighted average fair value per option at the date of grant/conversion for stock options granted/converted was estimated as follows:

                                                     Granted    FIBC Converted
                                                     Options           Options
------------------------------------------------------------------------------
Estimated fair value on date
   of grant/conversion                                 $5.72            $13.81
Pricing methodology utilized                 Binomial Option   Binomial Option
Expected life (in years)                                  10                10
Interest rate                                           5.79%             5.25%
Volatility                                             22.89             22.78
Dividend yield                                          1.40              2.00

The Company continues to account for Stock Options under APB 25, accordingly no compensation cost has been recognized. Had the Company recorded compensation expense under the fair value methodology encouraged under SFAS 123, compensation expense would have increased by $1,063, $1,063 and $532, respectively, for the years ended June 30, 1999, 1998 and 1997, net income would have decreased by $574, $574 and $287 respectively for the years ended June 30, 1999, 1998 and 1997, both basic and diluted earnings per share would have decreased by $0.05 for the years ended June 30, 1999 and 1998, and both basic and diluted earnings would have decreased by $0.02 during the year ended
June 30, 1997.   The effects of applying SFAS 123 for disclosing compensation cost may not be representative of the effect on reported net income for future years.

16.   COMMITMENTS AND CONTINGENCIES

MORTGAGE LOAN COMMITMENTS AND LINES OF CREDIT - At June 30, 1999 and 1998, the Bank had outstanding commitments to make mortgage loans aggregating approximately $111,008 and $158,042, respectively.

At June 30, 1999, commitments to originate fixed rate and adjustable rate mortgage loans were $18,221 and $92,787 respectively. Interest rates on fixed rate commitments ranged between 6.38% to 8.00%. Substantially all of the Bank's commitments will expire within two months. A concentration risk exists with these commitments as virtually all of the outstanding mortgage loan commitments involve multi-family and underlying cooperative properties located within the New York City metropolitan area.

The Bank had available at June 30, 1999 unused lines of credit with the Federal Home Loan Bank of New York totaling $100,000, expiring on September 13, 1999.

LEASE COMMITMENTS - At June 30, 1999, aggregate net minimum annual rental commitments on leases are as follows:

Year Ended June 30,      Amount
-------------------------------
2000                       $657
2001                        665
2002                        522
2003                        541
2004                        526
Thereafter                1,719

Net rental expense for the years ended June 30, 1999, 1998 and 1997 approximated $150, $183, and $197, respectively.

LITIGATION - The Company and its subsidiary are subject to certain pending and threatened legal actions which arise out of the normal course of business. Management believes that the resolution of any pending or threatened litigation will not have a material adverse effect on the financial condition or results of operations.

17.   FAIR VALUE OF FINANCIAL INSTRUMENTS
The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Standards No. 107, ''Disclosures About Fair Value of Financial Instruments.'' The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

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

The estimated fair values of the Company's financial instruments at June 30, 1999 and 1998 were as follows:

                                              CARRYING                     FAIR
June 30, 1999                                   AMOUNT                    VALUE
-------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                        $17,801                  $17,801
Investment securities held to maturity          31,698                   31,768
Investment securities available for sale       146,632                  146,632
Mortgage-backed securities held to maturity     22,820                   23,192
Mortgage-backed securities available for sale  502,847                  502,847
Loans and loans held for sale                1,368,260                1,375,248
Federal funds sold                              11,011                   11,011
FHLB stock                                      28,281                   28,281
LIABILITIES:
Savings, money market, NOW Super NOW and
   checking accounts                          $543,810                 $543,810
Certificates of Deposit                        703,251                  701,695
Escrow, other deposits and borrowed funds      768,237                  768,237
Other liabilities                               20,622                   20,622
-------------------------------------------------------------------------------


                                              CARRYING                     FAIR
June 30, 1998                                   AMOUNT                    VALUE
-------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                        $16,266                  $16,266
Investment securities held to maturity          78,091                   78,593
Investment securities available for sale        85,706                   85,706
Mortgage-backed securities held to maturity     46,714                   47,443
Mortgage-backed securities available for sale  363,875                  363,875
Loans and loans held for sale                  938,046                  942,341
Federal funds sold                               9,329                    9,329
FHLB stock                                      10,754                   10,754
LIABILITIES:
Savings, money market, NOW Super NOW and
   checking accounts                          $426,014                 $426,014
Certificates of Deposit                        612,328                  610,296
Escrow, other deposits and borrowed funds      375,501                  375,501
Other liabilities                               23,734                   23,734
Off-balance sheet liability-
   commitments to extend credit                     -                    (1,431)
-------------------------------------------------------------------------------

18. TREASURY STOCK

The Company repurchased 937,929, 919,837 shares and 1,454,750 shares of its common stock into treasury during the fiscal years ended June 30, 1999, 1998 and 1997, respectively. All shares were repurchased in accordance with applicable regulations of the Office of Thrift Supervision and Securities and Exchange Commission. The Company reissued 1,504,704 shares of treasury stock in conjunction with its acquisition of FIBC.


19. REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 3%, and total risk-based capital (as defined) of 8%. In addition, insured institutions in the strongest financial and managerial condition, with a rating of one (the highest examination of the Office of Thrift Supervision under the Uniform Financial Institutions Rating System) are required to maintain Tier 1 capital ratio of not less than 3.0% of total assets (the "leverage capital ratio").
For all other banks, the minimum leverage capital requirement is 4.0%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the institution. The Bank is also subject to prompt corrective action requirement regulations set forth by the FDIC. These regulations require the Bank to maintain minimum of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 1999, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                                              TO BE CATEGORIZED
                                                                                                            AS "WELL CAPITALIZED"
                                                                                   FOR CAPITAL                   UNDER PROMPT
                                                                                     ADEQUACY                  CORRECTIVE ACTION
                                                           ACTUAL                    PURPOSES                    PROVISIONS
                                                ----------------------------------------------------------------------------------
As of June 30, 1999                                   AMOUNT      RATIO          AMOUNT         RATIO         AMOUNT         RATIO
----------------------------------------------------------------------------------------------------------------------------------
Tangible capital                                    $123,817      5.83%         $31,846           1.5%            N/A         N/A
Leverage capital                                     123,817      5.83           63,693           3.0%            N/A         N/A
Total risk-based capital (to risk weighted
   assets)                                          138,123      11.45           96,515           8.0%       $120,644       10.00%
Tier I risk-based capital (to risk weighted
   assets)                                          123,817      10.28              N/A           N/A          72,387        6.00
Tier I leverage capital (to average assets)         123,817       6.52              N/A           N/A          94,904        5.00

                                                                                                            To Be Categorized
                                                                                                              TO BE CATEGORIZED
                                                                                                            AS "WELL CAPITALIZED"
                                                                                   FOR CAPITAL                   UNDER PROMPT
                                                                                     ADEQUACY                  CORRECTIVE ACTION
                                                           ACTUAL                    PURPOSES                    PROVISIONS
                                                ----------------------------------------------------------------------------------
As of June 30, 1998                                   AMOUNT      RATIO          AMOUNT         RATIO         AMOUNT         RATIO
----------------------------------------------------------------------------------------------------------------------------------
Tangible capital                                    $131,186       8.32%        $23,655           1.5%           N/A          N/A
Leverage capital                                     131,186       8.32          47,309           3.0%           N/A          N/A
Total risk-based capital (to risk weighted
   assets)                                           141,885      16.58          68,472           8.0%       $85,590        10.00%
Tier I risk-based capital (to risk weighted
   assets)                                           131,186      15.33             N/A           N/A         51,354         6.00
Tier I leverage capital (to average assets)          131,186       9.06             N/A           N/A         72,380         5.00

The following is a reconciliation of generally accepted accounting principles
(GAAP) capital to regulatory capital for the Bank:

    At June 30,                                       1999                                              1998
-------------------------------------------------------------------------------------------------------------------------------
                                    TANGIBLE        LEVERAGE      RISK-BASED            Tangible        Leverage      Risk-Based
                                     CAPITAL         CAPITAL         CAPITAL             Capital         Capital         Capital
--------------------------------------------------------------------------------------------------------------------------------
GAAP capital                        $189,405        $189,405        $189,405            $156,718        $156,718        $156,718
Non-allowable assets:
Core deposit intangible               (4,585)         (4,585)         (4,585)                 -               -               -
Unrealized loss (gain) on
      available for sale
      securities                       3,868           3,868           3,868              (1,504)         (1,504)         (1,504)
Goodwill                             (64,871)        (64,871)        (64,871)            (24,028)        (24,028)        (24,028)
General valuation
      allowance                           -               -           14,306                  -               -           10,699
--------------------------------------------------------------------------------------------------------------------------------
Regulatory capital                   123,817         123,817         138,123             131,186         131,186         141,885
Minimum capital
       requirement                    31,846          63,693          96,515              23,655          47,309          68,472
--------------------------------------------------------------------------------------------------------------------------------
Regulatory capital
       excess                        $91,971         $60,124         $41,608            $107,531         $83,877         $73,413
--------------------------------------------------------------------------------------------------------------------------------

20.   QUARTERLY FINANCIAL INFORMATION

The following represents the unaudited results of operations for each of the quarters during the fiscal years ended June 30, 1999 and 1998.

For the Three Months Ended          September 30, 1998     December 31, 1998     March 31, 1999<F1>    June 30, 1999<F1>
-----------------------------------------------------------------------------------------------------------------------
Net interest income                            $12,600               $12,486                $15,489             $16,118
Provision for loan losses                           60                    60                     60                  60
Net interest income after
      provision for loan losses                 12,540                12,426                 15,429              16,058
Non-interest income                              1,254                 2,407                  1,906               2,349
Non-interest expense:                            6,692                 7,074                  8,172               8,555
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                       7,102                 7,759                  9,163               9,852
Income tax expense                               3,119                 3,074                  3,614               4,208
-----------------------------------------------------------------------------------------------------------------------
Net income                                      $3,983                $4,685                 $5,549              $5,644
-----------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE <F2>:
  Basic                                          $0.38                 $0.46                  $0.49               $0.49
-----------------------------------------------------------------------------------------------------------------------
  Diluted                                        $0.35                 $0.42                  $0.45               $0.45
-----------------------------------------------------------------------------------------------------------------------

For the Three Months Ended          September 30, 1997     December 31, 1997     March 31, 1998    June 30, 1998
-----------------------------------------------------------------------------------------------------------------------
Net interest income                            $12,026               $12,279                $12,459             $12,765
Provision for loan losses                          525                   525                    525                  60
Net interest income after
      provision for loan losses                 11,501                11,754                 11,934              12,705
Non-interest income                                981                 1,032                  1,261               3,733
Non-interest expense:                            6,746                 6,860                  7,063               9,268
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                       5,736                 5,926                  6,132               7,170
Income tax expense                               2,898                 3,039                  2,794               3,135
-----------------------------------------------------------------------------------------------------------------------
Net income                                      $2,838                $2,887                 $3,338              $4,035
-----------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE (2):
  Basic                                          $0.25                 $0.26                  $0.31               $0.37
-----------------------------------------------------------------------------------------------------------------------
  Diluted                                        $0.23                 $0.24                  $0.28               $0.34
-----------------------------------------------------------------------------------------------------------------------

 <F1> On January 21, 1999, the Company completed the FIBC acquisition.
 <F2> The quarterly earnings per share amounts, when added, may not agree to earnings per share reported on the Consolidated Statement of Operations due to differences in the computed weighted average shares outstanding as well as rounding differences.

21. CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The Company began operations on June 26, 1996. The following statements of condition as of June 30, 1999 and 1998, and the related statements of operations and cash flows for the years ended June 30, 1999, 1998 and 1997 reflect the Company's investment in its wholly-owned subsidiaries, the Bank and 842 Manhattan Avenue Corp., using the equity method of accounting:

                        DIME COMMUNITY BANCSHARES, INC.
                  CONDENSED STATEMENTS OF FINANCIAL CONDITION
                  (Dollars in thousands except share amounts)

At June 30,                                        1999                    1998
-------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                             $61                     $55
Investment securities available for sale          9,529                  18,677
Mortgage-backed securities available for sale    45,248                      -
Federal funds sold                                3,517                   1,291
ESOP loan to subsidiary                           8,016                   9,175
Investment in subsidiary                        189,575                 156,718
Receivable for securities sold                       -                    1,264
Other assets                                        264                     184
-------------------------------------------------------------------------------
TOTAL ASSETS                                   $256,210                $187,364
-------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Securities sold under agreement to repurchase   $43,766                     $-
Other liabilities                                   875                   1,015
Stockholders' equity                            211,569                 186,349
-------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY:    $256,210                $187,364
-------------------------------------------------------------------------------



                        DIME COMMUNITY BANCSHARES, INC.
                      CONDENSED STATEMENTS OF OPERATIONS
                  (Dollars in thousands except share amounts)

For the year ended June 30,                     1999         1998          1997
-------------------------------------------------------------------------------
Net interest income                           $1,503       $2,041        $3,585
Dividends received from Bank                  54,000       13,000            -
Gain on sales of securities                      555          521            11
Less:
Non-interest expense                             431          481           446
-------------------------------------------------------------------------------
Income before income taxes and equity of undistributed
   (overdistributed) earnings of the Bank     55,627       15,081         3,150
Income tax expense                               752          935         1,487
-------------------------------------------------------------------------------
Income before equity of undistributed (overdistributed) earnings
    of Subsidiaries                           54,875       14,146         1,663
Equity in (overdistributed) undistributed
  earnings of Subsidiaries (1)               (35,014)      (1,048)       10,653
-------------------------------------------------------------------------------
NET INCOME                                   $19,861      $13,098       $12,316
-------------------------------------------------------------------------------

    (1) The equity in overdistributed earnings of Subsidiaries for the years ended June 30, 1999 and 1998, represents dividends paid to the Company by its subsidiaries in excess of the current year's earnings of Subsidiaries.

                        DIME COMMUNITY BANCSHARES, INC.
                      CONDENSED STATEMENTS OF CASH FLOWS
                  (Dollars in thousands except share amounts)

 For the year ended June 30,                                                   1999                1998              1997
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                  $19,861              $13,098          $12,316
Adjustments to reconcile net income to net cash provided
          by operating activities:
     Equity in overdistributed (undistributed) earnings of                   35,014                1,048          (10,653)
Subsdiaries
     Gain on sale of investment securities available for sale                  (555)                (520)             (11)
     Net accretion of discount on investment securities
               available for sale                                              (283)                (291)          (1,130)
     Decrease (Increase) in other assets                                        (80)                 160             (321)
     Decrease (Increase) in receivable for securities purchased               1,264               (1,264)              -
     (Decrease) Increase in payable for securities purchased                     -                    -           (33,994)
     (Decrease)Increase in other liabilities                                   (747)                 (71)            (225)
-------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                          54,474               12,160          (34,018)

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (Increase) in federal funds sold                                    (2,226)               4,749           47,583
Proceeds from sale of investment securities available for sale                9,373               13,439           10,011
Proceeds from calls and maturities of investment securities
          available for sale                                                  5,000               13,500          120,595
Purchases of investment securities available for sale                        (5,425)             (20,940)        (117,006)
Purchases of mortgage-backed securities available for sale                  (54,015)                  -                -
Principal repayments on mortgage-backed securities available for              8,485                   -                -
sale
Principal repayments on ESOP loan                                               691                  911            1,165
Cash disbursed in acquisition of Financial Bancorp, net of cash             (33,068)                  -                -
acquired
-------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                         (71,185)              11,659           62,348

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in securities sold under agreement to repurchase                    43,766                   -                -
Cash disbursed for expenses related to issuance of common stock                  -                    -              (190)
COMMON STOCK ISSUED FOR EXERCISE OF STOCK OPTIONS                               468                   52               -
CASH DIVIDENDS PAID TO STOCKHOLDERS                                          (5,919)              (2,635)            (537)
PURCHASE OF TREASURY STOCK                                                  (21,198)             (20,767)         (27,703)
PURCHASE OF COMMON STOCK BY BENEFIT MAINTENANCE PLAN                           (400)                (431)              -
-------------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                          16,717              (23,781)         (28,430)
-------------------------------------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND DUE FROM BANKS                                6                   38             (100)
CASH AND DUE FROM BANKS, BEGINNING OF PERIOD                                     55                   17              117
-------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS, END OF PERIOD                                          $61                  $55              $17
-------------------------------------------------------------------------------------------------------------------------

                               *   *   *   *   *
                                       -55-