Form 10-K, Exhibit 13
period 2000-06-30
DIME COMMUNITY BANCSHARES INC
filed 2000-09-28
CIK 1005409

FINANCIAL HIGHLIGHTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Our consolidated financial and other data set forth below is derived in part from, and should be read in conjunction with our Consolidated Financial Statements and Notes thereto. Our earnings per share information for the fiscal year ended June 30, 1996 is not meaningful since the sale of our common stock and acquisition of Conestoga Bancorp, Inc. occurred on June 26, 1996. We acquired Financial Bancorp, Inc. on January 21, 1999. Certain amounts as of and for the years ended June 30, 1999, 1998, 1997 and 1996 have been reclassified to conform to their June 30, 2000 presentation.

  At or for the fiscal years ended June 30,               2000             1999            1998             1997          1996
-------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA <F16>:
Total assets                                        $2,502,139       $2,247,615      $1,623,926       $1,315,026     $1,371,821
Loans, net <F1>                                      1,706,515        1,368,260         938,046          739,858        575,874
Mortgage-backed securities                             442,690          525,667         410,589          308,525        209,941
Investment securities <F2>                             181,033          206,611         174,551          168,596        392,450
Federal funds sold and other short-term                  9,449           11,011           9,329           18,902        115,130
investments
Goodwill                                                60,254           64,871          24,028           26,433         28,438
Deposits                                             1,219,148        1,238,933       1,034,085          963,395        950,114
Borrowings                                           1,014,027          731,660         360,106          139,543         27,708
Stockholders' equity                                   207,169          211,695         186,349          190,889        213,071
Tangible Stockholders' equity                          149,464          145,562         159,558          162,361        184,188
SELECTED OPERATING DATA:
Interest income                                       $165,623         $135,390        $107,127          $89,533        $52,952
Interest expense on deposits and
       borrowings                                       98,820           77,219          56,935           41,564         23,516
Net interest income                                     66,803           58,171          50,192           47,969         29,436
Provision for losses                                       240              240           1,635            4,200          2,979
Net interest income after provision for
       loan losses                                      66,563           57,931          48,557           43,769         26,457
Non-interest income                                      5,043            6,438           6,344            3,630          1,042
Non-interest expense <F3>                               34,015           30,493          29,937           27,492         14,021
Income before income tax expense and
       cumulative effect of changes in
       accounting principle                             37,591           33,876          24,964           19,907         13,478
Income tax expense <F4>                                 15,217           14,015          11,866            7,591          6,181
Income before cumulative effect of
       changes in accounting principle                  22,374           19,861          13,098           12,316          7,297
Cumulative effect on prior years of
       changing to a different method of
       accounting for postretirement benefits
       other than than pensions <F5>:                       -                -               -                -          (1,032)
       Net income <F6>                                 $22,374          $19,861         $13,098          $12,316         $6,265
SELECTED FINANCIAL RATIOS AND OTHER DATA <F7>:
FINANCIAL AND PERFORMANCE RATIOS:
   Return on average assets <F6> <F8>                     0.93%            1.02%           0.90%            1.00%          1.07%
   Return on average stockholders' equity <F6><F8>       10.65            10.34            7.06             5.94           9.07
   Stockholders' equity to total assets
         at end of period                                 8.28             9.42           11.48            14.52          15.53
   Tangible equity to tangible assets at end of
         period                                           6.11             6.67            9.99            12.62          13.72
   Loans to deposits at end of period                   141.18           111.66           91.88            77.91          61.43
   Loans to earning assets at the end of the period      73.10            65.05           61.51            60.21          46.21
   Average interest rate spread <F9>                      2.48             2.61            2.97             3.37           3.85
   Net interest margin <F10>                              2.91             3.11            3.58             4.09           4.43
   Average interest earning assets to average
         interest bearing liabilities                   110.04           112.33          115.13           120.13         116.53
   Non-interest expense to average assets <F6>            1.41             1.57            2.05             2.24           2.06
   Core non-interest expense to average assets <F12>      1.24             1.37            1.73             1.87           2.06
   Efficiency ratio <F6><F11>                            46.33            47.84           56.09            54.32          45.98
   Core efficiency ratio <F11> <F12>                     40.77            41.96           47.39            45.55          45.98
   Effective tax rate                                    40.48            41.37           47.53            38.13          45.86
   Dividend payout ratio                                 34.74            30.36           21.10             0.05           N/A
PER SHARE DATA:
   Diluted Earnings per share <F6>                       $1.90            $1.68           $1.09            $0.95           N/A
   Cash dividends per share                               0.66             0.51            0.23            0.045           $-
   Book value per share                                  17.76            16.57           15.30            14.58          14.65
   Tangible book value per share                         12.81            11.39           13.10            12.40          12.66

  DOLLARS IN THOUSANDS,EXCEPT PER SHARE DATA             2000             1999            1998             1997          1996
-------------------------------------------------------------------------------------------------------------------------------
CASH EARNINGS INFORMATION:
   Cash earnings                                       $31,911          $28,124         $20,944          $17,847         $6,472
   Diluted cash earnings per share <F13>                  2.71             2.37            1.75             1.37           N/A
   Cash return on average assets <F8> <F13>               1.33%            1.45%           1.44%            1.45%          1.10%
   Cash return on average
         stockholders' equity <F8> <F13>                 15.19            14.65           11.29             8.61           9.32
   Cash non-interest expense to average assets <F13>      1.07             1.14            1.41             1.63           2.03
   Cash efficiency ratio <F11> <F13>                     35.19            34.88           38.46            39.51          45.30
ASSET QUALITY RATIOS AND OTHER DATA:
   Net charge-offs                                        $536             $201            $286           $1,286         $1,009
   Total non-performing loans                            4,421            3,001             884            3,190          6,551
   Other real estate owned, net                            381              866             825            1,697          1,946
      Ratios:
        Non-performing loans to total loans               0.26%            0.22%           0.09%            0.43%          1.12%
        Non-performing loans and real estate
              owned to total assets                       0.19             0.17            0.11             0.37           0.62
ALLOWANCE FOR LOAN LOSSES TO:
        Non-performing loans                            334.43%          502.53%       1,365.95%          336.24%        119.25%
        Total loans <F14>                                 0.86             1.09            1.27             1.43           1.34
REGULATORY CAPITAL RATIOS: (Bank only)
   Tangible capital                                       5.76%            5.83%           8.32%            9.86%          9.49%
   Core capital                                           5.76             5.83            8.32             9.87           9.50
   Risk-based capital                                    11.62            11.45           16.58            19.99          21.24
Earnings to Fixed Charges Ratios <F15>:
Including interest on deposits                            1.38X            1.44x           1.44x            1.48x          1.57x
Excluding interest on deposits                            1.70             2.03            2.79             7.59          14.37
FULL SERVICE BRANCHES                                       18               19              14               15             15

<F1> Loans, net, represents gross loans less net deferred loan fees and allowance for loan losses.

<F2> Amount includes investment in Federal Home Loan Bank of New York capital stock.

<F3> Excluding a non-recurring charge of $2.0 million related to the recapitalization of the Savings Association Insurance Fund (referred to as SAIF) of the Federal Deposit Insurance Corporation, non-interest expense was $25.5 million during the year ended June 30, 1997.

<F4> Excluding non-recurring New York State and New York City income tax recoveries of $1.9 million and $1.0 million, respectively, income tax expense was $10.5 million during the fiscal year ended June 30, 1997.

<F5> We adopted Statement of Financial Accounting Standards No. 106,
   ''Employers' Accounting for Postretirement Benefits Other Than Pensions'' effective July 1, 1995. We elected to record the full accumulated post retirement benefit obligation upon adoption. This resulted in a cumulative effect adjustment of $1,032,000 (after reduction for income taxes of $879,000) to apply retroactively to previous years the new method of accounting, which is shown in the consolidated statement of income for the year ended June 30, 1996.

<F6> Excluding a non-recurring charge of $2.0 million relating to the recapitalization of the SAIF and the recovery of New York State and City deferred income taxes previously provided, net income would have been $10.5 million, and the return on average assets, return on average stockholders' equity, return on average tangible stockholders' equity, non-interest expense to average assets, the efficiency ratio, and earnings per share would have been 0.86%, 5.08%, 5.85%, 2.07%, 50.30% and $0.81, respectively, for the year ended June 30, 1997.

<F7> With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods. Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios.

<F8> Income before cumulative effect of changes in accounting principles is used to calculate return on average assets and return on average equity ratios.

<F9> Average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

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

<F13> In calculating these ratios, non-interest expense excludes expenses such as goodwill amortization and compensation expense related to our s stock benefit plans which are accretive to book value. Excluding the effects of the SAIF Special Assessment and the recovery of New York State and City deferred income taxes previously provided, cash return on average assets, cash return on average stockholders' equity, cash return on average tangible stockholders' equity, and cash earnings per share would have been 1.31%, 7.75%, 8.92%, and $1.24 for the year ended June 30, 1997.

<F14> Total loans represents loans, net, plus the allowance for loan losses.

<F15> For purposes of computing the ratios of earnings to fixed charges, earnings represent income before taxes, extraordinary item and cumulative effect of accounting changes plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Dime Community Bancshares, Inc.'s (hereafter referred to as the "Company," "us" and "we") primary business is the operation of its wholly owned subsidiary, The Dime Savings Bank of Williamsburgh (hereafter referred to as the "Bank").

Our principal business has been, and continues to be, gathering deposits from customers within our market area, and investing those deposits primarily in multi-family and one-to-four family residential mortgage loans, mortgage-backed securities, and obligations of the U.S. Government and Government Sponsored Entities. Our revenues are derived principally from interest on loan and securities portfolios. Our primary sources of funds are: deposits; loan amortization, prepayments and maturities; amortization, prepayments and maturities of mortgage-backed and investment securities; borrowed funds; and, to a lesser extent, occasional sales of investments and mortgage-backed securities.

Our consolidated results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on our interest-earning assets, such as loans and securities, and the interest expense paid on our interest-bearing liabilities, such as deposits. We also generate non-interest income such as service charges and other fees. Our non-interest expenses primarily consist of employee compensation and benefits, occupancy expenses, federal deposit insurance premiums, net costs of other real estate owned, data processing fees, amortization of goodwill associated with purchase acquisition accounting and other operating expenses. Our results of operations are also significantly affected by general economic and competitive conditions (particularly changes in market interest rates), government policies, changes in accounting standards and actions of regulatory agencies.


MANAGEMENT STRATEGY

Our primary strategy is to increase our household and deposit market shares in the communities we serve, either through acquisitions or purchases of deposits, or by direct marketing, and to increase our product and service utilization for each individual depositor. In addition, our primary strategy includes the origination of, and investment in, mortgage loans, with an emphasis on multi-family loans. Multi-family lending is a significant business for us and reflects the fact that much of the housing in our primary lending area is multi-family housing. We also strive to provide a stable source of liquidity and earnings through the purchase of investment grade securities; seek to maintain our asset quality for loans and other investments; and use appropriate portfolio and asset/liability management techniques in an effort to manage the effects of interest rate volatility on our profitability and capital.

LOAN ORIGINATIONS WITH AN EMPHASIS ON MULTI-FAMILY LENDING. We believe that multi-family loans provide advantages as portfolio investments. First, they provide a higher yield than single-family loans or investment securities of comparable maturities or terms to repricing. Second, our market area generally has provided a stable flow of new and refinanced multi-family loan originations. In addition to our emphasis on multi-family lending, we will continue to market and originate residential first mortgage loans secured primarily by owner-occupied, one-to-four family residences, including condominiums and cooperative apartments. Third, origination and processing costs for our multi-family loans are lower per thousand dollars of originations than comparable single-family costs. In addition, to address the higher credit risk associated with multi-family lending, we have developed what we believe are reliable underwriting standards for loan applications in order to maintain a consistent credit quality for new loans.

FRANCHISE EXPANSION. On January 21, 1999, we completed the acquisition of Financial Bancorp, Inc. (hereafter referred to as "FIBC"), the holding company for Financial Federal Savings Bank, F.S.B. (hereafter referred to as the "FIBC Acquisition"). The total consideration paid to FIBC stockholders, in the form of cash or our common stock, was $66.8 million and was comprised of $34.5 million in cash and 1,504,704 shares of our common stock. Our operating results for the fiscal year ended June 30, 1999 reflect the addition of earnings from the acquisition of FIBC for the period January 22, 1999 through June 30, 1999. The FIBC Acquisition was accounted for as a purchase transaction.

On June 26, 1996, we completed the acquisition of Conestoga Bancorp, Inc. (hereafter referred to as "Conestoga") resulting in the merger of Conestoga's wholly owned subsidiary, Pioneer Savings Bank, F.S.B. (hereafter referred to as the "Conestoga Acquisition"). The Conestoga Acquisition was accounted for in the financial statements using the purchase method of accounting. Shareholders of Conestoga were paid approximately $101.3 million in cash. Since the Conestoga Acquisition occurred on June 26, 1996, its impact upon our consolidated results of operations for the fiscal year ended June 30, 1996 was minimal.

We continue to evaluate acquisition and other growth opportunities as they become available. Additionally, we plan to supplement this strategy with direct marketing efforts designed to increase customer household and/or deposit balances and the number of our services used per household among our existing customers.

CAPITAL LEVERAGE STRATEGY. As a result of the initial public offering in June 1996, our capital level significantly exceeded all regulatory requirements. A portion of the "excess" capital generated by the initial public offering has been deployed through the use of a capital leverage strategy whereby we invest in high quality mortgage-backed securities ("leverage assets") funded by short-term borrowings from various third party lenders. The capital leverage strategy generates additional earnings for us by virtue of a positive interest rate spread between the yield on the leverage assets and the cost of the borrowings. Since the average term to maturity of the leverage assets exceeds that of the borrowings used to fund their purchase, the net interest income earned on the leverage strategy would be expected to decline in a rising interest rate environment. See "Discussion of Market Risk." To date, the capital leverage strategy has been undertaken in accordance with limits established by the Board of Directors, aimed at enhancing profitability under moderate levels of interest rate exposure. The assets under the capital leverage program approximate $445.8 million, $489.6 million and $282.9 million, respectively, at June 30, 2000, 1999 and 1998. During the fiscal year ended June 30, 2000, we reduced our level of new capital leverage strategy activity in response to reduced pre-tax interest rate spreads on these transactions.

In addition to the capital leverage strategy, we undertook additional medium-term borrowings of $305.0 million, $146.5 million and $40.3 million from the Federal Home Loan Bank of New York (referred to as the FHLBNY) during the years ended June 30, 2000, 1999 and 1998 in order to fund multi-family and underlying cooperative loan originations and other operations. We earn a net interest rate spread between the yield on the multi-family and underlying cooperative loans and the cost of the borrowings. In addition, the medium-term maturities on a portion of the underlying borrowings have helped us reduce our exposure to interest rate risk.


LIQUIDITY AND CAPITAL RESOURCES

Our primary sources of funds are deposits, proceeds from principal and interest payments on loans, mortgage-backed securities and investments, borrowings, and, to a lesser extent, proceeds from the occasional sale of investment and mortgage-backed securities. While maturities and scheduled amortization of loans and investments are a predictable source of funds, deposit flows, mortgage prepayments and securities sales are influenced by interest rates, economic conditions and competition.

Our primary investing activities are the origination of multi-family and single-family mortgage loans, and the purchase of mortgage-backed and other securities. During the year ended June 30, 2000, we originated $495.4 million in total loans, compared to $478.1 million during the year ended June 30, 1999. Purchases of mortgage-backed and other securities totaled $219.7 million for the year ended June 30, 2000 compared to $410.4 million for the year ended June 30, 1999, as a reduction in the level of additional capital leverage transactions during the fiscal year ended June 30, 2000, resulted in a reduction in mortgage-backed securities purchases. These activities were funded primarily by principal repayments on loans and mortgage-backed securities, maturities of investment securities, and borrowings by means of repurchase agreements and FHLBNY Advances. Principal repayments on real estate loans and mortgage-backed securities totaled $235.7 million during the year ended June 30, 2000, compared to $315.6 million for the year ended June 30, 1999. Maturities of investment securities totaled $136.1 million during the fiscal year ended June 30, 2000, and $90.8 million during the fiscal year ended June 30, 1999. Loan and security sales, which totaled $108.3 million and $16.9 million during the fiscal years ended June 30, 2000 and 1999, provided additional cash flows. The increase in sales activity during the year ended June 30, 2000, reflected a re-positioning of our investment and mortgage-backed securities portfolios to create a closer interest rate repricing match between these assets and their underlying liabilities. This increase also reflected added sales activity during the quarter ended December 31, 1999, intended to increase our overall liquidity at December 31, 1999 due to potential customer liquidity concerns regarding the Year 2000 computer concerns. See "Discussion of Market Risk."

Deposits decreased $19.8 million during the year ended June 30, 2000. This decrease in deposits primarily reflects the sale of $18.0 million of deposits formerly housed at our Gates Avenue, Brooklyn branch in November, 1999. The deposit decline during the fiscal year ended June 30, 2000 also reflects runoff of maturing higher cost certificates of deposits gathered during deposit rate promotions which occurred and ended during the fiscal year ended June 30, 1998. Deposits increased $204.8 million during the fiscal year ended June 30, 1999, due primarily to the acquisition of $230.7 million in deposits from FIBC. Deposit flows are affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. Certificates of deposit scheduled to mature in one year or less from June 30, 2000, totaled $414.9 million. Based upon our current pricing strategy and deposit retention experience, we believe that we will retain a significant portion of such deposits. Net borrowings increased $257.4 million during the fiscal year ended June 30, 2000, with all of the growth occurring in medium-term FHLBNY advances, which were utilized to fund loan originations during the period. Borrowings increased $371.6 million during the fiscal year ended June 30, 1999, with the majority of this growth experienced in securities sold under agreement to repurchase ("Repo Borrowings"), consistent with our capital leverage strategy.

Stockholders' equity decreased $4.5 million during the fiscal year ended June 30, 2000. This decrease resulted primarily from repurchases of common stock into treasury of $19.3 million, cash dividends paid of $7.7 million during the period and an increase in the accumulated other comprehensive loss of $3.0 million related to the decline in market value of investment and mortgage backed securities available for sale. Offsetting these decreases, was net income of $22.4 million and stock benefit plan amortization of $4.1 million, related to vesting of shares in our ESOP and RRP benefit plans.

During the year ended June 30, 2000, we paid four cash dividends totaling $7.7 million, or $0.66 per outstanding common share on the respective dates of record, compared to $5.9 million, or $0.51 per outstanding common share on the respective dates of record during the fiscal year ended June 30, 1999. On July 20, 2000, we declared a cash dividend of $0.19 per common share to all shareholders of record on July 28, 2000. This dividend was paid on August 8, 2000.

In addition, in April, 2000, we issued $25.0 million in subordinated notes payable, with a stated annual coupon rate of 9.25%. The proceeds of the issuance are intended to fund general corporate activities including cash dividend payments and stock repurchases. However, the provisions of the issuance require that we first meet the interest obligation on these notes, which approximates $2.3 million annually, prior to our authorization and payment of common stock cash dividends.

As of June 30, 2000, we had 133,858 shares remaining to be repurchased under our sixth stock repurchase program, which was initiated in April, 2000. On July 20, 2000, we authorized a Seventh Repurchase Program, which allows for the repurchase of up to an additional 576,516 shares of our common stock. All shares acquired for the Sixth and Seventh Repurchase Programs will be purchased in open market or privately negotiated transactions at the discretion of management and placed into treasury. No deadline has been established for the completion of the Sixth or Seventh Repurchase Programs. Based upon the closing market price of $16.25 per share for our common stock as of June 30, 2000, we would utilize approximately $11.5 million in funds in order to repurchase all of the remaining authorized shares under the Sixth and Seventh Repurchase Program.

The Bank is required to maintain a minimum average daily balance of liquid assets as a percentage of net withdrawable deposit accounts plus short-term borrowings by Office of Thrift Supervision ("OTS") regulations. The minimum required liquidity ratio is currently 4.0%. At June 30, 2000, the Bank's liquidity ratio was 12.07%. The levels of the Bank's short-term liquid assets are dependent on its operating, financing and investing activities during any given period.

The Bank monitors its liquidity position on a daily basis. Excess short-term liquidity is invested in overnight federal funds sales and various money market investments. In the event that it should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of the Bank's $724.8 million borrowing limit at the FHLBNY. At June 30, 2000, the Bank had $572.5 million in short- and medium-term advances outstanding at the FHLBNY.

The Bank is also subject to minimum regulatory capital requirements imposed by the OTS, which, as a general matter, are based on the amount and composition of its assets. At June 30, 2000, the Bank was in compliance with all applicable regulatory capital requirements. Tangible capital totaled $136.8 million, or 5.76% of total tangible assets, compared to a 1.50% regulatory requirement; leverage capital, at 5.76% of adjusted assets, exceeded the required 4.0% regulatory minimum, and total risk-based capital, at 11.62% of risk weighted assets, exceeded the 8.0% regulatory minimum. In addition, at June 30, 2000, the Bank was considered "well-capitalized" for all regulatory purposes.

DISCUSSION OF MARKET RISK

As a financial institution, our primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of our assets and liabilities, and the market value of all interest-earning assets, other than those which possess a short term to maturity. During the years ended June 30, 2000, 1999 and 1998, we operated under a challenging interest rate environment, which features little difference between rates offered on short-term and long-term investments. Under this "flat yield curve environment," financial institutions often experience both increased interest rate competition related to loan originations, and above-average prepayment activities related to mortgage-backed investments, both of which adversely impact long-term profitability. The flat yield curve environment experienced during the 1998, 1999 and 2000 fiscal years was a primary factor in the continued reduction of our interest rate spread.

Since a substantial majority of our interest-earning assets and interest-bearing liabilities are located at the Bank, virtually all of our interest rate risk exposure lies at the Bank level. As a result, all of our significant interest rate risk procedures are performed at the Bank level. Based upon our nature of operations, we are not subject to foreign currency exchange or commodity price risk. Our real estate loan portfolio, concentrated primarily within New York City, is subject to risks associated with the local economy. See "Asset Quality." In addition, we do not own any trading assets, nor did we engage in any hedging transactions utilizing derivative instruments (such as interest rate swaps and caps) during the fiscal year ended June 30, 2000, and did not have any such hedging transactions in place at June 30, 2000. In the future, we may, with Board approval, engage in hedging transactions utilizing derivative instruments.

Our interest rate risk management strategy is designed to stabilize net interest income and preserve capital over a broad range of interest rate movements and has three primary components:

ASSETS. Our largest single asset type is the adjustable-rate multi-family real estate loan. Multi-family loans typically carry a shorter average term to maturity than one-to-four family residential loans, thus significantly reducing the overall level of interest rate risk.
Approximately 84.5% of multi-family loans originated during the year ended June 30, 2000, were adjustable rate, with repricing typically occurring after five or seven years, compared to 75% during the previous year. In addition, we have sought to include various types of adjustable-rate single-family (including cooperative apartment) whole loans and adjustable and floating-rate investment securities in our portfolio, which generally have repricing terms of three years or less. At June 30, 2000, adjustable-rate whole loans totaled $1.21 billion, or 48.2% of total assets, and adjustable-rate investment securities (CMO's, REMIC's, mortgage-backed securities issued by GSEs and other securities) totaled $148.9 million, or 6.0% of total assets. At June 30, 1999, adjustable-rate whole loans totaled $821.3 million, or 36.5% of total assets, and adjustable-rate securities totaled $149.3 million, or 6.6% of total assets.

DEPOSIT LIABILITIES. As a traditional community-based savings bank we are largely dependent upon our base of competitively priced core deposits (consisting of all deposits except certificates of deposit) to provide stability on the liability side of the balance sheet. We have retained many loyal customers over the years through a combination of quality service, convenience, and a stable and experienced staff. Core deposits, at June 30, 2000, were $601.0 million, or 49.3% of total deposits. The balance of certificates of deposit as of June 30, 2000 was $618.2 million, or 50.7% of total deposits, of which $414.9 million, or 67.1% mature within one year. Depending on market conditions, we generally price our certificates of deposit in an effort to encourage the extension of the average maturities of deposit liabilities beyond one year. During the fiscal years ended
June 30, 2000 and 1999, we experienced significant runoff in higher-cost certificate of deposit accounts which related to specific rate promotions offered in previous periods. Excluding this decrease, we experienced a strong retention rate on maturing certificates of deposit during both the fiscal years ended June 30, 2000 and 1999.

WHOLESALE FUNDS. In June, 2000, we received approval from our Board to accept brokered deposits as a source of funds, although we did not accept any such deposits during the fiscal year ended June 30, 2000. The Bank is a member of the FHLBNY which provides it with a borrowing line equal to $724.8 million. The Bank borrows from the FHLBNY for various purposes. At June 30, 2000, the Bank had outstanding advances of $572.5 million with the FHLBNY.

GAP ANALYSIS

We actively manage interest rate risk through the use of a simulation model which measures the sensitivity of future net interest income and the net portfolio value to changes in interest rates. In addition, we regularly monitor interest rate sensitivity through GAP Analysis, which measures the terms to maturity or next repricing date of interest-earning assets and interest-bearing liabilities.

The following table sets forth the amounts of our consolidated interest-earning assets and interest-bearing liabilities, outstanding at June 30, 2000, which are anticipated, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown repricing or maturing during a particular period reflect the earlier of term to repricing or term to repayment of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at June 30, 2000 on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. For purposes of presentation in the following table, we utilized our historical deposit decay rate experience, which for savings accounts was 13% in the one year or less category. For NOW and Super NOW accounts and money market accounts, we utilized the most recent decay rates published by the OTS, which, in the one year or less category, were 37% and 79%, respectively. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated early payoffs of adjustable- and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. The amounts attributable to mortgage-backed securities reflect principal balances expected to be redeployed and/or repriced as a result of anticipated principal repayments, and as a result of contractual rate adjustments on adjustable-rate mortgage-backed securities.

                                                    More than      More than    More than                   Non-
                         3 Months    3 Months      6 Months to     1 Year to    3 Years to    More than    interest
  At June 30, 2000       or Less     to 6 Months     1 Year        3 Years      5 Years  to   5 Years      bearing      Total
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING                                              (DOLLARS IN THOUSANDS)
ASSETS <F1>
Mortgages and
   other loans            $53,590       $52,600      $105,200       $353,579      $416,497     $739,835        $-     $1,721,300
Investment
   securities               1,285         3,993        16,131         52,919        47,663       16,619         -        138,610
Mortgage-backed
   securities <F2>         66,653        37,879        75,758         57,395        42,795      163,211         -        442,690
Federal funds sold          7,488         1,961            -              -             -            -          -          9,449
FHLB capital stock         42,423            -             -              -             -            -          -         42,423
----------------------------------------------------------------------------------------------------------------------------------
Total interest
   earning assets         170,439        96,433       197,088        463,893       506,955      919,665         -      2,354,472
LESS:
Allowance for loan
   losses                      -             -             -              -             -            -     (14,785)      (14,785)
----------------------------------------------------------------------------------------------------------------------------------
Net interest-earning
   assets                 170,439        96,433       197,088        463,893       506,955      919,665    (14,785)    2,339,687
Non-interest-earning
   assets                      -             -             -              -             -            -     162,452       162,452
----------------------------------------------------------------------------------------------------------------------------------
Total assets             $170,439       $96,433      $197,088       $463,893      $506,955     $919,665   $147,667    $2,502,139
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING
LIABILITIES:
Savings Accounts          $11,933       $12,719       $22,004        $74,992       $57,800     $194,324        $-       $373,772
NOW and Super
   NOW accounts             2,478         2,249         3,893          8,844         2,737        6,586         -         26,787
Money market
   accounts                28,848        23,151        33,487         28,807        15,109       16,664         -        146,066
Certificates of
   Deposit                131,865        99,033       184,040        181,179        21,879          169         -        618,165
Borrowed funds            383,319        80,842        30,132        265,029       109,664      120,041         -        989,027
Subordinated Notes             -             -             -              -             -        25,000         -         25,000
Interest-bearing
   escrow                      -             -             -              -             -         3,392         -          3,392
----------------------------------------------------------------------------------------------------------------------------------
Total interest-
  bearing liabilities     558,443       217,994       273,556        558,851       207,189      366,176         -      2,182,209
Checking accounts              -             -             -              -             -            -      54,358        54,358
Other non-interest
   bearing
   liabilities                 -             -             -              -             -            -      58,403        58,403
Stockholders' equity           -             -             -              -             -            -     207,169       207,169
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities
   and stockholders'
   equity                $558,443      $217,994      $273,556       $558,851      $207,189     $366,176   $319,930    $2,502,139
----------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity
   gap per period       $(388,005)    $(121,562)     $(76,468)      $(94,958)     $299,766     $553,489         -
------------------------------------------------------------------------------------------------------------------
Cumulative interest
   sensitivity gap      $(388,005)    $(509,566)    $(586,034)     $(680,992)    $(381,226)    $172,263         -
------------------------------------------------------------------------------------------------------------------
Cumulative interest
   sensitivity gap as
   a percent of
   total assets            (15.51)%      (20.37)%      (23.42)%       (27.22)%      (15.24)%       6.88%        -
Cumulative total
   interest-
   earning assets as
   a percent of
   cumulative
   total interest
   bearing liabilities      30.52%        34.37%        44.19%         57.67%        79.01%      107.89%        -

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

Our balance sheet is primarily comprised of assets which mature or reprice within five years, with a significant portion maturing or repricing within one year. In addition, our deposit base is comprised primarily of savings accounts, and certificates of deposit with maturities of three years or less.
At June 30, 2000, our interest-bearing liabilities maturing or repricing within one year totaled $1.05 billion, while interest-earning assets maturing or repricing within one year totaled $464.0 million, resulting in a negative one-year interest sensitivity gap of $586.0 million, or 23.4% of total assets. The increase in the level of the negative one-year interest sensitivity gap resulted from an increase in the proportion of borrowings maturing or callable within one year or less. In comparison, at June 30, 1999, we had a negative one-year interest sensitivity gap of $366.8 million, or 16.3% of total assets.

Under interest rate scenarios other than that which existed on June 30, 2000, the gap ratio for our assets and liabilities could differ substantially based upon different assumptions about how core deposit decay rates and loan prepayments would change. For example, our interest rate risk management model assumes that in a rising rate scenario, by paying competitive rates on non-core deposits, a large share of core deposits will transfer to certificates of deposit and be retained, although at higher cost to us. Also, loan and mortgage-backed security prepayment rates would be expected to slow, as borrowers postpone property sales or loan refinancings until rates again decline.


INTEREST RATE RISK EXPOSURE COMPLIANCE

Increases in the level of interest rates also may adversely affect the fair value of our securities and other interest earning assets. Generally, the fair value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of our interest-earning assets, which could adversely affect our results of operations if they were to be sold, or, in the case of interest-earning assets classified as available for sale, reduce our stockholders' equity, if retained. Under Generally Accepted Accounting Principles ("GAAP"), changes in the unrealized gains and losses, net of taxes, on securities classified as available for sale will be reflected in our stockholders' equity through other comprehensive income. As of June 30, 2000, our securities portfolio included $550.5 million in securities classified as available for sale, which possess a gross unrealized loss of $11.7 million. Accordingly, due to the magnitude of our holdings of securities available for sale, changes in interest rates could produce significant changes in the value of such securities and could produce significant fluctuations in our stockholders' equity through other comprehensive income. We do not own any trading assets.

On a quarterly basis, an interest rate risk exposure compliance report is prepared and presented to our Board of Directors. This report, prepared in accordance with Thrift Bulletin #13a issued by the OTS, presents an analysis of the net portfolio value resulting from an increase or decrease in the level of interest rates. The calculated estimates of net portfolio value are compared to current limits established by management and approved by the Board of Directors. The following is a summary of the Bank's interest rate exposure report as of June 30, 2000:

                                     Projected Net Portfolio Value
                                ----------------------------------------
                                                       Calculated as of
                                Limit                  June 30, 2000
------------------------------------------------------------------------
Change in Interest Rate
- 300 Basis Points              7.00%                        11.47%
- 200 Basis Points              6.50                         11.11
- 100 Basis Points              6.00                         10.57
Flat Rate                       5.50                          9.56
+ 100 Basis Points              5.00                          8.26
+ 200 Basis Points              4.50                          6.82
+ 300 Basis Points              4.00                          5.30

The model utilized to create the report presented above makes various estimates at each level of interest rate change regarding cash flows from principal repayments on loans and mortgage-backed securities and/or call activity on investment securities. Actual results could differ significantly from these estimates which would result in significant differences in the calculated projected change. In addition, the limits stated above do not necessarily represent the level of change under which we would undertake specific measures to realign our portfolio in order to reduce the projected level of change.


ASSET QUALITY

Our real estate loan servicing policies and procedures require that we initiate contact with a delinquent borrower as soon as possible after a payment is ten days late. Generally, the policy calls for a late notice to be sent ten days after the due date of the payment. If payment has not been received within 30 days of the due date, a letter is sent to the borrower. Thereafter, periodic letters and phone calls are placed to the borrower until payment is received. In addition, our policy calls for the cessation of interest accruals on loans delinquent 90 days or more. When contact is made with the borrower at any time prior to foreclosure, we will attempt to obtain the full payment due, or work out a repayment schedule with the borrower to avoid foreclosure. Generally, we initiate foreclosure proceedings when a loan is 90 days past due. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real estate property securing the loan is generally either sold at foreclosure or as soon thereafter as practicable.

Management reviews delinquent loans on a periodic basis and reports monthly to the Board of Directors regarding the status of all delinquent and non-accrual loans in our portfolio. We retain outside counsel experienced in foreclosure and bankruptcy procedures to institute foreclosure and other actions on our delinquent loans. As soon as practicable after initiating foreclosure proceedings on a loan, we prepare an estimate of the fair value of the underlying collateral. It is also our general policy to dispose of properties acquired through foreclosure or deeds in lieu thereof as quickly and as prudently as possible in consideration of market conditions, the physical condition of the property, and any other mitigating conditions.

Non-performing loans totaled $4.4 million at June 30, 2000, as compared to $3.0 million at June 30, 1999. The increase in non-performing loans related primarily to the addition of one multi-family and underlying cooperative loan with an aggregate principal amount of $1.6 million in June, 2000. We had 25 loans totaling $754,000 delinquent 60-89 days at June 30, 2000, as compared to 23 such delinquent loans totaling $819,000 at June 30, 1999. Under GAAP, we are required to account for certain loan modifications or restructurings as "troubled-debt restructurings.'' In general, the modification or restructuring of a debt constitutes a troubled-debt restructuring if we, for economic or legal reasons related to the borrower's financial difficulties, grant a concession to the borrower that we would not otherwise consider. We had one loan classified as troubled-debt restructuring at June 30, 2000, totaling $700,000, which is on accrual status as it has been performing in accordance with the restructuring terms for over one year. The current regulations of the Office of Thrift Supervision require that troubled-debt restructurings remain classified as such until either the loan is repaid or returns to its original terms. We did not have any new troubled-debt restructurings during the fiscal year ended June 30, 2000. Troubled-debt restructurings totaled $1.3 million at June 30, 1999, consisting of two loans. One troubled-debt restructuring totaling $590,000 was paid-in-full during the fiscal year ended June 30, 2000.

SFAS 114 provides guidelines for determining and measuring impairment in loans. For each loan that we determine to be impaired, impairment is measured by the amount the carrying balance of the loan, including all accrued interest, exceeds the estimate of fair value. A specific reserve is established within the allowance for loan losses. Generally, we consider non-performing loans to be impaired loans. The recorded investment in loans deemed impaired was approximately $2.6 million as of June 30, 2000, consisting of three loans, compared to $1.6 million at June 30, 1999, consisting of six loans. The average balance of impaired loans was $1.5 million for the year ended June 30, 2000 compared to $2.3 million for the year ended June 30, 1999. At June 30, 2000, reserves totaling $130,000 have been allocated within the allowance for loan losses for impaired loans. At June 30, 2000, $1.8 million of one-to-four family, cooperative apartment and consumer loans on nonaccrual status are not deemed impaired. All of these loans have outstanding balances less than $227,000, and are considered a homogeneous loan pool which are not required to be evaluated for impairment. See "Notes to Consolidated Financial Statements" for a further discussion of impaired loans.

The balance of other real estate owned ("OREO")was $381,000, consisting of 7 properties, at June 30, 2000 compared to $866,000, consisting of 13 properties, at June 30, 1999. During the year ended June 30, 2000, total additions to OREO were $429,000. Offsetting these additions, were OREO sales and charge-offs of $1.0 million during the year ended June 30, 2000. All charge-offs were recorded against the allowance for losses on real estate owned, which was $45,000 as of June 30, 2000.

The following table sets forth information regarding our non-performing loans, non-performing assets, impaired loans and troubled-debt restructurings at the dates indicated.

At Year Ended June 30,                                         2000            1999            1998            1997          1996
---------------------------------------------------------------------------------------------------------------------------------
                                                                    (Dollars In Thousands)
Non-performing loans:
   One-to-four family                                        $1,769          $1,577            $471          $1,123        $1,149
   Multi-family and underlying cooperative                    2,591           1,248             236           1,613         4,734
   Cooperative apartment                                         54             133             133             415           668
   Other                                                          7              43              44              39            -
---------------------------------------------------------------------------------------------------------------------------------
Total non-performing loans                                    4,421           3,001             884           3,190         6,551
Other Real Estate Owned                                         381             866             825           1,697         1,946
---------------------------------------------------------------------------------------------------------------------------------
Total non-performing assets                                  $4,802          $3,867          $1,709          $4,887        $8,497
=================================================================================================================================
Troubled-debt restructurings                                   $700          $1,290          $3,971          $4,671        $4,671
Total non-performing assets and
   troubled-debt restructurings                              $5,502          $5,157          $5,680          $9,558       $13,168
Impaired loans                                               $2,591          $1,563          $3,136          $4,294        $7,419
RATIOS:
   Total non-performing loans to total loans                   0.26%           0.22%           0.09%           0.43%         1.12%
   Total non-performing loans and troubled-debt
     restructurings to total loans                             0.30            0.31            0.51            1.05          1.92
   Total non-performing assets to total assets                 0.19            0.17            0.11            0.37          0.62
   Total non-performing assets and troubled-
     debt restructurings to total assets                       0.22            0.23            0.35            0.73          0.96

ANALYSIS OF NET INTEREST INCOME

Our profitability, like that of most financial institutions, is dependent to a large extent upon our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowings. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

The following table sets forth certain information relating to our consolidated statements of operations for the years ended June 30, 2000, 1999 and 1998, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

For the years ended June 30,          2000                                   1999                                   1998
----------------------------------------------------------------------------------------------------------------------------------
                                                   AVERAGE                              Average                            Average
                        AVERAGE                     YIELD/     Average                  Yield/      Average                 Yield/
                        BALANCE       INTEREST      COST       Balance      Interest    Cost        Balance     Interest    Cost
----------------------------------------------------------------------------------------------------------------------------------
                                                    (Dollars In Thousands)
ASSETS:
Interest-earning
  assets
Real estate loans     $1,556,202      $118,436        7.61%  $1,158,549       $91,569        7.90%    $837,755      $69,824   8.33%
  <F1>
Other loans                7,454           616        8.26        6,433           558        8.67        5,393          487   9.03
Investment
  securities             155,262         9,715        6.26      176,205        10,654        6.05      164,265       10,798   6.57
  <F2>
Mortgage-backed
  securities             473,364        30,750        6.50      478,166        29,683        6.21      349,910       23,463   6.71
  Federal funds sold     101,521         6,106        6.01       52,900         2,926        5.53       44,773        1,892   5.32
----------------------------------------------------------------------------------------------------------------------------------
Total interest-
  earning assets       2,293,803       165,623        7.22    1,872,253      $135,390        7.24%   1,402,096     $106,464   7.65%
----------------------------------------------------------------------------------------------------------------------------------
Non-interest earning
  assets                 112,700                                 73,625                                 56,775
----------------------------------------------------------------------------------------------------------------------------------
Total assets          $2,406,503                             $1,945,878                             $1,458,871
==================================================================================================================================
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest bearing
  liabilities:
NOW, Super NOW
  and Money market
  accounts              $124,188        $4,409        3.55      $62,463        $1,542        2.47%     $48,556       $1,131   2.33%
Savings accounts         390,498         7,965        2.04      372,050         7,814        2.10      342,762        7,628   2.26
Certificates of
  deposit                642,017        32,662        5.09      648,776        35,061        5.40      594,098       34,174   5.75
Borrowed funds           927,808        53,784        5.80      583,490        32,802        5.62      232,385       13,908   5.98
----------------------------------------------------------------------------------------------------------------------------------
Total interest-
  bearing
  liabilities          2,084,511        98,820        4.74%   1,666,779       $77,219        4.63%   1,217,801      $56,935   4.68%
----------------------------------------------------------------------------------------------------------------------------------
Checking accounts         76,452                                 51,496                                 31,457
Other non-interest-
  bearing liabilities     35,435                                 35,603                                 24,097
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities      2,196,398                              1,753,878                              1,273,355
Stockholders' equity     210,105                                192,000                                185,516
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities
  and stockholders'
  equity              $2,406,503                              1,945,878                             $1,458,871
==================================================================================================================================
Net interest income/
  interest rate
  spread <F3>                          $66,803        2.48%                   $58,171        2.61%                  $50,192   2.97%
==================================================================================================================================
Net interest-earning
  assets/net interest
  margin <F4>           $209,292                      2.91%    $205,474                      3.11%    $184,295                3.58%
==================================================================================================================================
Ratio of interest-
  earning assets to
  interest-bearing
        liabilities                                 110.04%                                112.33%                          115.13%
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

RATE/VOLUME ANALYSIS

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest-bearing liabilities and changes in the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) variances attributable to changes in volume (change in volume multiplied by prior rate),
(ii) variances attributable to rate (changes in rate multiplied by prior volume), and (iii) the net change. Variances attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to the volume and the changes due to rate.

                                  YEAR ENDED                           Year Ended                         Year Ended
                                JUNE 30, 2000                         June 30, 1999                      June 30, 1998
                                  COMPARED TO                          Compared to                        Compared to
                                  YEAR ENDED                           Year Ended                         Year Ended
                                 JUNE 30, 1999                        June 30, 1998                     June 30, 1997
                              INCREASE/(DECREASE)                  Increase/(Decrease)                Increase/(Decrease)
                                    DUE TO                                Due to                           Due to
---------------------------------------------------------------------------------------------------------------------------------
                       VOLUME       RATE        NET           Volume       Rate        Net       Volume       Rate        Net
---------------------------------------------------------------------------------------------------------------------------------
                                                       (Dollars in Thousands)
INTEREST-EARNING
ASSETS:
Real estate loans      $30,829     $(3,962)     $26,867      $26,042      $(4,297)   $21,745      $16,466     $(1,607)    $14,859
Other loans                 87         (29)          58           92          (21)        71           (5)         32          27
Investment
  securities            (1,288)        349         (939)         748         (892)      (144)      (3,317)        462      (2,855)
Mortgage-backed
  securities              (309)      1,376        1,067        8,285       (2,065)     6,220        5,973        (215)      5,758
Other                    2,808         373        3,181          458          (87)       371         (199)          4        (195)
---------------------------------------------------------------------------------------------------------------------------------
Total                  $32,127     $(1,893)     $30,233      $35,625      $(7,362)   $28,263      $18,918     $(1,324)    $17,594
=================================================================================================================================
INTEREST-BEARING
LIABILITIES:
NOW, Super NOW
  and Money
  market                $1,858      $1,009       $2,867         $333          $78       $411        $(164)      $(109)      $(273)
  accounts
Savings accounts           381        (230)         151          633         (541)        92         (243)       (306)       (549)
Certificates of
  Deposit                 (377)     (2,022)      (2,399)       3,056       (2,169)       887        4,465         840       5,305
Borrowed funds          19,644       1,338       20,982       20,372       (1,478)    18,894       10,558         330      10,888
---------------------------------------------------------------------------------------------------------------------------------
Total                   21,506          95       21,601       24,394       (4,110)    20,284       14,616         755      15,371
=================================================================================================================================
Net change in
  net interest
  income               $10,621     $(1,988)      $8,632      $11,231      $(3,252)    $7,979       $4,302     $(2,079)     $2,223
=================================================================================================================================

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2000 AND JUNE 30, 1999

Assets. Our assets totaled $2.50 billion at June 30, 2000, an increase of $254.5 million from total assets of $2.25 billion at June 30, 1999. The growth in assets was experienced primarily in real estate loans which increased $338.0 million since June 30, 1999. The increase in real estate loans resulted largely from real estate loan originations of $486.4 million during the fiscal year ended June 30, 2000, of which $453.7 million were multi-family and underlying cooperative and non-residential real estate loans.

Offsetting the increase in real estate loans was an aggregate decline of $99.0 million in investment and mortgage-backed securities available for sale, of which $73.5 million was experienced in mortgage-backed securities available-for-sale. The decline in available for sale securities reflects the sale of $39.9 million of investment securities and $64.9 million of mortgage-backed securities during the fiscal year ended June 30, 2000. These sales were utilized both to generate additional liquidity at December 31, 1999, in response to concerns regarding possible increased deposit outflows attributable to customer concerns over the Year 2000, and a re-positioning of assets in response to interest rate increases during the fiscal year ended June 30, 2000. Additionally, the decline in mortgage-backed securities available for sale reflects the reduced level of purchase activity for such securities during the fiscal year ended June 30, 2000, as we reduced our capital leverage transaction level during this period.
See "Capital Leverage Strategy."   Additionally, investment securities held to
maturity declined $14.2 million and mortgage-backed securities held to maturity declined $9.5 million during the fiscal year ended June 30, 2000, due to scheduled principal repayments on these securities. The proceeds from payments on these securities were utilized primarily to fund either real estate loan originations or purchases of investment and mortgage-backed securities available for sale. Other assets increased by $34.1 million due primarily to our purchase of $30.2 million in Bank Owned Life Insurance premiums for eligible employees in May, 2000.

LIABILITIES. Total liabilities increased $259.1 million during the fiscal year ended June 30, 2000, due primarily to an increase in FHLBNY advances of $305.0 million during the period. The increased FHLBNY advances were utilized to replace deposit outflows and fund real estate loan originations. Offsetting the increase in FHLBNY advances were declines in deposits and Repo borrowings. The emphasis on FHLBNY advances versus Repo borrowings reflects our desire to manage interest rate risk by more closely matching the maturities of underlying borrowings to their funded assets, primarily real estate loans and mortgage-backed securities. Deposits decreased $19.8 million to $1.22 billion at June 30, 2000 from $1.24 billion at June 30, 1999, due to both the sale of $18.0 million in deposits formerly housed at our Gates Avenue, Brooklyn branch in November, 1999, and the cessation of a deposit rate promotion that we maintained from July, 1997 to June, 1998. Repos declined $47.6 million during the fiscal year ended June 30, 2000, due to our decreased capital leverage activity during the period. See "Capital Leverage Strategy." In addition, in April, 2000, we issued $25.0 million in subordinated notes payable, with a stated annual interest rate of 9.25%. The proceeds of the issuance are being utilized to fund general corporate activities including cash dividend payments and stock repurchases.

STOCKHOLDERS' EQUITY. Stockholders' equity decreased $4.5 million during the fiscal year ended June 30, 2000. This decrease resulted primarily from repurchases of common stock into treasury of $19.3 million, cash dividends paid of $7.7 million during the period, and an increase in the accumulated other comprehensive loss of $3.0 million. The increase in the other comprehensive loss related to the decline in market value of investment and mortgage backed securities available for sale, due primarily to the general increase in market interest rates during the past year. Offsetting these decreases was net income of $22.4 million and stock benefit plan amortization of $4.1 million related to vesting of ESOP and RRP benefits during the fiscal year ended June 30, 2000.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1999 AND JUNE 30, 1998

ASSETS. Our assets totaled $2.25 billion at June 30, 1999, an increase of $623.7 million from total assets of $1.62 billion at June 30, 1998. The growth in assets was experienced primarily in real estate loans and mortgage-backed securities available for sale, which increased $431.6 million and $139.0 million, respectively.

The increase in real estate loans resulted primarily from originations of $471.5 million during the fiscal year ended June 30, 1999, of which $452.6 million were multi-family and underlying cooperative and non-residential loans. The increased loan originations resulted from both an active local real estate market and a continuation of local competition for interest rates on new loan originations throughout the year. The increase in real estate loans also resulted from the acquisition of $192.3 million of such loans from FIBC. The increase in mortgage-backed securities available for sale resulted from purchases of $263.6 million during the year ended June 30, 1999, primarily attributable to the capital leverage program, and $37.8 million of mortgage-backed securities acquired from FIBC. See "Management Strategy." These purchases were partially offset by principal repayments of $155.6 million on these securities. Investment securities available for sale and goodwill increased $58.5 million and $40.8 million due primarily to the acquisition of $43.5 million in such securities and the addition of $44.2 million in goodwill from the FIBC acquisition, which is being amortized over a 20-year period. Offsetting these increases, investment securities and mortgage-backed securities held-to-maturity declined $46.4 million and $23.9 million, respectively, as proceeds from sales, calls, maturities and principal repayments on these securities were utilized to fund loan originations and purchases of mortgage-backed securities available for sale.

LIABILITIES. Liabilities increased $598.3 million during the fiscal year ended June 30, 1999. The largest components of this increase were deposits, FHLBNY advances and securities sold under agreement to repurchase, which increased $204.8 million, $146.5 million, and $225.1 million, respectively. The acquisition of FIBC resulted in the addition of $230.7 million in deposits and $42.0 million in securities sold under agreements to repurchase. The growth in FHLBNY advances of $146.5 million during the fiscal year ended June 30, 1999, was utilized to fund both loan originations and a significant portion of the cash consideration related to the FIBC acquisition. The increase in securities sold under agreement to repurchase of $183.0 million, exclusive of the FIBC acquisition, was utilized primarily to fund purchases of mortgage-backed securities available for sale. Deposits, excluding the effects of the FIBC acquisition, decreased $25.9 million during the fiscal year ended June 30, 1999, due primarily to the cessation of a deposit rate promotion that we maintained from July 1997 to June 1998.

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


COMPARISON OF THE OPERATING RESULTS FOR THE FISCAL YEAR ENDED JUNE 30, 2000 AND 1999

GENERAL. Net income increased $2.5 million to $22.4 million during the fiscal year ended June 30, 2000, compared to $19.9 million during the year ended June 30, 1999. The increase in net income resulted from increases of $8.6 million in net interest income, which was partially offset by a decrease of $1.4 million in non-interest income and increases of $3.5 million in non-interest expense and $1.2 million in income tax expense.

NET INTEREST INCOME. Net interest income for the year ended June 30, 2000 increased $8.6 million to $66.8 million from $58.2 million during the year ended June 30, 1999. The increase was attributable primarily to an increase of $421.6 million in average interest-earning assets. The interest rate spread declined 13 basis points from 2.61% for the year ended June 30, 1999 to 2.48% for the year ended June 30, 2000, and the net interest margin declined 20 basis points from 3.11% to 2.91% during the same period.

The decline in interest rate spread and interest margin both reflect the $344.3 million increase in average borrowed funds, which possess a higher average cost than deposits, and the ongoing effects of our continued capital leverage strategy. The interest rate differential between assets and underlying liabilities under the capital leverage strategy are significantly less than the interest rate differential between our other interest-earning assets and interest-bearing liabilities. While we recently reduced our new activity related to the capital leverage strategy, the average balance of the capital leverage assets increased $73.0 million during the fiscal year ended June 30, 2000, due to the retention of a significant portion of the leverage growth accumulated during the fiscal years ended June 30, 1998 and 1999. The declines in interest rate spread and net interest margin also reflect the decline of 29 basis points in the average yield on real estate loans. The effects of interest rate increases by the Federal Reserve only minimally impacted the yield on our real estate loans during the fiscal year ended June 30, 2000, since real estate loans, on average, have a longer term to repricing than our other interest-earning assets. Also contributing to the decline in net interest margin was a reduction from 112.3% to 110.0% in the ratio of interest earning assets to interest bearing liabilities, which resulted from a reduction in interest earning assets funded by stockholders' equity (which bear no offsetting interest expense), as the percentage of stockholders' equity to total assets has declined due to ongoing capital leverage and stock repurchase activities.

INTEREST INCOME. Interest income for the fiscal year ended June 30, 2000, was $165.6 million, an increase of $30.2 million from $135.4 million during the fiscal year ended June 30, 1999. The increase in interest income was primarily attributable to increased interest income on real estate loans of $26.9 million, on mortgage backed securities of $1.1 million, and other interest income (comprised of commercial paper, federal funds sold and FHLBNY capital stock income) of $3.2 million. The increase in interest income on real estate loans was attributable primarily to an increase of $397.7 million in the average balance of real estate loans, resulting from $486.4 million of real estate loans originated during the fiscal year ended June 30, 2000. The average balance of other interest earning assets increased $48.6 million due to an increase in liquid securities maintained near December 31, 1999, due to liquidity concerns related to the Year 2000, as well as an increase of $1.2 million in average balance of FHLBNY capital stock. The average yield on mortgage backed securities and other interest earnings assets increased by 29 basis points and 48 basis points, respectively due to recent general increases in interest rates. Overall, the yield on interest-earning assets declined 2 basis points from 7.24% during the fiscal year ended June 30, 1999 to 7.22% during the fiscal year ended June 30, 2000. The decline was attributable primarily to a decline in average yield on real estate loans of 29 basis points, reflecting continued competition on lending in our local market. Further, since real estate loans, on average, have a longer term to repricing than our other interest-earning assets, the effects of recent market interest rate increases take longer to impact their overall yield. In addition, the yield on real estate loans during the most recent fiscal year experienced the delayed effect of high prepayment activity which occurred during the fiscal year ended June 30, 1999, which lowered the overall portfolio yield. We expect the effects of recent interest rate increases and slower prepayment levels to be recognized more fully in the overall real estate loan portfolio yield during the fiscal year ended June 30, 2001.

INTEREST EXPENSE. Interest expense increased $21.6 million, to $98.8 million during the fiscal year ended June 30, 2000, from $77.2 million during the fiscal year ended June 30, 1999. This increase resulted primarily from increased interest expense of $21.0 million on borrowed funds, which resulted from an increase in the average balance of $344.3 million during the fiscal year ended June 30, 2000, compared to the fiscal year ended June 30, 1999. The increase in the average balance of borrowed funds resulted primarily from growth of $305.0 million in FHLBNY advances during the period July 1, 1999 to June 30, 2000. The FHLBNY advances are generally medium-term interest-bearing liabilities, which are utilized to fund loan originations and replace deposit outflows. Additionally, the interest expense on NOW, Super Now and Money Market accounts increased $2.9 million due to increased average balance and cost related to our recent money market promotion. This increase was partially offset by a decline in interest expense on certificates of deposits of $2.4 million, which resulted from a reduction of 31 basis points in average cost on certificates of deposits, which resulted from the cessation of deposit rate promotions that we maintained from July 1997 to June 1998. The average cost of interest-bearing liabilities increased 11 basis points to 4.74% during the year ended June 30, 2000, from 4.63% during the fiscal year ended June 30, 1999, due primarily to the increase in the average cost of borrowed funds of 18 basis points during the period.

PROVISION FOR LOAN LOSSES. The provision for loan losses was $240,000 during both the fiscal years ended June 30, 2000 and 1999. See "Asset Quality." The increase in non-performing loans of $1.4 million during the fiscal year ended June 30, 2000, resulted solely from the addition of one multi-family loan totaling $1.8 million to non-performing loans in June, 2000. This loan entered non-performing status as a result of the unanticipated deterioration of a portion of the underlying collateral, and not as a result of real estate market declines. Excluding this loan, non-performing loans experienced general decline during the fiscal year ended June 30, 2000, reflecting continued stability in the local real estate market. The allowance for loan losses declined $296,000 during the fiscal year ended June 30, 2000, as net charge-offs of $536,000 exceeded the provision of $240,000 during the period. Of the total net charge-offs during the fiscal year ended June 30, 2000, $454,000 related to a loan pool participation investment acquired from FIBC. Upon consummating the FIBC acquisition, we provided reserves within our overall loan loss allowance in anticipation of this potential loss on the loan pool investment. After attempting to recover this portion of the total investment, we determined in November, 1999, that it would not be collectible and should be charged-off. While we have continued our loan loss provisions in response to our continued growth in real estate loans, we have allowed our allowance for loan losses to decline as a percentage of loans due to the continuation of low charge-off and non-performing loan to average loan percentages.

NON-INTEREST INCOME. Non-interest income declined $1.4 million to $5.0 million during the fiscal year ended June 30, 2000, from $6.4 million during the fiscal year ended June 30, 1999. The net gain or loss on sales of investment and mortgage-backed securities and other assets, declined $2.4 million during this period, as a net loss of $1.6 million was recorded during the fiscal year ended June 30, 2000, compared to a net gain of $804,000 recorded during the fiscal year ended June 30, 1999. The securities sales transactions during the fiscal year ended June 30, 1999, which resulted in a net gain of $668,000, related primarily to disposals of equity investments which we felt were at attractive sales values. The securities sales transactions during the fiscal year ended June 30, 2000, which resulted in a net loss of $2.6 million, were made primarily to generate additional liquidity at December 31, 1999, related to possible increased deposit outflows resulting from consumer concerns over the Year 2000, as well as the re-positioning of assets in response to interest rate increases during the most recent fiscal year. See "Liquidity and Capital Resources." The loss on the sale of securities during the fiscal year ended June 30, 2000, was partially offset by a gain of $1.2 million on the sale of deposits formerly housed at our Gates Avenue, Brooklyn branch. In addition, other income also decreased $189,000, due primarily to a reduction of $566,000 in prepayment penalty income, as increased interest rates during the most recent fiscal year have substantially reduced the level of loan prepayment activity.

Offsetting these decreases was an increase in service charges and fees of $1.2 million due mainly to increased service fees and charges on deposits of $984,000, resulting primarily from adjustments in our deposit fee and service charges and the addition of the five branches acquired from FIBC.

NON-INTEREST EXPENSE. Non-interest expense increased $3.5 million, from $30.5 million during the fiscal year ended June 30, 1999, to $34.0 million during the fiscal year ended June 30, 2000. The increase in non-interest expense reflects increases of $270,000 related to salaries and benefits expense, $756,000 related to occupancy and equipment expense, $340,000 related to data processing costs, $1.2 million related to goodwill amortization, and $1.4 million related to other expenses. Excluding a non-recurring reduction in compensation expense of $1.4 million, which related to a gain on the curtailment of our defined benefit pension plan, salaries and benefits would have increased $1.6 million and non-interest expense would have increased by $4.9 million during the fiscal year ended June 30, 2000 compared to 1999.

A significant portion of the increase in salaries and benefits and occupancy and equipment expenses resulted from the addition of new employees, property and equipment in the FIBC acquisition. The remaining salary and benefit expense increase reflects base salary and staff increases during the past fiscal year. The remaining increase in occupancy and equipment expense reflects non-recurring real estate tax refunds of $190,000 on branch properties, which were recorded as a reduction of occupancy and equipment expense during the fiscal year ended June 30, 1999.

Increased data processing costs of $340,000 resulted from additional systems activity related to growth in both loan activity due to originations over the past twelve months and deposit activity related to the acquisition of the five branches from FIBC.

The increase in goodwill amortization expense of $1.2 million and core deposit intangible expense of $460,000 (included in other expense), resulted from goodwill of $44.2 million and core deposit intangible of $4.9 million added in the FIBC acquisition, for which five months of amortization expense are reflected during the fiscal year ended June 30, 1999, compared to a full year of amortization expense reflected in the fiscal year ended June 30, 2000. The increase in other expenses resulted primarily from increased supplies, postage and telephone expenses associated with operations of the branches acquired from FIBC, and increased advertising expenses associated with recent customer promotions.

INCOME TAX EXPENSE. Income tax expense increased $1.2 million, or 9%, during the fiscal year ended June 30, 2000 compared to the fiscal year ended June 30, 1999, due primarily to the increase of $3.7 million, or 11%, in pre-tax income during the same period. Our effective tax rate declined slightly during this period, as additional tax benefits realized during the fiscal year ended June 30, 2000, associated with activities of subsidiary companies, were offset by a decline in non-recurring income tax benefits from $398,000 during the fiscal year ended June 30, 1999 to $256,000 during the fiscal year ended June 30, 2000. These income tax recoveries are related to adjustments associated with reconciling the recorded income tax expense to the income tax expense reflected in the subsequent tax return filing for the respective prior year.


COMPARISON OF THE OPERATING RESULTS FOR THE FISCAL YEAR ENDED JUNE 30, 1999 AND 1998

GENERAL. Net income for the fiscal year ended June 30, 1999, totaled $19.9 million compared to $13.1 million for the fiscal year ended June 30, 1998. The increase in net income resulted primarily from an increase of $8.0 million in net interest income, a decline of $1.4 million in the provision for loan losses, and an increase of $94,000 in non-interest income.

NET INTEREST INCOME. Net interest income for the fiscal year ended June 30, 1999 increased $8.0 million to $58.2 million from $50.2 million during the fiscal year ended June 30, 1998. The increase was attributable primarily to an increase of $470.2 million in average interest-earning assets, offset by a decline in the net interest rate spread of 37 basis points. The net interest margin declined 47 basis points from 3.58% for the fiscal year ended June 30, 1998 to 3.11% for the fiscal year ended June 30, 1999.

The narrowing interest rate spread and margin reflect, in part, our exposure to interest rate risk resulting from certain changes in the shape of the yield curve (particularly a flattening or inverting of the yield curve) and to differing indices upon which the yield on our interest-earning assets and the cost of its interest-bearing liabilities are based. For example, over the period July 1, 1997 to June 30, 1999, the market experienced a more significant reduction in interest rates on long-term instruments as compared to the reduction in interest rates on short-term instruments resulting in rates on long-term instruments approximating (and in some cases, going below) the rates on short-term instruments. More importantly, the spreads earned on the rate differential between assets and the liabilities funding such assets have narrowed more with respect to long-term assets as compared to short-term assets. Since a larger percentage of our assets are longer term, we experienced a continuous narrowing of spreads as well as a negative impact on net interest income that was more than offset by our growth in interest-earning assets. The narrowing of the spread and margin also reflects the continued activities of the capital leverage program, as the interest rate spread between assets and underlying liabilities under the capital leverage program are significantly less than the interest rate spread between our other interest-earning assets and interest-bearing liabilities.

INTEREST INCOME. Interest income for the fiscal year ended June 30, 1999, was $135.4 million, an increase of $28.3 million from $107.1 million during the fiscal year ended June 30, 1998. The increase in interest income was attributable to increased interest income on real estate loans and mortgage-backed securities of $21.7 million and $6.2 million, respectively. The increase in interest income on real estate loans was attributable primarily to an increase of $320.8 million in the average balance of real estate loans, resulting from both $471.5 million of real estate loans originated during the fiscal year ended June 30, 1999, and $192.3 million of real estate loans acquired from FIBC on January 21, 1999. The increase in interest income on mortgage-backed securities was also attributable primarily to an increase in the average balance of $313.9 million, resulting from mortgage-backed securities purchased in accordance with our capital leverage program during the fiscal year ended June 30, 1999, and $37.8 million added in the FIBC Acquisition. Overall, the yield on interest-earning assets decreased 41 basis points from 7.64% during the fiscal year ended June 30, 1998 to 7.23% during the fiscal year ended June 30, 1999. The decline was attributable primarily to a decrease of 43 basis points in the average yield on real estate loans resulting primarily from continued competition in the real estate lending market and the continued flat yield curve environment. The decline also reflects declines in the average yield on mortgage-backed securities and investment securities of 50 basis points and 52 basis points, respectively, due to declines in overall interest rates during the fiscal year ended June 30, 1999.

INTEREST EXPENSE. Interest expense increased $20.3 million, to $77.2 million during the fiscal year ended June 30, 1999, from $56.9 million during the fiscal year ended June 30, 1998. This increase resulted primarily from increased interest expense of $18.9 million on borrowed funds, which resulted from an increase in the average balance of $351.1 million during the fiscal year ended June 30, 1999 compared to the fiscal year ended June 30, 1998. The increase in the average balance of borrowed funds resulted primarily from $183.0 million of borrowed funds added during the fiscal year ended June 30, 1999 under the capital leverage program. The increase in the average balance of borrowed funds also reflects our use of FHLBNY advances, which generally are medium-term interest-bearing liabilities, to fund our loan originations. In addition, the average cost of interest-bearing liabilities decreased five basis points to 4.63% during the fiscal year ended June 30, 1999, from 4.68% during the fiscal year ended June 30, 1998, reflecting the decline in the average cost of certificates of deposit and borrowed funds of 35 basis points and 36 basis points, respectively. The decline in the average cost of borrowed funds resulted from reductions in overall interest rates, while the reduction in the average cost of certificates of deposit resulted from both lower overall interest rates and the cessation of deposit rate promotions that we maintained from July 1997 to June 1998. While the decline in the average cost of certificates of deposits and borrowed funds helped reduce the average cost of interest-bearing liabilities during the fiscal year ended June 30, 1999, their respective average balances increases of $54.7 million and $351.1 million contributed to the increase in the average cost of interest-bearing liabilities.

PROVISION FOR LOAN LOSSES. The provision for loan losses decreased $1.4 million to $240,000 for the fiscal year ended June 30, 1999, from $1.6 million for the fiscal year ended June 30, 1998. The allowance for loan losses has increased $3.0 million from June 30, 1998 to June 30, 1999, due primarily to the addition of $3.0 million in loan loss reserves from FIBC which we determined was adequate to cover potential losses on the loans acquired from FIBC. The reduction in our loan loss provision from the prior fiscal year resulted from continued stability of non-performing loan and charge-offs which totaled $201,000 during the fiscal year ended June 30, 1999, compared to $286,000 during the fiscal year ended June 30, 1998. See "Asset Quality."

NON-INTEREST INCOME. Non-interest income increased $94,000 to $6.4 million during the fiscal year ended June 30, 1999, from $6.3 million during the fiscal year ended June 30, 1998. Service charges and fees increased $471,000 due primarily to increased service fees and charges on deposits of $619,000, resulting primarily from adjustments in our deposit fee and service charges. Other income increased $1.7 million due primarily to increased loan prepayment penalties of $1.6 million, which resulted from increased interest rate competition on new loans. Offsetting these increases was a reduction in the gains on sales and redemptions of securities and other assets of $2.1 million, due primarily to a non-recurring gain of $2.0 million from the sale of a branch premise in Roslyn, New York during the fiscal year ended June 30, 1998.

NON-INTEREST EXPENSE. Non-interest expense increased $556,000, from $29.9 million during the fiscal year ended June 30, 1998, to $30.5 million during the fiscal year ended June 30, 1999. During the fiscal year ended June 30, 1998, we recorded one-time charges of $1.6 million of benefit costs and $598,000 of RRP costs associated with an early retirement option that we offered and was accepted by eligible employees. Excluding this charge to expense, non-interest expense increased $2.8 million during the fiscal year ended June 30, 1999. Salaries and employee benefit expense increased $1.2 due to staffing and salary increases during the past 12 months and additional salary expense resulting from the FIBC acquisition. Compensation expense related to our ESOP and RRP decreased by approximately $263,000 due to the reduction in our average stock price.

Occupancy and equipment expense declined $28,000 due primarily to refunds of $190,000 related to real estate taxes on branch properties, which were recorded as a reduction of occupancy and equipment expense during the fiscal year ended June 30, 1999, and cost savings associated with the sale of our Roslyn office in May 1998. These cost savings were partially offset by increased expenses associated with the five branch offices obtained in the FIBC acquisition. Data processing costs increased $147,000 during the fiscal year ended June 30, 1999, compared to the fiscal year ended June 30, 1998, due primarily to increased loan activity resulting from the FIBC acquisition and Year 2000 compliance costs.

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

INCOME TAX EXPENSE. Income tax expense totaled $14.0 million for the fiscal year ended June 30, 1999, compared to $11.9 million for the fiscal year ended June 30, 1998, an increase of $2.1 million. During the fiscal year ended June 30, 1999, we recorded income tax expense benefits totaling $670,000 related to recoveries of previously recorded deferred taxes and adjustments from the filing of its June 1998 tax returns. Excluding these income tax benefits, our income tax expense would have increased $2.8 million, reflecting an increase of $8.9 million in pretax income, offset by a reduction in the effective tax rate from 47.5% during the fiscal year ended June 30, 1998, to 43.3% during the fiscal year ended June 30, 1999.


YEAR 2000 COMPUTER CONCERN

We did not experience any significant interruptions in any computer operations related to the Year 2000 computer concern. Our loan and deposit functions were not affected by the change into the Year 2000. Additionally, we did not encounter any significant delays in loan payments from borrowers due to difficulties they may have encountered as a result of the Year 2000 computer concern.


IMPACT OF INFLATION AND CHANGING PRICES

The Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased costs of our operations. Unlike industrial companies, nearly all of our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF ENACTMENT OF THE GRAMM-LEACH-BLILEY ACT

On November 12, 1999, the Gramm-Leach-Bliley Act, or Gramm-Leach was enacted. Gramm-Leach establishes, among other things, a comprehensive framework to permit affiliations among commercial banks, insurance companies and other financial service providers. Generally, the new law (i) repeals the historical restrictions and eliminates many federal and state law barriers to affiliations among banks and securities firms, insurance companies and other financial service providers, (ii) provides a uniform framework for the activities of banks, savings institutions and their holding companies, (iii) broadens the activities that may be conducted by national banks and banking subsidiaries of bank holding companies, (iv) provides an enhanced framework for protecting the privacy of consumer's information, (v) adopts a number of provisions related to the capitalization, membership, corporate governance and other measures designed to modernize the FHLB system, (vi) requires public disclosure of certain agreements relating to funds expended in connection with the Community Reinvestment Act and (vii) addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions, including the functional regulation of bank securities activities.

Gramm-Leach also restricts the powers of new unitary savings and loan association holding companies. Unitary savings and loan holding companies that are "grandfathered," I.E., became a unitary savings and loan holding company pursuant to an application filed with the OTS before May 4, 1999, such as us, retain their authority under the prior law. All other savings and loan holding companies would be limited to financially related activities permissible for bank holding companies, as defined under Gramm-Leach. Gramm Leach also prohibits non-financial companies from acquiring grandfathered savings and loan association holding companies.

Gramm-Leach also requires financial institutions to disclose, on ATM machines, any non-customer fees and to disclose to their customers upon the issuance of an ATM card any fees that may be imposed by the institution on ATM users. For older ATMs, financial institutions will have until December 31, 2004 to provide such notices.

Bank holding companies are permitted to engage in a wider variety of financial activities than permitted under the prior law, particularly with respect to insurance and securities activities. In addition, in a change from the prior law, bank holding companies will be in a position to be owned, controlled or acquired by any company engaged in financially related activities.

We do not believe that the new law will have a material adverse affect upon our operations in the near term. However, to the extent the new law permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This could result in a growing number of larger financial institutions that offer a wider variety of financial services than we currently offer and that can aggressively compete in the markets we currently serve.


IMPACT OF RECENT ACCOUNTING STANDARDS

In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities" as amended in June, 1999 by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," and in June, 2000, by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," (collectively SFAS 133). SFAS 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Under SFAS 133 an entity may designate a derivative as a hedge of exposure to either changes in:
(a) fair value of a recognized asset or liability or firm commitment, (b) cash flows of a recognized or forecasted transaction, or (c) foreign currencies of a net investment in foreign operations, firm commitments, available-for-sale securities or a forecasted transaction. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any changes in the fair value of the derivative instrument is either recognized in earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings. SFAS 133 is required for all fiscal quarters or fiscal years beginning after June 15, 2000. The Company adopted SFAS 133 effective July 1, 2000. No adjustment was required as a result of the change in accounting principle.

In December, 1999, the Securities and Exchange Commission (referred to as the
SEC) issued Staff Accounting Bulletin No. 101 (referred to as SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views on applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC issued SAB 101B to defer the effective date of implementation of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 31, 1999. The Company is required to adopt SAB 101 by June 30, 2001. The Company does not expect the adoption of SAB 101 to have a material impact on the consolidated financial statements.


MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the Nasdaq National Market and quoted under the symbol "DCOM." Prior to June 15, 1998, our common stock was quoted under the symbol "DIME."

The following table shows the high and low sales price for our common stock and dividends declared during the period indicated. Our common stock began trading on June 26, 1996, the date of the initial public offering.


                                   Fiscal Year End June 30, 2000                              Fiscal Year End June 30, 1999
Quarter Ended                                   High            Low                                      High            Low
                                Dividends       Sales           Sales                    Dividends       Sales           Sales
                                Declared        Price           Price                    Declared        Price           Price
--------------------------------------------------------------------------------------------------------------------------------
September 30{th}                   $0.15         $23{1/2}        $20{1/8}                 $0.10           $28{1/2}      $15{1/4}
December 31{st}                     0.17          22{1/8}         17                       0.12            27{7/16}      14{3/4}
March 31{st}                        0.17          17{7/8}         13{1/4}                  0.14            25{3/8}       19{3/4}
June 30{th}                         0.17          18{1/2}         15{3/8}                  0.15            23{7/8}       20

On June 30, 2000, the last trading date in the fiscal year, our stock closed at $16{1/4}. At September 22, 2000, we had approximately XXX shareholders of record, not including the number of persons or entities holding stock in nominee or street name through various brokers and banks. There were 11,664,174 shares of common stock outstanding at June 30, 2000.

As the principal asset of the Company, the Bank could be called upon to provide the principal source of funds for payment of dividends by the Company. The Bank will not be permitted to pay dividends on its capital stock if its stockholders' equity would be reduced below applicable regulatory requirements or the amount required for the liquidation account established during the Bank's conversion. See Note 2 to the Consolidated Financial Statements of the Company for a further discussion of the liquidation account. The OTS limits all capital distributions by the Bank directly or indirectly to us, including dividend payments. As the subsidiary of a savings and loan holding company, the Bank must file a notice with the OTS for each capital distribution. However, if the total amount of all capital distributions (including each proposed capital distribution) for the applicable calendar year exceeds net income for the calendar year to date plus the retained net income (i.e., net income after deducting prior capital distributions) for the preceding two years, then the Bank must file an application to receive the approval of thew OTS for the proposed capital distribution. In addition, capital distributions from the Bank to the Company, if in excess of established limits, could result in recapture of the Bank's New York State and City bad debt reserves.

Unlike the Bank, we are not subject to OTS regulatory restrictions on the payment of dividends to our shareholders, although the source of such dividends will be dependent on the net proceeds retained by us and earnings thereon and may be dependent, in part, upon dividends from the Bank. We are subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of our net assets (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

RESEARCH REPORTS

As of the date of this report, the following investment firms have issued research reports on us:

            Advest, Inc.; Friedman, Billings, Ramsey & Co., Inc.; Keefe Bruyette & Woods, Inc.; Lehman Brothers, Inc.
            McConnell Budd & Downes;  Merrill Lynch & Co.;
            Ryan, Beck & Co.;  Sandler O'Neill & Partners, L.P.

Copies of these research reports are available upon request to:
            Dime Community Bancshares, Inc.
            Investor Relations,
            209 Havemeyer Street,
            Brooklyn, NY 11211

                         INDEPENDENT AUDITORS' REPORT


To the Stockholders and the Board of Directors of Dime Community Bancshares, Inc. and Subsidiaries

We have audited the accompanying consolidated statements of financial condition of Dime Community Bancshares, Inc. and Subsidiaries (the ''Company'') as of June 30, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000 in conformity with accounting principles generally accepted in the United States of America.


           /S/ DELOITTE & TOUCHE LLP


New York, New York
August 11, 2000

               DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                  (Dollars in thousands except share amounts)

JUNE 30,                                                                                             2000                   1999
----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                                           $15,371                  $17,801
Investment securities held-to-maturity (estimated fair value of
   $17,351 and $31,768 at June 30, 2000 and 1999, respectively)  (Note 4)                          17,489                   31,698
Investment securities available for sale (at estimated fair value) (Note 4):
    Bonds and notes (amortized cost of $109,057 and $133,523 at
       June 30, 2000 and 1999, respectively)                                                      105,631                  131,490
    Marketable equity securities (historical cost of $14,948 and
       $14,162 at June 30, 2000 and 1999, respectively)                                            15,490                   15,142
Mortgage-backed securities held-to-maturity (estimated fair
   value of $13,263 and $23,192 at June 30, 2000 and 1999,
   respectively) (Note 5)                                                                          13,329                   22,820
Mortgage backed securities available for sale (at estimated fair value)
   (amortized cost of $438,160 and $507,486 at June 30, 2000 and 1999,
   respectively)(Note 5)                                                                          429,361                  502,847
Federal funds sold and short-term investments                                                       9,449                   11,011
Loans (Note 6):
    Real estate                                                                                 1,713,552                1,375,510
    Other loans                                                                                     7,648                    7,831
    Less allowance for loan losses (Note 7)                                                       (14,785)                 (15,081)
----------------------------------------------------------------------------------------------------------------------------------
   Total loans, net                                                                             1,706,415                1,368,260
----------------------------------------------------------------------------------------------------------------------------------
Loans held for sale                                                                                   100                       -
Premises and fixed assets, net (Note 9)                                                            14,771                   14,975
Federal Home Loan Bank of New York capital stock (Note 10)                                         42,423                   28,281
Other real estate owned, net (Note 7)                                                                 381                      866
Goodwill (Note 3)                                                                                  60,254                   64,871
Other assets (Notes 15 and 16)                                                                     71,675                   37,553
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                   $2,502,139               $2,247,615
==================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Due to depositors (Note 11)                                                                    $1,219,148               $1,238,933
Escrow and other deposits                                                                          35,161                   44,705
Securities sold under agreements to repurchase (Note 12)                                          434,027                  481,660
Federal Home Loan Bank of New York advances (Note 13)                                             555,000                  250,000
Subordinated notes payable (Note 14)                                                               25,000                      -
Other liabilities (Note 16)                                                                        26,634                   20,622
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                               2,294,970                2,035,920
----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (Note 17)

Stockholders' Equity
Preferred stock ($0.01 Par, 9,000,000 shares authorized, none issued
   outstanding at  June 30, 2000 and 1999)                                                             -                        -
Common stock ($0.01 par, 45,000,000 shares authorized, 14,583,765 shares and
   14,583,400 shares issued at June 30, 2000 and 1999, respectively, and
   11,664,174 and 12,775,588 shares outstanding at June 30, 2000 and 1999,
   respectively)                                                                                      145                      145
Additional paid-in capital                                                                        150,034                  148,865
Retained earnings (Note 2)                                                                        133,769                  119,100
Accumulated other comprehensive loss, net of deferred taxes                                        (6,309)                  (3,323)
Unallocated common stock of Employee Stock Ownership Plan  (Note 16)                               (6,853)                  (8,016)
Unearned common stock of Recognition and Retention Plan  (Note 16)                                 (4,324)                  (6,040)
Common stock held by Benefit Maintenance Plan (Note 16)                                            (1,790)                    (831)
Treasury stock, at cost (2,919,591 shares and 1,807,812 shares at
   June 30, 2000 and 1999, respectively ) (Note 19)                                               (57,503)                 (38,205)
----------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                        207,169                  211,695
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                     $2,502,139               $2,247,615
==================================================================================================================================

See Notes to consolidated financial statements.

               DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands except per share amounts)

FOR THE YEARS ENDED JUNE 30,                                                      2000                 1999                1998
--------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans secured by real estate                                                  $118,436              $91,569              $69,824
Other loans                                                                        616                  558                  487
Investment securities                                                            9,715               10,654               10,798
Mortgage-backed securities                                                      30,750               29,683               23,463
Other                                                                            6,106                2,926                2,555
--------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST  INCOME                                                         165,623              135,390              107,127
--------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Deposits  and escrow                                                            45,036               44,417               43,027
Borrowed funds                                                                  53,784               32,802               13,908
--------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                                          98,820               77,219               56,935
--------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                             66,803               58,171               50,192
--------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                                          240                  240                1,635
--------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                             66,563               57,931               48,557
--------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:
Service charges and other fees                                                   4,065                2,823                2,352
Net (loss) gain on sales of loans                                                  (11)                  66                  108
Net (loss) gain on sales and redemptions of securities, deposits
   and other assets                                                             (1,567)                 804                2,873
Other                                                                            2,556                2,745                1,011
--------------------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST INCOME                                                        5,043                6,438                6,344
--------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:
Salaries and employee benefits                                                  12,635               12,365               12,748
ESOP and RRP compensation expense                                                4,095                4,517                5,378
Occupancy and equipment                                                          3,739                2,983                3,011
Federal deposit insurance premiums                                                 360                  404                  350
Data processing costs                                                            1,656                1,316                1,169
Provision for losses on other real estate owned                                     25                   16                  114
Goodwill amortization                                                            4,617                3,382                2,405
Other                                                                            6,888                5,510                4,762
--------------------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST EXPENSE                                                      34,015               30,493               29,937
--------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                      37,591               33,876               24,964
Income tax expense                                                              15,217               14,015               11,866
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                     $22,374              $19,861              $13,098
================================================================================================================================

EARNINGS PER SHARE:
BASIC                                                                            $1.98                $1.81                $1.19
================================================================================================================================
DILUTED                                                                          $1.90                $1.68                $1.09
================================================================================================================================

See Notes to consolidated financial statements.

               DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           AND COMPREHENSIVE INCOME
                  (Dollars in thousands except per share data)

FOR THE YEARS ENDED JUNE 30,                                                         2000                 1999              1998
--------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (PAR VALUE $0.01):
Balance at beginning and end of period                                                $145                $145              $145
--------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of period                                                     148,865             143,322           141,716
Issuance of common stock                                                                -                3,327                -
Stock options exercised                                                                  2                 468                52
Tax benefit of RRP shares                                                              164                 312                33
Amortization of excess fair value over cost - ESOP stock                             1,003               1,436             1,521
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                           150,034             148,865           143,322
--------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
Balance at beginning of period                                                     119,100             105,158            94,695
Net income for the period                                                           22,374              19,861            13,098
Cash dividends declared and paid                                                    (7,705)             (5,919)           (2,635)
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                           133,769             119,100           105,158
--------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), NET:
Balance at beginning of period                                                      (3,323)              2,763             2,031
Change in other comprehensive income (loss) during the period,
   net of deferred taxes                                                            (2,986)             (6,086)              732
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                            (6,309)             (3,323)            2,763
--------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK OWNERSHIP PLAN:
Balance at beginning of period                                                      (8,016)             (9,175)          (10,324)
Amortization of earned portion of ESOP stock                                         1,163               1,159             1,149
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                            (6,853)             (8,016)           (9,175)
--------------------------------------------------------------------------------------------------------------------------------
RECOGNITION AND RETENTION PLAN:
Balance at beginning of period                                                      (6,040)             (6,963)           (9,671)
Common stock acquired by RRP                                                          (212)               (999)               -
Amortization of earned portion of RRP stock                                          1,928               1,922             2,708
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                            (4,324)             (6,040)           (6,963)
--------------------------------------------------------------------------------------------------------------------------------
TREASURY STOCK:
Balance at beginning of period                                                     (38,205)            (48,470)          (27,703)
Issuance of stock in acquisition                                                        -               31,463                -
Purchase of treasury shares, at cost                                               (19,298)            (21,198)          (20,767)
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                           (57,503)            (38,205)          (48,470)
--------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK HELD BY BENEFIT MAINTENANCE PLAN:
Balance at beginning of period                                                        (831)               (431)               -
Common stock acquired                                                                 (959)               (400)             (431)
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                            (1,790)               (831)             (431)
--------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF COMPREHENSIVE INCOME
Net Income                                                                          22,374              19,861            13,098
Reclassification adjustment for securities sold, net of taxes of
   $(1,194), $263 and $436 during the years ended June 30, 2000,
   1999 and 1998                                                                     1,402                (309)             (512)
Net unrealized securities gains (losses) arising during the period, net of taxes of $(3,738), $(4,921) and $624 during the years
   ended June 30, 2000, 1999 an 1998                                                (4,388)             (5,777)              732
--------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                               $19,388             $13,775           $13,318
================================================================================================================================

See Notes to consolidated financial statements.

               DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars In thousands)

FOR THE YEARS ENDED JUNE 30,                                                            2000                1999             1998
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                          $22,374             $19,861           $13,098
Adjustments to reconcile net income to net cash provided by
   operating activities:
Net gain on investment and mortgage backed securities called                             -                 (113)               (9)
Net loss (gain) on investment and mortgage backed securities sold                     2,599                (555)           (1,123)
Net loss (gain) on sale of loans held for sale                                           11                 (66)             (108)
Net loss (gain) on sales and disposals of other assets                                  191                  -             (1,973)
Net depreciation and amortization                                                       716               1,660               847
ESOP and RRP compensation expense                                                     4,095               4,517             5,378
Provision for loan losses                                                               240                 240             1,635
Goodwill amortization                                                                 4,617               3,382             2,405
Originations of loans held for sale                                                  (1,258)             (6,468)           (5,009)
Proceeds from sales of loans held for sale                                            1,147               7,075             4,838
Increase in other assets and other real estate owned                                (30,612)             (3,005)           (3,476)
Decrease (increase) in receivable for securities sold                                    -               18,008           (18,008)
(Decrease) increase in payable for securities purchased                                  -              (12,062)           12,062
Increase in other liabilities                                                         6,012               6,617             5,447
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by Operating Activities                                            10,132              39,091            16,004
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net decrease in short-term investments                                                1,562              37,618             9,573
Proceeds from maturities of investment securities held to maturity                    4,220               4,830            10,250
Proceeds from maturities of investment securities available for sale                131,922              85,979            63,145
Proceeds from calls of investment securities held to maturity                        10,000              41,660            42,500
Proceeds from calls of investment securities available for sale                       2,400              30,268            11,500
Proceeds from sales of investment securities available for sale                      39,867               9,373            13,437
Proceeds from sales of mortgage backed securities held to maturity                    1,955                  -              5,317
Proceeds from sales and calls of mortgage backed securities available
   for sale                                                                          64,937                  -             92,776
Purchases of investment securities held to maturity                                      -                   -            (29,082)
Purchases of investment securities available for sale                              (150,751)           (146,786)         (112,930)
Purchases of mortgage backed securities available for sale                          (68,960)           (263,644)         (290,576)
Principal collected on mortgage backed securities held to maturity                    7,532              23,822            26,216
Principal collected on mortgage backed securities available for sale                 71,342             155,612            64,470
Net increase in loans                                                              (338,395)           (241,114)         (199,545)
Cash disbursed in acquisitions, net of cash acquired                                     -              (33,644)               -
(Purchases) sales of fixed assets, net                                               (1,080)               (819)            4,262
Purchase of Federal Home Loan Bank stock                                            (14,142)            (15,417)           (2,432)
---------------------------------------------------------------------------------------------------------------------------------
Net cash used in Investing Activities                                              (237,591)           (312,262)         (291,119)
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in due to depositors                                        (27,913)            (21,978)           74,947
Net (decrease) increase in escrow and other deposits                                 (1,416)             19,893               421
(Decrease) Increase in securities sold under agreements to repurchase               (47,633)            157,906           180,268
Proceeds from Federal Home Loan Bank of New York Advances                           305,000             146,495            40,295
Proceeds from subordinated notes payable                                             25,000                  -                 -
Common stock issued for exercise of Stock Options and tax benefits of
   RRP                                                                                  164                 906                85
Purchase of common stock by the Recognition and Retention Plan                         (212)               (999)               -
Purchase of common stock by Benefit Maintenance Plan                                   (959)               (400)             (431)
Cash dividends paid to stockholders                                                  (7,704)             (5,919)           (2,635)
Purchase of treasury stock                                                          (19,298)            (21,198)          (20,767)
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by Financing Activities                                           225,029             274,706           272,183
---------------------------------------------------------------------------------------------------------------------------------
(DECREASE) INCREASE IN CASH AND DUE FROM BANKS                                       (2,430)              1,535            (2,932)
CASH AND DUE FROM BANKS, BEGINNING OF PERIOD                                         17,801              16,266            19,198
---------------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS, END OF PERIOD                                              $15,371             $17,801           $16,266
=================================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes                                                          $12,800             $11,462           $10,984
=================================================================================================================================
Cash paid for interest                                                              $97,421             $74,939           $54,941
=================================================================================================================================
Transfer of loans to Other real estate owned                                           $429                $342              $779
=================================================================================================================================
Change in unrealized gain (loss) on available for sale securities, net
   of deferred taxes                                                                $(2,986)            $(6,086)             $732
=================================================================================================================================

On January 21, 1999, the Bank acquired all of the outstanding common stock of Financial Bancorp, Inc. in exchange for a combination of cash and common stock of Dime Community Bancshares, Inc. In connection with this acquisition, the following assets were acquired and liabilities assumed:

Fair Value of Investments, Loans and Other Assets Acquired, net      $369,398
Dime Community Bancshares, Inc. Common Stock Issued                   (34,664)
Cash paid                                                             (33,251)
                                                                     --------
Deposits and Other Liabilities Assumed                               $301,483
                                                                     ========
See Notes to consolidated financial statements.

               DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS - Dime Community Bancshares, Inc. (the "Company" OR "DCB"), is a Delaware corporation organized by The Dime Savings Bank of Williamsburgh (the "Bank") for the purpose of acquiring all of the capital stock of the Bank issued in the Conversion on June 26, 1996. Presently, the significant assets of the Company are the capital stock of the Bank, the Company's loan to the Bank's ESOP, investments retained by the Company, and an investment real estate property owned through the Company's wholly-owned subsidiary, 842 Manhattan Avenue Corporation. The Company is subject to the financial reporting requirements of the Securities Exchange Act of 1934, as amended.

The Bank was originally founded in 1864 as a New York State-chartered mutual savings bank. On November 1995, the Bank converted to a federal stock savings bank. The Bank has been, and intends to continue to be, a community-oriented financial institution providing financial services and loans for housing within its market areas. The Bank maintains its headquarters in the Williamsburgh section of the borough of Brooklyn. Seventeen additional offices are located in the boroughs of Brooklyn, Queens, and the Bronx, and in Nassau County.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - The accounting and reporting policies of the Company conform to generally accepted accounting principles. The following is a description of the significant policies:

PRINCIPLES OF CONSOLIDATION - The accompanying 2000, 1999 and 1998 consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries, the Bank and 842 Manhattan Avenue Corp. All financial statements presented also include the accounts of the Bank's four wholly-owned subsidiaries, Havemeyer Equities Corp. (''HEC''), Boulevard Funding Corp. (''BFC''), Havemeyer Investments Inc. ("HII") and DSBW Residential Preferred Funding Corp. ("DRPFC"). 842 Manhattan Avenue Corp. owns and manages a real estate property which housed a former branch premise of Financial Bancorp, Inc. ("FIBC"), which the Company acquired on January 21, 1999 in connection with its acquisition of FIBC. DRPFC, established in March, 1998, invests in real estate loans and is intended to qualify as a real estate investment trust for federal tax purposes. BFC was established in order to invest in real estate joint ventures and other real estate assets. BFC has no investments in real estate at June 30, 2000, and is currently inactive. HEC was also originally established in order to invest in real estate joint ventures and other real estate assets. In June, 1998, HEC assumed direct ownership of DSBW Preferred Funding Corp. ("DPFC"). DPFC, established as a direct subsidiary of the Bank in March, 1998, invests in real estate loans and is intended to qualify as real estate investment trust for federal tax purposes. HEC has no other investments as of June 30, 2000. All significant intercompany accounts and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES - Purchases and sales of investments and mortgage-backed securities are recorded on trade date. Gains and losses on sales of investment and mortgage-backed securities are recorded on the specific identification basis.

SFAS No. 115, ''Accounting for Investments in Debt and Equity Securities'' (''SFAS 115'') requires that debt and equity securities that have readily determinable fair values be carried at fair value unless they are held to maturity. Debt securities are classified as held to maturity and carried at amortized cost only if the reporting entity has a positive intent and ability to hold these securities to maturity. If not classified as held to maturity, such securities are classified as securities available for sale or as trading securities. Unrealized holding gains or losses on securities available for sale are excluded from net income and reported net of income taxes as other comprehensive income. At June 30, 2000 and 1999, all equity securities are classified as available for sale.

The Company does not acquire securities for the purpose of engaging in trading activities.

LOANS HELD FOR SALE - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Gains and losses on sales of loans are also accounted for in accordance with Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("SFAS 134").

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

SFAS No. 114, ''Accounting by Creditors for Impairment of a Loan'' (''SFAS 114'') requires all creditors to account for impaired loans, except those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of expected future cash flows discounted at the loan's effective interest rate. As an expedient, creditors may account for impaired loans at the fair value of the collateral or at the observable market price of the loan if one exists. If the estimated fair value of the impaired loan is less than the recorded amount, a specific valuation allowance is established or a write-down is charged against the allowance for loan losses if the impairment is considered to be permanent.

LOANS - Loans are reported at the principal amount outstanding, net of unearned income and the allowance for loan losses. Interest income on loans is recorded using the level yield method. Under this method, discount accretion and premium amortization are included in interest income.

Accrual of interest is discontinued when its receipt is in doubt, generally, when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, any interest credited to income in the current year is reversed. Payments on nonaccrual loans are applied to principal. Management may elect to continue the accrual of interest when a loan is in the process of collection and the estimated fair value of collateral is sufficient to cover the principal balance and accrued interest. Loans are returned to accrual status once the doubt concerning collectibility has been removed and the borrower has demonstrated performance in accordance with the loan terms and conditions.

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

EARNINGS PER SHARE ("EPS")- Earnings per share are calculated and reported in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share'' ("SFAS 128"). SFAS 128, requires disclosure of basic earnings per share and diluted earnings per share, for entities with complex capital structures, on the face of the income statement, along with a reconciliation of the numerator and denominator of basic and diluted earnings per share.

The following is a reconciliation of the numerator and denominator of basic earnings per share for the years ended June 30, 2000, 1999 and 1998 (in thousands).

Fiscal Year Ended June 30,                                              2000                    1999              1998
----------------------------------------------------------------------------------------------------------------------
NUMERATOR:
Net Income                                                           $22,374                  $19,861          $13,098
DENOMINATOR:
Average shares outstanding utilized in the calculation of
   basic earnings per share                                           11,276                   10,951           11,001
Unvested shares of Recognition and Retention Plan                        268                      372              517
Common stock equivalents due to the dilutive effect of
   stock options                                                         252                      528              523
----------------------------------------------------------------------------------------------------------------------
Average shares outstanding utilized in the calculation of
   diluted earnings per share                                         11,796                   11,851           12,041
======================================================================================================================

Common stock equivalents due to the dilutive effect of stock options are calculated based upon the average market value of the Company's common stock during the fiscal years ended June 30, 2000, 1999 and 1998.

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

EMPLOYEE BENEFITS - The Company maintains a Retirement Plan and 401(k) Plan for substantially all of its employees, both of which are tax qualified under the Employee Retirement Income Security Act of 1974 ("ERISA").

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

In December, 1996, the Company adopted a Recognition and Retention Plan for employees and outside directors ("RRP") and a Stock Option Plan for Employees and Outside Directors (the "Stock Option Plan"), which are subject to the accounting requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"). SFAS 123 encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations ("APB 25"). Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. To date, no compensation expense has been recorded for stock options, since, for all granted options, the market price on the date of grant equals the amount employees must pay to
acquire the stock.   In accordance with APB 25, compensation expense related to the RRP is recorded for all shares earned by participants during the period at $18.64 per share, the average historical acquisition cost of all allocated RRP shares.

FINANCIAL INSTRUMENTS - Statement of Financial Accounting Standards No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" ("SFAS 119") requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. The Company did not hold any derivative financial instruments as defined by SFAS 119 at June 30, 2000, 1999 or 1998.

COMPREHENSIVE INCOME - Comprehensive income for the fiscal years ended June 30, 2000, 1999 and 1998 is determined in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income.'' Comprehensive income includes revenues, expenses, and gains and losses which, under current GAAP, bypass net income and are typically reported as a component of stockholders' equity.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION - The Company's financial statements reflect the adoption of Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information ("SFAS 131")".

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

The Company has one reportable segment, "Community Banking." All of the Company's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, commercial lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Company as one operating segment or unit.

General information required by SFAS 131 is disclosed in the Consolidated
Financial Statements and accompanying notes.   Additionally, for the years
ended June 30, 2000, 1999, and 1998, there is no customer that accounted for more than 10% of the Company's revenue.

RECENTLY ISSUED ACCOUNTING STANDARDS

REVENUE RECOGNITION IN FINANCIAL STATEMENTS - In December, 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views on applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC issued SAB 101B to defer the effective date of implementation of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 31, 1999. The Company is required to adopt SAB 101 by June 30, 2001. The Company does not expect the adoption of SAB 101 to have a material impact on the consolidated financial statements.

DERIVATIVE INSTRUMENTS - In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities" as amended in June, 1999 by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," and in June, 2000, by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," (collectively SFAS 133). SFAS 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Under SFAS 133 an entity may designate a derivative as a hedge of exposure to either changes in: (a) fair value of a recognized asset or liability or firm commitment, (b) cash flows of a recognized or forecasted transaction, or (c) foreign currencies of a net investment in foreign operations, firm commitments, available-for-sale securities or a forecasted transaction. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any changes in the fair value of the derivative instrument is either recognized in earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings. SFAS 133 is required for all fiscal quarters or fiscal years beginning after June 15, 2000. The Company adopted SFAS 133 on July 1, 2000. No adjustment was required as a result of the change in accounting principle.

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

RECLASSIFICATION - Certain June 30, 1999, and 1998 amounts have been reclassified to conform to the June 30, 2000 presentation.

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

The Bank received approximately $189,000, $43,800, and $37,800 of net loans, investment securities, and mortgage-backed securities, respectively, at fair value and assumed approximately $230,700 of customer deposit liabilities. A core deposit premium of $4,950 was recorded related to the deposits assumed and is being amortized on a straight line basis over six years.

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

                                                                Actual
                                                          Consolidated            Pro-Forma         Pro Forma            Pro Forma
                                                           for the Six          for the Six           for the              for the
                                                          Months Ended        Months Ended         Year Ended           Year Ended
                                                      June 30, 1999(A)    December 31, 1998      June 30, 1999       June 30, 1998
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                            $31,607              $29,805            $61,412             $58,682
Provision for possible loan losses                                 120                  292                412               2,068
Non-interest income                                              4,255                4,137              8,392               8,033
Non-interest expense:
   Goodwill and core deposit amortization                        2,543                1,804              4,347               3,636
   Other non-interest expense                                   14,184               15,404             29,588              33,219
Total non-interest expense                                      16,727               17,208             33,935              36,855
Income before income taxes                                     $19,015              $16,442            $35,457             $27,792

(A) Amounts exclude the operations of FIBC during the period January 1, 1999 through January 21, 1999, which are not material to the total combined operations for the year ended June 30, 1999.

4.   INVESTMENT SECURITIES HELD TO MATURITY AND AVAILABLE FOR SALE

The amortized cost, gross unrealized gains and losses and estimated fair value of investment securities held to maturity at June 30, 2000 were as follows:

                                                  Investment Securities Held to Maturity
                                                                              Gross                 Gross
                                                      Amortized             Unrealized           Unrealized         Estimated
                                                        Cost                  Gains                Losses           Fair Value
------------------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES:
U.S. Treasury securities and obligations
    of U.S. Government corporations and
    agencies                                           $12,440                  $-                   $(144)           $12,296
Obligations of state and political
    subdivisions                                           554                   15                     -                 569
Corporate securities                                     4,495                   -                      (9)             4,486
------------------------------------------------------------------------------------------------------------------------------
                                                       $17,489                  $15                  $(153)           $17,351
------------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of investment securities held to maturity at June 30, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                Amortized          Estimated
                                                   Cost            Fair Value
-----------------------------------------------------------------------------
Due in one year or less                            $3,172              $3,171
Due after one year through five years              13,188              13,043
Due after five years through ten years              1,129               1,137
-----------------------------------------------------------------------------
                                                  $17,489             $17,351
-----------------------------------------------------------------------------

During the year ended June 30, 2000, proceeds from the calls of investment securities held to maturity totaled $10,000. No gain or loss resulted on these calls. There were no sales of investment securities held to maturity during the year ended June 30, 2000.

The amortized/historical cost, gross unrealized gains and losses and estimated fair value of investment securities available for sale at June 30, 2000 were as follows:

                                                  Investment Securities Available for Sale
                                                    Amortized/                Gross             Gross
                                                   Historical             Unrealized          Unrealized             Estimated
                                                        Cost                  Gains             Losses              Fair Value
------------------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES:
U.S. Treasury securities and obligations
   of U.S. Government corporations and
   agencies                                           $55,246                 $215                $(1,969)             $53,492
Corporate securities                                   52,167                   41                 (1,654)              50,554
Public utilities                                        1,644                   -                     (59)               1,585
                                                      109,057                  256                 (3,682)             105,631
------------------------------------------------------------------------------------------------------------------------------
EQUITY SECURITIES                                      14,948                1,633                 (1,091)              15,490
------------------------------------------------------------------------------------------------------------------------------
                                                     $124,005               $1,889                $(4,773)            $121,121
------------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of investment securities available for sale at June 30, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           Amortized                Estimated
                                               Cost                Fair Value
-----------------------------------------------------------------------------
Due in one year or less                      $13,173                  $13,149
Due after one year through five years         95,884                   92,482
Due in five years to ten years                    -                        -
-----------------------------------------------------------------------------
                                            $109,057                 $105,631
-----------------------------------------------------------------------------

During the year ended June 30, 2000, proceeds from the sales and calls of investment securities available for sale totaled $39,867 and $2,400, respectively. Net losses of $777 resulted from the sales. No gain or loss resulted from the calls.

The amortized cost, gross unrealized gains and losses and estimated fair value of investment securities held to maturity at June 30, 1999 were as follows:

                                                  Investment Securities Held to Maturity
                                                                              Gross                 Gross
                                                      Amortized             Unrealized           Unrealized         Estimated
                                                        Cost                  Gains                Losses           Fair Value
------------------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES:
U.S. Treasury securities and obligations
   of U.S. Government corporations and
   agencies                                             $22,401                 $34                  $(35)             $22,400
Obligations of state and political
   subdivisions                                           1,819                  30                    -                 1,849
Corporate securities                                      7,478                  41                    -                 7,519
------------------------------------------------------------------------------------------------------------------------------
                                                        $31,698                $105                  $(35)             $31,768
------------------------------------------------------------------------------------------------------------------------------

During the year ended June 30, 1999, proceeds from the calls of investment securities held to maturity totaled $41,660. A gain of $86 resulted on these calls. There were no sales of investment securities held to maturity during the year ended June 30, 1999.

The amortized/historical cost, gross unrealized gains and losses and estimated fair value of investment securities available for sale at June 30, 1999 were as follows:

                                                  Investment Securities Available for Sale
                                                    Amortized/                Gross             Gross
                                                   Historical             Unrealized          Unrealized             Estimated
                                                        Cost                  Gains             Losses              Fair Value
------------------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES:
U.S. Treasury securities and obligations
   of U.S. Government corporations and
   agencies                                           $65,074                 $439                $(1,360)             $64,153
Corporate securities                                   63,402                  141                 (1,167)              62,376
Public utilities                                        5,047                   -                     (86)               4,961
                                                      133,523                  580                 (2,613)             131,490
------------------------------------------------------------------------------------------------------------------------------
EQUITY SECURITIES:                                     14,162                1,614                   (634)              15,142
------------------------------------------------------------------------------------------------------------------------------
                                                     $147,685               $2,194                $(3,247)            $146,632
------------------------------------------------------------------------------------------------------------------------------

During the year ended June 30, 1999, proceeds from the sales and calls of investment securities available for sale totaled $9,373 and $30,268, respectively. Net gains of $555 and $27, respectively, resulted from the sales and calls.

5.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY AND AVAILABLE FOR SALE

The amortized cost, gross unrealized gains and losses and the estimated fair value of mortgage-backed securities held to maturity at June 30, 2000 were as follows:

                                                                     Mortgage-Backed Securities Held to Maturity
                                                      Amortized             Unrealized           Unrealized         Estimated
                                                        Cost                  Gains                Losses           Fair Value
------------------------------------------------------------------------------------------------------------------------------
GNMA pass-through certificates                           $2,749                  $-                   $(6)              $2,743
FHLMC pass-through certificates                           5,552                   -                   (39)               5,513
FNMA pass-through certificates                            5,028                   4                   (25)               5,007
------------------------------------------------------------------------------------------------------------------------------
                                                        $13,329                  $4                  $(70)             $13,263
------------------------------------------------------------------------------------------------------------------------------

During the year ended June 30, 2000, proceeds from the sales of mortgage-backed securities held to maturity totaled $1,955. Net losses of $4 resulted from these sales. The unpaid principal of the securities at the dates of sale were less than 15% of their acquired par value, and thus were permissible sales under SFAS 115.

The amortized cost, gross unrealized gains and losses and the estimated fair value of mortgage-backed securities available for sale at June 30, 2000 were as follows:

                                                       Mortgage-Backed Securities Available for Sale
                                                      Amortized             Unrealized           Unrealized         Estimated
                                                        Cost                  Gains                Losses           Fair Value
------------------------------------------------------------------------------------------------------------------------------

Collateralized mortgage obligations                     $287,780                $176                $(8,089)          $279,867
GNMA pass-through certificates                           130,473                 182                   (921)           129,734
FHLMC pass-through certificates                            9,377                  70                   (107)             9,340
FNMA pass-through certificates                            10,530                  59                   (169)            10,420
------------------------------------------------------------------------------------------------------------------------------
                                                        $438,160                $487                $(9,286)          $429,361
------------------------------------------------------------------------------------------------------------------------------

During the year ended June 30, 2000, proceeds from the sales of mortgage-backed securities available for sale totaled $64,937. Net losses of $1,818 resulted from these sales.

The amortized cost, gross unrealized gains and losses and the estimated fair value of mortgage-backed securities held to maturity at June 30, 1999 were as follows:

                                                  Mortgage-Backed Securities Held to Maturity
                                                      Amortized             Unrealized           Unrealized         Estimated
                                                        Cost                  Gains                Losses           Fair Value
------------------------------------------------------------------------------------------------------------------------------
GNMA pass-through certificates                           $5,772                 $259                  $-                $6,031
FHLMC pass-through certificates                           9,140                   68                   -                 9,208
FNMA pass-through certificates                            7,908                   57                  (12)               7,953
------------------------------------------------------------------------------------------------------------------------------
                                                        $22,820                 $384                 $(12)             $23,192
------------------------------------------------------------------------------------------------------------------------------

The amortized cost, gross unrealized gains and losses and the estimated fair value of mortgage-backed securities available for sale at June 30, 1999 were as follows:

                                                  Mortgage-Backed Securities Available for Sale
                                                      Amortized             Unrealized           Unrealized         Estimated
                                                        Cost                  Gains                Losses           Fair Value
------------------------------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations                    $348,938                  $220                $(4,904)         $344,254
GNMA pass-through certificates                          127,285                   730                   (709)          127,306
FHLMC pass-through certificates                          13,854                   105                    (74)           13,885
FNMA pass-through certificates                           17,409                   127                   (134)           17,402
------------------------------------------------------------------------------------------------------------------------------
                                                       $507,486                $1,182                $(5,821)         $502,847
------------------------------------------------------------------------------------------------------------------------------

There were no sales or calls of mortgage-backed securities held to maturity or available for sale during the year ended June 30, 1999.

6.   LOANS

The Company's real estate loans are comprised of the following:

    At June 30,                              2000                     1999
------------------------------------------------------------------------------
One-to-four family                           $212,138                 $246,075
Multi-family and underlying
       cooperative                          1,349,854                1,000,859
Nonresidential                                118,576                   88,837
F.H.A. and V. A. insured mortgage loans         7,536                    9,699
Co-op loans                                    27,465                   32,893
------------------------------------------------------------------------------
                                            1,715,569                1,378,363
Net unearned fees                              (2,017)                  (2,853)
------------------------------------------------------------------------------
                                           $1,713,552               $1,375,510
==============================================================================

The Bank originates both adjustable and fixed interest rate real estate loans. At June 30, 2000, the approximate composition of these loans was as follows:


               Fixed Rate                             Variable Rate
-----------------------------------      -------------------------------------
                                         Period to Maturity
Period to Maturity       Book Value       or Next Repricing         Book Value
-----------------------------------      -------------------------------------
1 month-1 year               $2,005      1 month-1 year                $82,669
1 year-3 years                2,702      1 year-3 years                216,256
3 years-5 years              12,581      3 years-5 years               297,508
5 years-10 years            299,961      5 years-10 years              602,416
Over 10 years               199,471      Over 10 years                      -
-----------------------------------      -------------------------------------
                           $516,720                                 $1,198,849
-----------------------------------      -------------------------------------

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

The Company's other loans are comprised of the following:

    At June 30,                                   2000                   1999
------------------------------------------------------------------------------
Student loans                                     $990                    $794
Passbook loans (secured by savings
   and time deposits)                            1,900                   2,271
Home improvement loans                           3,410                   3,666
Consumer installment and other loans             1,348                   1,100
------------------------------------------------------------------------------
                                                $7,648                  $7,831
------------------------------------------------------------------------------

Loans on which the accrual of interest has been discontinued were $4,421 and $3,001 at June 30, 2000 and 1999, respectively. Interest income foregone on nonaccrual loans was not material during the fiscal years ended June 30, 2000 and 1999.

The Bank had outstanding loans considered troubled-debt restructurings of $700 and $1,290 at June 30, 2000 and 1999, respectively. Income recognized on these loans was approximately $56 and $125 for the years ended June 30, 2000 and 1999, respectively, compared to interest income of $70 and $183 calculated under the original terms of the loans, for the years ended June 30, 2000 and 1999, respectively.

The recorded investment in loans for which impairment has been recognized under the guidance of SFAS 114 was approximately $2,591 and $1,563 at June 30, 2000 and 1999, respectively. The average balance of impaired loans was approximately $1,482 and $2,329 for the years ended June 30, 2000 and 1999, respectively. Write-downs on impaired loans were not material during the years ended June 30, 2000 and 1999. At June 30, 2000 and 1999, specific reserves totaling $130 and $62 were allocated within the allowance for loan losses for impaired loans.
Net principal received and interest income recognized on impaired loans during the years ended June 30, 2000 and 1999 were not material.

The following assumptions were utilized in evaluating the loan portfolio pursuant to the provisions of SFAS 114:

HOMOGENOUS LOANS - One-to-four family residential mortgage loans and loans on cooperative apartments having a balance of less than $227 and consumer loans are considered to be small balance homogenous loan pools and, accordingly, are not covered by SFAS 114.

LOANS EVALUATED FOR IMPAIRMENT - All non-homogeneous loans greater than $1,000 are individually evaluated for potential impairment. Additionally, residential mortgage loans exceeding $227 and delinquent in excess of 60 days are evaluated for impairment. A loan is considered impaired when it is probable that all contractual amounts due will not be collected in accordance with the terms of the loan. A loan is not deemed to be impaired if a delay in receipt of payment is expected to be less than 30 days or if, during a longer period of delay, the Bank expects to collect all amounts due, including interest accrued at the contractual rate during the period of the delay. Factors considered by management include the property location, economic conditions, and any unique circumstances affecting the loan. At June 30, 2000 and 1999, all impaired loans were on nonaccrual status. In addition, at June 30, 2000 and 1999, respectively, approximately $1,830 and $1,437 of one-to-four family residential mortgage loans, loans on cooperative apartments and consumer loans with a balance of less than $227 were on nonaccrual status. These loans are considered as a homogeneous loan pool not covered by SFAS 114.

RESERVES AND CHARGE-OFFS - The Bank allocates a portion of its total allowance for loan losses to loans deemed impaired under SFAS 114. All charge-offs on impaired loans are recorded as a reduction in both loan principal and the allowance for loan losses. Management evaluates the adequacy of its allowance for loan losses on a regular basis. At June 30, 2000, management believes that its allowance is adequate to provide for losses inherent in the total loan portfolio, including impaired loans.

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

  7. ALLOWANCE FOR LOAN LOSSES AND LOSSES ON OTHER REAL ESTATE OWNED

Changes in the allowance for loan losses were as follows:

For the year ended June 30,                2000          1999             1998
------------------------------------------------------------------------------
Balance at beginning of period           $15,081       $12,075         $10,726
Provision charged to operations              240           240           1,635
Loans charged off                           (545)         (208)           (328)
Recoveries                                     9             7              42
Reserve acquired in purchase of FIBC           -         2,967              -
------------------------------------------------------------------------------
Balance at end of period                 $14,785       $15,081         $12,075
------------------------------------------------------------------------------

Changes in the allowance for losses on real estate owned were as follows:

For the year ended June 30,                2000          1999             1998
------------------------------------------------------------------------------
Balance at beginning of period             $149          $164             $187
Provision charged to operations              25            16              114
Charge-offs, net of recoveries             (129)          (31)            (137)
Balance at end of period                    $45          $149             $164

8.   MORTGAGE SERVICING ACTIVITIES

At June 30, 2000 and 1999, the Bank was servicing loans for others having principal amounts outstanding of approximately $48,190 and $53,857 respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. In connection with these loans serviced for others, the Bank held borrowers' escrow balances of approximately $677 and $654 at June 30, 2000 and 1999, respectively.

9.   PREMISES AND FIXED ASSETS

The following is a summary of premises and fixed assets:

At June 30,                                      2000                    1999
-----------------------------------------------------------------------------
Land                                           $2,457                  $2,462
Buildings                                      10,297                  10,689
Leasehold improvements                          9,215                   8,357
Furniture and equipment                         7,814                   7,712
-----------------------------------------------------------------------------
                                               29,783                  29,220
-----------------------------------------------------------------------------
Less:  accumulated depreciation
       and amortization                       (15,012)                (14,245)
-----------------------------------------------------------------------------
                                              $14,771                 $14,975
=============================================================================

Depreciation and amortization expense amounted to approximately $1,080, $954, and $964 for the years ended June 30, 2000, 1999 and 1998, respectively.

10.   FEDERAL HOME LOAN BANK OF NEW YORK CAPITAL STOCK

The Bank is a Savings Bank Member of the FHLBNY. Membership requires the purchase of shares of FHLBNY capital stock at $100 per share. The Bank owned 424,227 and 282,813 shares at June 30, 2000 and 1999, respectively. The FHLBNY paid dividends on the capital stock of 6.8%, 6.9%, and 7.2% during the years ended June 30, 2000, 1999 and 1998, respectively.

11.   DUE TO DEPOSITORS

The deposit accounts of each depositor are insured up to $100 by either the Bank Insurance Fund or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC").

Deposits are summarized as follows:

    At June 30,                                                 2000                              1999
----------------------------------------------------------------------------------------------------------------
                                               EFFECTIVE                              Effective
                                                 COST                  LIABILITY         Cost          Liability
----------------------------------------------------------------------------------------------------------------
Savings accounts                               2.08%                     $373,772         2.09%         $406,602
Certificates of deposit                        5.51                       618,165         5.31           703,251
Money market accounts                          4.37                       146,066         3.55            52,979
NOW and Super NOW accounts                     1.24                        26,787         1.22            25,687
Non-interest bearing checking accounts           -                         54,358           -             50,414
----------------------------------------------------------------------------------------------------------------
                                               3.98%                   $1,219,148         3.85%       $1,238,933
----------------------------------------------------------------------------------------------------------------

The distribution of certificates of deposits by remaining maturity was as follows:

    At June 30,                                2000                1999
-----------------------------------------------------------------------
Maturity in three months or less             $131,865          $221,368
Over 3 through 6 months                        99,033           137,654
Over 6 through 12 months                      184,040           192,749
Over 12 months                                203,227           151,480
-----------------------------------------------------------------------
Total certificates of deposit                $618,165          $703,251
-----------------------------------------------------------------------

The aggregate amount of certificates of deposits with a minimum denomination of $100 was approximately $75,625 and $78,707 at June 30, 2000 and 1999, respectively.

12.   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Presented below is information concerning securities sold with agreement to repurchase:

    At or for the year ended June 30,                                  2000                                  1999
-----------------------------------------------------------------------------------------------------------------
Balance outstanding at end of period                                   $434,027                          $481,660
Average interest cost at end of period                                     6.37%                             5.28%
Average balance outstanding during the year                            $456,155                          $381,996
Average interest cost during the year                                      5.66%                             5.45%
Carrying value of underlying collateral at end of period               $456,844                          $496,500
Estimated fair value of underlying collateral                          $447,715                          $491,750
Maximum balance outstanding at month end during period                 $486,936                          $481,660

13.   FEDERAL HOME LOAN BANK OF NEW YORK ADVANCES

The Bank had borrowings (''Advances'') from the FHLBNY totaling $555,000 and $250,000 at June 30, 2000 and 1999, respectively. The average cost of FHLB advances was 5.89% and 5.96%, respectively, during the years ended June 30, 2000 and 1999, and the average interest rate on outstanding FHLB advances was 6.07% and 5.52%, respectively, at June 30, 2000 and 1999. At June 30, 2000, in accordance with the Advances, Collateral Pledge and Security Agreement with the FHLBNY, the Bank maintained in excess of $610,500 of qualifying collateral with the FHLBNY (principally real estate loans), as defined by the FHLBNY, to secure such advances.


14.   SUBORDINATED NOTES PAYABLE

On April 12, 2000, the Company issued subordinated notes in the aggregate amount of $25.0 million. The notes have a fixed rate of interest of 9.25% and mature on May 1, 2010. Interest expense recorded on the notes, inclusive of amortization of related issuance costs, was $521 during the year ended June 30, 2000.

15.   INCOME TAXES

The Company's Federal, State and City income tax provisions were comprised of the following:

 Year Ended June 30,          2000                                    1999                                 1998
----------------------------------------------------------------------------------------------------------------------------
                              STATE                                   State                                State
               FEDERAL      AND CITY       TOTAL        Federal      and City      Total      Federal    and City      Total
----------------------------------------------------------------------------------------------------------------------------
Current        $11,569          $677       $12,246       $11,045       $1,685       $12,730    $8,687      $2,698    $11,385
Deferred         2,787           184         2,971         1,915         (630)        1,285       776        (295)       481
----------------------------------------------------------------------------------------------------------------------------
               $14,356          $861       $15,217       $12,960       $1,055       $14,015    $9,463      $2,403    $11,866
============================================================================================================================

In accordance with SFAS 109, deferred tax assets and liabilities are recorded for temporary differences between the book and tax bases of assets and liabilities.

The components of Federal and net State and City deferred income tax assets and liabilities were as follows:

    At June 30,                                          2000                               1999
----------------------------------------------------------------------------------------------------------
                                                                  STATE                             State
                                            FEDERAL             AND CITY           Federal        and City
----------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Excess book bad debt over tax
   Bad debt reserve                          $4,027              $2,629             $3,809          $2,691
Employee benefit plans                        2,784               1,635              3,921           2,344
Tax effect of other comprehensive
   loss on securities available               3,271               2,103              1,752             618
   for sale
Other                                            -                   -                 165             102
----------------------------------------------------------------------------------------------------------
Total deferred tax assets                    10,082               6,367              9,647           5,755
----------------------------------------------------------------------------------------------------------
Less: Valuation allowance on
   deferred tax assets                           -                   -                  -               -
----------------------------------------------------------------------------------------------------------
Deferred tax assets after
   valuation allowance                      $10,082              $6,367             $9,647          $5,755
----------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
Undistributed earnings of
   subsidiary                                $7,172                 $16             $4,865             $21
Difference in book and tax
   carrying value of fixed assets               324                  52                192               2
Tax effect of purchase
   accounting fair value
   adjustments                                  861                 515                921             549
Other                                           101                  61                 -               -
----------------------------------------------------------------------------------------------------------
Total deferred tax liabilities               $8,458                $644             $5,978            $572
----------------------------------------------------------------------------------------------------------
Net deferred tax asset                       $1,624              $5,723             $3,669          $5,183
==========================================================================================================

During the year ended June 30, 2000, deferred tax assets include an increase of $3,004 resulting from adjustments pursuant to SFAS 115.

The provision for income taxes differed from that computed at the Federal statutory rate as follows:

    Year ended June 30,                        2000                1999                      1998
--------------------------------------------------------------------------------------------------
Tax at Federal statutory rate               $13,157               $11,856                  $8,737
State and local taxes, net of
   Federal income tax benefit                   560                   685                   1,562
Goodwill amortization                         1,616                 1,185                     843
Benefit plan differences                         42                   406                     532
Adjustments for prior period tax
   returns                                     (153)                   -                       -
Other, net                                       (5)                 (117)                    193
--------------------------------------------------------------------------------------------------
                                            $15,217               $14,015                 $11,867
==================================================================================================
Effective tax rate                            40.48%                41.37%                  47.53%
==================================================================================================

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

16. EMPLOYEE BENEFIT PLANS

EMPLOYEE RETIREMENT PLAN - The Bank is a participant in a tax-qualified noncontributory defined benefit retirement plan with the RSI Retirement Trust. Substantially all full-time employees are eligible for participation after one year of service. In addition, a participant must be at least 21 years of age at the date of enrollment. During the year ended June 30, 1998, the Bank offered an early retirement program to all Plan participants who met certain eligibility criterion. As a result of the early retirement program, a non-recurring charge of $1,611 was recorded.

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

Effective April 1, 2000, the Company froze all participant benefits under the employee retirement plan. A gain of $1,360 was recorded in June, 2000 related to this benefit curtailment.

The retirement cost for the pension plan includes the following components (including a non-recurring charge of $1,611 related to an early retirement program in 1998, costs associated with the acquired FIBC Retirement Plan obligation during the period January 21, 1999 to June 30, 1999, and a curtailment credit of $1,360 during the fiscal year ended June 30, 2000):

    For the year ended June 30,                         2000                      1999                 1998
-----------------------------------------------------------------------------------------------------------
Service cost                                             $528                     $444                 $332
Interest cost                                           1,129                      915                  781
Actual return on plan assets                           (1,433)                  (1,272)              (2,931)
Net amortization and deferral                             (32)                     (32)               1,843
Expense associated with early retirement program           -                        -                 1,611
Curtailment credit                                     (1,360)                      -                    -
-----------------------------------------------------------------------------------------------------------
Net periodic (credit) cost                            $(1,168)                     $55               $1,636
===========================================================================================================

The funded status of the plan was as follows:

    JUNE 30,                                                                        2000                     1999
-----------------------------------------------------------------------------------------------------------------
PROJECTED BENEFIT OBLIGATION:
Balance at beginning of period                                                   $16,604                  $14,286
Service cost                                                                         527                      444
Interest cost                                                                      1,129                      915
Actuarial (gain) loss                                                             (1,298)                    (393)
Benefit payments                                                                    (987)                    (795)
Settlements                                                                         (424)                      (2)
Early retirement obligation                                                           -                      (132)
Obligation of acquired plan                                                       (1,217)                   2,281
-----------------------------------------------------------------------------------------------------------------
Balance at end of period                                                          14,334                   16,604
-----------------------------------------------------------------------------------------------------------------
Plan assets at fair value (investments in trust funds
   managed by RSI)
Balance at beginning of period                                                    16,263                   13,599
Return on plan assets                                                              2,639                      786
Contributions                                                                        274                       -
Benefit payments                                                                    (987)                    (795)
Settlements                                                                         (424)                      (2)
Assets of acquired plan                                                               -                     2,675
-----------------------------------------------------------------------------------------------------------------
Balance at end of period                                                          17,765                   16,263
-----------------------------------------------------------------------------------------------------------------
FUNDED STATUS:
Excess (Deficiency) of plan assets over projected benefit obligation               3,431                     (341)
Unrecognized gain (loss) from experience different from that assumed              (1,878)                     626
Unrecognized net past service liability                                               -                      (175)
-----------------------------------------------------------------------------------------------------------------
Prepaid retirement expense included in other assets                               $1,553                     $110
=================================================================================================================

Major assumptions utilized were as follows:
    At June 30,                                     2000                1999
-----------------------------------------------------------------------------
Discount rate                                       7.75%               7.00%
Rate of increase in compensation levels             5.50                5.00
Expected long-term return on plan assets            9.00                9.00

BENEFIT MAINTENANCE PLAN AND DIRECTORS' RETIREMENT PLAN - During the fiscal year ended June 30, 1994, the Bank established a Supplemental Executive Retirement Plan (''SERP'') for its executive officers. The SERP was established to compensate the executive officers for any curtailments in benefits due to the statutory limitations on benefit plans. The SERP exists as a nonqualified plan which supplements the existing qualified plans. Defined benefit and defined contribution costs are incurred annually related to the SERP. During the year ended June 30, 1997, the SERP was renamed the Benefit Maintenance Plan ("BMP"), and sponsorship was transferred to the Company. As of June 30, 2000 and 1999, the Benefit Maintenance Plan has an investment in the Company's common stock of $1,790 and $831, respectively. Accrued benefits under the defined benefit portion of the BMP was suspended when benefit accruals under the tax qualified plan were suspended.

Effective July 1, 1996, the Company established a non-qualified Retirement Plan for all of its outside directors, which will provide benefits to each eligible outside director commencing upon their termination of Board service or at age
65. Each outside director who serves or has agreed to serve as an outside director will automatically become a participant in the Plan.

The retirement cost for the defined benefit portion of the BMP and Directors' Retirement plan include the following components:

    For the year ended June 30,        2000          1999               1998
-----------------------------------------------------------------------------
Service cost                           $151          $141                $104
Interest cost                           282           236                 248
Net amortization and deferral           173           175                 170
Curtailment credit                     (131)           -                   -
-----------------------------------------------------------------------------
                                       $475          $552                $522
=============================================================================

The defined contribution costs incurred by the Bank related to the BMP/SERP for the years ended June 30, 2000, 1999 and 1998 were $924, $990 and $522, respectively.

The funded status of the defined benefit portion of the plans was as follows:

    JUNE 30,                                                                            2000                    1999
--------------------------------------------------------------------------------------------------------------------
PROJECTED BENEFIT OBLIGATION:
Balance at beginning of period                                                        $3,964                  $3,562
Service cost                                                                             151                     141
Interest cost                                                                            282                     236
Benefit payments                                                                          -                       -
Actuarial (gain) loss                                                                    (55)                     25
Balance at end of period                                                               4,342                   3,964
PLAN ASSETS AT FAIR VALUE:
Balance at beginning of period                                                            -                       -
Contributions                                                                             -                       -
Benefit payments                                                                          -                       -
--------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                                  -                       -
--------------------------------------------------------------------------------------------------------------------
FUNDED STATUS:
Deficiency of plan assets over projected benefit obligation                           (4,342)                 (3,964)
Benefit curtailment                                                                      760                      -
Unrecognized gain from experience different from that assumed                            744                   1,088
Unrecognized net past service liability                                                  228                     739
--------------------------------------------------------------------------------------------------------------------
Accrued expense included in other liabilities                                        $(2,610)                $(2,137)
====================================================================================================================
Amount recognized in statement of financial condition consists of:
   Accrued liability                                                                 $(3,271)                $(2,887)
   Intangible asset                                                                      661                     750
--------------------------------------------------------------------------------------------------------------------
Net amount recognized                                                                $(2,610)                $(2,137)
====================================================================================================================

Major assumptions utilized were as follows:

    At June 30,                                             2000                                      1999
----------------------------------------------------------------------------------------------------------------------------
                                                                   DIRECTORS'                                     Directors'
                                                                   RETIREMENT                                     Retirement
                                               BMP                   PLAN                       BMP                   Plan
----------------------------------------------------------------------------------------------------------------------------
Discount rate                                  7.75%                  7.50%                      7.00%                  7.25%
Rate of increase in compensation levels        5.50                   4.00                       5.00                   4.00

401(K) PLAN - The Bank also has a 401(k) plan which covers substantially all employees. Prior to May 31, 1996, under such plan the Bank matched 50% of each participant's contribution up to 6% of the participant's annual compensation for the first four years of participation and thereafter 100% of the participant's contribution up to a maximum of 6%. Effective May 31, 1996, the plan was amended whereby the Bank ceased all contributions to the plan, and effective January 1, 1997, the Bank ceased all participant pre-tax contributions to the Plan. As a result, no expense was recorded related to the 401(k) plan during the fiscal years ended June 30, 2000, 1999 and 1998. Effective July 1, 2000, participant contributions of up to 12% of "covered compensation," as defined by the Plan, and employer profit-sharing type contributions of 3% of "covered compensation" were reinstated for all participants of the 401(k) plan.

The 401(k) plan owns participant investments in the Company's common stock for the accounts of participants which totaled $3,532, $5,001 and $6,630 at June 30, 2000, 1999 and 1998, respectively.

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

The postretirement cost includes the following components:

    For the year ended June 30,         2000     1999       1998
----------------------------------------------------------------
Service cost                             $50      $48        $37
Interest cost                            197      179        178
Unrecognized past service liability      (17)     (20)       (29)
----------------------------------------------------------------
                                        $230     $207       $186
================================================================

The funded status of the postretirement benefit plan was as follows:

    JUNE 30,                                                                             2000                   1999
--------------------------------------------------------------------------------------------------------------------
PROJECTED BENEFIT OBLIGATION:
Balance at beginning of period                                                          $2,888                $2,714
Service cost                                                                                50                    48
Interest cost                                                                              197                   179
Actuarial (gain) loss                                                                     (678)                   80
Benefit payments                                                                          (150)                 (133)
--------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                                 2,307                 2,888
--------------------------------------------------------------------------------------------------------------------
PLAN ASSETS AT FAIR VALUE:
Balance at beginning of period                                                              -                     -
Contributions                                                                              150                   133
Benefit payments                                                                          (150)                 (133)
--------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                                    -                     -
--------------------------------------------------------------------------------------------------------------------
FUNDED STATUS:
Deficiency of plan assets over projected benefit obligation                             (2,307)               (2,888)
Unrecognized gain (loss) from experience different from that assumed                      (238)                  451
Unrecognized net past service liability                                                   (240)                 (268)
--------------------------------------------------------------------------------------------------------------------
Accrued expense included in other liabilities                                          $(2,785)              $(2,705)
====================================================================================================================

The assumed medical cost trend rates used in computing the accumulated postretirement benefit obligation was 6.50% in 1999 and was assumed to decrease gradually to 5.0% in 2005 and to remain at that level thereafter. Increasing the assumed medical care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation by approximately $102. The assumed discount rate and rate of compensation increase used to measure the accumulated postretirement benefit obligation at June 30, 2000 were 7.75% and 5.50%, respectively. The assumed discount rate and rate of compensation increase used to measure the accumulated postretirement benefit obligation at June 30, 1999 were 7.00% and 5.00%, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN - In connection with the Conversion, the Board of Directors of the Company adopted the Dime Community Bancshares Employee Stock Ownership Plan (the "ESOP"). The ESOP borrowed $11,638 from the Company and used the funds to purchase 1,163,800 shares of the Company's common stock. The loan was originally to be repaid principally from the Bank's discretionary contributions to the ESOP over a period of time not to exceed 10 years from the date of the Conversion. Effective July 1, 2000, the loan agreement was amended to extend the repayment period to thirty years from the date of the Conversion, with the right of optional prepayment. The loan had an outstanding balance of $6,853 and $8,016, respectively at June 30, 2000 and 1999, and a fixed rate of 8.0%.

Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation, as described in the plan, in the year of allocation. The ESOP vests at a rate of 25% per year of service beginning after two years with full vesting after five years, or upon attainment of age 65, death, disability, retirement or in the event of a "change of control" of the Company as defined in the ESOP. Shares of common stock allocated to participating employees totaled 116,380, 115,832 and 116,380 during the years ended June 30, 2000, 1999 and 1998. The ESOP benefit expense recorded in accordance with SOP 93-6 for allocated shares totaled $2,167, $2,595 and $2,670, respectively, for the years ended June 30, 2000, 1999 and 1998.

STOCK BENEFIT PLANS

      RECOGNITION AND RETENTION PLAN ("RRP") - In December, 1996, the Company's shareholders approved the RRP, which is designed to encourage key officers and directors of the Company and Bank to remain with the Company, as well as to provide these persons with a proprietary interest in the Company. All allocated RRP shares vest on February 1{st }of each year over a total period of five years, and become 100% vested in the event of death, disability or retirement of the participant, or in the event of a "change of control" of the Company as defined by the RRP. The Company continues to account for compensation expense under the RRP under APB 25, measuring compensation cost based upon the average acquisition value of the RRP shares.

      The following is a summary of activity related to the RRP for the years ended June 30, 2000, 1999 and 1998:

    At or for the year ended June 30,               2000      1999      1998
----------------------------------------------------------------------------
Shares acquired (a)                                13,586    46,770       -
Shares vested                                     103,456   103,456  164,876
Shares forfeited                                       -      3,200       -
Unallocated shares - end of period                 60,356    46,770       -
Unvested allocated shares -end of period          206,912   310,368  417,024
Compensation recorded to expense                   $1,928    $1,922   $2,708
EFFECTS OF ACCOUNTING FOR COMPENSATION UNDER
   SFAS 123 INSTEAD OF APB 25:
     Decrease in compensation expense                $428      $422     $601
     Increase in Basic EPS                          $0.02     $0.02    $0.03
     Increase in Diluted EPS                        $0.02     $0.02    $0.02

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

On January 20, 2000, 66,500 stock options remaining under the 1996 Stock Option Plan were granted to officers and certain employees. All of these stock options expire on January 20, 2010. One-fifth of the shares granted to participants under this grant become exercisable by participants on January 20, 2001, 2002, 2003, 2004 and 2005, respectively.

Activity related to the Stock Option Plan for the fiscal years ended June 30, 2000, 1999 and 1998 is as follows:

Year Ended June 30,                                                           2000                     1999                  1998
---------------------------------------------------------------------------------------------------------------------------------
Options outstanding - beginning of year                                  1,525,211                1,388,225             1,393,425
Options granted                                                             66,500                       -                     -
FIBC stock options converted into Company stock options                         -                   177,286                    -
Options exercised                                                              365                   32,300                 3,600
Options forfeited                                                               -                     8,000                 1,600
Options outstanding - end of year                                        1,591,346                1,525,211             1,388,225
Remaining options available for grant under the plan                         4,425                   70,925                62,925
Exercisable options at end of year                                       1,024,946                  771,361               305,225
Weighted average exercise price on exercisable options -
   end of year                                                              $13.45                   $13.10                $14.50

The weighted average fair value per option at the date of grant/conversion for stock options granted/converted was estimated as follows:

                                                                                  GRANTED                FIBC CONVERTED
                                                                               OPTIONS<Fa>                      OPTIONS
-----------------------------------------------------------------------------------------------------------------------
Estimated fair value on date of grant/conversion                                    $5.69                        $13.81
Pricing methodology utilized                                              Binomial Option               Binomial Option
Expected life (in years)                                                               10                            10
Interest rate                                                                        5.78%                         5.25%
Volatility                                                                          23.42                         22.78
Dividend yield                                                                       1.54                          2.00

[FN]
<Fa> Represents weighted average of stock options granted on December 26, 1996 and January 20, 2000.

The Company continues to account for Stock Options under APB 25, accordingly no compensation cost has been recognized. Had the Company recorded compensation expense under the fair value methodology encouraged under SFAS 123, compensation expense would have increased by $1,108, $1,063 and $1,063, respectively, for the years ended June 30, 2000, 1999 and 1998, net income would have decreased by $598, $574 and $574 respectively for the years ended June 30, 2000, 1999 and 1998, both basic and diluted earnings per share would
have decreased by $0.05 for the years ended June 30, 2000, 1999 and 1998.   The
effects of applying SFAS 123 for disclosing compensation cost may not be representative of the effect on reported net income for future years.

17.   COMMITMENTS AND CONTINGENCIES

MORTGAGE LOAN COMMITMENTS AND LINES OF CREDIT - At June 30, 2000 and 1999, the Bank had outstanding commitments to make mortgage loans aggregating approximately $55,113 and $111,008, respectively.

At June 30, 2000, commitments to originate fixed rate and adjustable rate mortgage loans were $345 and $54,768 respectively. Interest rates on fixed rate commitments ranged between 7.0% to 8.5%. Substantially all of the Bank's commitments will expire within two months. A concentration risk exists with these commitments as virtually all of the outstanding mortgage loan commitments involve multi-family and underlying cooperative properties located within the New York City metropolitan area.

The Bank had available at June 30, 2000 unused lines of credit with the Federal Home Loan Bank of New York totaling $100,000, expiring on September 13, 2000.

LEASE COMMITMENTS - At June 30, 2000, aggregate net minimum annual rental commitments on leases are as follows:

Year Ended June 30,      Amount
-------------------------------
2001                       $731
2002                        588
2003                        578
2004                        564
2005                        458
Thereafter                1,301

Net rental expense for the years ended June 30, 2000, 1999 and 1998 approximated $84, $150, and $183, respectively.

LITIGATION - The Company and its subsidiary are subject to certain pending and threatened legal actions which arise out of the normal course of business. Management believes that the resolution of any pending or threatened litigation will not have a material adverse effect on the financial condition or results of operations.

18.   FAIR VALUE OF FINANCIAL INSTRUMENTS

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

FEDERAL FUNDS SOLD AND SHORT TERM INVESTMENTS - The fair value of these assets, principally overnight deposits, is assumed to be equal to their carrying value due to their short maturity.

FEDERAL HOME LOAN BANK OF NEW YORK (FHLBNY) STOCK - The fair value of FHLBNY stock is assumed to be equal to the carrying value as the stock is carried at par value and redeemable at par value by the FHLBNY.

LOANS, LOANS HELD FOR SALE AND ACCRUED INTEREST RECEIVABLE - The fair value of loans receivable is determined by utilizing either secondary market prices, or, to a greater extent, by discounting the future cash flows, net of prepayments of the loans using a rate for which similar loans would be originated to new borrowers with similar terms. This methodology is applied to all loans, inclusive of impaired and non-accrual loans. Accrued interest is stated at carrying amount.

DEPOSITS AND ACCRUED INTEREST PAYABLE - The fair value of savings, money market, NOW, Super NOW and checking accounts is assumed to be their carrying amount. The fair value of certificates of deposit is based upon the discounted value of contractual cash flows using current rates for instruments of the same remaining maturity. Accrued interest payable is stated at its carrying amount.

ESCROW AND OTHER DEPOSITS - The estimated fair value of escrow, other deposits and borrowed funds is assumed to be the amount payable at the reporting date.

BORROWED FUNDS - The carrying amount is a reasonable estimate of the fair value for borrowings which are either short term or for which applicable interest rates reprice based upon changes in market rates. For medium and long-term borrowings, fair value is based upon discounted cash flows through contractual maturity, or earlier call date, if expected to be called at rates currently offered at the balance sheet date for similar terms. Accrued interest payable is stated at its carrying amount.

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

The estimated fair values of the Company's financial instruments at June 30, 2000 and 1999 were as follows:

                                                                         CARRYING                FAIR
JUNE 30, 2000                                                            AMOUNT                 VALUE
-------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                   $15,371               $15,371
Investment securities held to maturity                                     17,489                31,768
Investment securities available for sale                                  121,121               121,121
Mortgage-backed securities held to maturity                                13,329                13,263
Mortgage-backed securities available for sale                             429,361               429,361
Loans and loans held for sale                                           1,706,515             1,726,469
FEDERAL FUNDS SOLD AND SHORT-TERM INVESTMENTS                               9,449                 9,449
FHLB stock                                                                 42,423                42,423
-------------------------------------------------------------------------------------------------------
LIABILITIES:
Savings, money market, NOW Super NOW and checking accounts                600,983               600,983
Certificates of Deposit                                                   618,165               616,159
Escrow and other deposits                                                  35,161                35,161
Borrowed funds                                                          1,014,027             1,009,778
-------------------------------------------------------------------------------------------------------
OFF BALANCE SHEET
Commitments to extend credit                                                   -                   (499)
-------------------------------------------------------------------------------------------------------

                                                                         CARRYING                FAIR
JUNE 30, 2000                                                            AMOUNT                 VALUE
-------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                   $17,801               $17,801
Investment securities held to maturity                                     31,698                31,768
Investment securities available for sale                                  146,632               146,632
Mortgage-backed securities held to maturity                                22,820                23,192
Mortgage-backed securities available for sale                             502,847               502,847
Loans and loans held for sale                                           1,368,260             1,375,248
Federal funds sold                                                         11,011                11,011
FHLB stock                                                                 28,281                28,281
-------------------------------------------------------------------------------------------------------
LIABILITIES:
Savings, money market, NOW Super NOW and checking accounts                543,810               543,810
Certificates of Deposit                                                   703,251               701,695
Escrow and other deposits                                                  36,577                36,577
Borrowed funds                                                            731,660               682,376
-------------------------------------------------------------------------------------------------------
OFF BALANCE SHEET
Commitments to extend credit                                                   -                 (1,316)
-------------------------------------------------------------------------------------------------------

19. TREASURY STOCK

The Company repurchased 1,111,779 shares, 937,929 shares and 919,837 shares of its common stock into treasury during the fiscal years ended June 30, 2000, 1999 and 1998, respectively. All shares were repurchased in accordance with applicable regulations of the Office of Thrift Supervision and Securities and Exchange Commission. On January 21, 1999, the Company reissued 1,504,704 shares of treasury stock in conjunction with its acquisition of FIBC.

20. REGULATORY MATTERS

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

Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, leverage capital of 4%, and total risk-based capital (as defined) of 8%. In addition, insured institutions in the strongest financial and managerial condition, with a rating of one (the highest examination of the Office of Thrift Supervision under the Uniform Financial Institutions Rating System) are required to maintain a leverage capital ratio of not less than 3.0% of total assets (the "leverage capital ratio"). For all other banks, the minimum leverage capital requirement is 4.0%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the institution. The Bank is also subject to prompt corrective action requirement regulations set forth by the FDIC. These regulations require the Bank to maintain minimum of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2000, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                                              TO BE CATEGORIZED
                                                                                                            AS "WELL CAPITALIZED"
                                                                                   FOR CAPITAL                   UNDER PROMPT
                                                                                     ADEQUACY                  CORRECTIVE ACTION
                                                           ACTUAL                    PURPOSES                    PROVISIONS
                                                ----------------------------------------------------------------------------------
As of June 30, 2000                                  AMOUNT      RATIO          AMOUNT         RATIO         AMOUNT         RATIO
----------------------------------------------------------------------------------------------------------------------------------
Tangible capital                                    $136,772       5.76%        $35,600          1.5%           N/A          N/A
Leverage capital                                     136,772       5.76          94,934          4.0%           N/A          N/A
Total risk-based capital (to risk weighted
   assets)                                           151,556      11.62         104,386          8.0%        $130,483      10.00%
Tier I risk-based capital (to risk weighted
   assets)                                           136,772      10.48             N/A          N/A           78,290       6.00
Tier I leverage capital (to average assets)          136,772       5.82             N/A          N/A          117,417       5.00

                                                                                                              TO BE CATEGORIZED
                                                                                                            AS "WELL CAPITALIZED"
                                                                                   FOR CAPITAL                   UNDER PROMPT
                                                                                     ADEQUACY                  CORRECTIVE ACTION
                                                           ACTUAL                    PURPOSES                    PROVISIONS
                                                ----------------------------------------------------------------------------------
As of June 30, 1999                                  AMOUNT       RATIO          AMOUNT         RATIO         AMOUNT         RATIO
----------------------------------------------------------------------------------------------------------------------------------
Tangible capital                                    $123,817       5.83%         $31,846         1.5%            N/A          N/A
Leverage capital                                     123,817       5.83           63,693         3.0%            N/A          N/A
Total risk-based capital (to risk weighted
   assets)                                           138,123      11.45           96,515         8.0%        $120,644        10.00%
Tier I risk-based capital (to risk weighted
   assets)                                           123,817      10.28              N/A         N/A           72,387         6.00
Tier I leverage capital (to average assets)          123,817       6.52              N/A         N/A           94,904         5.00

The following is a reconciliation of generally accepted accounting principles
(GAAP) capital to regulatory capital for the Bank:

    At June 30,                                       2000                                              1999
-------------------------------------------------------------------------------------------------------------------------------
                                    TANGIBLE        LEVERAGE      RISK-BASED            Tangible        Leverage      Risk-Based
                                     CAPITAL         CAPITAL         CAPITAL             Capital         Capital         Capital
--------------------------------------------------------------------------------------------------------------------------------
GAAP capital                       $194,236         $194,236        $194,236            $189,405        $189,405        $189,405
Non-allowable assets:
Core deposit intangible              (3,760)          (3,760)         (3,760)             (4,585)         (4,585)         (4,585)
Unrealized loss on
   available for sale
   securities                         6,550            6,550           6,550               3,868           3,868           3,868
Goodwill                            (60,254)         (60,254)        (60,254)            (64,871)        (64,871)        (64,871)
General valuation
   allowance                             -                -           14,784                  -               -           14,306
--------------------------------------------------------------------------------------------------------------------------------
Regulatory capital                  136,772          136,772         151,556             123,817         123,817         138,123
Minimum capital
   requirement                       35,600           94,934         104,386              31,846          63,693          96,515
--------------------------------------------------------------------------------------------------------------------------------
Regulatory capital
   excess                          $101,172          $41,838         $47,170             $91,971         $60,124         $41,608
================================================================================================================================

21.   QUARTERLY FINANCIAL INFORMATION

The following represents the unaudited results of operations for each of the quarters during the fiscal years ended June 30, 2000 and 1999.

    For the three                   September 30,         December 31,           March 31,            June 30,
    Months ended                      1999                    1999                  2000                2000
-------------------------------------------------------------------------------------------------------------
Net interest income                 $16,560                $16,729                $16,746             $16,768
Provision for loan losses                60                     60                     60                  60
Net interest income after
   Provision for loan losses         16,500                 16,669                 16,686              16,708
Non-interest income                   2,103                  1,497                  1,442                   1
Non-interest expense                  8,886                  9,009                  8,811               7,309
-------------------------------------------------------------------------------------------------------------
Income before income taxes            9,717                  9,157                  9,317               9,400
Income tax expense                    4,157                  3,741                  3,555               3,764
-------------------------------------------------------------------------------------------------------------
Net income                           $5,560                 $5,416                 $5,762              $5,636
=============================================================================================================

EARNINGS PER SHARE (2):
  Basic                               $0.48                  $0.47                  $0.51               $0.52
=============================================================================================================
  Diluted                             $0.45                  $0.45                  $0.49               $0.50
=============================================================================================================

    For the three                   September 30,         December 31,           March 31,            June 30,
    Months ended                      1998                    1998                  1999                1999
-------------------------------------------------------------------------------------------------------------
Net interest income                   $12,833                $12,833               $15,913            $16,592
Provision for loan losses                  60                     60                    60                 60
Net interest income after
    provision for loan losses          12,773                 12,773                15,853             16,532
Non-interest income                     1,021                  2,060                 1,482              1,875
Non-interest expense:                   6,692                  7,074                 8,172              8,555
-------------------------------------------------------------------------------------------------------------
Income before income taxes              7,102                  7,759                 9,163              9,852
Income tax expense                      3,119                  3,074                 3,614              4,208
-------------------------------------------------------------------------------------------------------------
Net income                             $3,983                 $4,685                $5,549             $5,644
=============================================================================================================

EARNINGS PER SHARE (2):
  Basic                                 $0.38                  $0.46                 $0.49              $0.49
=============================================================================================================
  Diluted                               $0.35                  $0.42                 $0.45              $0.45
=============================================================================================================

 (1) On January 21, 1999, the Company completed the FIBC acquisition.
 (2) The quarterly earnings per share amounts, when added, may not agree to earnings per share reported on the Consolidated Statement of Operations due to differences in the computed weighted average shares outstanding as well as rounding differences.

22. CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following statements of condition as of June 30, 2000 and 1999, and the related statements of operations and cash flows for the years ended June 30, 2000, 1999 and 1998 reflect the Company's investment in its wholly-owned subsidiaries, the Bank and 842 Manhattan Avenue Corp., using the equity method of accounting:

                        DIME COMMUNITY BANCSHARES, INC.
                  CONDENSED STATEMENTS OF FINANCIAL CONDITION
                            (Dollars in thousands)

        At June 30,                                                        2000                                           1999
------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                     $37                                            $61
Investment securities available for sale                                 18,881                                          9,529
Mortgage-backed securities available for sale                            42,015                                         45,248
Federal funds sold and short term investments                             8,830                                          3,517
ESOP loan to subsidiary                                                   6,853                                          8,016
Investment in subsidiary                                                194,422                                        189,575
Receivable for securities sold                                               -                                              -
Other assets                                                              1,256                                            264
------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                           $272,294                                       $256,210
==============================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
Securities sold under agreement to repurchase                           $39,126                                        $43,766
Subordinated notes payable                                               25,000                                             -
Other liabilities                                                         1,125                                            875
Stockholders' equity                                                    207,043                                        211,569
------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY:                            $272,294                                       $256,210
==============================================================================================================================


                        DIME COMMUNITY BANCSHARES, INC.
                      CONDENSED STATEMENTS OF OPERATIONS
                            (Dollars in thousands)

For the year ended June 30,                                                   2000                 1999                    1998
-------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                          $1,214              $1,503                  $2,041
Dividends received from Bank                                                 18,013              54,000                  13,000
Gain on sales of securities                                                     117                 555                     521
Non-interest expense                                                           (447)               (431)                   (481)
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and equity of undistributed
   (overdistributed) earnings of subsidiaries <F1>                           18,897              55,627                  15,081
Income tax expense                                                              435                 752                     935
-------------------------------------------------------------------------------------------------------------------------------
Income before equity of undistributed (overdistributed) earnings
   of Subsidiaries                                                           18,462              54,875                  14,146
Equity in (overdistributed) undistributed earnings of Subsidiaries <F1>       3,912             (35,014)                 (1,048)
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                  $22,374             $19,861                 $13,098
===============================================================================================================================

<F1> The equity in overdistributed earnings of subsidiaries for the years ended June 30, 2000, 1999 and 1998, represents dividends paid to the Company by its subsidiaries in excess of the current year's earnings of Subsidiaries.

                        DIME COMMUNITY BANCSHARES, INC.
                      CONDENSED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)

For the year ended June 30,                                                   2000                  1999               1998
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                 $22,374                $19,861           $13,098
Adjustments to reconcile net income to net cash provided
   by operating activities:
     Equity in (undistributed) overdistributed earnings of                  (3,912)                35,014             1,048
       Subsdiaries
     Gain on sale of investment securities available for sale                 (117)                  (555)             (520)
     Net accretion of discount on securities available for sale                279                   (283)             (291)
     Decrease (Increase) in other assets                                      (992)                   (80)              160
     Decrease (Increase) in receivable for securities purchased                 -                   1,264            (1,264)
     Decrease in other liabilities                                              (9)                  (747)              (71)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                   17,623                 54,474            12,160
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) Decrease in federal funds sold and short-term                    (5,313)                (2,226)            4,749
investments
Proceeds from sale of investment securities available for sale                 341                  9,373            13,439
Proceeds from calls and maturities of investment securities
   available for sale                                                           -                   5,000            13,500
Purchases of investment securities available for sale                      (10,069)                (5,425)          (20,940)
Purchases of mortgage-backed securities available for sale                  (9,906)               (54,015)               -
Principal repayments on mortgage-backed securities available for            12,779                  8,485                -
sale
Principal repayments on ESOP loan                                            1,164                    691               911
Cash disbursed in acquisition of Financial Bancorp, net of cash
   acquired                                                                     -                 (33,068)               -
---------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                        (11,004)               (71,185)           11,659
CASH FLOWS FROM FINANCING ACTIVITIES:
(Decrease) Increase in securities sold under agreement to                   (4,640)                43,766                -
repurchase
Proceeds from issuance of subordinated notes payable                        25,000                     -                 -
COMMON STOCK ISSUED FOR EXERCISE OF STOCK OPTIONS                               -                     468                52
CASH DIVIDENDS PAID TO STOCKHOLDERS                                         (7,704)                (5,919)           (2,635)
PURCHASE OF TREASURY STOCK                                                 (19,299)               (21,198)          (20,767)
PURCHASE OF COMMON STOCK BY BENEFIT MAINTENANCE PLAN                            -                    (400)             (431)
---------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                         (6,643)                16,717           (23,781)
---------------------------------------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND DUE FROM BANKS                             (24)                     6                38
CASH AND DUE FROM BANKS, BEGINNING OF PERIOD                                    61                     55                17
---------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS, END OF PERIOD                                         $37                    $61               $55
===========================================================================================================================

                               *   *   *   *   *